As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-248954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2090	85-2751850
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 High Street

Hanover, PA 17331

(717) 637-6644

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dylan B. Lissette

Chief Executive Officer

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

(717) 637-6644

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Larry P. Laubach, Esq.

Jeremiah G. Garvey, Esq.

Cozen O’Connor P.C.

One Liberty Place

1650 Market Street

Suite 2800

Philadelphia, Pennsylvania 19103

(215) 665-2000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 21, 2020, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-248954), which was subsequently amended on October 1, 2020 and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 5, 2020 and further amended by that certain Post-Effective Amendment No. 1 on April 6, 2021, which was declared effective by the SEC on April 7, 2021 (as amended, the “Prior Registration Statement”).

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) further amends the Prior Registration Statement (as amended by this Amendment No. 2, the “Registration Statement”).

The prospectus included in this Amendment No. 2 restates our consolidated financial statements and related disclosures as of and for the year ended January 3, 2021, and other sections included in the prospectus. Refer to Note 1, “Operations and Summary of Significant Accounting Policies” of Notes to the audited Consolidated Financial Statements included in the prospectus included in this Amendment No. 2 for additional information. Pursuant to the SEC’s requirements, the relevant unaudited interim financial information for each of the quarterly periods ended September 29, 2020 through January 3, 2021 have also been restated. The impact of such restatements is included herein. Refer to Note 1, “Operations and Summary of Significant Accounting Policies” of Notes to the audited Consolidated Financial Statements included in the prospectus included in this Amendment No. 2.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). Specifically, the Staff Statement focused in part on provisions in warrant agreements that provide for potential changes to the settlement dependent upon the characteristics of the warrant holder, and because the identity of a holder of a warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such provision would preclude the warrant from being classified in equity and thus the warrant should be classified as a liability. As a result of the Staff Statement, we reevaluated the accounting treatment of the Warrants, which were previously recorded in equity in our consolidated balance sheet as a result of the Business Combination occurring on August 28, 2020. Because our Warrants contain provisions whereby the settlement varies depending upon the characteristics of the warrant holder, the Warrants should have been recorded at fair value as a liability in our consolidated balance sheet.

Accordingly, due to this restatement, the Warrants are now classified as a liability at fair value on our consolidated balance sheet at January 3, 2021, and the change in the fair value of such liability in each period is recognized as a gain or loss in our consolidated statements of operations and comprehensive income (loss). The Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the warrants recognized.

When presenting diluted earnings (loss) per share in the prospectus included in this Amendment No. 2 for the successor period ended January 3, 2021, the shares issuable under the Warrants were considered for inclusion in the diluted share count in accordance with GAAP. Since the shares issuable under the Warrants are issuable shares when exercised by the holders, they are included when computing diluted earnings (loss) per share to the extent such exercise is dilutive to EPS. Upon exercise, these shares are included in Class A Common Stock in our basic EPS share count from the date of issuance. Also, upon exercise, the liability would be extinguished and the fair value of the shares issued in settlement would be recorded as an increase in total stockholders equity and a decrease in non-controlling interest.

The restatement of the financial statements had no impact on our liquidity or cash, or cash equivalents, or cash flows from operating, investing and financing activities. See Note 1. to the audited Consolidated Financial Statements included in the prospectus included in this Amendment No. 2 for additional information on the restatement and the related financial statement effects.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION, DATED MAY 14, 2021

PRELIMINARY PROSPECTUS

Utz Brands, Inc.

Primary Offering of

7,200,000 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

84,468,098 Shares of Class A Common Stock

7,200,000 Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the issuance by us of up to 7,200,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) that may be issued upon exercise of Private Placement Warrants (as defined below) to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock; and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Warrants (as defined below).

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbols “UTZ”. On May 13, 2021, the closing price of our Class A Common Stock was $23.24 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 7,200,000 shares of Class A Common Stock upon exercise of the Private Placement Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 84,468,098 shares of Class A Common Stock and up to 7,200,000 Private Placement Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock or Private Placement Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On August 28, 2020 (the “Closing Date”), Utz Brands, Inc. (formerly known as Collier Creek Holdings), consummated its business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Continuing Members”). As contemplated by the Business Combination Agreement, on the Closing Date, Collier Creek Holdings domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination”).

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Utz Brands, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. “Collier Creek” refers to

Collier Creek Holdings prior to the Business Combination. “Utz” refers to Utz Brands Holdings and its subsidiaries prior to the Business Combination.

MARKET AND INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on information from various third-party sources, on assumptions made by management based on such sources and management’s knowledge of the market for its services and solutions. Any estimates provided in this prospectus involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Our Business” and elsewhere in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or license numerous domestic and foreign trademarks and other proprietary rights that are important to our businesses. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, Zapp’s, ON THE BORDER, Golden Flake, Good Health, Boulder Canyon, Hawaiian, TORTIYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the U.S. and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“2018 LTIP” means the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan.

“2020 LTIP” means the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan under the Equity Incentive Plan.

“2020 LTIP RSU” means a restricted stock unit awarded under the 2020 LTIP, which represents an unfunded and unsecured promise by us to pay a participant one share of Class A Common Stock, and in the aggregate may settle into shares of Class A Common Stock plus such number of shares the Company may deliver, in its discretion, to satisfy certain tax gross-up obligations.

“ABL Facility” means that certain asset based revolving credit facility in an initial aggregate principal amount of $100.0 million, made pursuant to that certain ABL Credit Agreement dated November 21, 2017, among Utz Quality Foods, Golden Flake, UM-U Intermediate, LLC, UM-R Intermediate, LLC, SRS (each of which were subsequently combined into Utz Brands Holdings), Manufacturers and Traders Trust Company, as L/C Issuer, and Bank of America, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and each lender from time to time party thereto, as amended from time to time.

“Amendment No. 2” means Amendment No. 2 to the Credit Agreement, dated January 20, 2021, among Utz Quality Foods, Utz Brands Holdings, and Bank of America, N.A., as administrative agent and collateral agent and each lender from time to time party thereto.

“ASC” means the Accounting Standards Codification.

“Business Combination Consideration” means the UPA Seller Preferred Equity Purchase Consideration, the UPA Seller Common Equity Purchase Consideration, the Net Cash Consideration, 61,249,000 shares of Class V Common Stock (as may be reduced) and the Contribution Amount paid or issued by Collier Creek at the Closing of the Business Combination.

“Bylaws” mean the bylaws of the Company in effect as of August 28, 2020.

“CAGR” means the compound annual growth rate of the applicable metric over the time period specified.

“Cash Consideration” means $60 million less the UPA Seller Common Equity Purchase Consideration.

“Cayman Islands Companies Law” refers to the Companies Law (2020 Revision) of the Cayman Islands.

“Certificate of Incorporation” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on August 28, 2020.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class A Ordinary Shares” means the Class A ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class B Ordinary Shares” means the Class B ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.

“Class V Common Stock” means the Class V Common Stock of the Company, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collier Creek” or “CCH” means Collier Creek Holdings (which, prior to the Domestication, was an exempted company incorporated under the laws of the Cayman Islands and after the Domestication became a corporation incorporated under the laws of the State of Delaware and changed its name to “Utz Brands, Inc.”).

“Collier Creek Board” means the board of directors of Collier Creek prior to the Domestication.

“Collier Creek’s independent directors” means Collier Creek’s independent directors prior to the Domestication.

“Common Company Units” means common units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which are non-voting, economic interests in Utz Brands Holdings.

“Common Stock” means, without duplication, the Class A Common Stock and the Class V Common Stock of the Company.

“Company” means Collier Creek as a Delaware corporation by way of continuation following the Domestication and the Business Combination. In connection with the Domestication and simultaneously with the Business Combination, Collier Creek changed its corporate name to “Utz Brands, Inc.”

“Company Board” means the board of directors of the Company subsequent to the Domestication.

“Conagra” means Conagra Brands, Inc.

“Continuing Member Nominees” means the board members of the Company nominated by the Continuing Members pursuant to the Investor Rights Agreement.

“Contribution Amount” means a cash contribution to Utz Brands Holdings in amount equal to (a)$452.6 million, representing the aggregate amount held in the Trust Account following the Redemption, plus (b) $35.0 million of proceeds from the Forward Purchases, plus (c)  cash on hand of Collier Creek at the Closing, consisting of $51,819.94, less (d) the UPA Seller Preferred Equity Purchase Consideration, (e) the UPA Seller Common Equity Purchase Consideration and (f) the Net Cash Consideration, which Contribution Amount was contributed by Collier Creek to Utz Brands Holdings in exchange for the issuance of a portion of the Common Company Units acquired by Collier Creek.

“Core Geographies” consist of Alabama, Connecticut, Delaware, Louisiana, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Virginia, West Virginia, Washington, and Washington D.C.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the continuation of Collier Creek by way of domestication of Collier Creek into a Delaware corporation, pursuant to which the ordinary shares of Collier Creek became shares of Common Stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Law and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Certificate of Incorporation consistent with the DGCL and changing the name and registered office of Collier Creek.

“DTC” means the Depository Trust Company.

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“Emerging Geographies” consist of Alaska, Arizona, California, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Utah, Wisconsin and Wyoming.

“Equity Incentive Plan” means the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, which became effective on the Closing Date.

“ESPP” means the Utz Brands, Inc. 2021 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Geographies” consist of Arkansas, Colorado, Georgia, Illinois, Mississippi, North Carolina, Ohio, South Carolina, Tennessee, and Vermont.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“FDA” means the U.S. Food and Drug Administration.

“First Lien Term Loan” means that certain loan in an initial principal amount of $535.0 million pursuant to that certain First Lien Term Loan Credit Agreement, dated November 21, 2017 (the “Credit Agreement”), by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.

“Forward Purchase Agreements” means the Forward Purchase Agreements, dated as of September 7, 2018, among Collier Creek, the Sponsor and Collier Creek’s independent directors, as applicable, pursuant to which the Sponsor and Collier Creek’s independent directors each agreed to purchase the Forward Purchase Shares and Forward Purchase Warrants in a private placement, which occurred concurrently with the Closing of the Business Combination.

“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and Forward Purchase Warrants.

“Forward Purchase Shares” means Collier Creek’s 3,500,000 Class A Ordinary Shares purchased pursuant to the Forward Purchase Agreements.

“Forward Purchase Warrants” means 1,166,666 redeemable warrants purchased pursuant to the Forward Purchase Agreements. Following the Domestication, each Forward Purchase Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the redemption date of January 14, 2021 (the “Warrant Redemption Date”). Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million.

“Forward Purchases” means the purchases of the Forward Purchase Shares and Forward Purchase Warrants pursuant to the Forward Purchase Agreements.

“Foundation Brands” means our portfolio of our strong regional snacking brands, such as Golden Flake (excluding pork skins), Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax as well as our partner and private label brands.

“Founder Holders” means Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi, and certain of their respective affiliates and Family Members.

“FTC” means the Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Golden Flake” means Golden Flake Snack Foods, Inc., a Delaware corporation.

“Heron” means Heron Holding Corporation, a Delaware corporation.

“Household Penetration” means the percentage of U.S. households that have purchased a given brand or group of brands according to IRI panel data for the 52-week period ended December 27, 2020. References to Household Penetration for the Company or Utz Brands Holdings refer to the percentage of U.S. households that have purchased any Company or Utz Brands Holdings owned or licensed brand during the applicable period.

“Inventure Foods” means Inventure Foods, Inc., a Delaware corporation.

“Investor Rights Agreement” means the Investor Rights Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor Parties and the Sponsor Representative in connection with the Closing of the Business Combination.

“Invoiced Sales” for the Company and Utz Brands Holdings means net sales before the impact of certain trade deductions and independent DSD operator discounts.

“IPO” means Collier Creek’s initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on October 10, 2018.

“IPO registration statement” means the registration statement filed for Collier Creek’s IPO on Form S-1 declared effective by the SEC on October 4, 2018 (SEC File Nos. 333-227295 and 333-227703).

“IP Purchase” means the purchase and acquisition of the OTB IP by UQF on December 14, 2020, pursuant to an Asset Purchase Agreement, dated November 11, 2020 among UQF, Truco Seller and OTB Acquisition, LLC.

“IRI” means Information Resources, Inc.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kennedy” means Kennedy Endeavors, Inc., an Illinois corporation.

“Kennedy Acquisition” means our acquisition of Kennedy from Peak Finance Holdings LLC, a subsidiary of Conagra, which closed on October 21, 2019.

“Kitchen Cooked” means Kitchen Cooked Inc., a Delaware corporation.

“Kitchen Cooked Acquisition” means our acquisition of the outstanding stock of Kitchen Cooked and certain real estate property associated therewith, which closed on December 30, 2019.

“Local Laws” and the laws of the various states and localities where we operate and sell products.

“Lock-up Period” means the period described in the Investor Rights Agreement, commencing on the Closing Date and ending on the earlier of (i) the date that is one year following the Closing Date and (ii) the date that the closing price of a share of Class A Common Stock on the NYSE or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading equals or exceeds $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, which occurred on February 22, 2021.

“Market for U.S. Snack Foods” include dips/dip mixes, dried meat snacks, dried fruit snacks, popcorn/popcorn oil, rice/popcorn cakes, salty snacks, snack bars/granola bars, snack nuts/seeds/corn nuts, cookies, crackers, chocolate candy, non-chocolate candy, bakery snacks, pastries/doughnuts, and other snacks as defined by IRI.

“MULO-C” means the grocery, drug, mass, club, dollar, military and convenience channels as defined by IRI. When used in reference to a specific brand, retail sales means the retail sales for products marketed under that specific brand only. When used in reference to the Company or Utz Brands Holdings, retail sales means the retail sales for all currently-owned brands (including pre-acquisition historical periods for acquired brands). References to retail sales for a given year represent retail sales for the 52-week period ended on the following dates: for 2020, December 27, 2020; for 2019, December 29, 2019; for 2018, December 30, 2018; for 2017, December 31, 2017; for 2016, January 1, 2017; for 2015, January 3, 2016; and for 2014, January 4, 2015, in each case as reported by IRI.

“Natural channel” means the U.S. supermarkets with at least $2 million of annual sales and at least 50% of sales from natural/organic products, excluding Whole Foods, as defined by SPINS, LLC.

“Net Cash Consideration” means the Cash Consideration less certain amounts with respect to transactions by the Continuing Members and certain of their related parties following December 30, 2019, which Net Cash Consideration was paid to the Continuing Members by Collier Creek in exchange for a portion of the Common Company Units acquired by Collier Creek at the Closing.

“Organizational Documents” means the Bylaws and Certificate of Incorporation of the Company.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 4, 2018, by and among Collier Creek, the Sponsor and Collier Creek’s independent directors.

“OTB” refers to ON THE BORDER®.

“OTB IP” means certain intellectual property acquired from OTB Acquisition, LLC, including all rights to the OTB trademarks for use in the manufacture, sale and distribution of snack food products in the United States and certain other international markets.

“Power Brands” means our portfolio of the following brands: Utz, ON THE BORDER, Zapp’s, Golden Flake pork skins, Boulder Canyon, Good Health, Hawaiian, TGIF, Herdez, and TORTIYAHS!.

“Preferred Stock” means the shares of Preferred Stock, par value $0.0001, authorized for future issuance by the Company under the Certificate of Incorporation.

“Private Placement” means the private placement by Collier Creek of 7,200,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.

“Private Placement Warrants” means Collier Creek’s 7,200,000 warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.50 per warrant. Following the Domestication, each Private Placement Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.

“Public Shares” means Collier Creek’s Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market), which converted into shares of the Company’s Class A Common Stock in connection with the Domestication.

“Public Warrants” means the warrants sold by Collier Creek in the IPO (whether they were purchased in the IPO or thereafter in the open market). Following the Domestication, each Public Warrant was exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share. On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the Warrant Redemption Date. Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million. 30,928 Public Warrants remained unexercised on the Warrant Redemption Date and were redeemed for $0.01 per warrant.

“Related Agreements” means certain additional agreements entered into in connection with the Business Combination Agreement as further described in this prospectus.

“Restricted Company Units” means units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which would have been non-voting, restricted interests in Utz Brands Holdings, and which converted into Common Company Units at the Closing upon the satisfaction of certain performance-based vesting conditions.

“Restricted Sponsor Shares” means the Company’s Class B Common Stock, which is comprised of the Company’s Series B-1 Common Stock and Series B-2 Common Stock, intended to be held by the Sponsor and Collier Creek’s independent directors, which converted into shares of Class A Common Stock at the Closing in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement.

“Retail Sales” means the Company’s retail sales as measured by IRI, a market research provider, using the Dollar Sales metric across all retail channels contained in IRI’s MULO-C database (see “—MULO-C” above).

“Retail Sales Growth” refers to the CAGR over a period using the applicable annual Retail Sales figures.

“Retained Company Units” means 61,249,000 Common Company Units initially retained by the Continuing Members at the Closing of the Business Combination, including the Retained Restricted Company Units, which vested at the Closing.

“Rice Family” means Michael W. Rice or any Family Member of Michael W. Rice.

“RSP” means each Utz-employed route sales professional.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Scale” in the United States means companies with at least $500 million of Retail Sales for the 52-week period ended December 27, 2020 as measured by IRI’s MULO-C database.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Term Loan” means that certain loan in an initial principal amount of $125.0 million pursuant to that certain Second Lien Term Loan Credit Agreement, dated November 21, 2017, by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.

“Secured First Lien Note” means the Senior Secured First Lien Floating Rate Notes due 2024 in the initial aggregate principal amount of $125.0 million issued pursuant to the Note Purchase Agreement, dated October 21, 2019, by and among UM-U Intermediate, LLC, UM-R Intermediate, LLC, SRS (each of which were subsequently combined into Utz Brands Holdings), each other guarantor party thereto, each purchaser party thereto, and Goldman Sachs & Co. LLC as sole bookrunner, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B-1 Common Stock” means the Series B-1 non-voting common stock of the Company, par value $0.0001 per share.

“Series B-2 Common Stock” means the Series B-2 non-voting common stock of the Company, par value $0.0001 per share.

“Series R” means Series R of UM Partners, LLC, a series of a Delaware limited liability company.

“Series U” means Series U of UM Partners, LLC, a series of a Delaware limited liability company.

“Social Media Engagement” means the total number of aggregate followers across our Facebook, Instagram, and Twitter platforms as of the date specified.

“Sponsor” means Collier Creek Partners LLC, a Delaware limited liability company. The Sponsor dissolved in October 2020.

“Sponsor Nominees” means the board members of the Company nominated by the Sponsor or Sponsor Representative pursuant to the Investor Rights Agreement.

“Sponsor Parties” means the Sponsor (prior to its dissolution), the Founder Holders and Collier Creek’s independent directors.

“Sponsor Representative” means one of Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi or one of their controlled affiliates selected by the Founder Holders to act as the Sponsor’s representative in connection with the Business Combination.

“Sponsor Side Letter Agreement” means the Sponsor Side Letter Agreement, dated June 5, 2020, entered into by Collier Creek and the Sponsor Parties upon the signing of the Business Combination Agreement.

“SRS” means SRS Leasing, LLC, prior to its combination with and into Series U.

“Standstill Agreement” means the Standstill Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor, the Founder Holders and certain beneficial owners and related parties of the Continuing Members.

“Tax Receivable Agreement” or “TRA” means the Tax Receivable Agreement, dated August 28, 2020, entered into between the Company and the Continuing Members upon the completion of the Business Combination.

“Term Loans” means, collectively, the First Lien Term Loan and the Second Lien Term Loan.

“Third Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, dated August 28, 2020, in place upon the completion of the Business Combination.

“TRA Payments” means the payments to be made pursuant to the Tax Receivable Agreement by us of 85% of the amount of any tax benefits realized as a result of (i) increases in the share of the tax basis in the net assets of UBH resulting from the Business Combination and any future exchanges by the Continuing Members of Common Company Units for our Class A Common Stock; (ii) tax basis increases attributable to payments made under the TRA; and (iii) tax amortization deductions attributable to the acquisition of Kennedy and the election to treat the transaction as an asset deal for tax purposes.

x

“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.

“Truco” means Truco Holdco Inc., a Delaware corporation.

“Truco Acquisition” means our purchase, through our subsidiary, Heron, of all of the issued and outstanding shares of common stock of Truco from Truco Seller.

“Truco Seller” means Truco Holdings LLC, a Delaware limited liability company.

“Trust Account” means the trust account of Collier Creek, which prior to the Closing held the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“UPA Seller” means BSOF SN LLC, a Delaware limited liability company.

“UPA Seller Common Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire the common units in the Continuing Members owned by UPA Seller at the Closing.

“UPA Seller Preferred Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire all of the preferred units in the Continuing Members, owned by UPA Seller at the Closing.

“USDA” means United States Department of Agriculture.

“Utz Brands Holdings” or “UBH” means Utz Brands Holdings, LLC, a Delaware limited liability company.

“Utz Quality Foods” or “UQF” means Utz Quality Foods, LLC, a Delaware limited liability company.

“Warrant Agreement” means that Warrant Agreement, dated as of October 4, 2018, by and between the Company Continental Stock Transfer & Trust Company, as warrant agent.

“Warrants” means the Public Warrants, the Private Placement Warrants and Forward Purchase Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	the financial position, capital structure, indebtedness, business strategy and plans and objectives of management for future operations;
●	the benefits of the Business Combination and subsequent acquisitions, dispositions and similar transactions;
●	the future performance of, and anticipated financial impact on, the Company;
●	expansion plans and opportunities; and
●	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control and the control of our directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ are set forth under the heading “Risk Factor Summary” below and those described under the section entitled “Risk Factors”. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

RISK FACTOR SUMMARY

Our business involves significant risks and uncertainties that make an investment in it speculative and risky. The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors”, together with the other information in this prospectus and any prospectus supplement or free writing prospectus we may prepare.

Risks Related to Our Business:

●	Our gross profit margins may be impacted by a variety of factors, including but not limited to variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support.
●	Consumers’ loyalty to our brands may change due to factors beyond our control, which could have a material adverse effect on our business and operating results.
●	Demand for our products may be adversely affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively.
●	We must expend resources to create consumer awareness, build brand loyalty and generate interest in our products. In addition, competitors may offer significant price reductions and consumers may not find our products suitably differentiated from products of our competitors.
●	Fluctuations in our results of operations from quarter to quarter because of changes in our promotional activities may impact, and may have a disproportionate effect on, our overall financial condition and results of operations.

●	Our reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, and other environmental, social or governance matters, which in turn could negatively impact our operating results.
●	If our products become adulterated or are mislabeled, we might need to recall those items, and we may experience product liability claims and damage to our reputation.
●	Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may have a significant impact on our operating results and may disrupt our customer relationships.
●	We operate in the highly competitive snack food industry, which may reduce our ability to sell our products to our customers or consumers if we are unable to compete effectively.
●	We face competition in our business from private label, generic or store branded products which may result in price point pressures, leading to decreased demand for our products.
●	Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.
●	Our direct-to-warehouse delivery network system relies on a significant number of brokers, wholesalers and logistics companies. Such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.
●	Our direct-store-delivery network system and regional third-party distributor network relies on a significant number of independent operators and third-party distributors, and such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.
●	A disruption in the operation of the DSD network, regional third-party distributor network or DTW system could negatively affect our results of operations, financial condition and cash flows.
●	The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.
●	The rapid expansion of hard discounters may adversely affect our business, financial condition or results of operations.
●	Disruption to our manufacturing operations, supply chain or distribution channels could impair our ability to produce or deliver finished products and negatively impact our operating results.
●	The loss of, or a significant reduction in sales to, any key customer can adversely affect our business, financial condition or results of operations.
●	Our business, financial condition or results of operations may be adversely affected by increased costs, disruption of supply or shortages of raw materials, energy, water and other supplies.
●	Pandemics, epidemics or other disease outbreaks, such as COVID-19, may change or disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations.
●	Our financial position may be adversely affected by an unexpected event carrying an insurance obligation for which we have inadequate coverage.
●	Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.
●	As a food manufacturing company, all of our products must be compliant with regulations by, among others, the FDA, the FTC, the USDA, and the Local Laws. In addition, a number of our products rely on independent certification that they are non-GMO, gluten-free, organic or Kosher. Any non-compliance with the FDA, or USDA, or the loss of any such certification could harm our business.
●	Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.
●	We may be unable to successfully identify and execute or integrate acquisitions.
●	The geographic concentration of our markets may adversely impact us if we are unable to effectively diversify the markets in which we participate.
●	We may not be able to attract and retain the highly skilled people we need to support our business.
●	A portion of our workforce is represented by unions. Failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages, could cause our business to suffer.

●	We license certain trademarks to sell branded specialty products under popular household names, such as T.G.I. Friday’s®, which may require us to pay minimum annual royalty payments to the licensor.
●	We may not be successful in implementing our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition, and introducing new products and product extensions, in each case in a cost-effective manner, on a timely basis, or at all.
●	Impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on our financial results.
●	Our performance may be impacted by general economic conditions or an economic downturn.
●	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

Risks Related to the Ownership of our Securities

●	Resales of shares of our Class A Common Stock could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
●	We are a holding company and our only material asset after the Closing of the Business Combination are our interest in UBH, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the TRA and pay dividends.
●	Pursuant to the TRA, we are required to pay to Continuing Members and/or the exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realized as a result of increases in tax basis in UBH’s assets as a result of the sale of Common Company Units for the cash consideration in the Business Combination, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of UBH and tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA, and those payments may be substantial. In certain cases, payments under the TRA may exceed the actual tax benefits we realize or be accelerated.
●	The NYSE may delist our Class A Common Stock from trading on its exchange, which could limit investors’ ability to make transactions in shares of our Class A Common Stock and subject us to additional trading restrictions.
●	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A Common Stock.
●	Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
●	The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
●	Certain of our significant stockholders and Utz Brands Holdings members whose interests may differ from those of our other stockholders will have the ability to significantly influence our business and management.
●	The Certificate of Incorporation does not limit the ability of the successors to the Sponsor to compete with us.
●	Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
●	We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
●	The valuation of our Private Placement Warrants could increase the volatility in our net income (loss) in our consolidated statements of earnings (loss).
●	The grant of registration rights to certain of our stockholders and holders of our Warrants and the future exercise of such rights may adversely affect the market price of our Class A Common Stock.
●	Our Private Placement Warrants may have an adverse effect on the market price of our Class A Common Stock.

●	We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
●	Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.
●	Our Warrants are required to be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of our previously issued financial statements.
●	The restatement of our financial statements in May 2021 has subjected us to additional risks and uncertainties, including increased professional costs and increased possibility of legal proceedings.

We are also subject to other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.” Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We caution that the foregoing list of factors is not exclusive and investors should not place undue reliance upon any forward-looking statements, which speak only as of the date made.

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.”

Overview

We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better for you” (“BFY”) brands, which includes Utz, Zapp’s, ON THE BORDER, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong Household Penetration in the United States, where our products can be found in approximately half of U.S. households. As of January 3, 2021, we operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 direct store delivery (“DSD”) routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry. We are the second-largest producer of branded salty snacks in our Core Geographies based on Retail Sales and we have historically expanded our geographic reach and product portfolio organically and through acquisitions.

We believe our recent business combination with Collier Creek and our enhanced access to capital as a public company best position us to realize our objective of becoming the fastest-growing pure-play branded snack platform of Scale in the United States. Going forward, we plan to accelerate organic revenue growth, expand margins, and leverage our competitively advantaged route-to-market and scalable operating platform to make periodic value-enhancing strategic acquisitions.

Our business benefits from multiple opportunities to deliver attractive long-term profitable growth. Our value creation strategies are focused on driving productivity to enhance margins, reinvesting in marketing and innovation to accelerate revenue growth, and continuing to make strategic acquisitions. We believe we are well-positioned for long-term growth as we (a) gained a significant amount of new buyers in the salty snack category in 2020 and experienced strong repeat rates, (b) have significant opportunity in our Emerging and Growth Geographies and under-penetrated channels, (c) continue to execute productivity efforts that will help to fuel incremental marketing and innovation to accelerate growth in sales, (d) continue to make infrastructure improvements to enable us to continue to scale and (e) continue to make strategic acquisitions that deliver strong synergies and enhance our competitive positioning. We believe each of these growth avenues represents a sizeable opportunity to expand our Net Sales. In addition, we further anticipate expanding our margins through supply chain productivity, revenue management, a higher-margin product mix, and strong margins on incremental sales as we leverage our scalable existing platform.

We also maintain a highly-disciplined approach to M&A and have substantial experience sourcing, executing, and integrating value-enhancing acquisitions. Since 2010, we have successfully integrated 14 acquisitions. Given our highly-scalable operating platform, we have been able to quickly and efficiently integrate acquired businesses into our infrastructure and realize attractive cost savings as well as revenue and distribution increases.

We believe these initiatives should generate attractive earnings growth as well as strong and stable free cash flow, enabling us to reinvest in our existing brands, reduce debt, and pay regular dividends to our stockholders.

Business Combination with Collier Creek Holdings

On the Closing Date, we consummated the Business Combination with Utz Brands Holdings pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, among other things, we domesticated into the State of Delaware from the Cayman Islands by filing a Certificate of Domestication and Certificate of Incorporation with the Secretary of State of the State of Delaware, upon which we changed our name to “Utz Brands, Inc.” and effected the Business Combination.

At the Closing, we (i) acquired certain common and preferred interests of the Continuing Members from third party members, and the Continuing Members then redeemed such common and preferred interests for, and we received, an equivalent value of Common Company Units of UBH, (ii) contributed cash in exchange for additional Common Company Units of UBH, and (iii) purchased additional Common Company Units and 100% of the managing interests of UBH from the Continuing Members. As part of the Business Combination, the Continuing Members (a) received certain cash considerations for the Common Company Units that they sold to us, (b) received such number of shares of newly issued non-economic Class V Common Stock in the Company equal to the Common Company Units that the Continuing Members retained in UBH, and a Common Company Units of UBH and a share of Class V Common Stock are exchangeable for one share of Class A Common Stock of we, (c) were entitled to receive certain restricted Common Company Units in UBH that would be vested under certain market conditions, which vested as of the Closing, and (d) entered into the Tax Receivable Agreement that requires us to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax determined based on certain attributes as defined in the TRA. On the Closing Date, we also entered into certain other Related Agreements, including the Third Amended and Restated Limited Liability Company Agreement, the Investor Rights Agreement, the Standstill Agreement and an employment offer letter with our Chief Executive Officer, Dylan Lissette. Each of these Related Agreements is described in the section titled “Business Combination with Collier Creek — Related Agreements”.

Recent Events

On January 11, 2021, we announced that our subsidiary, UQF, entered into a definitive agreement with Snak-King Corp. to acquire certain assets of the C.J. Vitner business, a leading brand of salty snacks in the Chicago, IL area. We closed this transaction on February 8, 2021 and the purchase price of approximately $25 million was funded from current cash-on-hand.

On December 14, 2020, we announced the redemption of all of our outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the Warrant Redemption Date. Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million. 30,928 Public Warrants remained unexercised on the Warrant Redemption Date and were redeemed for $0.01 per warrant.

On January 20, 2021, we entered into Amendment No. 2 to the Credit Agreement, dated November 21, 2017 with Bank of America, N.A. Pursuant to the terms of Amendment No. 2, we refinanced, in full, outstanding term loans under the Credit Agreement pursuant to refinancing term loans having a principal amount of $410 million and borrowed an additional $310 million in incremental term loans. We will use the proceeds from the 2021 New Term Loans to prepay term loans in full, repay a portion of our borrowings under that certain Bridge Credit Agreement, dated December 14, 2020 (the “Bridge Credit Agreement”). For the New Term Loans, the interest rate applicable is the Eurocurrency loan rate, which varies from 3.50% to 3.00% and the federal funds rate, which varies from 2.50% to 2.00%, and extend the maturity date of the term loans under the Amended Credit Agreement by approximately three years, to January 20, 2028.

On May 11, 2021, we announced that we entered into a definitive agreement with Great Lakes Festida Holdings, Inc., to acquire all of the assets including real estate related to the operation of Festida Foods, a manufacturer of tortilla chips, corn chips, and pellet snacks, and the largest manufacturer of tortilla chips for our ON THE BORDER brand. We expect to close the acquisition in the second quarter of 2021, with the purchase price of approximately $41 million to be funded from our ABL Facility

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We were incorporated under the name “Collier Creek Holdings” on April 30, 2018 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 28, 2020, we domesticated into a Delaware corporation and changed our name to “Utz Brands, Inc.” in connection with the Domestication. Our principal executive offices are located at 900 High Street, Hanover, Pennsylvania, 17331, and our telephone number is (717) 637-6644. Our website is www.utzsnacks.com/. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 7,200,000 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants to purchase Class A Common stock. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

The following information is as of May 10, 2021 and does not give effect to issuances of our Class A Common Stock or Private Placement Warrants after such date, or the exercise of Private Placement Warrants after such date.

Issuance of Class A Common Stock

Shares of our Class A Common Stock to be issued upon exercise of all Private Placement Warrants	7,200,000 shares

Shares of our Class A Common Stock outstanding prior to (i) the exercise of all outstanding Private Placement Warrants, (ii) the conversion of outstanding 2020 LTIP RSUs and (iii) the conversion of the outstanding Retained Company Units into 60,349,000 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock

76,516,051 shares

Use of proceeds

We will receive up to an aggregate of approximately $82,800,000 from the exercise of all Private Placement Warrants assuming the exercise in full of all such Private Placement Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Private Placement Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Description of Securities — Private Placement Warrants” for a summary of the terms applicable to the Private Placement Warrants.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Holders (7,200,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 1,346,432 shares of Class A Common Stock underlying the outstanding 2020 LTIP RSUs and 60,349,000 shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock))

84,468,098 shares

Private Placement Warrants offered by the Selling Holders	7,200,000 Private Placement Warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein

Use of Proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Private Placement Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash.

NYSE Ticker Symbols	Class A Common Stock: “UTZ”

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

The following selected financial data is only a summary of our combined financial statements and should be read in conjunction with our combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of operations data and statement of cash flows data for the thirteen-week fiscal periods ended April 4, 2021 and March 29, 2020 and the fiscal periods ended January 3, 2021 and August 28, 2020 and fiscal years ended December 29, 2019 and December 30, 2018, and the following balance sheet data as of April 4, 2021 and January 3, 2021 have been derived from Utz’s combined financial statements included elsewhere in this prospectus.

Statements of Operations
(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Thirteen weeks ended April 4, 2021	Thirteen weeks ended March 29, 2020	From August 29, 2020 through January 3, 2021 (as restated)	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Net sales	$269,182	228,029	$325,648	$638,662	$768,228	$772,035
Cost of goods sold	173,941	148,015	219,977	411,595	514,430	505,330
Gross profit	95,241	80,014	105,671	227,067	253,798	266,705
Selling and administrative expenses
Selling	56,728	48,333	63,616	131,579	163,589	183,374
Administrative	29,933	19,940	43,871	64,050	64,723	68,018
Total selling and administrative expenses	86,661	68,273	107,487	195,629	228,312	251,392
Gain on sale of assets
Gain (loss) on disposal of property, plant and equipment	297	68	109	79	6,028	(2,312)
Gain on sale of routes, net	422	404	749	1,264	7,232	6,382
Total gain on sale of assets	719	472	858	1,343	13,260	4,070
(Loss) income from operations	9,299	12,213	(958)	32,781	38,746	19,383
Other (expense) income
Interest expense	(10,861)	(9,643)	(13,301)	(26,659)	(48,388)	(45,715)
Other income (expense)	718	580	(2,058)	1,271	(576)	607
Loss on remeasurement of warrant liabilities	(21,501)	—	(91,851)	—	—	—
Other (expense) income, net	(31,644)	(9,063)	(107,210)	(25,388)	(48,964)	(45,108)
(Loss) income before taxes	(22,345)	3,150	(108,168)	7,393	(10,218)	(25,725)
Income tax expense (benefit)	1,004	1,458	(267)	3,973	3,146	1,919
Net (loss) income	(23,349)	1,692	(107,901)	3,420	(13,364)	(27,644)
Net loss (income) attributable to noncontrolling interest	820	—	7,971	—	(2,808)	(2,856)
Net (loss) income attributable to controlling interest	$(22,529)	$1,692	$(99,930)	$3,420	$(16,172)	$(30,500)

Statements of Cash Flow
(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended April 4, 2021	Thirteen Weeks Ended March 29, 2020	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Net cash (used in) provided by operating activities	$(13,183)	$(2,773)	$(932)	$30,627	$27,992	$15,747
Net cash (used in) investing activities	(25,311)	(14,464)	(681,882)	(21,516)	(115,882)	(2,169)
Net cash provided by (used in) financing activities	(4,317)	7,815	241,973	(10,451)	96,029	(16,366)

Balance Sheet
(in thousands)

	As of	As of
	April 4,	January 3,
	2021	2021
Total assets	$2,567,235	$2,584,164
Total liabilities	1,090,032	1,199,262
Total equity (deficit)	1,477,203	1,384,902

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Historical Combined Financial,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Utz Brands, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Utz Brands Holdings and its consolidated subsidiaries prior to the consummation of the Business Combination.

Risks Related to Our Business

Our gross profit margins may be impacted by a variety of factors, including but not limited to variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support.

We expect that our gross profit as a percentage of net sales could fluctuate as a result of competition and other factors described herein. Our gross profit is impacted by a number of factors, including product pricing, the availability and cost of commodities, raw materials pricing (including ingredients and packaging), labor costs, and energy costs. Further, our gross profit margin may be impacted by shifts in the overall mix of products having a higher or lower profit margin. Should the competitive dynamic change in our industry (which could impact our margins through forces including but not limited to requiring us to alter our pricing strategy, offering a greater percentage of lower profit margin products in our overall product mix, or requiring additional promotional activity), raw materials prices increase dramatically, or any of our customer relationships or relationships with our independent operators (“IOs”) and third-party distributors change materially, then we may not be able to continue to operate at our current margins. We may be able to pass some or all raw material, energy and other input cost increases to customers, IOs and third-party distributors by increasing the selling prices of our products or decreasing the size of our products; however, higher product prices or decreased product sizes may cause us to be less competitive with our peers and result in a reduction in sales volume or consumption, or increased packaging costs. If we are not able to increase our selling prices or reduce product sizes sufficiently, or in a timely manner, to offset increased raw material, packaging, energy or other input costs, including freight, direct labor, overhead and employee benefits, or if our sales volume decreases significantly, there could be a negative impact on our financial condition and results of operations.

Consumers’ loyalty to our brands may change due to factors beyond our control, which could have a material adverse effect on our business and operating results.

Our business currently depends in a large part on repeat purchases by the same consumers, many of whom are based in our Core Geographies where we have acquired strong regional brands and distribution capabilities in recent years. We believe this purchasing pattern is indicative of loyalty to our brands. However, these consumers are under no obligation to continue to repeatedly purchase our products and could stop or materially reduce purchasing our products at any time. These consumers could cease purchasing our products for any number of reasons, some of which are beyond our control, including changing consumer trends, negative publicity regarding our brand, real or perceived quality or health issues with our products, a change in consumers’ perception of “better for you” brands or other specialty brands, or the availability of premium-branded or lower-priced alternative snack products, or for no reason at all. Loss of consumers’ loyalty to our brands and the resulting decreased sales to consumers could have an adverse effect on our business and operating results.

Demand for our products may be adversely affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively.

We are a consumer products company operating in highly competitive markets and rely on continued demand for our products. To generate revenue and profits, we must sell products that appeal to our customers and consumers. Any significant changes in consumer preferences or any inability on our part to anticipate or react to such changes could result in reduced demand for our products and erosion of our competitive and financial position. Our success depends on our ability to respond to consumer trends, including increasing concerns of consumers regarding health and wellness, obesity, product attributes and ingredients, as demonstrated through the “better-for-you” movement in our industry. In addition, changes in product category consumption or consumer demographics could result in reduced demand for our products. Consumer preferences may shift due to a variety of factors, including the changes in social trends and activity patterns. Any of these changes may affect consumers’ willingness to purchase our products and negatively impact our financial results.

Our continued success also is dependent on product innovation, such as new flavors and formats, as well as the introduction of “better-for-you” products in response to evolving consumer preference. In order to successfully compete within our industry, we must maintain a robust pipeline of new products, and effective advertising and promotional campaigns, marketing programs and product packaging. Although we devote significant resources to meet this goal, we may not be able to continue to develop and launch successful new products or variants of existing products, or to effectively execute advertising and promotional campaigns and marketing programs.

We must expend resources to create consumer awareness, build brand loyalty and generate interest in our products. In addition, competitors may offer significant price reductions and consumers may not find our products suitably differentiated from products of our competitors.

Our ability to develop, market and sell new and existing products at an appropriate price may be hampered by unfavorable terms of sale imposed by our retail customers or, once placed, the failure to have an attractive price set for our products. Competitors, many of whom have greater resources than us, vie for the same shelf placement and may offer incentives to retail customers that we cannot match. In addition, unattractive shelf placement and pricing may put us at a disadvantage to our competitors.

Even if we do obtain shelf space or preferable shelf placement for any of our brands, our new and existing products may fail to achieve the sales expectations set by our retail customers, potentially causing these retailers to remove our products from the shelf. Additionally, an increase in the number and quality of private-label products in the product categories in which we compete could reduce available shelf space and hamper the placement for our branded products, which could adversely affect our sales.

To obtain and keep shelf placement for our products, we may need to increase our marketing and advertising spending in order to create consumer awareness, protect and grow our existing market share or to promote new products, which could impact our operating results. Despite our efforts, our marketing and advertising efforts may not be effective, and we may not be able to protect or grow our existing market share nor successfully promote new products. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brand and consumer loyalty, and a reduction in sales of certain of our products could result in a reduction in sales of other of our products. The discontinuation of product lines may have an adverse effect on our business.

Fluctuations in our results of operations from quarter to quarter because of changes in our promotional activities may impact, and may have a disproportionate effect on, our overall financial condition and results of operations.

Our business is subject to quarterly fluctuations due to the timing of, and demand for, consumer-driven promotional activities, which may have a disproportionate effect on our results of operations. Historically, we have offered a variety of sales and promotion incentives to our customers, IOs, and third-party distributors and consumers, such as price discounts, consumer coupons, volume rebates, cooperative marketing programs, slotting fees and in-store displays. In addition, our sales and promotion incentives are typically offered in connection with seasonal social events, holidays and sporting events. Our Net Sales are periodically influenced by the introduction and discontinuance of sales and promotion incentives. Reductions in overall sales and promotion incentives could impact our Net Sales and affect our results of operations in any particular fiscal quarter.

Our reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, and other environmental, social or governance matters, which in turn could negatively impact our operating results.

In order to sell our branded products, we need to maintain a good reputation with our stakeholders, including our customers, consumers, IOs, third-party distributors, suppliers, vendors, employees and equityholders, among others. Issues related to the quality and safety of our products, ingredients or packaging could jeopardize our image and reputation. Negative publicity related to these types of concerns, or related to product contamination or product tampering, whether valid or not and which may not be in our control, could decrease demand for our products or cause production and delivery disruptions. We may need to recall products if any of our products become unfit for consumption, and we could potentially be subject to litigation or government actions, which could result in payments of fines or damages. In addition, negative publicity related to our environmental, social or governance practices could also impact our reputation with customers, consumers, IOs, third-party distributors, suppliers, vendors, employees and equityholders, among others. Costs associated with these potential actions, as well as the potential impact on our ability to sell our products, could negatively affect our operating results.

If our products become adulterated or are mislabeled, we might need to recall those items, and we may experience product liability claims and damage to our reputation.

We have in the past and we may, in the future, need to recall some of our products, including any products that we produce for other parties under a private label, if they become adulterated or if they are mislabeled due to our fault or error, or the fault or error of any of our suppliers. We may also be liable if the consumption of any of our products cause sickness or injury to consumers. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, losses due to the frustration of our contracts with third parties, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant adverse product liability judgment. A significant product recall or product liability claim could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in the safety or quality of our products, ingredients or packaging and consumer loyalty. We may not be sufficiently indemnified by our suppliers, or successfully recover under any such indemnification rights, in the event sickness or injury to consumers is caused by any of our supplier’s fault or error. In addition, if other companies recall or experience negative publicity related to a product in a category in which we compete, consumers might reduce their overall consumption of products in that category.

Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may have a significant impact on our operating results and may disrupt our customer relationships.

Retailers in the grocery industry may charge slotting fees for access to shelf space and often enter into promotional and advertising arrangements with manufacturers that result in the sharing of promotional and advertising costs among the retail customer, distributor or manufacturer. As the retail grocery industry has consolidated and become more competitive, retail customers have sought greater participation by manufacturers in cooperative promotional and advertising arrangements and are more inclined to pass on unanticipated increases in promotional and advertising costs to distributors and manufacturers. Additionally, retailers are exhibiting a greater willingness to take deductions from distributors and manufacturers for damaged products, undelivered and unsold products or to return unsold products to distributors and manufacturers. If we are charged significant and unanticipated promotional allowances or advertising charges directly or indirectly by retail customers, or if we, our IOs, third-party distributors or our direct or indirect customers take substantial charge-backs or return material amounts of our products, the operating results and liquidity of our business could be harmed, perhaps substantially. Moreover, an unresolved disagreement with a retail customer concerning promotional allowances, advertising charges, charge-backs or returns could significantly disrupt or cause the termination of a customer relationship, immediately reducing our sales and liquidity. Because of the limited number of retail customers in the U.S. grocery market, the loss of even a single retail customer, a single stock-keeping unit previously maintained by a retail customer, or a customer of one of our significant IOs or third-party distributors, could have a long-term negative impact on our financial condition and Net Sales.

We do not have many contracts with our customers that require the purchase of a minimum amount of our products.

Very few of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result of the absence of such contracts, we could have periods during which we have no or limited orders for our products, but we will continue to have certain fixed costs, including those to maintain our work force and other expenses that are subject to contract. We may not be able to find new customers in a timely manner to supplement periods where we experience no or limited purchase orders or recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for our products could have a material adverse effect on our Net Income or cause us to incur losses. Unanticipated fluctuations in product requirements by our customers could result in fluctuations in our results from quarter to quarter.

We operate in the highly competitive snack food industry, which may reduce our ability to sell our products to our customers or consumers if we are unable to compete effectively.

The sales of most of our products are subject to significant competition due to factors including product quality and taste, brand awareness among consumers, access to shelf space at retail customers’ locations, price, advertising and promotion, innovation of on-trend snacks, variety of snacks offered, nutritional content, product packaging and package design. We compete in that market principally on the basis of product taste and quality, but also brand recognition and loyalty, price, marketing, advertising and the ability to satisfy specific consumer dietary needs against numerous multinational, regional and local companies, as well as emerging companies, primarily in the “better-for-you” product segment.

Historically our growth strategy has utilized acquisitions in the salty snack industry to drive growth in our Power Brands, and we believe that acquisitions will continue to be an important component of our intended growth strategy. Additionally, as a general matter, there is continuing consolidation in the snack food industry and in retail outlets for snack foods by other market participants. Although we gain benefits from the execution of our acquisition strategy, the continuing consolidation has increased, and may continue to increase, competition over such factors as promotional discounting and other price cutting techniques. Consolidation within the snack food industry and retail outlets by others may prevent us from effectively competing if others in the industry that have greater resources than us, and retail customers or potential retail customers, enter into long-term purchase contracts or promotional arrangements. Significant consolidation by others increases the possibility that we could lose one or more major customers, lose existing product authorizations at customer locations, lose market share or shelf space, increase expenditures or reduce selling prices, which could have an adverse impact on our business or financial results.

In addition, we compete with emerging companies, primarily in the “better-for-you” product segment, some of which may provide innovative or trendier snack foods. In addition, many of these emerging companies receive investment from private equity, venture capital or other investors, who may be willing to accept lower product margins or sustained losses by such competitors, while such competitors gain market share. If such emerging companies are able to attract a loyal consumer base through more innovative or trendier snack foods, or offer their snack food products at lower prices than us, our market share and results of operations may be materially and adversely affected.

Substantial advertising and promotional expenditures may also be required to maintain or improve our brands’ market position or to introduce a new product to the market, and participants in our industry have been engaging with new media, including consumer outreach through social media and web-based channels. Advertising and promotional expenditures may be ineffective if consumers prioritize price over other factors and purchase lower-cost alternatives, such as private label, generic or store branded products. Our ability to compete may also be dependent on the availability of product category-appropriate snack aisles at our retail customers’ locations and whether our products are placed in the appropriate snack aisle, such as the “better-for-you” snack food aisle or in the traditional snack food aisle. An increasing focus on “better for you” products and other specialty products in the marketplace will likely increase these competitive pressures within the category in future periods.

Due to the competitive landscape in the snack food industry, price increases for our products that we initiate or failure to effectively advertise and promote our products may negatively impact our financial results if not properly implemented or accepted by our customers, IOs, third-party distributors or consumers. Future price increases, such as those made in order to offset increased input costs or other expenditures, such as advertising and promotion, may reduce our overall sales volume, which could reduce our revenue and operating profit. We may not be able to implement price increases driven by higher input costs on a timely basis or at all, either of which may reduce our operating profit. Additionally, if market prices for certain inputs decline significantly, in some instances we may be required by contract to pay customers the difference or experience customer pressure to reduce the prices for our products which could lower our revenue and operating profit. Further, if our advertising or promotional efforts do not increase brand awareness or sales of our products, our expenses may increase, and our operating profit may be reduced.

We face competition in our business from private label, generic or store branded products which may result in price point pressures, leading to decreased demand for our products.

We are subject to competition from companies, including from some of our customers, that either currently manufacture or are developing products directly in competition with our products. While we manufacture certain store-branded products for our customers under a private label, these private label, generic or store-branded products may be a less expensive option for consumers than our products, making it more difficult to sell our branded products. If our customers cease to purchase our branded products or select another third-party manufacturer for their private label products, our financial results could be adversely affected. Similarly, other large retail customers or potential customers could follow similar private-label strategies. In future years, we may experience pricing pressure from our customers due to such competition, which could have a material and adverse effect on our operating results.

Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.

From time to time, retailers change distribution centers that supply some of their retail stores. If a new distribution center has not previously distributed our products in that region, it may take time for a retailer’s distribution center to begin distributing new products in its region. Even if a retailer approves the distribution of products in a new region, product sales may decline while the transition in distribution takes place. If we do not get approval to have our products offered in a new distribution region or if getting this approval takes longer than anticipated, our sales and operating results may suffer.

Our direct-to-warehouse delivery network system relies on a significant number of brokers, wholesalers and logistics companies. Such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.

Our direct-to-warehouse (“DTW”) network system relies on a significant number of brokers, wholesalers and logistics companies to deliver our products to approximately 350 retailer distribution centers as of the end of our 2020 fiscal year. The ability to maintain a DTW system depends on a number of factors, many of which are outside of our control. Some of these factors include: (i) the level of demand for the brands and products which are available in a particular area surrounding a retailer distribution center; (ii) the ability to price products at levels competitive with those offered by competing producers and at prices that consumers will purchase our products; and (iii) our ability and the ability of third-party logistics companies to deliver products in the quantity and at the time ordered by brokers, wholesalers and retail customers. We may not be able to mitigate the risks related to all or any of these factors in any of our current or prospective geographic areas. To the extent that any of these factors have an adverse effect on our relationships with our brokers, wholesalers or third-party logistics companies, thus limiting maintenance and expansion of the sales market, our revenue and financial results may be adversely impacted.

Identifying new brokers, wholesalers or third-party logistics companies can be time-consuming and any resulting delay may be disruptive and costly to our business. Many of our agreements with our brokers, in particular, are terminable by either us or them after satisfaction of a short notice period. There also is no assurance that we will be able to maintain current distribution relationships or establish and maintain successful relationships with brokers, wholesalers or third-party logistics companies in new geographic distribution areas. We may have to incur significant expenses to attract and maintain brokers, wholesalers or third-party logistics companies in one or more geographic distribution areas. The occurrence of any of these factors could result in increased expense or a significant decrease in sales volume through the DTW system and harm our business and financial results.

Our direct-store-delivery network system and regional third-party distributor network relies on a significant number of independent operators and third-party distributors, and such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.

Our DSD network and regional third-party distributor network rely on over 1,300 IOs and approximately 430 third-party distributors, respectively, as of the end of our 2020 fiscal year for the distribution and sale of our branded products and some private label products. In order to purchase from us an exclusive right to deliver our products to retail customers in a specific territory, IOs and third-party distributors must make a commitment of capital or obtain financing to purchase such rights and other equipment to conduct their business. Certain financing arrangements, through third-party lending institutions, are made available to IOs and require us to repurchase the rights granted to an IO in the event the IO defaults on its loan; we are then required to collect any shortfall from the IO, to the extent possible. The inability of the IOs to make timely payments on their financing arrangements could require us to make payments on such financing arrangements pursuant to any guarantee agreements we have in place with such IOs’ third-party lenders. If we are required to make payments under such guarantees upon default by our IOs of a significant amount under their financing arrangements, the aggregate amount of such payments, could have an adverse effect on our financial results.

The ability to maintain a DSD network and regional third-party distributor network depends on a number of factors, many of which are outside of our control. Some of these factors include: (i) the level of demand for the brands and products which are available in a particular distribution area; (ii) the ability to price products at levels competitive with those offered by competing producers; and (iii) the ability to deliver products in the quantity and at the time ordered by IOs or third-party distributors, and retail customers. There can be no assurance that we will be able to mitigate the risks related to all or any of these factors in any of our current or prospective geographic areas of distribution. To the extent that any of these factors have an adverse effect on our relationships with IOs third-party distributors, thus limiting maintenance and expansion of the sales market, our revenue and financial results may be adversely impacted.

In addition, we rely on third-party distributors to directly or indirectly promote and sell our products within their assigned distribution areas. We may reimburse third-party distributors for a portion of their costs and expenses incurred in connection with such promotional efforts. If third-party distributors do not efficiently promote our products, we may experience an adverse effect on our financial results.

Identifying new IOs and third-party distributors can be time-consuming and any resulting delay may be disruptive and costly to the business. There also is no assurance that we will be able to maintain current distribution relationships or establish and maintain successful relationships with IOs or third-party distributors in new geographic distribution areas. There is the possibility that we will have to incur significant expenses to attract and maintain IOs and third-party distributors in one or more geographic distribution areas. The occurrence of any of these factors could result in increased expense or a significant decrease in sales volume through the DSD network and regional third-party distributor network and harm our business and financial results.

A disruption in the operation of the DSD network, regional third-party distributor network or DTW system could negatively affect our results of operations, financial condition and cash flows.

We believe that our development of our DSD network, regional third-party distributor network and DTW system is a significant competitive advantage. A material negative change in our relationship with our IOs, third-party distributors, brokers, wholesalers and logistics companies could materially and negatively affect our financial condition, results of operations, cash flows, and ability to operate and conduct our business. In addition, litigation or one or more adverse rulings by courts or regulatory or governmental bodies regarding our DSD network, third-party distributor network or DTW system, including actions or decisions that could affect the independent contractor classifications of the IOs, or an adverse judgment against us for actions taken by the IOs could materially and negatively affect our financial condition, results of operations, cash flows, and ability to operate and conduct our business.

The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.

Our industry has been affected by changes to the retail landscape through sales over the Internet, including the rapid growth in sales through e-commerce websites, mobile commerce applications and subscription services as well as the integration of physical and digital operations among retailers. If we are unable to develop and maintain successful relationships with existing and new e-commerce retailers or otherwise adapt to the growing e-commerce landscape, while simultaneously maintaining relationships with our key customers, IOs and third-party distributors operating in traditional retail channels, we may be disadvantaged in certain channels and with certain customers, IOs, third-party distributors and consumers, which can adversely affect our business, financial condition or results of operations. In addition, the growth in e-commerce may result in consumer price deflation and higher direct-to-consumer costs, which may adversely affect our margins, as well as our relationships with key retail customers and our IOs and third- party distributors. If these e-commerce retailers were to take significant additional market share away from traditional retailers or we fail to adapt to the rapidly changing retail and e-commerce landscapes, including finding ways to create more powerful digital tools and capabilities for our retail customers to enable them to grow their businesses, our ability to maintain and grow our profitability, share of sales or volume, and our business, financial condition or results of operations could be adversely affected.

The rapid expansion of hard discounters may adversely affect our business, financial condition or results of operations.

The growth of hard discounters, which are focused on limiting the number of items they sell and selling predominantly private label brands, may continue to reduce our ability to sell our products through such retailers. The rapid expansion of hard discounters may, among other factors, result in consumer price deflation, which may affect our relationships with key retail customers. Failure to appropriately respond to the expansion of hard discounter retailers may reduce our ability to sell our products in retail locations where consumers may be willing to purchase them, thus adversely affecting our ability to maintain or grow our share of sales or volume, and adversely affecting our business, financial condition or results of operations. In addition, if hard discounters were to take significant additional market share away from traditional retailers or if we fail to adapt to the rapidly changing retail landscape, our ability to maintain and grow our profitability, share of sales or volume and our business, financial condition or results of operations could be adversely affected.

Disruption to our manufacturing operations, supply chain or distribution channels could impair our ability to produce or deliver finished products and negatively impact our operating results.

Disruption to our manufacturing operations, our supply chain or our distribution channels, including our DSD network, regional third-party distributor network and DTW system, could result from, among other factors, the following: (i) natural disaster; (ii) pandemic, or epidemic or other outbreak of disease; (iii) adverse developments in crops or other significant ingredient shortfall, due to factors such as famine or climate conditions affecting agricultural materials; (iv) fire or explosion; (v) terrorism or other acts of violence; (vi) labor strikes or other major labor disruptions; (vii) unavailability of raw or packaging materials; (viii) operational or financial instability of key suppliers, and other vendors or service providers, including our IOs, third-party distributors, brokers, wholesalers and logistics companies; (ix) government action or economic or political uncertainties or instability affecting the manufacture, distribution or sale of our products; (x) power, fuel or water shortages; (xi) unanticipated failures to comply with regulatory requirements; and (xii) changes requiring unexpected shifts in production planning which could impact our ability to meet product demand in a cost-effective manner. If we are unable, or find that it is not financially feasible, to effectively plan for or mitigate the potential impacts of such disruptive events on our manufacturing operations or supply chain, our financial condition and results of operations could be negatively impacted.

The loss of, or a significant reduction in sales to, any key customer can adversely affect our business, financial condition or results of operations.

Our customers include wholesale and other distributors, grocery stores, convenience and drug stores, discount stores, mass merchandisers, membership club stores, hard discounters, and specialty and e-commerce retailers, among others. We must maintain mutually beneficial relationships with our key customers to compete effectively. Any inability to resolve a significant dispute with any of our key customers, a change in the business condition (financial or otherwise) of any of our key customers, even if unrelated to us, a significant reduction in sales to any key customer, or the loss of any of our key customers can adversely affect our business, financial condition or results of operations.

Our business, financial condition or results of operations may be adversely affected by increased costs, disruption of supply or shortages of raw materials, energy, water and other supplies.

We and our business partners use various raw materials, energy, water and other supplies in our business. Our supply chain, including our raw materials and other supplies, may be disrupted by unfavorable economic conditions and other disruptions to free and open trade of materials used in our products. In addition, some of our raw materials and other supplies are available from a limited number of suppliers or a sole supplier or are in short supply when seasonal demand is at its peak. We may not be able to maintain favorable arrangements and relationships with our suppliers and our contingency plans, including development of ingredients, materials or supplies to replace ingredients, materials or supplies sourced from such suppliers, may not be effective in preventing disruptions that may arise from shortages or discontinuation of any ingredient that is sourced from such suppliers. In addition, increasing focus on climate change, deforestation, water conservation, animal welfare and human rights concerns and other risks associated with the global food system may lead to increased activism focusing on consumer goods companies, governmental intervention and consumer response, and could adversely affect our or our suppliers’ reputation and business and our ability to procure the materials we need to operate our business.

The raw materials and energy, including electricity, fuel and natural gas, that we use for the manufacturing, production and distribution of our products are largely commodities that are subject to price volatility and fluctuations in availability caused by many factors, including changes in global supply and demand, weather conditions (including any potential effects of climate change), fire, natural disasters, disease or pests, agricultural uncertainty, pandemics, epidemics or other outbreak of disease, governmental incentives and controls (including import/export restrictions, such as new or increased tariffs, sanctions, quotas or trade barriers), limited or sole sources of supply, political uncertainties, acts of terrorism, governmental instability or currency exchange rates.

Shortage of some of these raw materials and other supplies, sustained interruption in their supply or an increase in their costs could adversely affect our business, financial condition or results of operations. Many of our ingredients, raw materials and commodities are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of fixed-price contracts and purchase orders (including buying forward at contracted prices for delivery of such supply within a period of up to a year), pricing agreements and derivative instruments, including options and futures. If commodity price changes result in unexpected or significant increases in raw materials and energy costs, we may be unwilling or unable to increase our product prices or unable to effectively hedge against commodity price increases to offset these increased costs without suffering reduced volume, revenue, margins and operating results. In addition, certain of the derivatives used to hedge price risk do not qualify for hedge accounting treatment and, therefore, can result in increased volatility in our net earnings in any given period due to changes in the spot or market prices of the underlying commodities.

Water is a limited resource in many parts of the world. The lack of available water of acceptable quality and increasing pressure to conserve water in areas of scarcity and stress may lead to supply chain disruption; adverse effects on our operations; higher compliance costs; capital expenditures (including additional investments in the development of technologies to enhance water efficiency and reduce water consumption); higher production costs; the cessation of operations at, or relocation of, our facilities or the facilities of our suppliers, contract manufacturers, distributors, joint venture partners or other third parties; or damage to our reputation, any of which could adversely affect our business, financial condition or results of operations.

We rely on local government and municipal agencies to provide several resources, including water, electricity and natural gas, in such quantities and of such quality to be of use as inputs for our products. These local government and municipal agencies are subject to various regulations and political pressures from numerous stakeholders, which may cause them to conserve resources or fail to protect the quality of these resources, at times when we rely on them to timely deliver our products to our customers. If these agencies are unable or unwilling to deliver resources of a suitable quantity or quality we may not be able to deliver products in the quantity and at the time ordered by our customers, IOs, third-party distributors, brokers, wholesalers and retail customers, which may have a material and adverse effect on our results of operations.

Pandemics, epidemics or other disease outbreaks, such as the novel coronavirus (“COVID-19”), may change or disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations.

Pandemics, epidemics or other disease outbreaks, such as COVID-19, could significantly change consumption patterns for our products. These changes could force us to rapidly adapt to those new patterns, and, if we do not, our business could be materially and adversely affected. Additionally, pandemics, epidemics or other disease outbreaks, may depress or otherwise impact demand for our products because quarantines may inhibit consumption or as the result of other factors. Restrictions on public gatherings or interactions may also limit the opportunity for our customers and consumers to purchase our products, especially in certain of our sales channels, such as food service. Any economic downturn caused by any pandemic, epidemic or other disease outbreak may also cause substantial changes in consumer behavior, some of which we may not be able to predict with certainty, including:

●	A shift in consumer preference toward private label products and changes in consumer behavior to retail outlets that do not sell any, or a significant portion, of our products, such as hard discounters. See “— Our performance may be impacted by general economic conditions or an economic downturn.”
●	Rapid growth in sales through e-commerce websites, mobile commerce applications and subscription services, which is a channel through which we may not be able to effectively compete. See “—The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.”

The spread of pandemics, epidemics or other disease outbreaks may also disrupt logistics necessary to distribute products to us or our customers. Ports and other channels of entry may be closed or operate at only a portion of capacity, as workers may be prohibited or otherwise unable to report to work and means of transporting products within regions may be limited for the same reason.

Our operations, or those of suppliers and other members of our supply chain, or IOs, third-party distributors and other participants in our distribution channels may become limited in their ability to procure, distribute, or produce our products because of transport restrictions related to quarantines or travel bans.

Workforce limitations and travel restrictions resulting from pandemics, epidemics or other disease outbreaks and related government actions may impact many aspects of our business. If a significant percentage of our workforce is unable to work, including because of catastrophes, illness, travel or government restrictions in connection with pandemics, epidemics or other disease outbreaks, our operations may be negatively impacted.

We have developed, and periodically update, our contingency plans to address disruptions such as pandemics, epidemics and other disease outbreaks, or similar disruption in our operations. If in the event of such a disruption our contingency plans are partially, or entirely, ineffective our operations and results of operations could be materially and adversely harmed.

Our financial position may be adversely affected by an unexpected event carrying an insurance obligation for which we have inadequate coverage.

We are primarily self-insured, up to certain limits, for employee group health claims. We purchase stop-loss insurance, which will reimburse us for individual and aggregate claims in excess of certain annual established limits. We are also primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. We have utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle/program. We believe that our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, should they occur, could have a material adverse effect on our business, financial condition or results of operations. In addition, the cost of insurance fluctuates based upon our historical trends, market conditions, and availability.

We estimate the liabilities and required reserves associated with the risks we retain. Any such estimates and actuarial projection of losses is subject to a considerable degree of variability. Among the causes of this variability are changes in benefit levels, medical fee schedules, medical utilization guidelines, severity of injuries and accidents, vocation, rehabilitation and apportionment and unpredictable external factors affecting inflation rates, discount rates, rising healthcare costs, litigation trends, legal interpretations, benefit level changes, actual claim settlement patterns, and pandemics, epidemics and other disease outbreaks. If actual losses incurred are greater than those anticipated, our reserves may be insufficient and additional costs could be recorded in our consolidated financial statements. If we suffer a substantial loss that exceeds our self-insurance reserves, and any excess insurance coverage, the loss and attendant expenses could harm our business, financial condition, or results of operations. We have purchased stop-loss coverage from third parties for certain employee healthcare plans, which limits our exposure above the amounts we have self-insured.

In addition, while we currently maintain insurance coverage that is intended to address certain costs associated with aspects of our business, this insurance coverage, to the extent we utilize it, may not, depending on the specific facts and circumstances surrounding an incident, may be insufficient to cover the actual losses or the types of claims that arise from an incident, or the damage to our reputation or brands that may result from an incident.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

The conduct of our businesses, including the procurement, production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as to laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

●	Food and drug laws (including FDA regulations and other applicable regulations);
●	Laws related to product labeling;
●	Advertising and marketing laws and practices;
●	Laws and programs restricting the sale and advertising of certain of our products;
●	Laws and programs aimed at reducing, restricting or eliminating ingredients present in certain of our products;
●	Laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of our products;
●	Increased regulatory scrutiny of, and increased litigation involving, product claims and concerns regarding the effects on consumers’ health from ingredients in, or attributes of, certain of our products;
●	Farming and environmental laws;
●	Taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products;
●	State consumer protection and disclosure laws;
●	Anti-corruption laws;
●	Laws regulating transportation, including the use of motor vehicles;
●	Employment and labor laws, including laws regulating employee or independent contractor classification;
●	Privacy laws;
●	Export control laws;
●	Laws regulating the price we may charge for our products; and
●	Competition or antitrust laws.

New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities.

As a food manufacturing company, all of our products must be compliant with regulations by the, among others, the FDA, the FTC, the USDA, and the Local Laws. In addition, a number of our products rely on independent certification that they are non-GMO, gluten-free, organic or Kosher. Any non-compliance with the FDA, or USDA, or the loss of any such certification could harm our business.

We must comply with various FDA, FTC and USDA rules and regulations and Local Laws, including those regarding product manufacturing, food safety, required testing and appropriate labeling of our products. It is possible that FDA, FTC and USDA regulations thereof may change over time. As such, there is a risk that our products could become non-compliant with the applicable regulations and any such non-compliance could harm our business. In addition, we rely on independent certification of our non-GMO, organic, gluten-free and Kosher products and must comply with the requirements of independent organizations or certification authorities in order to label our products as such. Currently, the FDA does not directly regulate the labeling of Kosher or non-GMO products as such. The FDA has defined the term “gluten-free” and we must comply with the FDA’s definition if we include this label on our products. Our products could lose their non-GMO and gluten-free certifications if our raw material suppliers lose their product certifications for those specified claims. We could also lose our Kosher product certification if our production facility or a contract manufacturing plant is found to be in violation of required manufacturing or cleaning processes. The loss of any of these independent certifications, including for reasons outside of our control, could harm our business.

We also must comply with state rules and regulations, including Proposition 65 in California, which requires a specific warning on or relating to any product that contains a substance listed by the State of California as having been found to cause cancer or birth defects or other reproductive harm, unless the level of such substance in the product is below a safe harbor level established by the State of California. Interpretation and application of such rules, including potential differences in application on a state by state basis, may give rise to uncertainty as to the appropriate labeling and formulation of our products. In addition, the FDA has adopted labeling guidelines that will affect the labeling of both the front and back of many of our products. We are continually reviewing and revising our labeling activities in advance of new or changed requirements in anticipation of any rules coming into effect and in response to industry litigation trends. The imposition or proposed imposition of additional product labeling or warning requirements may reduce overall consumption of our products, lead to negative publicity (whether based on scientific fact or not) or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs, resulting in adverse effects on our business, financial condition or results of operations.

Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.

We and our subsidiaries are party to a variety of litigation, claims, legal or regulatory proceedings, inquiries and investigations, including but not limited to matters related to our advertising, marketing or commercial practices; product labels, the difference between the actual capacity of a container and the volume of product contained in such container (which is referred to as “slack fill”), claims and ingredients; our intellectual property rights; environmental, privacy, employment, tax and insurance matters; and matters relating to our compliance with applicable laws and regulations. We evaluate such matters to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses and establish reserves as we deem appropriate. These matters are inherently uncertain and there is no guarantee that we will be successful in defending ourselves in these matters, or that our assessment of the materiality of these matters and the likely outcome or potential losses and established reserves will be consistent with the ultimate outcome of such matters. In the event that management’s assessment of actual or potential claims and proceedings proves inaccurate or litigation, claims, proceedings, inquiries or investigations that are material arise in the future, there may be a material adverse effect on our business, financial condition or results of operations. Responding to litigation, claims, proceedings, inquiries, and investigations, even those that are ultimately non-meritorious, requires us to incur significant expense and devote significant resources, including the time and attention of our management, and may generate adverse publicity that damages our reputation or brand image, resulting in an adverse impact on our business, financial condition or results of operations.

We may be unable to successfully identify and execute or integrate acquisitions.

In December 2017, October 2019, and December 2020, we acquired Inventure Foods, Kennedy (the DSD snacks business of Conagra), and Truco, respectively. In addition, we have periodically acquired other businesses or business assets and we plan to selectively pursue acquisitions in the future to continue to grow and increase our profitability. Our acquisition strategy is based on identifying and acquiring brands with products that complement our existing products and identifying and acquiring brands in new categories and in new geographies for purposes of expanding our platform of snack foods. Although we regularly evaluate multiple acquisition candidates, we cannot be certain that we will be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on terms acceptable to us, or integrate acquisitions that we complete.

Our acquisition strategy involves numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase valuations or adversely affect our ability to consummate deals on favorable or acceptable terms, the potential unavailability of financial resources necessary to consummate acquisitions in the future, the risk that we improperly value and price a target, the inability to identify all of the risks and liabilities inherent in a target company notwithstanding our due diligence efforts, the diversion of management’s attention from the operations of our business and strain on our existing personnel, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of our stockholder’s net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.

In addition, any future acquisitions may pose risks associated with entry into new geographic markets, including outside the United States, distribution channels, lines of business or product categories, where we may not have significant or any prior experience and where we may not be as successful or profitable as we are in businesses and geographic regions where we have greater familiarity and brand recognition. Potential acquisitions may also entail significant transaction costs and require a significant amount of management time, even where we are unable to consummate or decide not to pursue a particular transaction.

In addition, even when acquisitions, such as the acquisition of Inventure Foods, Kennedy and Truco, are completed, integration of acquired entities and business lines can involve significant difficulties, such as failure to achieve financial or operating objectives with respect to an acquisition, strain on our personnel, systems and operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, diversion of management’s attention from the operations of our business, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and failure to obtain and retain key personnel of an acquired business. Failure to manage these acquisition growth risks could have an adverse effect on us.

The geographic concentration of our markets may adversely impact us if we are unable to effectively diversify the markets in which we participate.

Our legacy business has been heavily concentrated in the Northeast and Mid-Atlantic regions of the United States. In recent years, however, through a series of acquisitions, we have expanded our geographic footprint to include locations across the United States. This expansion, however, is relatively recent and we remain subject to the risks associated with entry into new geographic markets, including failure to achieve financial or operating objectives with respect to the newly expanded regions. See “— We may be unable to successfully identify and execute or integrate acquisitions” for a summary of risks associated with our geographic expansion and acquisition strategy. Further, it is possible that the failure to effectively integrate acquired companies based in new geographic markets may frustrate our goal of diversifying our geographic presence, following which we may remain vulnerable to the financial risks associated with the lack of diversity.

We may not be able to attract and retain the highly skilled people we need to support our business.

We depend on the skills and continued service of key personnel, including our experienced management team. In addition, our ability to achieve our strategic and operating goals depends on our ability to identify, hire, train and retain qualified individuals. We also compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract, train and retain other talented personnel. Any such loss or failure may adversely affect our business or financial results. We may also lose the service of key personnel and significant portions of our workforce for extended periods of time due to pandemics, epidemics or other disease outbreaks.

Our ability to be successful following the Business Combination is also dependent upon the efforts of the Company Board and key personnel to operate a public company. We cannot assure you that the Company Board and our key personnel will be effective or successful or remain with us. In addition to the other challenges they will face, following the Business Combination such individuals may be unfamiliar with certain requirements of operating a public company, which could cause our management to expend time and resources becoming familiar with such requirements.

Activities related to identifying, recruiting, hiring and integrating qualified individuals may require significant time and expense. We may not be able to locate suitable replacements for any members of the Company Board or key personnel who leave or suffer extended illness or disability, or offer employment to potential replacements on reasonable terms, each of which may adversely affect our business and financial results.

A portion of our workforce is represented by unions. Failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages, could cause our business to suffer.

Some of our employees are covered by collective bargaining agreements, and other employees may seek to be covered by collective bargaining agreements. Strikes or work stoppages or other business interruptions could occur if we are unable to renew these agreements on satisfactory terms or enter into new agreements on satisfactory terms or if we are unable to otherwise manage changes in, or that affect, our workforce, which could impair manufacturing and distribution of our products or result in a loss of sales, which could adversely impact our business, financial condition or results of operations. The terms and conditions of existing, renegotiated or new collective bargaining agreements could also increase our costs or otherwise affect our ability to fully implement future operational changes to enhance our efficiency or to adapt to changing business needs or strategy.

We license certain trademarks to sell branded specialty products under popular household names, such as T.G.I. Friday’s®, which may require us to pay minimum annual royalty payments to the licensor.

We license trademarks, which permit us to sell branded specialty products under popular household names. The terms of the license agreements typically include an obligation for us to pay a minimum annual royalty to the licensor. If we are unable to sell enough branded specialty products to exceed the minimum amount, we would be obligated to still pay the minimum annual royalty payments. If we are unable or unwilling to pay the minimum annual royalty payment, the licensor may be able to enforce the license agreement against us, and potentially terminate the license, which could have an adverse effect on our revenues and our results of operations.

We may not be successful in implementing our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition, and introducing new products and product extensions, in each case in a cost-effective manner, on a timely basis, or at all.

Our future success depends in large part on our ability to implement our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition and introducing new products and product extensions. Our ability to implement our growth strategy depends, among other things, on our ability to develop new products, identify and acquire additional product lines and businesses, secure shelf space from retail customers, increase customer and consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products and compete with numerous other companies and products. We cannot assure you that we will be able to successfully implement our growth strategy and continue to maintain growth in our sales. If we fail to implement our growth strategy, our sales and profitability may be adversely affected.

Our continued success depends, to a large extent, on our ability to successfully and cost-effectively develop and innovate our product offerings in response to changing consumer preferences and trends with respect to forms, flavors, textures and ingredients. As such, the level of new product innovation and the speed to market with these innovations are critical components of our business. The development and introduction of new products requires substantial research and development and marketing expenditures, which we may be unable to recover if the new products do not achieve commercial success and gain widespread market acceptance. Such failures may arise if our new products do not reach the market in a timely manner or fail to align with consumer tastes, which may occur for many reasons, including our non-exclusive collaboration with third-party seasoning and flavor houses. Product innovation may also result in increased costs resulting from the use of new manufacturing techniques, capital equipment expenditures, new raw materials and ingredients, new product formulas and possibly new manufacturers. There may also be regulatory restrictions on the production and advertising of our new products, and our new products may cannibalize sales of our existing products. In addition, under-performance of new product launches may damage overall brand credibility with customers and consumers. Further, new products may not achieve success in the marketplace, due to lack of demand, failure to meet consumer tastes or otherwise. If we are unsuccessful in our product innovation efforts and demand for our products declines, our business would be negatively affected.

Impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on our financial results.

The net carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities, and the net carrying value of other intangibles represents the fair value of trademarks, customer relationships, route intangibles and other acquired intangibles. Pursuant to GAAP, we are required to perform impairment tests on our goodwill and indefinite-lived intangible assets annually, or at any time when events occur, which could impact the value of our reporting unit or our indefinite-lived intangibles. These values depend on a variety of factors, including the success of our business, market conditions, earnings growth and expected cash flows. Impairments to goodwill and other intangible assets may be caused by factors outside our control, such as increasing competitive pricing pressures, changes in discount rates based on changes in cost of capital or lower than expected sales and profit growth rates. In addition, if we see the need to consolidate certain brands, we could experience impairment of our trademark intangible assets. During fiscal 2020, we recognized impairment charges of $0.1 million and $3.8 million for goodwill and trademarks, respectively. Significant and unanticipated changes in our business could require additional non-cash charges for impairment in a future period which may significantly affect our financial results in the period of such charge.

Our performance may be impacted by general economic conditions or an economic downturn.

An overall decline in economic activity could adversely impact our business and financial results. Economic uncertainty may reduce consumer spending as consumers make decisions on what to include in their food budgets. This could also result in a shift in consumer preference toward private label products and changes in consumer behavior to retail outlets that do not sell any, or a significant portion, of our products, such as hard discounters. Shifts in consumer spending could result in increased pressure from competitors or customers that may require us to increase promotional spending or reduce the prices of some of our products, or limit our ability to increase or maintain prices, which could lower our revenue and profitability.

Instability in financial markets may impact our ability, or increase the cost, to enter into new credit agreements in the future. Additionally, it may weaken the ability of our customers, suppliers, IOs, third- party distributors, banks, insurance companies and other business partners to perform their obligations in the normal course of business, which could expose us to losses or disrupt the supply of inputs we rely upon to conduct our business. If one or more of our key business partners fail to perform as expected or contracted for any reason, our business could be negatively impacted.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly our trademarks, to be a significant and valuable aspect of our business. We protect our intellectual property rights through a combination of trademark, trade dress, patent, copyright and trade secret protection, contractual agreements and policing of third-party misuses of our intellectual property. Our failure to obtain or adequately protect our intellectual property or any change in law that lessens or removes the current legal protections of our intellectual property may diminish our competitiveness and adversely affect our business and financial results.

Competing intellectual property claims that impact our brands or products may arise unexpectedly. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of our management and key personnel from our business operations. We also may be subject to significant damages or injunctions against development, launch and sale of certain products. Any of these occurrences may harm our business and financial results.

Disruptions, failures or security breaches of our information technology infrastructure could have a negative impact on our operations.

Information technology is critically important to our business operations. We use information technology to manage all business processes including manufacturing, financial, logistics, sales, marketing and administrative functions. These processes collect, interpret and distribute business data and facilitate communication internally and externally with employees, suppliers, customers and others.

We are, or may become, the target of attempted cyber and other security threats. Therefore, we continuously monitor and update our information technology networks and infrastructure to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses and other events that could have a security impact. We invest in industry standard security technology to protect our data and business processes against risk of data security breach and cyber-attack. Our data security management program includes identity, trust, vulnerability and threat management business processes as well as adoption of standard data protection policies. We measure our data security effectiveness through industry accepted methods and remediate significant findings. We maintain and routinely test backup systems and disaster recovery, along with external network security penetration testing by an independent third party as part of our business continuity preparedness. We also have processes in place to prevent disruptions resulting from the implementation of new software and systems of the latest technology.

While we have previously been subject to cyber-attacks and other security breaches, these incidents did not have a significant impact on our business operations. We believe our security technology tools and processes provide adequate measures of protection against security breaches and reduce cybersecurity risks. Nevertheless, despite continued vigilance in these areas, disruptions in or failures of information technology systems are possible and could have a negative impact on our operations or business reputation. Failure of our systems, including failures due to cyber-attacks that would prevent the ability of systems to function as intended, could cause transaction errors, loss of customers and sales, and could have negative consequences to our company, our employees and those with whom we do business. This in turn could have a negative impact on our financial condition and results of operations. In addition, the cost to remediate any damages to our information technology systems suffered as a result of a cyber-attack could be significant.

Improper use or misuse of social media may have an adverse effect on our business and financial results.

In recent years we have expanded our consumer outreach and communications through use of various social media platforms. However, misuse of social media platforms by individuals, customers, consumers, competitors, or employees may result in unfavorable media attention which could negatively affect our business. Further, our competitors are increasingly using social media platforms to market and advertise products. If we are unable to adequately develop and deploy social media accounts on such platforms it could adversely affect our financial results.

Climate change or legal, regulatory or market measures to address climate change may negatively affect our business and operations or damage our reputation.

There is concern that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. In the event that such climate change has a negative effect on agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as potatoes, oil, flour, wheat, corn, cheese, spices, seasonings and packaging materials. Natural disasters and extreme weather conditions, such as a severe drought, hurricane, tornado, earthquake, wildfire or flooding, may disrupt the productivity of our facilities or the operation of our supply chain and unfavorably impact the demand for, or our consumers’ ability to purchase, our products.

Concern over climate change may result in new or increased regional, federal or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is more stringent than current regulatory obligations or the measures that we are currently undertaking to monitor and improve our energy efficiency, we may experience disruptions in, or significant increases in our costs of, operation and delivery and be required to make additional investments in facilities and equipment or relocate our facilities. In particular, increasing regulation of fuel emissions can substantially increase the cost of energy, including fuel, required to operate our facilities’ production lines, or transport and distribute our products, thereby substantially increasing the distribution and supply chain costs associated with our products. As a result, the effects of climate change can negatively affect our business and operations.

In addition, any failure to achieve our goals with respect to reducing our impact on the environment or perception (whether or not valid) of our failure to act responsibly with respect to the environment or to effectively respond to new, or changes in, legal or regulatory requirements concerning climate change can lead to adverse publicity, resulting in an adverse effect on our business, reputation, financial condition or results of operations.

There is also increased focus, including by governmental and non-governmental organizations, investors, customers and consumers on these and other environmental sustainability matters, including deforestation, land use, climate impact and recyclability or recoverability of packaging, including plastic. Our reputation can be damaged if we or others in our industry do not act, or are perceived not to act, responsibly with respect to our impact on the environment.

Our debt instruments contain covenants that impose restrictions on our operations that may adversely affect our ability to operate our business if we fail to meet those covenants or otherwise suffer a default thereunder.

Our debt instruments require us to comply with certain covenants and terms which may limit our ability to enter into new acquisitions, licenses, mergers, and to take on new debt and sell assets. The terms of our debt instruments could adversely affect our operations and limit our ability to plan for or respond to changes in our business. These and other terms in the debt instruments have to be monitored closely for compliance and could restrict our ability to grow our business or enter into transactions that we believe will be beneficial to our business. If we are unable to comply with covenants in the agreements, commitments by the lenders thereunder may be terminated and the repayment of our indebtedness may be accelerated.

Changes in interest rates may adversely affect our earnings and/or cash flows.

Our term loan and asset based revolving credit facility bear interest at variable interest rates that use the London Inter-Bank Offered Rate (“LIBOR”) as a benchmark rate. On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR quotations after 2021 (the “FCA Announcement”). The FCA Announcement, as updated by more recent pronouncements, indicates that the continuation of LIBOR on the current basis cannot and will not be assured after 2023, and LIBOR may cease to exist or otherwise be unsuitable for use as a benchmark. Recent proposals for LIBOR reforms may result in the establishment of new methods of calculating LIBOR or the establishment of one or more alternative benchmark rates. Although our credit agreement provides for successor base rates, the successor base rates may be related to LIBOR, and the consequences of any potential cessation, modification or other reform of LIBOR cannot be predicted at this time. We work to reduce our exposure to LIBOR through swap contracts which effectively fix a portion of our variable-rate interest payments. If LIBOR ceases to exist, we may need to amend our credit agreement and swap contracts. As a result, our interest expense may increase, and our available cash flow may be adversely affected.

Increases in income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our business, financial condition or results of operations.

Increases in income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which we operate can reduce our after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. An increase in tax rates would also cause a corresponding increase in the Tax Receivable Agreement liability as the Company is obligated to share 85% of the cash tax savings that are attributable to its increased tax basis in the UBH partnership assets per the Business Combination, future exchanges of UBH units for UBI stock by the Continuing Members, and annual TRA Payments, as well as the tax basis step-up that occurred in connection with the Kennedy Acquisition. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law in the United States. While our accounting for the recorded impact of the TCJ Act is deemed to be complete, these amounts are based on prevailing regulations and currently available information, and additional guidance issued by the Internal Revenue Service (“IRS”), may continue to impact our recorded amounts in future periods. Additional changes in the United States tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect our business, financial condition or results of operations.

We are also subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

Complications with the design or implementation of our new enterprise resource planning system could adversely impact our business and operations.

We rely extensively on information systems and technology to manage our business and summarize operating results. We are in the process of a multi-year implementation of a new global enterprise resource planning (“ERP”) system and expect to fully transition to the new ERP during 2021. This ERP system will replace our existing operating and financial systems. The ERP system is designed to accurately maintain the Company’s financial records, enhance operational functionality and provide timely information to the Company’s management team related to the operation of the business. The ERP system implementation process has required, and will continue to require, the investment of significant personnel and financial resources. We may not be able to successfully implement the ERP system without experiencing further delays, increased costs and other difficulties. If we are unable to successfully implement the new ERP system as planned, our financial position, results of operations and cash flows could be negatively impacted. Additionally, if we do not effectively implement the ERP system as planned or the ERP system does not operate as intended, the effectiveness of our internal control over financial reporting could be adversely affected or our ability to assess those controls adequately could be further delayed.

The imposition or proposed imposition of new or increased taxes aimed at our products can adversely affect our business, financial condition or results of operations.

Certain jurisdictions in which our products are made, manufactured, distributed or sold have either imposed, or are considering imposing, new or increased taxes on the manufacture, distribution or sale of our products, ingredients or substances contained in, or attributes of, our products or commodities used in the production of our products. These tax measures, whatever their scope or form, could increase the cost of certain of our products, reduce consumer demand and overall consumption of our products, lead to negative publicity (whether based on scientific fact or not) or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs, resulting in adverse effects on our business, financial condition or results of operations.

Risks Related to the Ownership of our Securities

Resales of shares of our Class A Common Stock could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

There may be a large number of shares of Class A Common Stock sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock, even if our business is doing well. A substantial number of our Class A Common Stock previously held by the pre-Business Combination public shareholders of Collier Creek at the Closing of the Business Combination are available for sale in the public market. In addition, 15,802,379 shares of Class A Common Stock were issued upon exercise of our Warrants, including the Public Warrants and Forward Purchase Warrants, and up to 7,200,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants, have been registered for resale on the registration statement of which this prospectus forms a part.

We have also registered up to 9,500,000 shares of Class A Common Stock that we may issue under the Equity Incentive Plan, 1,500,000 shares of Class A Common Stock that we may issue under the ESPP, and 1,557,941 shares of Class A Common Stock that we may issue under the 2020 LTIP. To the extent such shares have vested or vest in the future (and settle into shares, in the case of restricted stock units), they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

In addition, we have granted certain registration rights in respect of all shares of Class A Common Stock, including shares that are obtainable in exchange for common units of Utz Brands Holdings held by the Continuing Members.

Potential sales of shares of Class A Common Stock described above or the perception of such sales may depress the market price of our Class A Common Stock. A market for our Class A Common Stock may not continue, which would adversely affect the liquidity and price of our securities.

The price of our Class A Common Stock may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our Class A Common Stock may not be sustained. In addition, the price of our Class A Common Stock can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our Class A Common Stock is not listed on, or becomes delisted from, the NYSE for any reason, and is quoted on an over-the-counter market, the liquidity and price of such securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your Class A Common Stock unless a market is sustained. Furthermore, our Private Placement Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of our Class A Common Stock.

We are a holding company and our only material asset after the Closing of the Business Combination are our interest in Utz Brands Holdings, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

We are a holding company with no material assets other than our ownership of the Common Company Units and our managing member interest in Utz Brands Holdings. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of Utz Brands Holdings and its subsidiaries and the distributions we receive from Utz Brands Holdings. Deterioration in the financial condition, earnings or cash flow of Utz Brands Holdings and its subsidiaries for any reason could limit or impair Utz Brands Holdings’ ability to pay such distributions. Additionally, to the extent that we need funds and Utz Brands Holdings and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Utz Brands Holdings is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Utz Brands Holdings is intended to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Company Units. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of Utz Brands Holdings. Under the terms of the Third Amended and Restated Limited Liability Company Agreement, Utz Brands Holdings is obligated to make tax distributions to holders of Common Company Units (including us) calculated at certain assumed tax rates. In addition to income taxes, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Utz Brands Holdings (excluding payment obligations under the Tax Receivable Agreement). We intend to cause Utz Brands Holdings to make ordinary distributions and tax distributions to holders of Common Company Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, Utz Brands Holdings’ ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Utz Brands Holdings and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Utz Brands Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Utz Brands Holdings insolvent. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although Utz Brands Holdings generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event Utz Brands Holdings’ calculations of taxable income are incorrect, Utz Brands Holdings and/or its members, including us, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

We anticipate that the distributions it will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

Dividends on our Class A Common Stock, if any, will be paid at the discretion of the Company Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by Utz Brands Holdings, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to its stockholders. In addition, Utz Brands Holdings is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Utz Brands Holdings (with certain exceptions) exceed the fair value of its assets. Utz Brands Holdings’ subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Utz Brands Holdings. If Utz Brands Holdings does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, we are required to pay to Continuing Members and/or the exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realized as a result of increases in tax basis in Utz Brands Holdings’ assets as a result of the sale of Common Company Units for the Net Cash Consideration, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of Utz

Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

At the Closing, the Continuing Members sold Common Company Units for the Net Cash Consideration and may in the future exchange their Common Company Units, together with the surrender and cancellation of an equal number of shares of Class V Common Stock, for shares of our Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. In addition, we purchased common units and preferred units in the Continuing Members from UPA Seller, and the Continuing Members redeemed such units from us. These sales, purchases, redemptions and exchanges resulted in increases in our allocable share of the tax basis of the tangible and intangible assets of Utz Brands Holdings. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, we entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that we realize (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are our obligations and not of Utz Brands Holdings. The actual increase in our allocable share of Utz Brands Holdings’ tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Continuing Members and the exchanging holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company or Utz Brands Holdings occur (as described in the Third Amended and Restated Limited Liability Company Agreement), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues until the later of 30 days following receipt by us of written notice thereof and 60 days following such final payment date or (iv) we materially breach any of our material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by us of written notice thereof and written notice of acceleration is received by us thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to the Continuing Members and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to us and that we would be able to use the potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The NYSE may delist our Class A Common Stock from trading on its exchange, which could limit investors’ ability to make transactions in shares of our Class A Common Stock and subject us to additional trading restrictions.

Our Class A Common Stock is currently listed on the NYSE. However, we cannot assure you that shares of our Class A Common Stock will continue to be listed on the NYSE in the future. In order to continue listing our Class A Common Stock on the NYSE, we must maintain certain financial, share price and distribution levels. It is possible that our Class A Common Stock will cease to meet the NYSE listing requirements.

If NYSE delists our Class A Common Stock from trading on its exchange and we are not able to list our Class A Common Stock on another national securities exchange, our Class A Common Stock could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	A limited availability of market quotations for our Class A Common Stock;
●	Reduced liquidity for our Class A Common Stock;
●	A determination that our Class A Common Stock is a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	A limited amount of news and analyst coverage; and
●	A decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock are listed on the NYSE, our  Class A Common Stock qualifies as covered security under the statute. Although the states are preempted from regulating the sale of our Class A Common Stock, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if our Class A Common Stock were no longer listed on the NYSE, our Class A Common Stock would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our Class A Common Stock and certain senior securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A Common Stock.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts cover us, or cease coverage of us, the market price and volume for our Class A Common Stock could be adversely affected.

Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Certificate of Incorporation and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of our Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:

●	A classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;
●	The ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	The limitation of the liability of, and the indemnification of, our directors and officers;
●	The right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;
●	The requirement that directors may only be removed from the Company Board for cause;
●	The requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	Controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;
●	The requirement for the affirmative vote of holders of (i) (a) at least 66 2∕3% or 80%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Certificate of Incorporation, and (ii) (a) at least 66 2∕3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
●	The ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and
●	Advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.

In addition, as a Delaware corporation, we will generally be subject to provisions of Delaware law, including the DGCL. Although we will elect not to be governed by Section 203 of the DGCL, certain provisions of the Certificate of Incorporation will, in a manner substantially similar to Section 203 of the DGCL, prohibit certain of our stockholders (other than certain stockholders who are specified in the Investor Rights Agreement) who hold 15% or more of our outstanding capital stock from engaging in certain business combination transactions with us for a specified period of time unless certain conditions are met.

Any provision of the Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for the our Common Stock.

In addition, the provisions of the Investor Rights Agreement provide the stockholders party thereto with certain board rights which could also have the effect of delaying or preventing a change in control.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or stockholders to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents or stockholders (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Certain of our significant stockholders and Utz Brands Holdings members whose interests may differ from those of our other stockholders will have the ability to significantly influence our business and management.

Pursuant to the Investor Rights Agreement that we entered into with the Sponsor, the Founder Holders, the Sponsor Representative, the Continuing Members and the independent directors of Collier Creek at the Closing in connection with the Business Combination, we agreed to nominate five designees by each of the Sponsor and the Continuing Members, respectively, to serve on the Company Board for so long as each of them and their respective affiliates and specified family members beneficially own certain specified percentages of certain economic interests in us and Utz Brands Holdings held as of the Closing, without duplication. Accordingly, the Continuing Members and the Sponsor (or its successors) will be able to significantly influence the approval of actions requiring Company Board approval through their voting power. Such stockholders will retain significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, the Continuing Members and the Sponsor (or its successors) could influence whether acquisitions, dispositions and other change of control transactions are approved. Additionally, for so long as the Continuing Members hold at least 50% of the economic interests held in us and Utz Brands Holdings as of Closing (without duplication) they will have consent rights over certain material transactions with respect to us and our subsidiaries, including Utz Brands Holdings.

The Certificate of Incorporation does not limit the ability of the successors to the Sponsor to compete with us.

The successors to the Sponsor, or its successors, and each of their respective affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the successors to the Sponsor, and each of their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. The Certificate of Incorporation provides that none of the successors to the Sponsor, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The successors to the Sponsor, any of their respective affiliates also may pursue, in their capacities other than as members of the Company Board, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the successors to the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

The valuation of our Private Placement Warrants could increase the volatility in our net income (loss) in our consolidated statements of earnings (loss).

The remeasurement of our Private Placement Warrants is the result of changes in stock price and Private Placement Warrants outstanding at each reporting period. The remeasurement of warrant liabilities represents the mark-to-market fair value adjustments to the outstanding Private Placement Warrants issued in connection with the IPO of CCH. Significant changes in our stock price or number of Private Placement Warrants outstanding may adversely affect our net income (loss) in our consolidated statements of earnings (loss).

The grant of registration rights to certain of our stockholders and holders of our Warrants and the future exercise of such rights may adversely affect the market price of our Class A Common Stock.

The Investor Rights Agreement entered into between us, the Continuing Members, the Sponsor, the Founder Holders, the Sponsor Representative and certain independent directors of Collier Creek, replacing the Original Registration Rights Agreement. Pursuant to the Investor Rights Agreement, the Continuing Members and the successors to the Sponsor, and, in each case, their permitted transferees will have customary registration rights (including demand and piggy-back rights, subject to cooperation and cut-back provisions) with respect to (i) the Class A Common Stock (including the Class A Common Stock issued pursuant to the Third Amended and Restated Limited Liability Company Agreement upon exchange of the Common Company Units along with the surrender and cancellation of a corresponding number of shares of the Class V Common Stock for the Class A Common Stock), (ii) Private Placement Warrants and the Class A Common Stock issuable upon exercise of the Private Placement Warrants, and (iii) any of our Common Stock or common stock of any of our subsidiaries issued or issuable with respect to the securities referred to in clause (i) and (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. Further, pursuant to the Forward Purchase Agreements, we agreed that we will use our reasonable best efforts (x) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (prior to their redemption) (and underlying Class A Common Stock), (y) to cause such registration statement to be declared effective promptly thereafter and (z) to maintain the effectiveness of such registration statement until the earlier of  (a) the date on which the successors to the Sponsor and all of the independent directors cease to hold the securities covered thereby, and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Common Stock.

Our Private Placement Warrants may have an adverse effect on the market price of our Class A Common Stock.

We issued in a private placement an aggregate of 7,200,000 Private Placement Warrants, each exercisable to purchase one Class A Common Stock at $11.50 per share. Such Private Placement Warrants, when exercised, will increase the number of issued and outstanding Class A Common Stock and may reduce the value of the Class A Common Stock.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.

As a privately held company, Utz Brands Holdings was not subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may impose obligations on us.

We have evaluated the effectiveness of our disclosure controls and procedures as of April 4, 2021 and as of April 4, 2021, our disclosure controls and procedures were ineffective due to the material weakness described below. Specifically, we identified deficiencies in the accounting functions related to the failure to identify accounting adjustments required for the correct application of generally accepted accounting principles in the United States of America for stock warrants, and we did not adequately review or oversee the work of external specialists to assist us in the preparation of our financial statements and in our compliance with SEC reporting obligations.

We are in the process of remediating the material weakness identified by standardizing our controls over accounting and financial reporting and formalizing our review process related to non-routine transactions and reviews of accounting estimates performed by external specialists.

In the future, management’s assessment of our internal control over financial reporting will include an evaluation of such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies and our overall control environment. In making this assessment, management will use the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control --Integrated Framework Scope of the Controls Evaluation (2013 Framework). Accordingly, we cannot provide assurance that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act.

If we are unable to implement and maintain effective disclosure controls and procedures or internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may be seriously harmed.

Our Warrants are required to be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of our previously issued financial statements.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). In the Staff Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance, our Warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our financial and legal advisors, we have concluded that our Warrants should be presented as liabilities with subsequent fair value re-measurement. Therefore, we conducted a valuation of our Warrants and restated our previously issued financial statements, which resulted in unanticipated costs and diversion of management resources and may result in potential loss of investor confidence. Although we have now completed the restatement, we cannot guarantee that we will have no further inquiries from the SEC or NYSE regarding our restated financial statements or matters relating thereto.

Any future inquiries from the SEC or NYSE as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself.

The restatement of our financial statements in May 2021 has subjected us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.

As a result of the restatement of our financial statements, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that may be required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or shareholder litigation. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

Following the restatement of our historical financial statements, we account for our Warrants as a warrant liability recorded at fair value upon issuance with any changes in fair value each period reported in earnings based upon a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A Common Stock.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $82,800,000 from the exercise of all Private Placement Warrants assuming the exercise in full of all such Private Placement Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Private Placement Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Description of Securities — Private Placement Warrants” for a summary of the terms applicable to the Private Placement Warrants.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

The Company Board has adopted a dividend policy, pursuant to which we will make quarterly dividends on the Class A Common Stock, to the extent the Company Board determines that we have available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by UBH, taxes and under the Tax Receivable Agreement, and any restrictions contained in any applicable bank financing agreement by which we or our subsidiaries are bound.

The Company Board expects to declare and pay a dividend on the outstanding shares of Class A Common Stock in an aggregate amount of no less than $0.20 per share of Class A Common Stock, per annum, with respect to the four fiscal quarters immediately following Closing (such dividend amount subject to adjustment for stock splits, reverse splits and other similar matters). Pursuant to the dividend policy the Company paid cash dividends of $0.05 per share on our Class A Common Stock on October 13, 2020, January 11, 2021, and May 10, 2021 to the stockholders of record on September 21, 2020, December 21, 2020, and April 19, 2021, respectively. In addition, on December 10, 2020 our Board of Directors declared an additional cash dividend in the aggregate amount of approximately $0.8 million, equating to approximately $0.01 per share, to the stockholders of record on December 21, 2020. Payment of the additional cash dividend was executed on January 11, 2021.

Notwithstanding the foregoing, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We are a holding company without any direct operations and have no significant assets other than our ownership interest in Utz Brands Holdings. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of the Company Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Company Board.

In addition, under Delaware law, the Company Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of January 3, 2021 gives effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing, each as defined below, as if they were completed on January 3, 2021. The unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 gives pro forma effect to all of the following, as if they were completed on December 30, 2019, the first day of fiscal year 2020:

●	the Business Combination;
●	the Truco Acquisition and the IP Purchase (collectively, with the Truco Acquisition, the “Truco Transactions”); and
●	the exercise of certain of the outstanding Public Warrants and Forward Purchase Warrants (collectively, the “Warrant Exercises”) prior to the redemption of any Public Warrants and Forward Purchase Warrants remaining outstanding on January 14, 2021 (the “Warrants Redemption”) and the refinancing of the Company’s existing term loans and the Bridge Credit Agreement on January 20, 2021 related to the Truco Acquisition (the “Term Loan Refinancing”).

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined entity resulting from the combinations of the Company, UBH, Truco and the OTB IP (collectively, the “Combined Entity”) would have been had the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing taken place on January 3, 2021, nor are they indicative of the results of operations of the Combined Entity for any future period. The unaudited pro forma condensed combined balance sheet adjustments reflect only the Warrant Exercises, Warrants Redemption, and the Term Loan Refinancing, as the Business Combination and the Truco Transactions are already reflected in our historical audited consolidated balance sheet as of January 3, 2021. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the Combined Entity would have been had the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing taken place on December 30, 2019, nor are they indicative of the results of operations of the Combined Entity for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	the historical unaudited financial statements of CCH as of, and for the six months ended, June 30, 2020, included in the Quarterly Report on Form 10-Q filed by Collier Creek with the SEC on August 10, 2020;
●	the historical unaudited financial statements of Truco Holdco Inc. as of, and for the nine months ended, September 30, 2020, included elsewhere in this prospectus; and
●	the historical audited financial statements for the predecessor and successor reporting of Utz Brands, Inc. as of, and for the fiscal periods ended, January 3, 2021 and August 28, 2020, included elsewhere in this prospectus.

On May 20, 2020, the SEC adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses (the “New Rules”). The New Rules amend, among other things, the SEC’s “significance” tests under which a registrant determines whether a business disposition or acquisition is “significant,” thereby requiring the filing of related Rule 3-05 financial information and pro forma financial information. The New Rules are effective January 1, 2021 for transactions consummated on or after such date, but the New Rules permit voluntary early compliance provided that a registrant applies the New Rules in their entirety from the date of early compliance. Utz adopted the New Rules effective as of, and has applied the New Rules in their entirety, as reasonably applied prior to the effective date of the New Rules, from and since, December 14, 2020.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Entity upon completion of the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information and described in the notes thereto reflect, among other things, the completion of the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the New Rules and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Truco Transactions, the Warrant Exercises, the Warrants Redemption and the Term Loan Refinancing, and (2) factually supportable. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the transactions occurred on the dates indicated or the future results that the Company will experience. Utz has not had any historical relationship with CCH prior to the Business Combination, or with Truco Seller or the seller of the OTB IP prior to the Truco Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the parties.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF JANUARY 3, 2021

(amounts in thousands, except for share information)	Utz Brands, Inc. (Successor) as of 1/3/2021 (as restated)	Term Loan Refinancing Transaction Accounting Adjustments		Pro Forma Combined Total
ASSETS
Current assets:
Cash and cash equivalents	46,831	(11,135)	(aaa)	35,696
Accounts receivable, net	118,305			118,305
Inventories	59,810			59,810
Prepaid and other assets	11,573			11,573
Current portion of notes receivable	7,666			7,666
Total current assets	244,185	(11,135)		233,050
Non-current assets:
Property, plant and equipment, net	270,416			270,416
Goodwill	862,183			862,183
Intangible assets, net	1,171,709			1,171,709
Non-current portion of notes receivable	20,000			20,000
Other assets	15,671			15,671
Total non-current assets	2,339,979			2,339,979
Total assets	2,584,164	(11,135)		2,573,029
LIABILITIES AND EQUITY
Current liabilities:
Current portion of term debt	469	7,200	(ddd)	7,669
Current portion of other notes payable	9,018			9,018
Accounts payable	57,254			57,254
Accrued expenses and other	80,788			80,788
Current portion of warrant liability	52,580	(52,580)	(ccc)	—
Total current liabilities	200,109	(45,380)		154,729
Long-term liabilities:
Non-current portion of term debt	778,000	(11,135)	(aaa)	704,947
		2,514	(bbb)
		(57,232)	(ccc)
		(7,200)	(ddd)
Non-current portion of other notes payable	24,564			24,564
Non-current accrued expenses and other	37,771			37,771
Deferred tax liability	73,786			73,786
Non-current warrant liability	85,032			85,032
Total non-current liabilities	999,153	(73,053)		926,100
Total liabilities	1,199,262	(118,433)		1,080,829
Commitments and contingencies
Equity (Deficit):
Shares of Class A Common Stock (Successor), $0.0001 par value; 1,000,000,000 shares authorized; 71,094,714 shares issued and outstanding at January 3, 2021	7	—	(ccc)	7
Shares of Class V Common Stock (Successor), $0.0001 par value; 61,249,000 shares authorized; 60,349,000 shares issued and outstanding at January 3, 2021	6			6
Additional paid-in capital (Successor)	793,461	142,526	(ccc)	935,987
Accumulated deficit (Successor)	(241,490)	(2,514)	(bbb)	(244,004)
Accumulated other comprehensive income	924			924
Total stockholders’ equity	552,908	140,012		692,920
Noncontrolling interest	831,994	(32,714)	(ccc)	799,280
Total equity	1,384,902	107,298		1,492,200
Total liabilities and equity	2,584,164	(11,135)		2,573,029

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS FOR

YEAR ENDED JANUARY 3, 2021

(amounts in thousands except for share information)	Collier Creek Holdings (Historical) From 1/1/2020 to 8/28/2020	Utz Brands, Inc. (Successor) for the period 8/29/2020 to 1/3/2021 (as restated)	Utz Brands Holdings, LLC (Predecessor) for the period 12/30/2019 to 8/28/2020	Business Combination Transaction Accounting Adjustments		Pro Forma for the Business Combination Subtotal	Truco Holdco Inc. for the period 1/1/2020 to 12/14/2020	Truco Transactions Accounting Adjustments		Term Loan Refinancing Transaction Accounting Adjustments		Pro Forma Combined Total
Net sales	—	325,648	638,662			964,310	189,919	—		—		1,154,229
Cost of goods sold	—	219,977	411,595	5,453	(a)	637,025	121,907	(8,607)	(cc)	—		750,325
Gross profit	—	105,671	227,067	(5,453)		327,285	68,012	8,607		—		403,904
Selling and administrative expenses
Selling	—	63,616	131,579	62	(a)	195,257	20,249			—		215,506
Administrative	13,526	43,871	64,050	9,878	(a)	141,552	32,531	8,937	(aa)	—		177,902
				10,227	(f)			(5,118)	(ee)
Total selling and administrative expenses	13,526	107,487	195,629	20,167		336,809	52,780	3,819		—		393,408
Gain on sale of assets
Gain on disposal of property, plant and equipment	—	109	79	—		188	—			—		188
Gain on sale of routes, net	—	749	1,264	—		2,013	—	—		—		2,013
Total gain on sale of assets	—	858	1,343	—		2,201	—	—		—		2,201
(Loss) income from operations	(13,526)	(958)	32,781	(25,620)		(7,323)	15,232	4,788		—		12,697
Other income (expense)
Interest income (expense)	1,612	(13,301)	(26,659)	(1,612)	(b)	(29,923)	(5,033)	5,033	(bb)	(9,930)	(ff)	(39,853)
				10,037	(c)

Other income (expense)	—	(2,058)	1,271			(787)	11	—		—		(776)
Loss on remeasurement of warrant liability	—	(91,851)	—	—		(91,851)	—	—		17,547	(gg)	(74,304)
Other income (expense), net	1,612	(107,210)	(25,388)	8,425		(122,561)	(5,022)	5,033		7,617		(114,933)
(Loss) income before taxes	(11,914)	(108,168)	7,393	(17,195)		(129,884)	10,210	9,821		7,617		(102,236)
Income tax expense/ (benefit)	—	(267)	3,973	(2,438)	(d)	1,268	498	2,542	(d)	(1,438)	(d)	2,870
Net (loss) income	(11,914)	(107,901)	3,420	(14,757)		(131,152)	9,712	7,279		9,055		(105,106)
Net loss (income) attributable to noncontrolling interest	—	7,971	—	11,325	(e)	19,296	—	(7,516)	(e)	4,393	(e)	16,173
Net (loss) income attributable to controlling interest	(11,914)	(99,930)	3,420	(3,432)		(111,856)	9,712	(237)		13,448		(88,933)
Other comprehensive income
Interest rate swap	—	924	(7,463)	—		(6,539)	—	—		—		(6,539)
Comprehensive (loss) income	(11,914)	(99,006)	(4,043)	(3,432)		(118,395)	9,712	(237)		13,448		(95,472)
Earnings per share (Note 4)
Weighted average shares outstanding of Class A ordinary shares/ Common Stock, basic and diluted	44,000,000	61,085,943	—									76,071,431
Basic and diluted earnings (loss) per share, Class A	0.04	(1.64)	—									(1.17)
Weighted average shares outstanding of Class B ordinary shares/ Common Stock, basic and diluted	11,875,000	—	—									—
Basic and diluted earnings per share, Class B	(1.14)	—	—									—

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Transactions

Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared assuming the Business Combination and the Truco Acquisition are accounted for using the acquisition method of accounting with CCH and the Company as the accounting acquirers, respectively. The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”), for which further detail is provided below. Under the acquisition method of accounting, the accounting acquirers’ assets and liabilities will retain their carrying values, and the assets and liabilities associated with the accounting acquirees will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The basis of presentation for the IP Purchase is based on ASC 805-50 for asset acquisitions. In general, ASC 805-50 requires that the assets acquired be recognized based on their cost to the acquiring entity, which was determined to be the Company, which generally includes the transaction costs of the asset acquisition.

The transaction accounting adjustments represent management’s estimates based on information available as of the date of the filing of the pro forma condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined. Unless otherwise noted, the pro forma statements and adjustments are presented in thousands.

A black line separates the predecessor and successor financial statements of the Company on the pro forma condensed combined statement of operations to highlight the lack of comparability and change in reporting entities between these two periods. Due to the Business Combination and the application of fair value adjustments to the Company’s net assets, different bases of accounting have been used to prepare the predecessor and successor condensed combined statement of operations for the period from December 30, 2019 to August 28, 2020 and from August 29, 2020 to January 3, 2021, respectively.

In conjunction with the consummation of the Business Combination and the Truco Acquisition, CCH and Truco have adopted the Company’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies are required.

The ownership retained by the sellers of UBH after the Business Combination between UBH and CCH is reflected as noncontrolling interest in the unaudited pro forma condensed combined statement of operations. For purposes of the unaudited pro forma condensed combined financial information, the noncontrolling interest ownership of the Company assumes that the Public Warrants and the Forward Purchase Warrants that were exercised prior to the Warrant Redemption Date, as defined below, had been exercised as of December 30, 2019, resulting in a noncontrolling interest ownership of approximately 44.2%.

Description of the Transactions

Refer to Note 2. “Acquisitions” to our audited financial statements for the fiscal year ended January 3, 2021, included elsewhere in this prospectus.

Warrant Exercises and Warrant Redemption — On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the Warrant Redemption Date. Prior to the Warrant Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised as part of the Warrant Exercises, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021. As of the Redemption Date, 30,928 Public Warrants remained unexercised and were redeemed for $0.01 per warrant. The proceeds from the Warrant Exercises were used to repay a portion of the debt that was drawn down by the Company from the Bridge Credit Agreement (further details discussed below) in connection with the Truco Transactions.

Term Loan Refinancing — In connection with the Truco Transactions, on December 14, 2020, the Company entered into the Bridge Credit Agreement with a syndicate of banks, led by Bank of America. The Company withdrew $490.0 million, the proceeds of which were used to fund the Truco Acquisition and the IP Purchase. As of January 3, 2021, $370.0 million of the Bridge Credit Agreement, excluding $120.0 million which was repaid from the Warrant Exercises in fiscal year 2020, was still outstanding. On January 20, 2021, the Company entered into Amendment No. 2 to the First Lien Term Loan Credit Agreement in which the Company refinanced, in full, outstanding term loans under the Credit Agreement pursuant to refinancing term loans having a principal amount of $410.0 million, and the Company also borrowed an additional $310.0 million in incremental term loans (collectively, the “New Term Loans”). The proceeds from the Term Loan Refinancing were used by the Company to refinance in full existing term loans and repay in full the Bridge Credit Agreement. Certain finance costs of $8.4 million were incurred by the Company in the Term Loan Refinancing which were recognized as deferred financing fees.

Note 2 — Unaudited pro forma condensed combined balance sheet adjustments

Term Loan Refinancing Transaction Accounting Adjustments

The pro forma adjustments which give effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing related to the Truco Transactions included in the unaudited pro forma condensed combined balance sheet as of January 3, 2021 are as follows:

(aaa)	Reflects $2.8 million additional cash paid by the Company, after utilizing cash received in the Term Loan Refinancing and the Warrant Exercises, to fully repay the First Lien Term Loan and the Bridge Credit Agreement. This adjustment also reflects $8.4 million in financing costs incurred in the Term Loan Refinancing.
(bbb)	As a result of the Term Loan Refinancing, this adjustment represents the write-off of the commitment fees and deferred financing costs on the Bridge Credit Agreement that were unamortized as of January 3, 2021.
(ccc)	Reflects the derecognition of the warrant liability and the issuance of shares of Class A Common Stock upon the Warrant Exercises during fiscal year 2021 prior to the Warrant Redemption Date by the Company. Proceeds received as a result of the Warrant Exercises were used to repay debt in the Term Loan Refinancing as discussed in (aaa). This adjustment also reflects the reduction to the non-controlling interest ownership percentage from 45.9% to 44.2% as a result of the Class A shares issued.
(ddd)	Reclassification of a portion of the refinanced Term Loans from non-current to current debt.

Note 3 — Unaudited pro forma condensed combined statement of operations adjustments

The pro forma adjustments which give effect to the Business Combination, the Truco Transactions, and the Term Loan Refinancing are discussed in the sections below. Adjustments to income tax expense are reflective of the pro forma adjustments using a pro forma effective tax rate of 25.96% and 25.88% for the Company and Truco, respectively, for the fiscal year ended January 3, 2021. Those income tax expense adjustments are noted as (d) on the unaudited pro forma condensed combined statement of operations. Pro forma adjustments to allocate total combined net income (loss) attributable to noncontrolling interest based on the pro forma noncontrolling interest ownership of approximately 44.2% as of January 3, 2021 is noted as (e) on the unaudited pro forma condensed combined statement of operations.

Business Combination Transaction Accounting Adjustments

The pro forma adjustments which give effect to the Business Combination included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 are as follows:

(a)	Represents adjustments to incorporate additional tangible and intangible assets depreciation and amortization for the step up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. The following table is a summary of certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

			Amortization
			Expense for the period
			from December 30, 2019
	Fair Value	Useful Life	to August 28, 2020
Identifiable intangible assets	(in thousands)	(in years)	(in thousands)
Indefinite lived trade names	$355,500	Indefinite	n/a
Finite lived trade names	56,000	15	2,489
Customer relationships	443,500	25	11,827
Technology	43	5	6
Master distribution rights	2,221	15	99
Company owned routes	13,886	Indefinite	n/a
Total	$871,150		$14,421
Less: Historical amortization expenses			5,100
Pro forma adjustment			$9,321

Pro forma adjustments for depreciation expenses to cost of goods sold are $5.5 million, to selling expenses are $0.1 million, and to administrative expenses are $0.5 million for the fiscal year ended January 3, 2021.

(b)	Elimination of interest income of CCH on the Trust Account resulting from the release of cash held in the Trust Account that was used to fund the Business Combination.

(c)	Reflects the adjustment to interest expense associated with the paydown of the predecessor’s indebtedness upon consummation of the Business Combination. The decreased interest expense reflects the interest expense on the historical First Lien Term Loan, less the change in interest expense as recalculated to reflect the debt paid down on the First Lien Term Loan, and incorporating the amortization of debt issuance costs recognized. The interest expense adjustment is reflected in the table below:

For the period from December 30, 2019 to August 28, 2020 (in thousands)
Outstanding First Lien Term Loan	$416,513
Interest rate	4.8%
Interest on First Lien Term Loan	$13,418
Other interest expense	3,204
Total pro forma interest expense	16,622
Less: Interest on UBH historical debt	(26,659)
Pro forma adjustment to interest expense (income)	$(10,037)

(f)

Reflects an adjustment for the difference between the predecessor’s historical share-based compensation expense and the share-based compensation expense related to replacement awards for the LTIP RSUs under the 2020 LTIP, as well as new awards issued to certain participants in the Equity Incentive Plan.

Truco Transactions Accounting Adjustments

The pro forma adjustments which give effect to the Truco Transactions included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 are as follows:

(aa)

Represents adjustments for intangible asset amortization as a result of the fair value adjustment of certain identifiable intangible assets that were acquired through the Truco Acquisition. The identifiable intangible assets include the existing customer relationships of Truco that have a fair value of $225.0 million and a useful life of 15 years.

(bb)

Reflects the reversal of interest expense due to the repayment of Truco’s term loans at the closing of the Truco Acquisition. The transaction accounting adjustments to interest expense as a result of the Term Loan Refinancing are discussed in tick mark (ff).

(cc)	Represents the adjustment to eliminate royalty fees, as the OTB license agreement between Truco and the IP Seller was terminated as a result of the IP Purchase.
(ee)

Represents the adjustment to reverse amortization related to the OTB license agreement between Truco and the IP Seller. No amortization is considered for the trademark assets acquired in the IP Purchase as management has determined the OTB IP to be an indefinite-lived asset.

Term Loan Refinancing Transaction Accounting Adjustments

The pro forma adjustment which gives effect to the Warrant Exercises, the Warrants Redemption, and the Term Loan Refinancing related to the Truco Transactions included in the unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 is as follows:

(ff)

To record the interest expense and amortization of debt issuance costs and discount for the New Term Loans as if they were entered into as of December 30, 2019 and the reversal of interest expense and amortization of debt issuance costs for the First Lien Term Loan as if it was refinanced as of December 30, 2019. Additionally, this adjustment reflects the $2.5 million write-off of unamortized commitment fees and deferred financing costs for the Bridge Credit Agreement as a result of the Term Loan Refinancing. The interest rate of the refinanced Term Loan was determined based on the monthly LIBOR for the relevant period with a spread of 3.0%. Additional interest of $2.0 million is due to the incremental interest on a variable-to-fixed interest rate swap with a fixed interest rate of 4.34% on $250.0 million of debt.

For the year ended January 3, 2021 (in thousands)
Refinanced Term Loan principal	$720,000
Interest rate	3.53%
Interest expense of Refinanced Term Loan	25,407
Additional interest for certain portion of refinanced term loan due to interest rate swap from variable-to-fixed	2,026
Amortization of debt issuance costs and discount on Refinanced Term Loan	1,195
Bridge Credit Agreement commitment fees and deferred financing costs	2,514
Total	31,142
Less:
Outstanding UBH First Lien Term Loan	416,513
Interest rate	4.84%
Interest expense on UBH First Lien Term Loan	(20,155)
Interest on Bridge Credit Agreement recognized in fiscal year 2020	(1,057)
Pro forma adjustment to interest expense	$9,930

(gg)

Represents a reversal of expense that was recognized in fiscal year 2020 for the remeasurement of the warrant liability related to the Public Warrants and Forward Purchase Warrants included in the Warrants Exercise. The pro forma expense related to the remeasurement of the warrant liability reflects only the Private Placement Warrants, which were not subject to the Warrants Exercise.

(in thousands)
Private Placement Warrants outstanding	7,200
Fair value of Private Placement Warrants at December 30, 2019	$1.49
Fair value of Private Placement Warrants at January 3, 2021	11.81
Expense due to the remeasurement of the warrant liability	$(74,304)
Less: expense recognized by UBI in Successor period for the remeasurement of the warrant liability	(91,851)
Pro forma adjustment	$17,547

Note 4 — Pro Forma Earnings per Share

The weighted average pro forma basic and diluted number of shares is reflective of the issuance of shares of Class A Common Stock outstanding as a result of the Business Combination, the Warrant Exercises, and the Warrants Redemption as if the shares were outstanding as of the beginning of fiscal 2020. The Pro Forma Earnings per Share is calculated based on pro forma net loss attributable to controlling interest divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted earnings per share does not consider the impact of certain securities that would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted earnings per share are the same value.

BUSINESS COMBINATION WITH COLLIER CREEK

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination with Collier Creek, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of the Business Combination

On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation, and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equityholders of Utz Brands Holdings pursuant to the Business Combination Agreement. In connection with the Domestication, Collier Creek changed its name from “Collier Creek Holdings” to “Utz Brands, Inc.”

Pursuant to the terms of the Business Combination Agreement, at the Closing, Collier Creek paid the following aggregate Business Combination Consideration in exchange for 59,369,050 Common Company Units including 2,000,000 units representing Restricted Company Units, which immediately converted at Closing into Common Company Units upon the satisfaction of certain performance-based vesting conditions, is comprised of (i) the UPA Seller Preferred Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the preferred units in the Continuing Members owned by the UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (ii) the UPA Seller Common Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the common units in the Continuing Members owned by UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (iii) the Net Cash Consideration in cash to acquire from the Continuing Members a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek at the Closing, (iv) 61,249,000 shares of Class V Common Stock; and (v) the Contribution Amount in cash to Utz Brands Holdings, which Contribution Amount was contributed to Utz Brands Holdings at the Closing in exchange for the issuance by Utz of a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek. At the Closing, the Continuing Members also retained 61,249,000 Retained Company Units.

The Sponsor Parties, the Continuing Members and the Company were entitled to a portion of their equity in connection with the Business Combination in the form of performance-based interests, which took the form of the Restricted Company Units (held by the Continuing Members and the Company) and the Restricted Sponsor Shares held by the Sponsor Parties, which corresponded to the Restricted Company Units held by the Company on a one-to-one basis. The Company Board determined that the vesting thresholds applicable to the Restricted Company Units and the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, (x) all of the Restricted Company Units, immediately converted at Closing into the same number of Common Company Units; (y) all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof; and (z) we issued to the Continuing Members a number of shares of Class V Common Stock equal to the 3,483,022 Restricted Company Units retained by the Continuing Members, which had vested at the Closing.

In connection with the Closing of the Business Combination, on the Closing Date, pursuant to the Forward Purchase Agreements, Collier Creek consummated the sale and issuance of 3,500,000 Forward Purchase Shares and Forward Purchase Warrants to acquire up to 1,166,666 Class A Ordinary Shares at $11.50 per share, for aggregate proceeds of $35,000,000. Upon the Closing of the Business Combination, all shares of Collier Creek Class A Ordinary Shares were converted into our Class A Common Stock.

On the Closing Date, in connection with the Business Combination, we entered into certain Related Agreements including the Third Amended and Restated Limited Liability Company Agreement, Tax Receivable Agreement, Investor Rights Agreement and the Standstill Agreement (each of which is described below).

Related Agreements

Third Amended and Restated Limited Liability Company Agreement

On the Closing Date, the existing second amended and restated limited liability company agreement of Utz Brands Holdings was further amended and restated in its entirety to become the Third Amended and Restated Limited Liability Company Agreement.

Rights of the Units

Following the Closing, the Common Company Units are entitled to share in the profits and losses of Utz Brands Holdings and to receive distributions as and if declared by our managing member and have no voting rights.

The Third Amended and Restated Limited Liability Company Agreement contains provisions which require that a one-to-one ratio is maintained between interests held by us in Utz Brands Holdings and our Common Stock outstanding, subject to certain exceptions (including in respect of management equity which has not been settled in our Common Stock). In addition, the Third Amended and Restated Limited Liability Company Agreement permits us, in our capacity as the managing member, to take actions to maintain such ratio, including in connection with stock splits, combinations, recapitalizations and exercises of the Continuing Members’ exchange rights (described below).

We, as the managing member of Utz Brands Holdings, has the authority to create new equity interests in Utz Brands Holdings, and establish the rights and privileges of such interests.

Management

We, as the managing member of Utz Brands Holdings following the Closing, have the sole authority to manage the business and affairs of Utz Brands Holdings in accordance with the Third Amended and Restated Limited Liability Company Agreement or applicable law. The business, property and affairs of Utz Brands Holdings is managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.

Distributions

Immediately following the Closing, the Company Board adopted a distribution policy in respect of Utz Brands Holdings, pursuant to which we, as the managing member of Utz Brands Holdings, will declare quarterly ordinary distributions and tax distributions, out of available cash, available borrowings and other funds legally available therefor, unless prohibited by applicable law and subject to applicable restrictions in Utz Brands Holdings’ bank financing agreements. The Third Amended and Restated Limited Liability Company Agreement provides for quarterly ordinary distributions as well as quarterly tax distributions, in each case payable in accordance with the Third Amended and Restated Limited Liability Company Agreement and Utz Brands Holdings’ distribution policy, to the holders of Common Company Units on a pro rata basis based upon, with respect to tax distributions, an agreed-upon formula related to the taxable income of Utz Brands Holdings allocable to holders of Common Company Units. Generally, these tax distributions will be computed based on our estimate of the taxable income of Utz Brands Holdings allocable to each holder of Common Company Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate applicable to an individual resident in Pennsylvania or a U.S. corporation (whichever is higher), taking into account all jurisdictions in which the we are required to file income tax returns and the relevant apportionment information and the character of Utz Brands Holdings’ income, subject to various adjustments. Distributions, including tax distributions, will be made to holders of Common Company Units on a pro rata basis.

Upon the liquidation or winding up of Utz Brands Holdings, all net proceeds thereof will be distributed one hundred percent (100%) to the holders of Common Company Units on a pro rata basis.

Transfer Restrictions

The Third Amended and Restated Limited Liability Company Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Company Units for Class A Common Stock after the Lock-up Period pursuant to the Investor Rights Agreement has expired, which occurred on February 22, 2021.

Exchange of Common Company Units for Class A Common Stock

The Continuing Members, up to twice per calendar quarter in the aggregate, are able to exchange all or any portion of their Common Company Units, together with the cancellation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Company Units by delivering a written notice to Utz Brands Holdings, with a copy to us; provided that no holder of Common Company Units may exchange less than 100,000 Common Company Units in any single exchange unless exchanging all of the Common Company Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the Third Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, we may, at our sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Company Units surrendered for exchange, pay an amount in cash per Common Company Unit equal to the 5-day VWAP of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.

Exchange Ratio

For each Common Company Unit exchanged, one share of Class V Common Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member (unless we elect to pay an amount in cash in lieu thereof as described above). The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Company Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or, by any such subdivision or combination of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Company Units. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging Common Company Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

We may limit the rights of holders of Common Company Units to exchange their Common Company Units under the Third Amended and Restated Limited Liability Company Agreement if we determine in good faith that such restrictions are necessary so that Utz Brands Holdings will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

Expenses

Utz Brands Holdings will reimburse all of our expenses in connection with our ownership and management of Utz Brands Holdings and its business (other than certain expenses, such as income taxes and payment obligations under the Tax Receivable Agreement.

Tax Receivable Agreement

On the Closing Date, we entered into the Tax Receivable Agreement with the Continuing Members. Pursuant to the Tax Receivable Agreement, are required to pay to the Continuing Members or exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realize as a result of increases in tax basis in Utz Brands Holdings’ assets as a result of the sale of Common Company Units for the Net Cash Consideration, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration rights occur.

Investor Rights Agreement

On the Closing Date, we entered into an Investor Rights Agreement with the Continuing Members, the Sponsor Parties and the Sponsor Representative.

Director Appointment

Under the Investor Rights Agreement, subject to certain step down provisions, the Continuing Members have the right to nominate five Continuing Member Nominees to be board members and the Sponsor Representative (following the dissolution of the Sponsor in October 2020) has the right to nominate five Sponsor Nominees to be board members. The five Continuing Members Nominees and the five Sponsor Nominees comprise the Company Board appointed in connection with the Domestication. Two Continuing Member Nominees and one Sponsor Nominee were nominated as Class I Directors; one Continuing Member Nominee and two Sponsor Nominees were nominated as Class II Directors; and two Continuing Member Nominees and two Sponsor Nominees were nominated as Class III Directors.

Voting

Under the Investor Rights Agreement, the successors to the Sponsor and the Continuing Member have agreed to vote all of their respective shares of Class A Common Stock and Class V Common Stock, as applicable, in favor of the nominees of each of the Continuing Members and the Sponsor Representative.

Certain Consent Rights

For so long as the Continuing Members (together with their permitted transferees) hold economic interests in Utz Brands Holdings and the Company (without duplication) representing more than 50% of the economic interests held by the Continuing Members immediately after the Closing (subject to certain restrictions), the Continuing Members have a consent right over (i) any direct or indirect sale (including by way of merger, consolidation, transfer, sale or other business combination) of greater than 50% of our property, assets or voting securities or greater than 50% of the property, assets or voting securities of Utz Brands Holdings or Utz Quality Foods, (ii) any liquidation or dissolution of the Company, Utz Brands Holdings or Utz Quality Foods, (iii) modifications to our charter or bylaws that materially and adversely impact the Continuing Members in their capacity as our stockholders or equityholders of Utz Brands Holdings, (iv) moving the Company or any of its consolidated subsidiaries’ headquarters from Hanover, PA, or (v) changing the name of the Company or any of its consolidated subsidiaries.

Registration Rights

The Investor Rights Agreement terminated the Original Registration Rights Agreement that was entered into by Collier Creek, the Sponsor and certain independent directors of Collier Creek on October 4, 2018 in connection with the IPO.

Under the Investor Rights Agreement, the Continuing Members and the successors to the Sponsor (acting through the Sponsor Representative) are entitled to make unlimited written demands for registration under the Securities Act of all or part of their shares of Class A Common Stock, so long as, in the case of an underwritten offering, such demand is for at least $10,000,000 in shares of Class A Common Stock (or $35,000,000 in shares of Class A Common Stock for a fully marketed offering). In addition, subject to certain exceptions, the Continuing Members and the successors to the Sponsor (acting through the Sponsor Representative) will be entitled to request in writing that we register the resale of any or all of their Class A Common Stock on Form S-3 and any similar short-form registration that may be available at such time as a “shelf registration.” Subject to certain customary exceptions, if any time after the Closing, we propose to file a registration statement under the Securities Act with respect to our securities, we will give notice to the relevant security holders party to the Investor Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the sale of such number of shares of Class A Common Stock as requested by such security holders in writing, subject to customary cutbacks in an underwritten offering. Any other of our security holders with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. We have customary rights to postpone any registration statements for certain events. If the registration is through an underwritten offering, certain of our security holders will agree to lockup restrictions on the same basis as our directors and executive officers.

Under the Investor Rights Agreement, we have agreed to indemnify the security holders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Class A Common Stock, unless such liability arose from their misstatement or omission, and the security holders have agreed to indemnify us and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.

Information Access

Under the Investor Rights Agreement, we agree that directors may share any information concerning us and our subsidiaries received by the directors with the party that nominated such directors and such party’s designated representatives.

Transfers

Sponsor and the Continuing Members will not be able to transfer shares beneficially owned or otherwise held by them prior to the termination of the Lock-up Period, subject to certain customary exceptions including:

●	transfers to certain permitted transferees, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and
●	in the case of an individual, to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

The Lock-up Period ended on February 22, 2021.

Termination

The director appointment and voting rights under the Investor Rights Agreement will terminate as to a party when such party (either the Continuing Members or the Sponsor and the Founder Holders, as a group), no longer has the right to appoint a director (which occurs when such group has less than 15% of the economic interests in the Company and Utz Brands Holdings that it owned immediately after the Closing). The registration rights in the Investor Rights Agreement will terminate as to each holder of shares of our Common Stock when such holder ceases to hold any such Common Stock or securities exercisable or exchangeable for such Common Stock.

Standstill Agreement

On the Closing Date, we entered into the Standstill Agreement with the Continuing Members, the Sponsor, the Founder Holders and certain related parties of the Continuing Members.

Under the Standstill Agreement, the Continuing Members and certain related parties of the Continuing Members agreed that until the third anniversary of the Closing Date, or August 28, 2023, that they shall not acquire or attempt to acquire any additional Common Stock in excess of 55.8% of the voting power of our Common Stock on a fully-diluted basis, subject to certain exceptions. Under such agreement, the Continuing Members, certain related parties of the Continuing Members, the Sponsor and the Founder Holders agreed that (i) until such parties are no longer able to designate a director to the Company Board pursuant to the Investor Rights Agreement, such parties shall not solicit proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the Company Board or to approve stockholder proposals related thereto; and (ii) until the annual meeting of stockholders held by us after the third anniversary of the completion of the Business Combination, or August 28, 2023, such parties shall not take certain actions contrary to our governance structure other than in accordance with the Investor Rights Agreement.

Sponsor Side Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, the Founder Holders, and Collier Creek’s independent directors entered into the Sponsor Side Letter Agreement with Collier Creek. Under the Sponsor Side Letter Agreement, 2,000,000 Class B Ordinary Shares of Collier Creek held by the Sponsor and Collier Creek’s independent directors were automatically converted into 1,000,000 shares of Series B-1 Common Stock and 1,000,000 shares of Series B-2 Common, which, collectively, form our Class B Common Stock, and all such Class B Common Stock is referred to herein as the Restricted Sponsor Shares. Under the Sponsor Side Letter Agreement, the Restricted Sponsor Shares which were shares of Series B-1 Common Stock would automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $12.50 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation) and the Restricted Sponsor Shares which were shares of Series B-2 Common Stock would automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $15.00 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation). Upon conversion of the Restricted Sponsor Shares, the holder of each such Restricted Share were entitled to receive a payment equal to the amount of dividends declared on a share of Class A Common Stock beginning at Closing and ending on the day before the date such Restricted Sponsor Share converts into a share of Class A Common Stock. If any of the Restricted Sponsor Shares did not convert prior to the 10-year anniversary of the Closing Date, such Restricted Sponsor Shares would have been canceled for no consideration, and would not have been entitled to receive any Catch-Up Payment in respect of such Restricted Sponsor Shares. The Company Board determined that the vesting thresholds applicable to the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof.

BUSINESS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Utz Brands, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Utz Brands Holdings and its consolidated subsidiaries prior to the consummation of the Business Combination.

Overview

We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better for you” (“BFY”) brands, which includes Utz, Zapp’s, ON THE BORDER, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong Household Penetration in the United States, where our products can be found in approximately half of U.S. households. As of January 3, 2021, we operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 DSD routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry. We are the second-largest producer of branded salty snacks in our Core Geographies, based on Retail Sales and we have historically expanded our geographic reach and product portfolio organically and through acquisitions.

We believe our recent Business Combination with Collier Creek and our enhanced access to capital as a public company best position us to realize our objective of becoming the fastest-growing pure-play branded snack platform of Scale in the United States. Going forward, we plan to accelerate organic revenue growth, expand margins, and leverage our competitively advantaged route-to-market and scalable operating platform to make periodic value-enhancing strategic acquisitions.

Our business benefits from multiple opportunities to deliver attractive long-term profitable growth. Our value-creation strategies are focused on driving productivity to enhance margins, reinvesting in marketing and innovation to accelerate revenue growth and continuing to make strategic acquisitions. We believe we are well-positioned for long-term growth as we (a) gained a significant amount of new buyers in the salty snack category in 2020 and repeat rates are increasing, (b) having significant opportunity in our Emerging and Growth Geographies and under-penetrated channels, (c) continue to execute productivity efforts that will help to fuel incremental marketing and innovation to accelerate growth in sales, (d) continue to make infrastructure improvements to enable us to continue to scale greater heights, and (e) continue to make strategic acquisitions that deliver strong synergies and that enhance our competitive positioning. We believe each of these growth avenues represents a sizeable opportunity to expand our Net Sales. In addition, we further anticipate expanding our margins through supply chain productivity, revenue management, a higher-margin product mix, and higher margins on incremental sales as we leverage our scalable existing platform.

We also maintain a highly-disciplined approach to M&A and have substantial experience sourcing, executing, and integrating value-enhancing acquisitions. Since 2010, we have successfully integrated 14 acquisitions. Given our highly-scalable operating platform, we have been able to quickly and efficiently integrate acquired businesses into our infrastructure and realize attractive cost savings as well as revenue and distribution increases.

We believe these initiatives should generate attractive earnings growth as well as strong and stable free cash flow, enabling us to reinvest in our existing brands, reduce debt, and pay regular dividends to our stockholders.

Recent Developments

Effects of COVID-19. The novel coronavirus, or COVID-19, outbreak began impacting consumption, distribution and production of our products in March 2020. We are taking necessary preventive actions and implementing additional measures to protect our employees who are working on site. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. Our strategic manufacturing capabilities and DSD distribution network have allowed us to effectively service demand and be responsive to evolving market dynamics driven by changes in consumer behavior. We continue to monitor customer and consumer demands, and intend to adapt our plans as needed to continue to meet these demands.

Recent Acquisitions

On November 2, 2020, we completed the acquisition of certain assets from subsidiaries of Conagra related to the H.K. Anderson business, a leading brand of peanut butter-filled pretzels for less than $10 million. The transaction enabled us to jump-start our entry into the growing filled pretzel segment, leveraging the synergies of our salty snack platform.

On November 11, 2020, we entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Truco, a leading seller of tortilla chips, salsa and queso sold under the ON THE BORDER® brand for approximately $404.0 million. In addition on November 11, 2020, the Company entered into an asset purchase agreement to acquire from OTB Acquisition, LLC the OTB IP for $79.0 million, including all rights to the OTB trademarks for use in the manufacture, sale and distribution of snack food products in the United States and certain other international markets. The Company closed these acquisitions on December 14, 2020.

On February 8, 2021, we completed the acquisition of certain assets from Snak-King Corp related to the Vitner’s business, a leading brand of snack foods in the Chicago metropolitan area, for $25 million, subject to customary purchase price adjustments. The Vitner’s assets included intellectual property and assets associated with the distribution network, which includes approximately 55 DSD routes.

Brands

Our business is managed and reported in one operating segment. However, we manage our portfolio of brands by separating our sole operating segment into Power Brands and Foundation Brands. Power Brands, in aggregate, enjoy a combination of higher growth and margins, greater potential for value-added innovation, and enhanced responsiveness to consumer marketing as compared to Foundation Brands. As a result, we focus our investment spending and brand-building activities on Power Brands while managing Foundation Brands for cash flow generation to support investment in Power Brands and fund other corporate priorities.

Our Power Brands are comprised of Utz, Zapp’s ON THE BORDER, Good Health, Boulder Canyon, Hawaiian, Golden Flake pork skins, TGIF, Herdez, and TORTIYAHS!.

Our flagship Utz brand generated Retail Sales in excess of $650 million in 2020, representing approximately 5.2% CAGR and making it one of the 10 largest salty snack brands in the United States by Retail Sales. Recognized for its iconic logo featuring the “Little Utz Girl” since the 1920s, the Utz brand currently utilizes the slogan “Family Crafted Flavor Since 1921”. We sell a variety of salty snacks under the Utz brand, including potato chips, pretzels, cheese snacks, pub/party mixes, and others.

Our ON THE BORDER brand, which was acquired on December 14, 2020 as part of the acquisition of Truco, is a national brand of tortilla chips, salsa and queso. OTB is the #3 tortilla chip brand in the tortilla chip sub-category. Additionally, the acquisition of OTB strengthens our national geographic footprint in our Expansion Geographies and Emerging Geographies.

Our Good Health and Boulder Canyon Power Brands anchor our position in the BFY segment of salty snacking. Good Health, which we acquired in 2014, is positioned as a positive way to snack because its products have cleaner ingredients and are certified non-GMO and gluten-free. Boulder Canyon, which we acquired as part of the Inventure Foods acquisition in 2017, offers a line of premium BFY potato chips, including those made with olive or avocado oils. In the Natural channel, Boulder Canyon is the #2 potato chip brand while growing over 40% within the channel in 2020, and its “Canyon Cut” rippled avocado oil-based chip is the #1 selling potato chip item.

Our Power Brands also include a number of our authentic craft brands, including Zapp’s, Hawaiian, and Golden Flake pork skins. For example, Zapp’s, which we acquired in 2011, offers a line of premium kettle-cooked potato chips with bold, authentic flavors steeped in its New Orleans roots, including “Voodoo,” “Hotter ‘N’ Hot Jalapeño,” “Spicy Cajun Crawtators,” and “Cajun Dill Gator-tators,” among others. Hawaiian is a premium kettle chip brand that was acquired with the Kennedy Acquisition. It evokes the feel of the Pacific islands, with exotic flavors like “Sweet Maui Onion,” “Luau BBQ,” “Mango Habanero,” and “Hulapeño.” Our Golden Flake brand, a part of Southern culture since 1923, has a full line of Southern-style pork skins with flavors like “Louisiana Hot Sauce” and “Sweet Heat Barbecue,” which offer great taste and crunch with low carbohydrates.

Our Foundation Brands include strong regional snacking brands, such as Golden Flake (excluding pork skins), Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax as well as our partner and private label brands. We have historically utilized the strong regional positions and relevance of our Foundation Brands to drive increased distribution for our Power Brands.

Products

We produce a broad range of salty snack foods, including potato chips, tortilla chips, pretzels, cheese snacks, veggie snacks, pub/party mixes, pork skins, ready-to-eat popcorn, and other snacks. Our products are packaged in a variety of different sizes and configurations, ranging from individual packages to shareable bulk containers. We also sell certain third-party branded products through our distribution network.

We believe our ability to produce a wide range of products differentiates us from some of our competitors whose businesses focus on a particular product type. We believe our broad product assortment enables us to gain greater distribution and shelf space with our customers. Our in-house production capabilities across a range of products also enable us to rapidly respond to evolving consumer needs and preferences and to better create new innovative products to delight consumers. We also believe that our diversified product portfolio results in more predictable and stable financial performance, as we are not overly exposed to only one product sub-category.

Product Innovation

New product innovation is critical in the salty snacks category because consumers both enjoy long-time favorites and like to experiment with new forms, flavors, textures, and ingredients. In particular, our brands have strong competitive positions across an assortment of popular salty snacks, including potato chips, tortilla chips, pretzels, cheese snacks, pub/party mixes, veggie snacks, and pork skins. Given our long-standing customer relationships, broad production capabilities, and scalable distribution platform, we plan to strengthen our presence in certain salty snack sub-categories that we believe are highly synergistic to our existing business. We intend to expand our presence in key salty snack sub-categories through a combination of line extensions of our existing brands, new brand introductions, licensing partnerships with established brands, and/or acquisitions. We believe our expanded presence across key salty snack sub-categories would enhance our competitive position with customers and would be highly synergistic given our ability to leverage our existing manufacturing and distribution infrastructure.

As such, the level of new product innovation and the speed to market with these innovations are critical components of our business. Our innovation process begins with our marketing team, which understands our brands and consumers, and works collaboratively with our research & development and innovation leaders to identify new product opportunities that best suit our brand positions. We develop insights about unsatisfied consumer needs using our market research capabilities, and we track competitive product introductions to ensure appropriate responses. We also collaborate with third-party seasoning and flavor houses to understand the latest trends in consumer flavors and emerging consumer flavor preferences. Going forward, we intend to increase our investments in market research and other resources to generate more consumer insights and new product innovations.

We also utilize our flexible manufacturing and distribution platform to streamline the new product innovation process from idea conception through development and commercialization to market. The strategic location of our primary corporate office adjacent to our largest manufacturing plants facilitates strong coordination between our marketing, sales, research & development, and manufacturing professionals, leveraging the innovation experience of senior management and our in-house innovation leaders. Our broad in-house manufacturing capabilities across different product forms and packaging allow us to develop and commercialize new products quickly, and we have the manufacturing flexibility to handle many types of ingredients, including on-trend BFY oils such as avocado and olive. Our DSD distribution system allows us to efficiently experiment with new products at retail stores driven by the ability to quickly place new items and collect immediate feedback on sell-through trends. Finally, given the importance of in-store presence, we have a dedicated graphics team that is able to quickly develop and implement new packaging designs, impactful point-of-sale materials, and retail-ready displays.

Recent innovations include exciting new flavors such as Zapp’s “Evil Eye,” building on the success of the extreme flavor sensation in Zapp’s “Voodoo” kettle chips; Good Health “Creamy Onion & Chive Veggie Chips”; Boulder Canyon “Thin & Crisp” potato chips cooked in avocado oil; Utz Peanut Butter Filled Pretzels, flavored pretzels such as “Pumpernickel,” “Butter,” and “Everything”; and Utz “Kettle Classics” with TGI Fridays “Cheddar & Bacon” flavor. We have also introduced new product forms under the Good Health brand, including organic “Puffs” and “Fries,” as well as the TGI Friday’s brand, including “Party Sticks” shaped like French fries and “Pub Bites” shaped like chicken drumsticks. Further, we continue to introduce new packaging format innovations highlighted by the convenient POURABLES Utz cheeseballs pouches that protect your fingers while letting you enjoy your favorite snack.

Marketing, Advertising, and Consumer Engagement

Strategy.  Our marketing strategy is centered around our strong brand equities, new product innovation capabilities, and the consistently high quality of our products. We conduct marketing efforts through three principal sets of activities: (i) consumer marketing and advertising, including sponsorships, print, digital, eCommerce and social media, and other product promotions; (ii) consumer sales incentives including coupons and rebates; and (iii) trade promotions to support features, displays and other merchandising of our products by our customers. We have historically relied more heavily on sponsorships, trade promotions, and in-store merchandising as our primary forms of consumer engagement. In fiscal 2020, we spent approximately $11.1 million related to consumer marketing and advertising expenses. Going forward, consistent with our value creation strategies, we intend to meaningfully increase our investments in direct consumer marketing and advertising focused on our Power Brands as well as reallocate our current mix of media spending toward activities we believe will generate the highest return on investment. We believe these strategies will have a meaningfully positive impact on our brands and help drive long-term Net Sales growth.

Digital and Social Media.  In recent years we have shifted our media efforts toward digital advertising, and increased our investments in engaging with consumers directly via social media platforms. In mid-2019, we appointed a VP of Digital Marketing and eCommerce to focus on expanding and integrating our e-commerce and social media platforms. These efforts have resulted in significant increases in household reach, expanded community sizes, and increased Social Media Engagement in 2020. We expect to continue to expand our investments in digital and social media in the future, including as part of our strategy to grow our eCommerce marketing investments.

Customers

In fiscal 2020, our top 10 customers, all of which are retailers, represented approximately 37% of our Invoiced Sales, and no customer accounted for more than 11% of our Invoiced Sales in fiscal 2020. We historically have benefited from long-term relationships with our key customers, having a sales relationship for more than 20 years on average across our top 15 retail customers.

Our strong brand equities, enhanced innovation, and increased consumer marketing spend should enable us to continue to expand distribution of our products both within existing customers and in under-penetrated retail channels. In 2020, we estimate that approximately 19% of our customers sold only one of our Power Brands and no customers sold all of our Power Brands. We believe there is an opportunity to expand our distribution in mass merchants and convenience stores, where our Retail Sales as a percentage of the salty snack category are lower than in other channels such as grocery or club stores.

International

More than 99% of our Invoiced Sales occurred in the United States in fiscal 2020, and we are focused on growing our business in the United States. Since substantially all of our business is in the United States, we believe we have more limited exposure to global economic conditions and foreign exchange fluctuations than companies with more substantial international sales and operations.

Competition

Our products primarily compete with other salty snacks but also compete more broadly for certain eating occasions with other snack foods. We believe that the principal competitive factors in the salty snacks industry include taste, convenience, product variety, product quality, price, nutrition, consumer brand awareness, media and promotional activities, in-store merchandising execution, customer service, cost-efficient distribution, and access to retailer shelf space. We believe we compete effectively with respect to each of these factors.

The salty snacking industry is highly competitive and includes a number of diverse participants. Our identified competitors include PepsiCo (Frito Lay), Campbell’s (Snyder’s-Lance), Kellogg’s (Pringles), General Mills, Grupo Bimbo, Hershey’s, Hain Celestial, and Arca Continental (Wise), among others. Our products also compete with private label or retailer-branded salty snacks. However, private label represented only approximately 5% of category Retail Sales in 2020, which was flat compared to its share of Retail Sales in 2013.

Historically, the salty snacks category has benefited from favorable competitive dynamics, including low private label penetration and category leaders who compete primarily via marketing and innovation.

Importantly, we are the #2 brand platform in our Core Geographies representing 9% of total salty snacks category Retail Sales. As of January 3, 2021, in our Core Geographies, we have the #1 position in pork skins with 27% of sub-category Retail Sales and the #2 positions in potato chips, pretzels and cheese snacks with 15%, 20% and 9% of sub-category Retail Sales, respectively. With the acquisition of OTB, as of December 14, 2020, we hold the #3 branded position with Tortillas, with a 4% share. We believe we have a strong and defensible position in our Core Geographies with a significant opportunity to enhance our national position by expanding sales in Expansion Geographies (where we represent 4.5% of category Retail Sales) and Emerging Geographies (where we represent 2.5% of category Retail Sales).

Notably, in 2020, approximately $2.3 billion of salty snack Retail Sales were generated by approximately 1,300 smaller competitors, each with Retail Sales of less than $200 million. We believe this fragmented group of smaller brands provides an attractive opportunity for us to expand our Retail Sales by either acquiring or displacing smaller regional or product-specific competitors.

Supply Chain

Sourcing.  The principal ingredients used to manufacture our products include potatoes, oil, flour, wheat, corn, cheese, spices, and seasonings. Our primary packaging materials include flexible films and rigid containers, such as barrels, lids, cartons, and trays. All of our core ingredients are purchased according to rigorous standards to assure food quality and safety. Our principal ingredients are generally available from multiple suppliers and we do not source any of our top 10 inputs under any single-source arrangements. As such, we believe that we can make satisfactory alternative arrangements in the event of an interruption of supply from our vendors. No single category of raw material purchases represented more than 13% of our Cost of Goods Sold in fiscal 2020. In addition to raw materials, we source energy and liquid fuels for our manufacturing facilities and in-house distribution assets.

We utilize various buying strategies to mitigate the impact of changes in input prices, including fixed-price forward purchases as well as commodity hedging arrangements with third parties (particularly for energy, vegetable oils, wheat, and corn). A number of external factors such as weather, commodity markets, and governmental or agricultural programs can affect the cost of raw materials used in our products. To provide greater visibility, we typically look to enter into pricing arrangements covering a meaningful portion of our forecast purchases over the next 3 to 18 months. As of January 3, 2021, we believe we have entered into pricing arrangements covering over 75% of our budgeted raw material needs in fiscal 2021.

Manufacturing.  We manufacture our products primarily through 14 company-operated manufacturing facilities across the United States. These include four legacy Utz facilities and ten facilities that were added over the last ten years from acquisitions (See “— Properties and Facilities” for more details). Our facilities had capacity to produce approximately 400 million pounds of salty snacks annually in 2020 based on management’s estimate of available capacity, excluding weekly sanitation, over a seven-day work schedule, providing us with significant available capacity to accommodate increased sales. We believe this available capacity across our manufacturing footprint will enable us to leverage existing fixed costs to generate higher margins on incremental organic sales or acquired brands as well as generate potential future cost savings through consolidating our manufacturing footprint. For example, in 2018 we consolidated production from our Denver, Colorado, manufacturing facility into our Goodyear, Arizona, facility, enabling us to realize cost savings and proceeds from the sale of the Colorado facility. Our manufacturing facilities are well-maintained, and we have a program to ensure appropriate maintenance capital expenditures are undertaken. We also utilize several co-manufacturers for certain products.

Distribution.  We offer national distribution of our products through our flexible, hard-to-replicate distribution system that combines direct-to-warehouse, direct-to-store, distributor, and direct-to consumer capabilities. We believe this hybrid system, which we have built and enhanced over nearly a century, offers us flexibility to cost-effectively distribute our products to a wide range of retail locations where salty snacks are sold. Additionally, we believe our distribution system is highly scalable, resulting in the ability to drive higher margins on incremental revenues and enabling us to realize significant cost savings when integrating acquired brands into our established platform.

We benefit from strong brand awareness and heritage in our Core Geographies, where we are the second largest provider of branded salty snacks based on Retail Sales. We have historically expanded our geographic reach, both organically and through acquisitions, in our Expansion and Emerging Geographies. We plan to continue to expand our distribution and sales of Power Brands in these geographies, supported by our increased brand investments, expansion of our direct-to-customer and DSD distribution capabilities, and potentially through strategic acquisitions.

Direct-to-Warehouse:   For a number of our customers, we either ship products directly from our facilities to their distribution centers or allow them to pick-up products directly from our facilities. These customers are then responsible for fulfilling shipments to their own retail stores. The DTW model is often preferred by some of our national mass, club, and grocery customers that have sufficient scale and capabilities to efficiently manage distribution and replenishment for their own retail stores.

Direct-Store-Delivery:   We believe we are one of only three Scale U.S. salty snack providers with extensive DSD capabilities. Within our DSD system, either IOs or Utz-employed RSPs pick up products from our manufacturing facilities, distribution centers, storage facilities, or small bins and distribute and sell these products to retail stores within a geographic territory. Our DSD system is utilized by both large and small customers, and we believe it provides us a competitive advantage in expanding distribution, increasing shelf space, executing in-store merchandising activities, and ensuring products are fresh and available wherever consumers shop. Our DSD network included over 1,600 individual routes reaching over 75,000 retail stores in 2020. Our DSD routes are managed by a combination of approximately 1,300 IOs, covering approximately 79% of our routes, and approximately 350 RSPs, covering approximately 21% of our routes as of January 3, 2021. Over the last several years, we have converted from a predominately company-owned RSP model toward the use of third-party IOs. We believe this transition benefits us by creating motivated independent owner-operators and a more variable cost structure for our company. We expect to substantially complete our ongoing transition from RSPs toward IOs by the second quarter of fiscal year 2022 (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Significant Items Affecting Comparability — Independent Operator Conversions” for more details).

Third Party Distributors:   We also use third-party distributors in certain regions where their capabilities enhance the cost effectiveness and reach of our overall distribution system. For third-party distributors, we either ship products directly from our facilities to their distribution centers or allow them to pick up products directly from our facilities. The distributors are then responsible for selling our products to our customers and ensuring optimal retail presence within the stores they serve, utilizing both DTW and DSD capabilities. Our third-party distributors operated an additional approximately 635 DSD-style routes, reaching over 15,000 retail stores.

Direct-to-Consumer:   We also distribute our products directly to consumers. Our direct-to-consumer shipments primarily originate from orders received via our company website (www.utzsnacks.com) or select third-party retailer sites, including Amazon and Sam’s Club, which extend our reach to virtually every household in America. Our direct-to-consumer shipments are delivered from our central warehouse facility to consumers using FedEx, UPS, or other third-party carriers. E-Commerce represented approximately 7% of our Retail Sales in fiscal 2020 and is an accelerating part of our business, with the channel having grown by more than approximately 125% as compared to 2019.

Food Safety and Quality.  Food safety and quality are top priorities and we dedicate substantial resources to ensure that consumers receive consistently safe and high-quality food products. Our products are manufactured in facilities that have programs and controls in place regarding consistent quality and food safety. These comprehensive programs include Safe Quality Food (SQF) certifications and Good Manufacturing Practices (GMPs) that are designed to produce a safe, wholesome product. Our suppliers are required to have similarly robust processes in place and confirm their compliance for shipments of all ingredients to be used in our products. Finally, in addition to real-time product testing during production, we frequently monitor product attributes including taste, aroma, texture, and appearance, and random samples of finished goods are regularly sent to third-party laboratories for testing and verification.

Human Capital

Supporting our people is a foundational value for Utz. We believe company success depends on our ability to attract, develop, and retain key personnel whose skills, experience and industry knowledge benefit our operations and performance. The Company Board, Board committees, and management oversee various employee initiatives including compensation and benefits programs, succession planning, and leadership development and diversity and inclusion.

Utz aims to both attract and retain a qualified workforce through an inclusive and accessible recruiting process and online platform, as well as by offering competitive wages, benefits, and training opportunities. We also support and develop our employees through company-wide training and development programs intended to build and strengthen employees’ leadership and professional skills.

Diversity, Equity and Inclusion

Utz wants to ensure that we have a workplace where every associate feels valued. It’s vital for us to ensure dignity and respect in the workplace by embracing diverse perspectives and backgrounds for all associates. Diverse teams drive better performance and greater innovation.

To further develop our diversity, equity and inclusion strategy, Utz has partnered with a nationally recognized consulting firm to aid in the development of a comprehensive strategy to ensure we are continuing to foster a work environment that values all people.

Health and Safety

The safety of our team members is a top priority. We strive to provide a safe working environment, and have policies, procedures, and training programs to ensure employees and associates understand and meet safety guidelines. Utz and our associates are dedicated to providing a safe environment by continuously improving our Safety Culture and Performance through commitment, investment, and training.

●	Employee engagement: Leading indicators are used to both encourage and measure regular safety related activities throughout the organization
●	Training: Safety training relevant to each work group’s operation is distributed throughout the organization monthly, quarterly and/or annually
●	Compliance: Regular audits in various formats are used to review and ensure compliance with applicable agency regulations

●	Performance metrics: Traditional OSHA metrics are maintained on a quarterly and annual basis to measure actual performance and help identify continuous improvement opportunities

Total Rewards

We have a demonstrated history of investing in our workforce by providing competitive wages and benefits. Our benefits package includes:

●	Comprehensive health insurance coverage to employees working 30 hours or more each week;
●	Parental leave to all new parents for birth, adoption or foster placement;
●	Short term disability to provide partial wage protection for up to 13 weeks;
●	Employee stock purchase plan;
●	Wellness and disease management programs, health advocacy partner, and employee assistance programs;
●	Tuition reimbursement program; and
●	401(k) plan with generous company match and profit sharing.

Employees

As of January 3, 2021, we employed 3,083 full-time employees and 266 part-time employees.

Over the last several years, we have meaningfully reduced our number of full time employees and our selling, general & administrative expenses through our business transformation initiatives, particularly our DSD shift from RSPs to IOs and the associated restructuring of our sales management and corporate organization structure (see “— Supply Chain — Distribution” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Significant Items Affecting Comparability — Independent Operator Conversions” for more information). We expect the ongoing shift from RSPs toward IOs to be substantially completed by the second quarter of fiscal year 2022. Additionally, we historically have reduced employee count and operating expenses in relation to integration initiatives associated with our recent acquisitions.

Sustainability

We recognize the importance of Environment, Social and Governance issues for all stakeholders. As a newly public company, we are in the early stages of building our ESG framework and strategy and are using leading ESG and sustainability frameworks and guiding principles, such as the Sustainability Accounting Standards Board (SASB) and the U.N. Sustainable Development Goals (SDGs), as well as stakeholder engagement to inform our ESG program.

Cross-functional working groups and an ESG committee has been formed that has clear reporting to the executive team and the board. We recognize our responsibility to uphold the Company’s founding values which, for more than 100 years, have centered on working ethically, responsibly, and with integrity. We also look for ways to make a positive difference at work and in our communities. By collaborating with stakeholders, including associates, consumers, business partners, suppliers, stockholders and customers, we are working to become a more sustainable company.

Properties and Facilities

Our corporate headquarters is located at 900 High Street, Hanover, Pennsylvania 17331. We own the property for this corporate office, which includes approximately 44,000 square feet of corporate office space adjacent to one of our manufacturing facilities. In addition, we own other corporate office space in Hanover, Pennsylvania, including 1040 High Street with 16,000 square feet of office space, 240 Kindig Lane with 8,000 square feet of office space, and 350 Kindig Lane with 6,000 square feet of office space.

We operate 14 principal manufacturing sites located in Algona, Washington; Goodyear, Arizona; Farmington, Illinois; Bluffton, Indiana; Fitchburg, Massachusetts; Wilkes-Barre, Pennsylvania; Lititz, Pennsylvania; Hanover,

Pennsylvania; Berlin, Pennsylvania; Birmingham, Alabama; and Gramercy, Louisiana. We own all of the principal manufacturing sites, with the exception of the Algona, Washington location, which is leased.

We also operate 27 owned warehousing and distribution centers across the United States. These facilities supplement the warehousing and distribution capabilities co-located at our manufacturing facilities to ensure cost efficient delivery and timely access to products by our customers and DSD distributors. In total, we own approximately 41 properties in the United States that include manufacturing locations, warehouses, and office locations.

We lease approximately 144 properties in the United States, which include warehouse locations, offices and small storage bins. We believe that our properties, taken as a whole, are generally well maintained and are adequate for our current and foreseeable business needs. Though we believe that our facilities are sufficient to meet our current needs, we believe that suitable additional space will be available as and when needed to maintain and support our ongoing business needs.

Intellectual Property

We own numerous domestic and foreign trademarks and other proprietary rights that are important to our business. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, ON THE BORDER, Zapp’s, Golden Flake, Boulder Canyon, Good Health, Hawaiian, TORTIYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. We also recently unveiled a modernization of our well-known Little Utz Girl, and procured a trademark registration for her. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained.

We also maintain rights to the domain name www.utzsnacks.com and www.getutz.com, among others.

We believe the protection of our intellectual property, particularly our trademarks, trade dress, trade secrets, copyrights and domain names, is important to our success. We aggressively protect our intellectual property rights by, among other methods, relying on a combination of watch services and enforcement under intellectual property laws through the domain name dispute resolution system. For example, in 2020, we were engaged in litigation against Dirty South BBQ Co., LLC in the Eastern District of Pennsylvania, in light of Dirty South BBQ Co., LLC’s use of certain DIRTY designations in connection with the advertising, marketing, offering for sale, and sale of pork skins and food seasonings. This matter was then transferred to the Eastern District of Tennessee in September 2020 before both parties stipulated to the dismissal of the litigation in October 2020.

In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We take proactive measures in attempts to avoid infringement of third party marks by conducting trademark clearance searches and taking other industry standard measures. However, this does not prevent third parties from asserting claims against us. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. The results of any current or future litigation cannot be predicted with certainty and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. See “Risk Factors — Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.” Moreover, future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights.

We also license certain third-party brand names for use on our products, including the TGI Friday’s and Herdez trademarks. We use these trademarks in connection with the manufacturing, production, and distribution of snack products to be sold under the trademarked labels. Under the agreements governing our use of such trademarks, we are required to make guaranteed annual royalty payments. Sales under the TGI Fridays and Herdez agreements represent approximately 3% of our 2020 invoice sales.

We also license certain of our owned brands, including Utz, for use by third parties in certain food categories (such as frozen foods); however, licensing revenues from these arrangements represent less than 1% of fiscal year 2020 Net

Sales and are not material to our business or growth strategy. Finally, we have historically engaged in certain cross-marketing and/or promotional activities with third parties, including Major League Baseball, thereby increasing the visibility of our brands.

Seasonality

Although the demand for our products is relatively stable throughout the year as compared to other consumer goods, we have experienced in the past, and expect to continue to experience, seasonal fluctuations in our Retail Sales as a result of consumer and customer spending patterns. Historically, the months of April-September and December have resulted in higher Retail Sales than average due to increased consumer demand during the spring and summer months and holiday season, as well as significant retailer merchandising and promotions around those times. Additionally, we have historically generated seasonal cash flow from decreases in working capital levels in the fourth quarter and invested cash flow in working capital increases in the first quarter. We expect these historical trends to continue in the future.

Government Regulation and Compliance

We are subject to various laws and regulations in the United States by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the FTC; the FDA; the USDA; the U.S. Environmental Protection Agency; and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers.

We are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, also are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor these regulatory requirements and our compliance on a regular basis.

Legal Proceedings

From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. We record a liability when we believe it is probable that a loss has been incurred and the amount of such loss can be reasonably estimated. To the extent that we determine that a loss is possible, and a range of such loss can be reasonably estimated, we will disclose the range of the possible loss. Our assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates.

We are currently subject to various legal proceedings and environmental matters arising in the normal course of business, which we do not expect to have a material adverse effect on our condensed consolidated financial statements. Other than amounts accrued on our financial statements, we cannot estimate our potential loss in connection with any other outstanding legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations of Utz (the “MD&A”) should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

Our fiscal year end is the Sunday closest to December 31. Our fiscal year 2019 ended December 29, 2019 and was a fifty-two-week period and our fiscal year 2020 ended January 3, 2021 and was a fifty-three-week fiscal year. Our fiscal year 2021 will end January 2, 2022 and is a fifty-two week fiscal year. Our fiscal quarters are comprised of thirteen weeks each, except for fifty-three-week fiscal periods for which the fourth quarter is comprised of fourteen weeks, and end on the thirteenth Sunday of each quarter (fourteenth Sunday of the fourth quarter, when applicable). Our first fiscal quarter for fiscal year 2021 ended on April 4, 2021 and our first fiscal quarter for fiscal year 2020 ended on March 29, 2020.

Overview

We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better for you” brands, which includes Utz®, ON THE BORDER®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others, enjoys strong Household Penetration in the United States, where our products can be found in approximately 49% of U.S. households. We operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass merchant, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 DSD routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from 100 years of brand awareness and heritage in the salty snack industry. We have historically expanded our geographic reach and product portfolio organically and through acquisitions. Based on 2020 Retail Sales, we are second-largest producer of branded salty snacks in our Core Geographies, where we have acquired strong regional brands and distribution capabilities in recent years.

Business Combination

On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation and changed its name to “Utz Brands, Inc.”, and consummated the acquisition of certain Common Company Units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equity holders of Utz Brands Holdings pursuant to the Business Combination Agreement.

The Company was determined to be the accounting acquirer and Utz Brands Holdings was determined to be the accounting acquiree, in accordance with ASC 810, as the Company is considered to be the primary beneficiary of Utz Brands Holdings after the Business Combination. Under the ASC 805, Business Combinations, acquisition method of accounting, purchase price allocation of assets acquired and liabilities assumed of Utz Brands Holdings are presented based on their estimated fair values as of the closing of the Business Combination.

As a result of the Business Combination, the Company’s financial statement presentation distinguishes Utz Brands Holdings as the “Predecessor” for periods prior to the closing of the Business Combination. The Company, which includes consolidation of Utz Brands Holdings subsequent to the Business Combination, is the “Successor” for periods after the closing of the Business Combination. As a result of the application of the acquisition method of accounting in the Successor period, the financial statements for the Successor period are presented on a full step-up basis as a result of the Business Combination, and are therefore not comparable to the financial statements of the Predecessor period that are not presented on the same full step-up basis due to the Business Combination.

Key Developments and Trends

Our management team monitors a number of developments and trends that could impact our revenue and profitability objectives.

Long-Term Demographics, Consumer Trends, and Demand — We participate in the attractive and growing $28 billion U.S. salty snacks category, within the broader $97 billion Market for U.S. Snack Foods. The salty snacks category has grown Retail Sales at an approximately 5.6% CAGR over the last four years, including the increased in-home consumption of salty snacks due to COVID-19 during 2020 . During fiscal 2020, snacking occasions surged as consumers increasingly seek out convenient, delicious snacks for both on-the-go and at-home lifestyles. According to data from the Hartman Group, The Consumer Goods Forum, and IRI, approximately 50% of U.S. eating occasions are snacks, with 95% of the U.S. population snacking daily and the average American snacking 2.6 times per day based upon the latest available IRI data. Additionally, the salty snacks category has historically benefited from favorable competitive dynamics, including low private label penetration and category leaders competing primarily through marketing and innovation. We expect these consumer and category trends to continue to drive strong Retail Sales growth for salty snacks.

As a staple food product with resilient consumer demand and a predominantly domestic supply chain, the salty snack category is well positioned to navigate periods of economic disruption or other unforeseen global events. The U.S. salty snack category has demonstrated strong performance through economic downturns historically, growing at a 4% CAGR from 2007 to 2010 during the last recession. More recently, the U.S. salty snack category demonstrated strong performance during the COVID-19 pandemic which began in March 2020 in the U.S. For the thirteen weeks ended April 4, 2021 and the 52 weeks ended December 27, 2020, U.S. retail sales for salty snacks based on IRI data increased by 1.7% and 9.1%, respectively, versus the comparable prior year period. In the respective periods, our Retail Sales decreased by 2.3% and increased by 15.1%. The U.S. salty snack category has grown at 6% from 2019 to 2021, while the Company has grown at a 5.9% CAGR over the same time period.

Competition — The salty snack industry is highly competitive and includes many diverse participants. Our products primarily compete with other salty snacks but also compete more broadly for certain eating occasions with other snack foods. We believe that the principal competitive factors in the salty snack industry include taste, convenience, product variety, product quality, price, nutrition, consumer brand awareness, media and promotional activities, in-store merchandising execution, customer service, cost-efficient distribution, and access to retailer shelf space. We believe we compete effectively with respect to each of these factors.

Operating Costs — Our operating costs include raw materials, labor, manufacturing overhead, selling, distribution, general and administrative expenses. We manage these expenses through annual cost saving and productivity initiatives, sourcing and hedging programs, pricing actions, refinancing and tax optimization. Additionally, we maintain ongoing efforts led by our project management office, or PMO, to expand our profitability, including implementing significant reductions to our operating cost structure in both supply chain and overhead costs.

Taxes — On March 27, 2020, The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which includes various tax provisions with retroactive effect. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. We deferred $7.8 million of payroll tax deposits per the CARES Act. The deferred payroll taxes must be deposited in two installments, with half due on December 31, 2021 and the remainder on December 31, 2022. We continue to evaluate the impact of the CARES Act; however, we believe it is unlikely to have a material effect on our consolidated financial position, results of operations, and cash flow.

Financing Costs — We regularly evaluate our variable and fixed-rate debt. We continue to use low-cost, short- and long-term debt to finance our ongoing working capital, capital expenditures and other investments and dividends. Our weighted average interest rate for the thirteen weeks ended April 4, 2021 (Successor) was 3.7% down from 5.4% during the thirteen weeks ended March 29, 2020 (Predecessor). In addition, our weighted average interest rate for the combined fifty-three week period ended January 3, 2021 was 4.9%, down from 5.5% during fiscal 2019. We have used interest rate swaps to manage some of our exposure to interest rate changes, which can drive cash flow variability related to our debt. Refer to Note 8. “Long-Term Debt” and Note 9. “Derivative Financial Instruments and Purchase Commitments” to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information on debt, derivative and purchase commitment activity.

LIBOR Transition — As of April 4, 2021, we had $718.2 million in variable rate indebtedness, down from $780.0 million at January 3, 2021. As of April 4, 2021 our variable rate indebtedness is tied to the Eurocurrency Rate which currently uses the London Inter Bank Offered Rate (“LIBOR”) as a benchmark for establishing applicable rates. As announced in July 2017, LIBOR is expected to be phased out by the end of 2021. On November 30, 2020, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation issued a public statement that the administrator of LIBOR announced it will consult on an extension of publication of certain U.S. Dollar LIBOR tenors until June 30, 2023, which would allow additional legacy USD LIBOR contracts to mature before the succession of LIBOR. The Eurocurrency rate could change benchmarks, the extent and manner of any future changes with respect to methods of calculating LIBOR or replacing LIBOR with another benchmark are unknown and impossible to predict at this time and, as such, may result in interest rates that are materially higher than current interest rates. If interest rates applicable to our variable interest indebtedness increase, our interest expense will also increase, which could make it difficult for us to make interest payments and fund other fixed costs and, in turn, adversely impact our cash flow available for general corporate purposes.

COVID-19 — In March 2020, the World Health Organization declared that COVID-19 constituted a “Public Health Emergency of International Concern” and later characterized it as a “pandemic”. In response, we have taken necessary preventive actions and continue to implement safety measures to protect our employees who are working on and off site. The same time period, March 2020, also marked the beginning of COVID-19’s impact on the consumption, distribution and production of our products. Demand for product increased significantly for several weeks in late March and into April 2020 as customers “pantry-loaded” in response to “shelter-in-place” measures that were enacted in many markets. Following that initial spike, in the weeks that followed, demand for product has continued to out-pace prior year rates as families have favored “at-home” dining at a greater rate than pre-pandemic levels. We have serviced that demand by increasing production and distribution activities. Our strategic manufacturing capabilities and DSD distribution network have allowed us to effectively service the increased demand and be responsive to evolving market dynamics driven by changes in consumer behavior. We will continue to monitor customer and consumer activity and adapt our plans as necessary to best service the business.

Recent Developments and Significant Items Affecting Comparability

Acquisitions

On November 19, 2019, we entered into a stock purchase agreement to acquire all outstanding shares of common stock and certain real estate assets of Kitchen Cooked. We acquired Kitchen Cooked to expand our distribution and production capacity in Illinois and the surrounding area. The acquisition closed on December 30, 2019 when we made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations.

On October 21, 2019, we closed on our acquisition of Kennedy from Conagra. Kennedy consists of Tim’s Cascade Snacks and Snyder of Berlin, which are snack food manufacturers. We acquired this business to expand our national footprint and our DSD snacks business as well as capture significant synergies. The acquisition provided us with the second largest DSD network for branded salty snacks in the Pacific Northwest, a leased, regional production facility outside of Seattle, Washington, and increased Scale with retailers in the Western United States. We also acquired regional DSD routes and a production facility in Berlin, PA, which are highly complementary with our existing business in that region. Our Consolidated Statements of Operations and Comprehensive Income (Loss) include the operations of this business from October 21, 2019 through December 29 in 2019 and for all of fiscal year 2020.

On November 2, 2020, we completed the acquisition of certain assets from subsidiaries of Conagra related to the H.K. Anderson business, a leading brand of peanut butter-filled pretzels for approximately $8 million. The transaction enables us to jump-start our entry into the growing filled pretzel segment, leveraging the synergies of our salty snack platform.

On November 11, 2020, we caused our subsidiaries, UQF and Heron, to enter into a Stock Purchase Agreement among UQF, Heron, Truco and Truco Holdings LLC. On December 14, 2020, pursuant to the Stock Purchase Agreement, we caused our subsidiary, Heron, to consummate the Truco Acquisition. Upon completion of the Truco Acquisition, Truco became a wholly owned subsidiary of Heron. At the closing of the Truco Acquisition, we paid the aggregate cash purchase price of approximately $404.0 million to Truco Holdings LLC, including payments of approximately $3.0 million for cash on hand at Truco at the closing of the Truco Acquisition, less estimated working capital adjustments, subject to customary post-closing adjustments.

In addition, on December 14, 2020, UQF consummated the IP Purchase pursuant to which it purchased and acquired from OTB Acquisition, LLC the OTB IP pursuant to an Asset Purchase Agreement, dated November 11, 2020, among UQF, Truco Seller and OTB Acquisition, LLC. The IP Purchase was determined to be an asset acquisition under the provisions of ASC Subtopic 805-50. The IP Purchase is accounted for separately from the Truco Acquisition, as Truco and the OTB IP were acquired from two different selling parties that were not under common control and the two acquisitions are separate transactions. The OTB IP was initially recognized and measured by we based on its purchase price of $79.0 million since it was acquired in asset purchase and is treated as an indefinite lived intangible asset.

On February 8, 2021, we closed on a definitive agreement with Snak-King Corp. to acquire certain assets of the C.J. Vitner’s business, a leading brand of salty snacks in the Chicago, IL area. The acquisition increases our distribution in the Chicago area and Midwest Region and expands our product offering. We paid the aggregate cash purchase price of approximately $25 million which was funded from current cash-on-hand.

Commodity Trends

We regularly monitor worldwide supply and commodity costs so we can cost-effectively secure ingredients, packaging and fuel required for production. A number of external factors such as weather conditions, commodity market conditions, and the effects of governmental, agricultural or other programs affect the cost and availability of raw materials and agricultural materials used in our products. We address commodity costs primarily through the use of buying-forward, which locks in pricing for key materials between three and 18 months in advance. Other methods include hedging, net pricing adjustments and manufacturing and overhead cost control. Our hedging techniques, such as forward contracts, limit the impact of fluctuations in the cost of our principal raw materials; however, we may not be able to fully hedge against commodity cost changes, where there is a limited ability to hedge, and our hedging strategies may not protect us from increases in specific raw material costs. Toward the end of 2020, we began to experience an increase in pricing in certain commodities that has continued into 2021. We expect this trend to continue throughout 2021. Due to competitive or market conditions, planned trade or promotional incentives, or other factors, our pricing actions may also lag commodity cost changes.

While the costs of our principal raw materials fluctuate, we believe there will continue to be an adequate supply of the raw materials we use and that they will generally remain available from numerous sources.

Independent Operator Conversions

Our DSD distribution is executed via company-owned routes operated by RSPs, and third-party routes managed by IOs. We have used the IO and RSP models for more than a decade. In fiscal year 2017, we embarked on a multi-year strategy to convert all company owned RSP routes to the IO model. The mix between IOs and RSP was approximately 81% and 19%, respectively, as of April 4, 2021 versus a 76% and 24% ratio for IOs and RSPs respectively as of March 29, 2020. We anticipate completing substantially all remaining conversions by the second quarter of fiscal year 2022. The conversion process involves selling distribution rights to a defined route to an IO. As we convert a large number of routes in a year, there is a meaningful decrease in the selling and administrative costs that we previously incurred on RSPs and a corresponding increase in discounts paid to IOs to cover their costs to distribute our product. The net impact is a reduction in Selling expenses and a decrease in Net Sales and Gross Profit. Conversions also impact our balance sheet resulting in cash proceeds to us as a result of selling the route to an IO, or by creating notes receivable related to the sale of the routes.

Controls and Procedures

Prior to the consummation of the Business Combination, we were not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required in connection with periods ended prior to the consummation of the Business Combination to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Since the consummation of the Business Combination, we are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We are required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the fiscal year ending January 3, 2021. We are not required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a) of the Securities Act.

Results of Operations

Overview

The following tables present selected financial data for the thirteen-week periods ended April 4, 2021 (Successor) and March 29, 2020 (Predecessor), as well as the period from August 29, 2020 through January 3, 2021 (Successor) and the period from December 30, 2019 through August 28, 2020 (Predecessor), as combined for the year ended January 3, 2021 and the years ended December 29, 2019 (Predecessor) and December 30, 2018 (Predecessor).

We have prepared our discussion of the results of operations by comparing the results of the combined Successor period from August 29, 2020 through January 3, 2021 and the Predecessor period from December 30, 2019 through August 28, 2020 and the years ended December 29, 2019 and December 30, 2018. We have also provided our discussion of the results of operations for the most recently completed interim period by comparing the results of the thirteen-week Successor period ended April 4, 2021 and the thirteen-week Predecessor period ended March 29, 2020.

We believe this approach provides the most meaningful basis of comparison and is more useful in identifying current business trends for the periods presented. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of fiscal 2019, and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with U.S. GAAP.

	Successor	Predecessor	Non-GAAP Combined
(in thousands)	From August 29, 2020 through January 3, 2021 (as restated)	From December 30, 2019 through August 28, 2020	For the year ended January 3, 2021 (as restated)
Net sales	$325,648	$638,662	$964,310
Cost of goods sold	219,977	411,595	631,572
Gross profit	105,671	227,067	332,738
Selling and administrative expenses
Selling	63,616	131,579	195,195
Administrative	43,871	64,050	107,921
Total selling and administrative expenses	107,487	195,629	303,116
Gain on sale of assets
Gain on disposal of property, plant and equipment	109	79	188
Gain on sale of routes, net	749	1,264	2,013
Total gain on sale of assets	858	1,343	2,201
(Loss) income from operations	(958)	32,781	31,823
Other (expense) income
Interest expense	(13,301)	(26,659)	(39,960)
Other (expense) income	(2,058)	1,271	(787)
Loss on remeasurement of warrant liabilities	(91,851)	—	(91,851)
Other (expense) income, net	(107,210)	(25,388)	(132,598)
(Loss) income before taxes	(108,168)	7,393	(100,775)
Income tax (benefit) expense	(267)	3,973	3,706
Net (loss) income	(107,901)	3,420	(104,481)
Net loss attributable to noncontrolling interest	7,971	—	7,971
Net (loss) income attributable to controlling interest	$(99,930)	$3,420	$(96,510)

	Successor	Predecessor	Non-GAAP Combined	Predecessor
(in thousands)	Thirteen weeks ended April 4,2021	Thirteen weeks ended March 29,2020	For the year ended January 3, 2021 (as restated)	For the year ended December 29, 2019	For the year ended December 30, 2018
Net sales	$269,182	$228,029	$964,310	$768,228	$772,035
Cost of goods sold	173,941	148,015	631,572	514,430	505,330
Gross profit	95,241	80,014	332,738	253,798	266,705
Selling and administrative expenses
Selling	56,728	48,333	195,195	163,589	183,374
Administrative	29,933	19,940	107,921	64,723	68,018
Total selling and administrative expenses	86,661	68,273	303,116	228,312	251,392
Gain on sale of assets
Gain (loss) on disposal of property, plant and equipment	297	68	188	6,028	(2,312)
Gain on sale of routes, net	422	404	2,013	7,232	6,382
Total gain on sale of assets	719	472	2,201	13,260	4,070
Income from operations	9,299	12,213	31,823	38,746	19,383
Other (expense) income
Interest expense	(10,861)	(9,643)	(39,960)	(48,388)	(45,715)
Other (expense) income	718	580	(787)	(576)	607
Loss on remeasurement of warrant liabilities	(21,501)	—	(91,851)	—	—
Other (expense) income, net	(31,644)	(9,063)	(132,598)	(48,964)	(45,108)
Loss before taxes	(22,345)	3,150	(100,775)	(10,218)	(25,725)
Income tax expense	1,004	1,458	3,706	3,146	1,919
Net loss	(23,349)	1,692	(104,481)	(13,364)	(27,644)
Net loss (income) attributable to noncontrolling interest	820	—	7,971	(2,808)	(2,856)
Net (loss) income attributable to controlling interest	$(22,529)	$1,692	$(96,510)	$(16,172)	$(30,500)

Thirteen weeks ended April 4, 2021 (Successor) versus thirteen weeks ended March 29, 2020 (Predecessor)

Net sales

Net sales was $269.2 million and $228.0 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Net sales for the thirteen weeks ended April 4, 2021 (Successor) increased $41.2 million or 18.0% over the comparable period in 2020. The increase in net sales for the thirteen weeks ended April 4, 2021 (Successor) was primarily related to the acquisitions of Truco, Vitner’s, and H.K. Anderson and favorable price/mix of 1.9%. The thirteen weeks ended March 29, 2020 (Predecessor) experienced increased sales across customers and geographies that were heightened by increased in-home consumption of salty snacks due to COVID-19.

IO discounts increased to $26.5 million for the thirteen weeks ended April 4, 2021 (Successor) from $24.1 million for the corresponding thirteen weeks ended March 29, 2020 (Predecessor). Excluding the impacts of acquisitions and changes to IO discounts due to RSP to IO conversion, total net sale declined 2.9% for the thirteen weeks ended April 4, 2021 (Successor) versus the corresponding period in 2020.

Net sales are evaluated based on our classification as Power and Foundation brands. Power brands include our iconic heritage Utz brand; craft brands such as ON THE BORDER®, Zapp’s®, Golden Flake® Pork Skins, and

Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.

For the thirteen weeks ended April 4, 2021 (Successor), excluding brands acquired through our H.K. Anderson, Truco, and Vitner’s acquisitions, Power Brand sales decreased by approximately 1%, while Foundation Brand sales decreased approximately 4% from the thirteen weeks ended March 29, 2020 (Predecessor). The decline in both Power and Foundation Brands is due to lapping of prior period sales driven by pantry loading at the onset of the COVID-19 pandemic in the first quarter of 2020. Conversely, our Power Brands have a stronger presence in the grocery channel, which have performed well during this time period. In addition the eCommerce channel continues to grow and we experienced some rebounding sales in the convenience store channel due to a lower impact of COVID-19 related conditions.

Cost of goods sold and Gross profit

Gross profit was $95.2 million and $80.0 million for the thirteen weeks ended April 4, 2021 (Successor) and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. The increase in gross profit for thirteen weeks ended April 4, 2021 (Successor) was driven by higher sales driven by acquisitions, contributions from the acquisition of Truco, Vitner’s, and H.K. Anderson, leveraging our existing infrastructure and available capacity, improving efficiencies with productivity initiatives, which were partially offset by the commodity cost inflation.

Our gross profit margin was 35.4% for the thirteen weeks ended April 4, 2021 (Successor) versus 35.1% for the thirteen weeks ended March 29, 2020 (Predecessor). The improvement in gross profit margin was primarily driven by net price realization and favorable mix of Power Brands with better margins, partially offset by increased commodity costs. Additionally, IO discounts increased to $26.5 million for the thirteen weeks ended March 29, 2020 (Predecessor) from $24.1 million for the thirteen weeks ended April 4, 2021 (Successor), reducing gross profit by $2.4 million.

Selling, general and administrative expense

Selling, general and administrative expenses were $86.7 million and $68.3 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Selling, general and administrative expenses for the thirteen weeks ended April 4, 2021 (Successor) increased $18.4 million or 26.9% over the corresponding period in 2020. The increased expenses for the thirteen weeks ended April 4, 2021 (Successor) were driven by higher Business transformation initiatives, primarily attributable to expenses associated with the conversion of company-owned routes to IO routes and higher operational costs related to incremental operating expense of the acquired Truco, Vinter’s, and H.K. Anderson businesses, higher public company compliance costs, higher delivery costs, partially offset by lower Acquisition and Integration expenses.

Gain (loss) on sale of assets

Gain on sale of assets was $0.7 million and $0.5 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Company-owned routes were recorded at fair value as a result of the Business Combination, which resulted in increasing the IO route asset by $10.5 million. During the first fiscal quarter of 2021 conversions continued, gains were offset by the values of the routes that were established as part of the Business Combination.

Other (expense) income, net

Other expense, net was $31.6 million and $9.1 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. The incremental expense for the thirteen weeks ended April 4, 2021 (Successor) was primarily due to a $21.5 million loss from the remeasurement of warrant liability and additional interest expense of $1.2 million.

Income taxes

Income tax expense was $1.0 million and $1.5 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively.

53 week Year Ended January 3, 2021 (Successor and Predecessor) versus 52 week Year Ended December 29, 2019 (Predecessor)

Net sales

Net sales was $325.6 million for the Successor period, $638.7 million from December 30, 2019 through August 28, 2020, and $768.2 million for the year ended December 29, 2019. Net sales for the combined year ended January 3, 2021 increased $196.1 million or 25.5% over the comparable period in 2019. The increase in net sales for the 53 weeks ended January 3, 2021 was related to the acquisitions of Kennedy, Kitchen Cooked, H.K. Anderson and Truco, increased sales across customers and geographies that were heightened by increased in-home consumption of salty snacks due to COVID-19, as well as a 53rd week. The 53rd week represents an increase of approximately $15.9 million.

IO discounts increased from $77.2 million for the for the year ended December 29, 2019 to $96.7 million for the corresponding combined year ended January 3, 2021. Excluding the impacts of acquisitions and changes to IO discounts, total net sales grew 16.7% for the combined year ended January 3, 2021 versus the corresponding period in 2019.

Net sales are evaluated based on classification as Power and Foundation Brands. Power Brands include our iconic heritage Utz brand; craft brands such as ON THE BORDER®, Zapp’s®, Golden Flake® Pork Skins, and Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation Brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.

For the combined year ended January 3, 2021, excluding the impact of higher IO discounts and brands acquired through our Kennedy, Kitchen Cooked, H.K. Anderson and Truco acquisitions, Power Brand sales increased by approximately 14%, while Foundation Brand sales decreased approximately 1% from 2019. Growth in Power Brands was led by Utz®, Zapp’s®, TORTIYAHS!® and Golden Flake® Pork Skins brands, with strong increases across Core, Expansion and Emerging Geographies. The decline in Foundation Brands reflects our strategy to focus on our Power Brands and continued softness in foodservice, up-and-down-the-street customers, and the convenience channel due to COVID-19. Conversely, our Power Brands have a stronger presence in large format channels, which have performed well during this time period.

Cost of goods sold and Gross profit

Gross profit was $105.7 million for the Successor period, $227.1 million from December 30, 2019 through August 28, 2020, and $253.8 million for the year ended December 29, 2019. Gross profit for the combined year ended January 3, 2021 increased $78.9 million or 31.1% over the comparable period in 2019. The increase in gross profit for fiscal year 2020 was driven by higher sales, contributions from the acquisition of Kennedy, Kitchen Cooked, H.K. Anderson and Truco, leveraging our existing infrastructure and available capacity, as well as lower per unit costs for materials and overhead driven by productivity initiatives, and lower commodity costs, which were partially offset by the amortization of acquired inventory of $5.8 million.

Our gross profit margin was 34.5% for the combined fiscal year 2020 versus 33.0% for the fiscal year ended 2019. Excluding the amortization of acquired inventory, the improvement in gross profit margin was primarily driven by the sales volume leverage on controllable overhead costs and productivity savings. IO discounts increased from $77.2 million in fiscal 2019 to $96.5 million in fiscal 2020, reducing gross profit by $19.3 million.

Selling and administrative expense

Selling and administrative expenses were $107.5 million for the Successor period, $195.6 million from December 30, 2019 through August 28, 2020, and $228.3 million for the year ended December 29, 2019. Selling and administrative expenses for the combined year ended January 3, 2021 increased $74.8 million or 33% over fiscal 2019. The increased expenses in fiscal 2020 were driven by higher transaction-related service provider fees, higher operational costs related to incremental sales volume, operating expense of the acquired Kennedy, Kitchen Cooked, H.K. Anderson and Truco businesses, higher incentive compensation expense and an additional 53rd week.

Gain (loss) on sale of assets

Gain on sale of assets was $0.9 million for the Successor period, $1.3 million from December 30, 2019 through August 28, 2020, and $13.3 million for the year ended December 29, 2019. Gain on sale of assets was primarily driven by a reduction in the number of conversions of RSP routes to IO routes, which resulted in lower proceeds from the sale of routes in fiscal year 2020 compared to the same time period in fiscal year 2019. Additionally, Company owned routes were recorded at fair value as a result of the Business Combination, which resulted in increasing the IO route asset by $10.5 million.

Other (expense) income, net

Other expense, net was $107.2 million for the Successor period, $25.4 million from December 30, 2019 through August 28, 2020, and $49.0 million for the year ended December 29, 2019. During the Successor period, we recognized expense of $91.9 million due to the remeasurement of the warrant liability. The Warrants were not part of the Predecessor and therefore no such expense is shown in the Predecessor periods. In addition, the Company incurred a $2.5 million of expenses in connection with the repayment of the Senior Secured First Lien Note and incremental interest of $1.1 million and deferred financing fees that were expensed of $4.7 million related to the bridge loan in connection with the acquisition of Truco during the Successor period. Interest expense decreased $8.4 million for the combined year ended January 3, 2021, versus the fiscal year 2019. The lower interest expense was driven by a reduction in the comparative average LIBOR rate and payoff of the existing second lien term loan and subsequent origination of a new term loan with a lower fixed rate component in the fiscal fourth quarter of 2019, which favorably impacted the fiscal year 2020.

Income taxes

Income taxes were a benefit of $0.3 million for the Successor period, expense of $4.0 million for December 30, 2019 through August 28, 2020, and expense of $3.1 million for the year ended December 29, 2019.

Year Ended December 29, 2019 (Predecessor) versus Year Ended December 30, 2018 (Predecessor)

Net sales

Net sales for fiscal 2019 compared to fiscal 2018 remained relatively flat, with a $3.8 million and 0.5% decrease year over year. The decrease in net sales was related to the conversion of RSP operated routes to IOs which resulted in additional discounts and commissions offered to IOs. IO discounts increased from $58.0 million in fiscal 2018 to $77.2 million in fiscal 2019, reducing net sales by $19.2 million for the period. This conversion was mostly offset by the fourth quarter results associated with the acquisition of Kennedy, which closed on October 21, 2019.

Excluding the offsetting impact of the Kennedy Acquisition and changes in IO discounts, Power Brands, which accounted for approximately 78% of the overall sales, increased by approximately 2%. This was partially offset by a decrease in sales of approximately 5% within the Foundation Brands, which accounted for the remaining 22%. Growth in Power Brands was led by the Utz, Zapp’s and Golden Flake Pork Skins brands, partially offset by the negative impact of a strategic realignment of the Boulder Canyon and TGI Fridays brands as part of the Inventure Foods integration process. The decrease in sales of Foundation Brands primarily resulted from our strategic decision to exit certain low-margin, non-core private label businesses acquired through previous acquisitions.

Cost of goods sold and Gross profit

Our gross profit for fiscal 2019 was $253.8 million, a $12.9 million and 4.8% decrease compared to gross profit of $266.7 million for fiscal 2018. The decrease in gross profit in fiscal year 2019 was made up of a net $16.8 million reduction due to conversion of RSP routes to IOs which increased IO discounts and decreased cost of stale and damaged product, $5.4 million increase due to the Kennedy Acquisition, and $1.5 million reduction primarily due to higher input costs. Our gross profit margin was 33.0% and 34.5% for fiscal years 2019 and 2018, respectively. The decrease in gross profit margin was primarily driven by the conversion of RSP routes to IOs as well as lower overall gross profit margins of Kennedy and higher input costs. IO discounts increased from $58.0 million in fiscal 2018 to $77.2 million in fiscal 2019, reducing gross profit by $19.2 million for the period. Excluding the impact of increased IO discounts due to DSD route conversions, gross profit as a percentage of net sales would have increased by 0.2% from 34.5% to 34.7%.

Selling and administrative expense

Our selling and administrative expenses for fiscal 2019 were $228.3 million, a $23.1 million and 9.2% decrease, compared to selling and administrative expenses of $251.4 million for fiscal 2018. The decrease in selling and administrative expenses for fiscal year 2019 was primarily made up of an $18.0 million reduction driven by conversion of RSP operated routes to IOs over the course of fiscal years 2018 and 2019. IO conversions resulted in decreased RSP compensation and benefit costs, fleet expenses, and sales management costs in fiscal year 2019. Selling and administrative expenses also decreased by $6.7 million primarily due to a full year of benefit from integration-related cost savings realized from the acquisition of Inventure Foods. These decreases were partially offset by $1.6 million of increased marketing investments for sponsorships in fiscal year 2019.

Gain (loss) on sale of assets

Our gain on sale of assets for fiscal 2019 was $13.3 million, a $9.2 million and 225.8% increase, compared to our gain on sale of assets of $4.1 million for fiscal 2018. The increase in gain on sale of assets for fiscal year 2019 was primarily driven by the sale of one of our plants for a $4.6 million gain, compared to a net loss realized on the disposal of computer hardware and software and other certain assets in 2018. In addition, gain on sale of routes to IOs contributed $0.9 million to the increase in gain on sale of assets for fiscal year 2019.

Other (expense) income, net

Other expense, net for fiscal 2019 was $49.0 million, $48.4 million of which was related to interest expense. Of the 2019 interest expense, $43.7 million was related to our credit facility and other long-term debt, $2.1 million was related to deferred financing fees, and $2.6 million was related to Notes Payable — IO loans. The interest expense on Notes Payable — IO loans is a pass-through expense that has an offsetting interest income within other income, net, which is paid by such IO. Other expense, net for fiscal 2018 was $45.1 million, $45.7 million of which was related to interest expense. Of the 2018 interest expense, $42.3 million was related to our credit facility and other long-term debt, $2.4 million was related to deferred financing fees, and $0.7 million was related to IO loans. The total interest expense increased by $2.7 million or 5.8%. This change was primarily driven by an increase in the average LIBOR rate on our variable rate debt and our pass-through interest expense on notes payable related to the financing of the sale of IO routes, which were partially offset by lower interest expense in connection with the repayment of our Second Lien Term Loan in fiscal year 2019.

Income taxes

Income taxes for the fiscal year 2019 was $3.1 million, a $1.2 million increase, compared to income taxes of $1.9 million for fiscal 2018, which was primarily due to the mix of income related to taxable entities and nontaxable partnerships. Under our predecessor structure, we were generally not subject to entity-level taxes for income generated through our limited liability companies that were taxed as operating partnerships; consequently, our income tax expense for the predecessor periods relates primarily to certain corporate subsidiaries that are subject to corporate income taxes.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, and financing-related costs. We believe the non-GAAP measures should always be considered along with the related U.S. GAAP financial measures. We have provided the reconciliations between the U.S. GAAP and non-GAAP financial measures below, and we also discuss our underlying U.S. GAAP results throughout this MD&A section.

Our primary non-GAAP financial measures are listed below and reflect how we evaluate our current and prior-year operating results. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA

We define EBITDA as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

We define Adjusted EBITDA as EBITDA further adjusted to exclude certain non-cash items, such as accruals for long-term incentive programs, hedging and purchase commitments adjustments, remeasurement of warrant liabilities and asset impairments; Acquisition and Integration Costs; Business Transformation Initiatives; and Financing-Related Costs.

We define Further Adjusted EBITDA as Adjusted EBITDA after giving effect to, for the thirteen weeks ended April 4, 2021 (Successor) and March 29, 2020 (Predecessor), pre-acquisition Adjusted EBITDA of Vitner’s and pre-acquisition EBITDA of H.K. Anderson, and for the fiscal periods ended January 3, 2021 (Successor) and August 28, 2020 (Predecessor), and years ended December 29, 2019 (Predecessor) and December 30, 2018 (Predecessor), pre-acquisition EBITDA of Kennedy, pre-acquisition Adjusted EBITDA of Kitchen Cooked, and pre-acquisition EBITDA of Collier Creek Holdings. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales.

Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA are useful to investors in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have also historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also report Adjusted EBITDA as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted EBITDA margins on Net Sales.

The following table provides a reconciliation from Net (Loss) Income to EBITDA and Adjusted EBITDA, for the thirteen weeks ended April 4, 2021 (Successor) and the thirteen weeks ended March 29, 2020 (Predecessor), respectively, as well as the fiscal periods ended January 3, 2021 (Successor) and August 28, 2020 (Predecessor), and years ended December 29, 2019 (Predecessor) and December 30, 2018 (Predecessor):

	Successor	Predecessor	Successor	Predecessor	Non-GAAP Combined	Predecessor
(dollars in millions)	Thirteen weeks ended April 4, 2021	Thirteen weeks ended March 29, 2020	From August 29, 2020 through January 3, 2021 (as restated)	From December 30, 2019 through August 28, 2020	For the year ended January 3, 2021 (as restated)	For the year ended December 29, 2019	For the year ended December 30, 2018
Net (loss) income	$(23.3)	$1.7	$(107.9)	$3.4	$(104.5)	$(13.4)	$(27.6)
Plus non-GAAP adjustments:
Income Tax Expense	1.0	1.5			3.7	3.2	1.9
Depreciation and Amortization	19.4	8.9			50.5	29.3	30.4
Interest Expense, Net	10.9	9.6			40.0	48.3	45.7
Interest Income (IO loans) (1)	(1.0)	(0.5)			(2.4)	(3.4)	(2.6)
EBITDA	7.0	21.2			(12.7)	64.0	47.8
Certain Non-Cash Adjustments(2)	4.2	1.1			3.2	9.4	12.5
Acquisition and Integration(3)	1.9	5.2			40.0	3.3	11.3
Business Transformation Initiatives (4)	3.3	1.6			8.8	5.1	3.0
Financing-Related Costs(5)	—	0.1			2.7	4.7	0.9
Loss on Remeasurement of Warrant Liability (6)	21.5	—			91.9	—	—
Adjusted EBITDA	37.9	29.2			133.9	86.5	75.5
Adjusted EBITDA as a % of Net Sales	14.1%	12.8%			13.9%	11.3%	9.8%
Adjustment to remove 53rd week	—	—			(3.1)	—	—
Conagra DSD Snacks (Kennedy) Pre-Acquisition EBITDA (7)	—	—			—	9.9	—
Kitchen Cooked Pre-Acquisition Adjusted EBITDA (7)	—	—			—	0.5	—
HKA Pre-Acquisition Adjusted EBITDA (7)	—	0.3			1.1	1.6	—
Vitner's Pre-Acquisition Adjusted EBITDA (7)	—	0.4			—	—	—
Truco Pre-Acquisition Adjusted EBITDA (7)	—	9.7			47.5	31.1	—
Further Adjusted EBITDA	$37.9	$39.6			$179.4	$129.6	$75.5
(1)	Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)	Certain Non-Cash Adjustments are comprised primarily of the following:

Incentive programs — Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 LTIP for employees in February 2018. The Company recorded expense of $0.8 million for the thirteen weeks ended March 29, 2020 (Predecessor). The Company recorded income of $3.0 million for the Predecessor period from December 30, 2019 to August 28, 2020. The income was the result of the conversion rate of the 2018 LTIP Phantom Units into the 2020 LTIP RSUs. The Company recorded expenses of $6.5 million and $7.9 million in 2019 and 2018, respectively. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2018 and fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP were converted into the 2020 LTIP RSUs as part of the Business Combination. Additionally, in the Successor period, the Company incurred $6.8 million and $2.9 million of share based compensation under the 2020 LTIP for the Successor period from August 29, 2020 to January 3, 2021 and the thirteen weeks ended April 4, 2021 (Successor), respectively.

Purchase Commitments and Other Adjustments — We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related gains and losses. For the thirteen weeks ended April 4, 2021 (Successor) we recorded a loss of $0.0 million compared to a benefit $0.3 million for the thirteen weeks ended March 29, 2020 (Predecessor) and for the year ended January 3, 2021, we recorded a benefit of $0.2 million compared to a benefit of $0.9 million and expense of $1.1 million during 2019 and 2018, respectively.

Asset Impairments and Write-Offs — There were no adjustments for impairments recorded in 2020 or the thirteen weeks ended April 4, 2021. However, we did record impairments on certain trade name intangible brand assets in fiscal years 2019 and 2018 totaling $3.8 million and $2.9 million, respectively. Impairments recorded in fiscal years 2019 and 2018 were for a brand acquired from Inventure and a brand acquired from Golden Flake, respectively. In 2018, we also wrote-off certain computer hardware and software acquired in recent acquisitions that we retired totaling $0.6 million.

(3)	Adjustment for Acquisition and Integration Costs — This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. In the thirteen weeks ended April 4, 2021 (Successor) and March 29, 2020 (Predecessor) the majority of charges are related to costs incurred for the Vitner’s acquisition, the Truco Acquisition, the Kitchen Cooked acquisition, and related integration expenditures where we incurred costs of $1.9 million and $5.2 million for the thirteen weeks ended April 4, 2021 (Successor) and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. In 2020, the majority of charges are related to costs incurred for the Business Combination, the HK Anderson acquisition, and the Truco Acquisition, and related integration expenditures where we incurred costs of $40.0 million in 2020 compared to expenses of $3.3 million and $11.3 million for the same periods in 2019 and 2018 respectively. The fiscal 2018 adjustment included a $4.0 million write-off of certain plant assets to discontinue our manufacturing plant in Denver, Colorado, following a strategic review of manufacturing capacity related to the Inventure integration. Later, in fiscal 2019, we recorded $4.6 million in proceeds from the sale of the facility, included in the 2019 adjustment.
(4)	Business Transformation Initiatives Adjustment — This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, certain Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, and ERP transition costs offset by severance costs associated with the elimination of RSP positions, fall into this category. The Company incurred such costs of $3.3 million and $1.6 million for the thirteen weeks ended April 4, 2021 (Successor) and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. In 2020, total net cost was $8.8 million compared to $5.1 million and $3.0 million net cost for the 2019 and 2018, respectively.
(5)	Financing-Related Costs — These costs include adjustments for various items related to raising debt and preferred equity capital or debt extinguishment costs. The Company incurred expenses of $0.1 million for the thirteen weeks ended March 29, 2020 (Predecessor). In fiscal 2020, we incurred $2.5 million of expenses related to a prepayment penalty for the pay-down of debt and $0.2 million of other debt raising and preferred equity capital costs. In fiscal 2019, these costs include expenses related to the sale of preferred and common units by Series U, Series R, and SRS to an outside investor, the repayment of the Second Lien Term Loan, and the issuance of the Secured First Lien Note to finance the Kennedy Acquisition. Financing-Related Costs adjustments of $4.7 million, and $0.9 million, were made in fiscal years 2019 and 2018, respectively. The amount in fiscal 2019 includes $4.3 million related to a loss recognized on extinguishment of debt related to the repayment of the Second Lien Term Loan as well as $0.4 million in professional fees related to the new capital raised, which were partially offset by deferred financing fees.
(6)	Losses (or gains) related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.
(7)	Pre-Acquisition Adjusted EBITDA — This adjustment represents the adjusted EBITDA of acquired companies prior to the acquisition date.

Liquidity and Capital Resources

The following table presents net cash provided by operating activities, investing activities and financing activities for the thirteen weeks ended April 4, 2021 (Successor) and the thirteen weeks ended March 29, 2020 (Predecessor), as well as the fifty-three weeks ended January 3, 2021 and fifty-two weeks ended December 29, 2019.

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Thirteen weeks ended April 4, 2021	Thirteen weeks ended March 29, 2020	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	For the year ended December 29, 2019	For the year ended December 30, 2018
Net cash (used in) provided by operating activities	(13,183)	$(2,773)	$(932)	$30,627	$27,992	$15,747
Net cash used in investing activities	(25,311)	(14,464)	(681,882)	(21,516)	(115,882)	(2,169)
Net cash provided by (used in) financing activities	(4,317)	7,815	241,973	(10,451)	96,029	(16,366)

For the thirteen weeks ended April 4, 2021 (Successor), our consolidated cash balance, including cash equivalents, was $4.0 million or $42.8 million lower than at January 3, 2021. Net cash used in operating activities for the thirteen weeks ended April 4, 2021 (Successor) was $25.3 million compared to $14.5 million thirteen weeks ended March 29, 2020 (Predecessor), with the difference largely driven by changes increases in accounts receivable and inventory and reductions in accrued expense largely driven higher year over year compensation payouts. Cash used in investing activities for the thirteen weeks ended April 4, 2021 (Successor) was $25.3 million mostly driven by the Vitner’s acquisition of $25.2 million, versus cash used in investing activity of $14.5 million for the thirteen weeks ended March 29, 2020 (Predecessor), which was primarily driven by the acquisitions of Kitchen Cooked. Net cash used in financing activities was $4.3 million for the thirteen weeks ended April 4, 2021 (Successor), which was primarily a result of the payoffs of the First Term Loan and the Bridge Credit Agreement, offset by the borrowings under Term Loan B, proceeds from the redemption of warrants, and net borrowings on the ABL, versus net cash provided by financing activities of $7.8 million for the thirteen weeks ended March 29, 2020 (Predecessor) which was primarily the result of net borrowings on the ABL.

For the period ended January 3, 2021, our consolidated cash balance, including cash equivalents, was $46.9 million or $31.8 million higher than at December 29, 2019. Net cash provided by operating activities for the combined fifty-three weeks ended January 3, 2021 was $29.7 million compared to $28.0 million for the fifty-two weeks ended December 29, 2019, with the difference largely driven by the increase in gross margin and lower interest expense partially offset by the increased cash expenses associated with transaction costs. Cash used in investing activities for the combined fifty-three weeks ended January 3, 2021 was $703.4 million mostly driven by the Business Combination and capital expenditures of $21.7 million, versus cash used in investing activity of $115.9 million for the fifty-two weeks ended December 29, 2019, which was driven by the acquisitions of Truco and the corresponding ON THE BORDER tradename, along with the acquisition of Utz Brands Holdings, Kitchen Cooked and the H.K. Anderson business. Additionally, during fiscal year 2019, we sold certain IO notes, which resulted in cash proceeds of $33.2 million. Net cash provided by financing activities was $231.5 million for the combined fifty-three weeks ended January 3, 2021, which was primarily as a result of the bridge credit agreement for the acquisition of Truco and exercise of warrants, versus net cash provided by financing activities of $96.0 million for the fifty-two weeks ended December 29, 2019.

Financing Arrangements

The primary objective of our financing strategy is to maintain a prudent capital structure that provides us flexibility to pursue our growth objectives. We use short-term debt as management determines is reasonable, principally to finance ongoing operations, including our seasonal requirements for working capital (generally accounts receivable, inventory, and prepaid expenses and other current assets, less accounts payable, accrued payroll, and other accrued liabilities), and a combination of equity and long-term debt to finance both our base working capital needs and our non-current assets.

Revolving Credit Facility

On November 21, 2017, UBH entered into the ABL Facility in an initial aggregate principal amount of $100.0 million. The ABL Facility was set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, the ABL Facility was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. On December 18, 2020 the ABL Facility was amended to increase the credit limit up to $161.0 million and as of April 4, 2021, the outstanding balance of the ABL Facility was $15.0 million. No amounts were outstanding under this facility as of January 3, 2021. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of April 4, 2021 and January 3, 2021, $93.4 million and $106.4 million, respectively, was available for borrowing, net of letters of credit. The ABL Facility bears interest at an annual rate based on LIBOR plus an applicable margin of 1.50% (ranging from 1.50% to 2.00% based on availability) or the prime rate plus an applicable margin of 0.50% (ranging from 0.50% to 1.00%). Had we elected to use the Prime rate, the interest rate on the facility as of April 4, 2021 and March 29, 2020, would have been 3.75% and 3.75%, respectively. We elected to use the LIBOR rate, the interest rate on the ABL Facility as of April 4, 2021 (Successor) was 1.61%. We elected to use the LIBOR rate as of March 29, 2020 (Predecessor) and the interest rate was 2.36%. The ABL Facility is also subject to unused line fees (0.5% at April 4, 2021) and other fees and expenses.

Standby letters of credit in the amount of $14.1 million have been issued as of April 4, 2021 and January 3, 2021. The standby letters of credit are primarily issued for insurance purposes.

Term Loans

On November 21, 2017, we entered into the First Lien Term Loan in a principal amount of $535.0 million and a Second Lien Term Loan in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance our January 2017 credit facility and fund the acquisition of Inventure Foods and the repurchase of the Predecessor membership units held by a minority investor.

The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. On August 28, 2020, as part of the Business Combination (as described in Note 1. “Operations and Summary of Significant Accounting Policies” and Note 2. “Acquisitions” to our audited condensed consolidated financial statements for our fiscal year ended January 3, 2021) an advance payment of principal was made on the First Lien Term Loan of $111.6 million, as such no principal payments are due until November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on either LIBOR plus an applicable margin of 3.50%, or prime rate plus an applicable margin of 2.50%. The interest rate on the First Lien Term Loan as of January 3, 2021 and December 29, 2019 was 3.65% and 5.20%, respectively. The interest rate on the First Lien Term Loan as of March 29, 2020 was 5.10%. In connection with Amendment No. 2 to the Credit Agreement, dated November 21, 2017 with Bank of America, N.A., as further described within this note, the outstanding balance of $410 million was repaid in full. The interest rate on this instrument was 3.64% at the time of payoff.

We incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the consolidated balance sheets for the Predecessor periods. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017 and deferred financing fees were derecognized as a result of the Business Combination as described in the Note 1. “Operations and Summary of Significant Accounting Policies” and Note 2. “Acquisitions” to our audited condensed consolidated financial statements for our fiscal year ended January 3, 2021.

On October 1, 2019, we repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. We accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred units and common units were not parties to the Second Lien

Term Loan. The total repayment was $126.3 million, and resulted in a loss on early extinguishment of approximately $4.3 million. On January 20, 2021, the First Lien Term Loan was refinanced.

Separately, on October 21, 2019, we entered into the Secured First Lien Note in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy Acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on 3 month LIBOR plus an applicable margin of 5.25%.

On December 14, 2020, we entered into a Bridge Credit Agreement, with a syndicate of banks, led by Bank of America, N.A. The proceeds of the Bridge Credit Agreement were used to fund our acquisition of Truco and asset purchase of the OTB IP from Truco Holdings LLC and OTB Acquisition, LLC, in which the Company withdrew $490.0 million to finance the acquisition. The Bridge Credit Agreement bears interest at an annual rate based on 4.25% Base plus 1 month LIBOR with scheduled incremental increases to the base rate, as defined in the Bridge Credit Agreement. The loan will be converted into an Extended Term Loan if the Loan remains open 365 days after the closing date. As of January 3, 2021, the outstanding balance of the Bridge Credit Agreement was $370.0 million, with $120.0 million being repaid from the proceeds from the exercise of the Public Warrants and Forward Purchase Warrants Commitment fees and deferred financing costs on the Bridge Credit Agreement totaled $7.2 milion, of which $2.6 million remained on the books as of January 3, 2021. In connection with Amendment No. 2 to the Credit Agreement, and a $12.0 million repayment in the first quarter of 2021, the outstanding balance of $370 million was repaid in full.

On January 20, 2021, we entered into Amendment No. 2 which provided additional operating flexibility and revisions to certain restrictive covenants. Pursuant to the terms of Amendment No. 2, the Company raised $720 million in aggregate principal of Term Loan B which bears interest at LIBOR plus 3.00%, and extended the maturity of the Credit Agreement to January 20, 2028. The proceeds were used, together with cash on hand and proceeds from our exercised warrants to redeem the outstanding principal amount of existing Term Loan B and Bridge Credit Agreement of $410 million and $358 million, respectively. The refinancing was accounted for as an extinguishment. The Company incurred debt issuance costs and original issuance discounts of $8.4 million. The interest rate on this instrument was 3.11% as of April 4, 2021. The First Lien Term Loan, the Secured First Lien Note, Term Loan B,  and the ABL Facility are collateralized by substantially all of our assets and liabilities. The credit agreements contain certain affirmative and negative covenants as to our operations and financial condition. We were in compliance with our financial covenant as of April 4, 2021.

Derivative Financial Instruments

To reduce the effect of interest rate fluctuations, we entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. We entered into this transaction to reduce our exposure to changes in cash flows associated with our variable rate debt and have designated this derivative as a cash flow hedge. At April 4, 2021, the effective fixed interest rate on the long-term debt hedged by this contract was 3.47%.

IO Loan Purchase Commitments

We sold notes receivable on our books to Bank of America during fiscal 2019, which we partially guarantee. The outstanding balance of notes purchased by Bank of America at January 3, 2021 and December 29, 2019 was $16.5 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such we record the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding note receivable also remained on our books. The maximum amount of future payments we could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

We guarantee loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 so that we guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $6.2 million and $6.6 million at April 4, 2021 and January 3, 2021, respectively, all of which was on balance sheet. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

Other Notes Payable and Capital Leases

During the first fiscal quarter of 2020, we closed on the acquisition of Kitchen Cooked, and the acquisition included a deferred purchase price of $2.0 million of which $1.0 million is still outstanding as of April 4, 2021 and January 3, 2021. Additionally, during the first fiscal quarter of 2020 we also purchased intellectual property that included a deferred purchase price of $0.5 million, of which $0.4 million and $0.5 million is outstanding as of April 4, 2021 and January 3, 2021, respectively.

During fiscal 2019, we sold $33.2 million of notes receivable from IOs on our books for $34.1 million in a series of transactions to a financial institution. During first quarter of fiscal 2021, we sold on additional $2.3 million of notes receivable from IOs on its books for $2.5 million to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and we recorded the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding notes receivable also remained on the books. We service the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. We also partially guarantee the outstanding loans. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

Interest expense for the thirteen weeks ended April 4, 2021 (Successor) was $10.9 million, $7.6 million of which was related to our credit facility and other long-term debt, of which $2.9 million was related to amortization of deferred financing fees, and $0.4 million of which was related to IO loans. Interest expense for the thirteen weeks ended March 29, 2020 (Predecessor) was $9.6 million, $8.3 million of which was related to our credit facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other (expense) income. Interest expense for the Successor period from August 29, 2020 to January 3, 2021, was $13.3 million, $7.9 million of which was related to our credit facility and other long-term debt and $4.7 million of which was related to amortization of deferred financing fees, and $0.7 million of which was related to IO loans. Interest expense for the Predecessor period from December 30, 2019 to August 28, 2020 was $26.7 million, $23.3 million of which was related to our credit facility and other long-term debt, $1.7 million of which was related to amortization of deferred financing fees, and $1.7 million of which was related to IO loans. Interest expense for the year ended December 29, 2019 was $48.4 million, $43.7 million of which was related to our credit facility and other long-term debt, $2.1 million of which was related to amortization of deferred financing fees, and $2.6 million of which was related to IO loans. Interest expense for the year ended December 30, 2018 was $45.7 million, $42.3 million of which was related to our credit facility and other long-term debt, $2.4 million of which was related to amortization of deferred financing fees, and $0.7 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).

Off-Balance Sheet Arrangements

Purchase Commitments

Additionally, we have outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $81.2 million and $33.2 million as of April 4, 2021 and January 3, 2021, respectively. We have recorded purchase commitment losses totaling $0.0 million and $0.3 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. In addition, we have recorded purchase commitment gain (losses) totaling $0.9 million and $(0.7) million for the Successor period from August 29, 2020 to January 3, 2021 and for the

Predecessor period from December 30, 2019 to August 28, 2020, respectively. We have recorded purchase commitment gain (losses) totaling $0.9 million and $(1.1) million for the years ended December 29, 2019 and December 30, 2018, respectively.

IO Guarantees-Off-Balance Sheet

We partially guarantee loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $3.3 million and $4.1 million at April 4, 2021 and January 3, 2021, respectively, all of which was recorded by us as an off-balance sheet arrangement. The maximum amount of future payments we could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million per loan. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

We partially guarantee loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $8.4 million and $7.1 million at April 4, 2021 and January 3, 2021, respectively, which are off balance sheet. We also sold notes receivable on our books to Bank of America during fiscal 2019 and fiscal 2021, which we partially guarantee. The outstanding balance of notes purchased by Bank of America at April 4, 2021 and January 3, 2021 was $17.4 million and $16.5 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such we record the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding note receivable also remained on our books. The maximum amount of future payments we could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

New Accounting Pronouncements

See Note 1. “Operations and Summary of Significant Accounting Policies,” to the audited condensed consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Application of Critical Accounting Policies and Estimates

General

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. While the majority of our revenue, expenses, assets and liabilities are not based on estimates, there are certain accounting principles that require management to make estimates regarding matters that are uncertain and susceptible to change. Critical accounting policies are defined as those policies that are reflective of significant judgments, estimates and uncertainties, which could potentially result in materially different results under different assumptions and conditions. Management regularly reviews the estimates and assumptions used in the preparation of our financial statements for reasonableness and adequacy. Our significant accounting policies are discussed in Note 1. “Operations and Summary of Significant Accounting Policies”, of the audited condensed consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus; however, the following discussion pertains to accounting policies we believe are most critical to the portrayal of our financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may affect the comparability of our financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition

Our revenues primarily consist of the sale of salty snack items that are sold through DSD and DTW distribution methods, either directly to retailers or via distributors. We sell to supermarkets, mass merchandisers, club warehouses, convenience stores and other large-scale retailers, merchants, distributors, brokers, wholesalers, and IOs (which are third party businesses). These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis and, therefore, we do not have any significant financing components.

We recognize revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as products’ control is transferred to customers. We assess the goods promised in customers’ purchase orders and identify a performance obligation for each promise to transfer a good that is distinct.

We offer various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. Our promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. In 2019, we implemented a system that improves our ability to analyze and estimate the reserve for unpaid costs relating to our promotional activities. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as the actual redemption incurred.

Distribution Route Purchase and Sale Transactions

We purchase and sell distribution routes as a part of our maintenance of our DSD network. As new IOs are identified, we either sell our existing routes to the IOs or sell routes that were previously purchased by us to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction and signing of the relevant documents and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. We record intangible assets for distribution routes that we purchase based on the payment that we make to acquire the route and record the purchased distribution routes as indefinite-lived intangible assets under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.

Goodwill and Indefinite-Lived Intangibles

We allocate the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to our results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, trademarks and non-compete agreements. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

Goodwill and other indefinite-lived intangible assets (including trade names, master distribution rights and Company-owned routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. We test goodwill for impairment at the reporting unit level.

As we have early adopted Accounting Standards Update 2017-04, Simplifying the Test for Goodwill Impairment, we will record an impairment charge based on the excess of a reporting unit’s carrying amount over our fair value.

ASC 350, Goodwill and Other Intangible Assets also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.

We have identified the existing snack food operations as our sole reporting unit. For the latest qualitative analysis performed, which took place on the first day of the fourth quarter of 2020, we have taken into consideration all the events and circumstances listed in ASC 350, Intangibles — Goodwill and Other, in addition to other entity-specific factors that have taken place from the period of the business combination which assessed goodwill on August 28, 2020. We have determined that there was no significant impact that affected the fair value of the reporting unit.

Income Taxes

We account for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which require us to recognize current tax liabilities or receivables for the amount of taxes we estimate are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

We follow the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

The benefit of tax positions taken or expected to be taken in our income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. Our policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of April 4, 2021, January 3, 2021 and December 29, 2019, no liability for unrecognized tax benefits was required to be reported. We do not expect any significant changes in our unrecognized tax benefits in the next year.

Business Combinations

We evaluate acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

We use the acquisition method in accounting for acquired businesses. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Self-Insurance

We are primarily self-insured, up to certain limits, for employee group health claims. We purchase stop-loss insurance, which will reimburse us for individual and aggregate claims in excess of certain annual established limits. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported.

We are primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. We have utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle/program.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain commodity and interest rate risks as part of our ongoing business operations. We may use derivative financial instruments, where appropriate, to manage some of these risks related to interest rates. We do not use derivatives for trading purposes.

Commodity Risk

We purchase certain raw materials that are subject to price volatility caused by weather, market conditions, growing and harvesting conditions, governmental actions and other factors beyond our control. Our most significant raw material requirements include potatoes, oil, flour, wheat, corn, cheese, spices, and seasonings. We also purchase packaging materials that are subject to price volatility. In the normal course of business, in order to mitigate the risks of volatility in commodity markets to which we are exposed, we enter into forward purchase agreements with certain suppliers based on market prices, forward price projections and expected usage levels. Amounts committed under these forward purchase agreements are discussed under “— Financing Arrangements — Derivative Financial Instruments.”

Interest Rate Risk

Our variable-rate debt obligations incur interest at floating rates based on changes in the LIBOR rate. To manage exposure to changing interest rates, we selectively enter into interest rate swap agreements to maintain a desired proportion of fixed to variable-rate debt. See discussion under “— Financing Arrangements — Derivative Financial Instruments” for further information related to our interest rate swap agreements. While these interest rate swap agreements fixed a portion of the interest rate at a predictable level, interest expense would have been $0.8 million lower and equivalent without these swaps during the year ended January 3, 2021. Including the effect of the interest rate swap agreement, the weighted average interest rate was 4.4% and 5.7%, respectively, as of January 3, 2021 and December 29, 2019. A 1% increase in the LIBOR rate would have resulted in an additional $5.7 million of interest expense during the fiscal year 2020.

Credit Risk

We are exposed to credit risks related to our accounts and notes receivable. We perform ongoing credit evaluations of our customers to minimize the potential exposure. We experienced no material credit losses during the fiscal years of 2020 or 2019. During the combined year ended January 3, 2021 and the year ended December 29, 2019, net bad debt expense was $0.7 million and $0.2 million, respectively. Our reserve for potential future bad debt was $0.2 million as of January 3, 2021 and $1.4 million as of December 29, 2019.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Summary

The core principles of our executive compensation program are to align the compensation of our executive officers with the long-term interests of our stockholders and to provide a total compensation opportunity that allows us to attract and retain talented executive officers and motivate them to achieve exceptional business results.

We achieve these goals by offering a total compensation program that consists of both fixed components (in the form of base pay and benefits) and variable, performance-based pay (in the form of short and long-term incentives) designed to reward performance. The total compensation for our executive officers is weighted more heavily toward incentive compensation. Our compensation program is designed to achieve an appropriate balance of short-term and long-term incentives to ensure executive officers are properly balancing the need for consistent annual performance with the need for consistent performance over a multiple year horizon. This compensation balance is intended to ensure that our executive officers share in both downside risk and upside opportunity based on our performance.

Prior to the Business Combination in August 2020, none of CCH’s executive officers received any cash compensation for services rendered to CCH. Accordingly, this Executive and Director Compensation section relates to the compensation of executive officers of UBH prior to the Business Combination who became our executive officers following the Business Combination.

Our named executive officers are our principal executive officer and two other most highly compensated persons serving as executive officers as of the last day of our most recent fiscal year, which ended January 3, 2021 (the “named executive officers”), which individuals are:

●	Dylan B. Lissette, Chief Executive Officer
●	Cary Devore, Executive Vice President, Chief Financial Officer
●	Mark Schreiber, Executive Vice President & Chief Customer Officer, Sales and Marketing

On August 28, 2020, we closed the Business Combination with Collier Creek. Upon the consummation of the Business Combination, each of the named executive officers were appointed to their respective offices of Utz Brands, Inc. In addition, Mr. Lissette accepted an offer letter to serve as our Chief Executive Officer.

In connection with the consummation of the Business Combination, we adopted the Equity Incentive Plan, as well as severance benefit plans for our executive officers. We also implemented our annual bonus plan, based on achievement of company performance goals, based on Net Sales and Adjusted EBITDA milestones, and individual achievements.

Our Compensation Committee engaged a compensation consultant, F.W. Cook, to provide compensation advice in 2020. The consultant is retained directly by our Compensation Committee and performs no consulting or other services for us or members of our management. Our Compensation Committee is independent and there are no conflicts of interest with respect to the work of F.W. Cook.

We are an “emerging growth company,” within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

Compensation Program Objectives and Design

In connection with the Business Combination. we adopted several design changes to our compensation program, including adoption of an omnibus equity incentive plan, employee stock purchase plan, severance benefit plans for our management team and an offer letter with our chief executive officer. Our primary objective in establishing our comprehensive compensation program is to be able to successfully recruit, attract, retain and properly incent high-level talent to work for and ultimately add value to our business for the benefit of our stockholders.

Our compensation program is designed to reward performance, which in turn creates value for our stockholders. Performance is reviewed annually for both our executives individually and our business as a whole. When annual Company or individual performance goals are not met, certain elements of the compensation program (including annual bonuses and certain equity grants) are not paid or do not vest.

The compensation program is intended to reward both short-term (annual performance) and long-term Company performance. Therefore, employee equity programs, which are discussed in more detail below, are key elements of the compensation program.

Each element of the overall comprehensive compensation program (discussed in greater detail below) is intended to be competitive with similar elements offered both locally and nationally by other like-sized employers and competitors, and the elements taken together are intended to present a comprehensive competitive program to accomplish the objectives noted above.

We designed most of the significant elements of our comprehensive compensation program by soliciting initial thoughts and ideas from our senior management team, consisting of our Chief Executive Officer, Executive Vice President & Chief Administrative Officer, and Senior Vice President Human Resources and Personnel Development, and in consultation with other members of our senior management. Additional input and suggested objectives were received from our Chairman, the chairperson of our Compensation Committee, representatives of F. W. Cook and other members of the Board. Significant compensation elements are reviewed annually by our senior management.

After receipt of the input noted and development of proposed plans, such plans were presented to the Compensation Committee, which determines the terms of and ultimately adopts our compensation program. None of our named executive officers participates in discussions involving their own compensation.

The Compensation Committee intends to review and approve annual compensation elements such as bonus plan attainment, and our Board of Directors reviews full year earnings and management performance by our executives. The Board of Directors also approves elements of our annual budgets, which include some elements of the compensation program such as annual bonuses and annual base salary increases, if any, for our executives.

Elements of Compensation

The table below lists the key elements of our 2020 compensation program for our Executive Leadership Team. We generally construct this program with consideration of the median compensation package for our peer group.

Element of Compensation	Objective	Key Features	% of Target Total Direct Compensation
Base Salary	Provide a competitive level of fixed compensation	•Fixed pay component based on level of responsibility of position held •Adjustments based on individual performance, internal equity and external benchmarking against peer group companies	25 – 43%
Annual Cash Incentive Award Program	Motivate and reward executive contributions in achieving annual performance goals	•Variable pay component •Payouts are based on a formula that includes Company performance against Adjusted EBITDA and Net Sales, as well as individual performance against pre-determined objectives	25 – 26%
Long-Term Incentive Awards	Motivate and reward executive contributions in achieving long-term objectives that align with the interests of our stockholders

•Variable pay component

•Awards to senior management are issued as performance share units and stock options and have a multi-year vesting period

•Option award value is fixed at grant, and ultimate value to the executive is based on stock performance

•Awards in the form of performance share units have ultimate value based on our relative total shareholder return against our peer group

30 – 50%
Severance	Provide temporary income following an executive’s involuntary termination of employment whether or not following a change in control of our Company	•Fixed pay component •Payments are formula-driven based on executive’s salary, bonus target and level in the organization

Peer Group

The Compensation Committee, in consultation with F.W. Cook, has identified a peer group of 14 publicly-traded companies to be used as a competitive reference point in determining total compensation packages for our management, including the named executive officers. Our peer group includes consumer products companies, nearly all of which are focused on food and beverage in North America with similar revenue (peer group median revenue $1.1 billion) and market capitalization (peer group median market capitalization $2.1 billion) to us. Peer group selection included companies in the Global Industry Classification Standard in the sub-industry categories of packaged foods and meats, personal products, soft drinks, and pharmaceuticals. The remaining companies were evaluated to identify those most similar to us in terms of size, business fit and geographic fit. As of January 3, 2021, our revenue was approximately $964.3 million and our market capitalization was approximately $1.3 billion.

The peer group consists of the following 14 companies:

B&G Foods, Inc.	Lancaster Colony Corporation
BellRing Brands, Inc.	Lassonde Industries Inc.
Calavo Growers, Inc.	National Beverage Corp
Flowers Foods, Inc.	Prestige Consumer Healthcare Inc.
Hostess Brands, Inc.	The Hain Celestial Group, Inc.
J & J Snack Foods Corp.	The Simply Good Foods Company
John B. Sanfilippo & Sons, Inc.	Tootsie Roll Industries, Inc.

Direct Compensation Components

Base Salary

Base salaries are intended to compensate the executive officers and all other salaried associates for their basic services performed for us on an annual basis. In setting base salaries, we take into account the associates’ experience, the functions and responsibilities of the job, salaries for similar positions within our peer group and for competitive positions in the food industry generally and any other factor relevant to that particular job. Generally, we attempt to pay at the median of our peer group for each job but do not confine ourselves to this practice if other factors such as experience warrant a lower or higher base salary. Base salaries may be adjusted annually based on executive officer performance and, in some circumstances, adjusted throughout the year to address competitive pressures or changes in job responsibilities. Our Chief Executive Officer recommends to the Compensation Committee the base salaries for executives reporting directly to him. The Chief Executive Officer’s base salary and annual merit adjustment is approved by the Compensation Committee, subject to such further action of the Board of Directors as the Board of Directors shall determine. Adjustments for all other executives are recommended by the Chief Executive Officer and approved by the Compensation Committee.

Base Salary Changes

In February 2021, each of Messrs. Lissette, Devore and Schreiber were eligible to receive a merit increase based on his performance in the preceding year. Our merit increase may range from 0% to 6% of base salary based on individual performance. In order to demonstrate commitment to achieving our 2021 Plan goals, the named executive officers requested that the Board of Directors and Compensation Committee, respectively, forego or minimize any merit increase to their base salary. Mr. Lissette’s compensation was restructured in connection with the consummation of the Business Combination, including a reduction in his base pay. Beginning on August 28, 2020, Mr. Lissette’s annual base pay was reduced to $750,000.00. The table below reflects the base amounts that were prescribed for fiscal year 2020, and not actual base pay received as the table above reflects.

Named Executive Officer	2020 Annual Base Salary(1)	2021 Annual Base Salary Merit Increase	2021 Additional Annual Base Salary Adjustments	2021 Base Salary
Dylan B. Lissette	$750,000	0.0%	N/A	$750,000
Cary Devore	500,000	0.0%	N/A	500,000
Mark Schreiber	414,105	1.5%	N/A	418,246
(1)	Amounts reflect annualized salaries following consummation of the Business Combination.

Annual Cash Incentive Award Program (“Annual Bonus Plan” or “ABP”)

2020 ABP Design

In 2020, we adopted our ABP, which provides for a cash bonus to our management team, including our named executive officers, upon achievement of specific performance milestones for us and the participants. We use our ABP to reward achievement of our annual financial performance goals, and to establish appropriate company performance expectations to ensure that our executives are accountable for our continued growth and financial performance, specifically for achieving annual sales, annual profit, and operational goals.

Awards under the ABP were calculated by multiplying a participant’s base salary for fiscal 2020 by the individual’s target award percentage, and multiplying the result by the sum of 50% of our Adjusted EBITDA score, 30% of our Net Sales score and 20% of the individual performance score (“IPS”), as follows:

ANNUAL BONUS = BASE SALARY X TARGET % X ((50% ADJUSTED EBITDA SCORE) + (30% NET SALES SCORE) + (20% IPS))

For each performance measure, 100% of the bonus opportunity will be paid with respect to such metric if target performance is achieved, and a bonus ranging from 50% to 200% would be paid with respect to such performance measure at the threshold and maximum results. No bonus will be allocated to a performance measure if minimum threshold results are not achieved. The formula for fiscal 2020 was constructed with upside potential so that if we exceeded our company performance and individual target performance, the annual bonus could be greater than 100% of the target annual bonus.

The Board of Directors approves the pool for the ABP contained in our annual budget; the Compensation Committee approves actual payment of bonuses pursuant to the ABP and the bonuses paid to, or accrued on behalf of, the named executive officers. The Compensation Committee does not have the discretion to award bonuses under the ABP if the applicable performance factors have not been met.

Company Performance Factors: Adjusted EBITDA and Net Sales

For fiscal year 2020, the Board of Managers of UBH prior to the Business Combination selected, and our Compensation Committee confirmed following the Business Combination, Adjusted EBITDA and Net Sales as the company performance measures because these performance measures most directly align with our growth strategy and generally have the best correlation with shareholder value.

The Adjusted EBITDA and Net Sales goals and results for fiscal 2020 are set forth below:

	Fiscal 2020 Goals			Fiscal 2020
	($ millions)			Results
	Threshold	Target	Maximum	($ millions)
Adjusted EBITDA	$112.8	$119.0	$132.0	$133.9
	(95% of Target)		(111% of Target
Net Sales	880.7	906.7	943.1	964.3
	(97% of Target)		(104% of Target)

The Adjusted EBITDA and Net Sales goals and results were calculated for purposes of the ABP in accordance with pre-established rules established by the our Board of Managers prior to the Business Combination selected and confirmed by our Compensation Committee following the Business Combination. Net Sales was our combined revenue for the Successor period from August 29, 2020 through January 3, 2021 and the Predecessor period from December 30, 2019 through August 28, 2020, excluding the effects of the impact of changes in GAAP and the effects of business combinations and divestitures subject to pre-established criteria and thresholds. Adjusted EBITDA was defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization, further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA also excludes the effects of the impact of changes in GAAP and the effects of business combinations and divestitures subject to pre-established criteria and thresholds. We did not make any subsequent adjustments in response to the COVID-19 pandemic.

Individual Performance Score (IPS)

Each executive officer has individual objectives set at the beginning of the year, as shown below, which are reflective of his or her responsibilities based on his or her role. The Compensation Committee determines an IPS for the Chief Executive Officer based on a review of his performance during the fiscal year. For the other executive officers, the

Chief Executive Officer recommends an IPS at the end of the performance year based on the achievement against the individual objectives, and the IPS are reviewed and approved by the Compensation Committee.

IPS Rating	IPS
Significantly Exceeded Expectations(5)	150 – 200%
Exceeded Expectations(4)	120 – 150%
Met Expectations(3)	80 – 120%
Below Expectations(2)	50 – 80%
Unsatisfactory(1)	0%

2020 ABP Results

Our actual Net Sales performance of $964.3 million, resulted in a 200% payout for this component of the ABP.

Our actual Adjusted EBITDA performance of $133.9 million, resulted in a 200% payout for this component of the ABP.

The Committee evaluated the individual contributions of our named executive officers in addition to their efforts in delivering our overall results and operational goals. In evaluating the individual performance of our named executive officers, the following scores were determined based on performance against individual objectives:

●	Mr. Lissette received a 165% score for his individual objectives, with performance highlights including the navigation of successful Business Combination, successful navigation through the COVID pandemic, while significantly over-delivering versus targets, and acquisitions of the H.K. Anderson business and Truco.
●	Mr. Devore received a 185% score for his individual objectives, with performance highlights including strong financial management, enhancing organizational talent, successful transition of Utz as a public company following the Business Combination, as well as successful integrations of Tim’s Cascade and Snyder of Berlin teams into Utz, among others.
●	Mr. Schreiber received a 150% score for his individual objectives, with performance highlights including record company sales in fiscal 2020, as well as strengthening the sales and marketing team which we believe will produce future growth of our business, among others.

Based upon the Company score and the individual scores, the 2020 ABP Awards were calculated as follows:

Named Executive Officer	Base Salary		Target %	Adjusted EBITDA Score	Net Sales Score	IPS	2020 Annual Bonus
Dylan B. Lissette	$1,295,844	(1)	100%	200%	200%	165%	$2,500,979
Cary Devore	500,000		75%	200%	200%	185%	738,750
Mark Schreiber	414,105		60%	200%	200%	150%	472,080
(1)	Reflects actual base salary paid to Mr. Lissette during fiscal 2020, based on an annualized salary of $1,500,000 prior to the consummation of the Business Combination and $750,000 following the consummation of the Business Combination.

Annual bonuses for 2020 were approved by the Committee and paid to the participants on March 18, 2021.

Long-Term Incentives

2020 Omnibus Equity Incentive Plan

In connection with the consummation of the Business Combination, we adopted, with stockholder approval, the Equity Incentive Plan, so that we can provide our named executive officers and other key associates with equity-based long-term incentives. The equity awards are also subject to service conditions, which are more fully described below, that are meant to serve as a retention tool.

2020 Awards

On August 29, 2020, we granted nonqualified stock options, and on November 2, 2020 we granted performance share units, to Messrs. Lissette, Devore, and Schreiber (along with other members of our management team) under the Equity Incentive Plan.

Stock Options

We grant stock options because we believe that they provide executives with a strong incentive to continue employment with us and focus on creating long-term shareholder value. The ultimate value received by option holders is directly tied to increases in our stock price, and the stock options serve to link the interests of management and stockholders and to motivate executives to make decisions that will increase the long-term total return to our stockholders. The number of options awarded to each executive is based on an award value that is fixed at the date of grant.

On August 29, 2020, the Compensation Committee granted nonqualified stock options to purchase shares of our Class A Common Stock at a per share exercise price of $16.34 to the following executives in the following amounts:

Named Executive Officer	Number of Shares of Class A Common Stock Subject to Option
Dylan B. Lissette	149,204
Cary Devore	37,301
Mark Schreiber	30,893

Performance Share Units

Our performance share units provide the participant with the opportunity to earn shares of our Class A Common Stock if we achieve certain thresholds with respect to relative total shareholder return. The performance share units granted on November 2, 2020 consist of two performance periods, each with respect to 50% of the target shares subject to the performance share unit. The first performance period is from August 31, 2020 through December 31, 2022 and the second performance period is from August 31, 2020 to December 31, 2023. The number of shares subject to the performance share units that vest and are settled at the end of each performance period is based on our cumulative total shareholder return relative to the total shareholder returns of members of a performance peer group.

The Compensation Committee approved a performance peer group as a means of establishing performance targets for the 2020 grants of our performance share units. At the end of the performance period, our total shareholder return position will be ranked relative to the total shareholder returns of each member of the performance peer group. Our performance is measured against the companies in the performance peer group that remain within the performance peer group for the entire performance period. The companies in the performance peer group consist of the same fourteen other consumer products companies in our peer group for overall compensation purposes, nearly all of which are focused on food and beverage in North America. The companies in the performance peer group for the performance period noted above are:

B&G Foods, Inc.	Lancaster Colony Corporation
BellRing Brands, Inc.	Lassonde Industries Inc.
Calavo Growers, Inc.	National Beverage Corp
Flowers Foods, Inc.	Prestige Consumer Healthcare Inc.
Hostess Brands, Inc.	The Hain Celestial Group, Inc.
J & J Snack Foods Corp.	The Simply Good Foods Company
John B. Sanfilippo & Sons, Inc.	Tootsie Roll Industries, Inc.

The total number of performance share units that vest is based on the ranking of our total shareholder return relative to the total shareholder return of each of our peer companies, and ranges from a 200% payout for ranking in the 90th percentile or above, to 100% payout for ranking at the 50th percentile, 50% payout for ranking at the 30th percentile, and 0% payout for ranking below the 30th percentile with percentiles interpolated between these payouts.

Performance share units that become vested also entitle the holder to be credited with dividend equivalent payments in cash, with such dividend equivalents payable when, and to the extent, the performance share units are settled (or such accrued dividend equivalents will be forfeited to the extent the performance share units are forfeited).

On November 2, 2020, the Board granted performance shares to the following executives in the following amounts, and such amounts assume that 50th percentile level of performance is achieved (with the actual number of shares to be earned based on the performance criteria described above):

Named Executive Officer	Number of Shares of Class A Common Stock Subject to Performance Share Units at 50th Percentile Level of Performance
Dylan B. Lissette	49,735
Cary Devore	12,434
Mark Schreiber	10,298

2020 Long-Term Incentive Plan (“2020 LTIP”)

Prior to the Business Combination, Utz Quality Foods maintained a 2018 LTIP. In connection with the Business Combination, each participant in the 2018 LTIP was offered the opportunity to, and ultimately elected to convert his or her 2018 LTIP awards into 2020 LTIP RSUs.

2018 LTIP

The 2018 LTIP was intended to reward participants based on appreciation in the equity values of our business through the issuance of Phantom Units to participants. The Phantom Units represent an award of an unfunded, unsecured promise by us to pay to each participant a value equal to one ten thousandth of (x) the fair market value of the equity interests of our business plus $300,000,000, less (y) a specified hurdle value determined by the administrator of the 2018 LTIP, subject to certain automatic adjustments. The value represented by the portion of each Phantom Unit that has become vested under each Phantom Unit award will be paid no later than 30 days following a distribution event, which occurs upon the earlier of a change in control of Utz Quality Foods or December 31, 2021. The consummation of the Business Combination was not a change in control of Utz Quality Food under the 2018 LTIP.

Prior to the conversion of the Phantom Units into 2020 LTIP RSUs (as described further below), each award of Phantom Units granted to the named executive officers vested 20% on December 31 of each calendar year and becomes fully vested on December 31, 2021, provided that any participant in the 2018 LTIP will forfeit the vested and unvested portion of his or her Phantom Unit award upon his or her termination by us for cause (as defined in the 2018 LTIP) or voluntarily by the participant without our consent other than for good reason (as defined in the 2018 LTIP), or violation of certain restrictive covenants by the participant as set forth more fully in the 2018 LTIP. If a change in control of Utz

Quality Foods were to occur prior to December 31, 2021, and either (i) the participant is an employee as of the date of such change in control or (ii) the participant was an employee within 180 days prior to the date of such change in control and the participant’s employment was terminated for any reason before the date of such change in control, other than termination by us for cause or voluntary termination by the participant without our written consent other than for good reason, then such participant’s Phantom Units would have become 100% vested.

The value, if any, that would have been required to be paid by us following a distribution event would have been paid in cash or, in the event the distribution event was a change in control and a portion of the consideration paid pursuant to such change in control is stock listed on a public securities exchange, we would have been entitled to elect to pay a proportionate percentage of the aggregate consideration that is paid for a Phantom Unit in the form of such stock. Pursuant to an amendment to and restatement of the 2018 LTIP into the 2020 LTIP that became effective upon the consummation of the Business Combination, the value, if any, to be paid by us following a distribution event, may be paid in the form of cash, publicly traded stock that is listed on a securities exchange, or partly in cash and partly in publicly traded stock that is listed on a securities exchange.

2020 LTIP

In connection with the Business Combination, each participant in the 2018 LTIP was offered the opportunity to, and ultimately elected to, convert his or her Phantom Units into 2020 LTIP RSUs. Participants in the 2018 LTIP who elected to convert their Phantom Units into restricted stock units under the 2020 LTIP will also have their restricted stock units vested in full, provided that any participant in the 2020 LTIP will forfeit the vested and unvested portion of his or her 2020 LTIP RSUs upon his or her termination by us for cause or voluntary termination by the participant without our consent other than for good reason, or violation of certain restrictive covenants by the participant. The conversion of the 2018 LTIP Phantom Units was accounted for as a modification under ASC 718. The 2020 LTIP RSUs are equity-classified due to settlement being in shares.

The following table describes outstanding 2020 LTIP RSUs issued to our named executive officers during fiscal year 2020 and outstanding as of January 3, 2021, the last day of fiscal year 2020. The first column reflects the conversion of Phantom Units that were outstanding as of December 29, 2019, the last day of fiscal year 2019, into 2020 LTIP RSUs at the consummation of the Business Combination. Each of these 2020 LTIP RSUs awarded to our named executive officers provides for the payment of an additional amount equal to the difference between the amount of local, state and federal taxes with respect to the named executive officer’s receipt of a payment in connection with the 2020 LTIP RSUs and the amount to which the named executive officer would have been paid if the 2020 LTIP RSUs received long-term capital gains treatment rather than ordinary income tax treatment. The second column reflects additional Phantom Units issued during fiscal year 2020, which were converted into 2020 LTIP RSUs upon the consummation of the Business Combination. Such 2020 LTIP RSUs do not provide any additional payment with respect to tax incurred by the participant.

Named Executive Officer	Number of Shares of Class A Common Stock Subject to 2020 LTIP RSUs from Conversion of Phantom Units Outstanding as of December 29, 2019	Number of Shares of Class A Common Stock Subject to 2020 LTIP RSUs from Conversion of Phantom Units Issued During Fiscal Year 2020	Total
Dylan B. Lissette	119,454	―	119,454
Cary Devore	119,454	14,557	134,011
Mark Schreiber	119,454	―	119,454

2021 Employee Stock Purchase Plan

Description of the ESPP

On December 10, 2020, our Board adopted the ESPP, subject to approval by our stockholders at our 2021 annual meeting of stockholders. The ESPP has been established to provide eligible employees of Utz (and certain designated affiliates) with an opportunity to purchase shares of our Class A Common Stock. By means of the ESPP, we seek to retain the services of our employees, including our officers and certain directors, and to provide incentives for such persons to exert maximum efforts for our success. The ESPP accomplishes this purpose by permitting eligible employees to purchase shares of Class A Common Stock from us at a discount from the market price and to pay for such shares through payroll deductions.

Shares Available for Issuance

Upon approval of the ESPP by our stockholders, 1,500,000 shares of our Class A Common Stock will be reserved for issuance under the ESPP. If approved at the Annual Meeting on May 6, 2021, purchase rights previously granted under the ESPP will become exercisable in accordance with the terms of the ESPP. In the event the stockholders fail to approve the ESPP by December 10, 2021, all purchase rights granted under the ESPP will be canceled and become null and avoid without being exercised.

Structure of the ESPP

The ESPP includes two components: (i) a “423 Component”, which generally applies to U.S. employees who are eligible to participate in the ESPP and is intended to satisfy the requirements for favorable tax treatment under Section 423 of the Code (although we make no undertaking nor representation to obtain or maintain qualification under Section 423 of the Code for any subsidiary, individual, offering or grant) and (ii) a “Non-423 Component,” which is not intended to satisfy the requirements for favorable tax treatment under Section 423 of the Code.

The administrator of the ESPP is authorized to make changes to the features of the ESPP with respect to any Non-423 Component as may be necessary or appropriate to, among other things, achieve a desired tax treatment in any foreign jurisdiction or to comply with the laws applicable to any subsidiaries or affiliates. Therefore, the following is a summary of the principal features of the Non-423 Component and all references to the “ESPP” hereinafter will only refer to the 423 Component. As of the date of this prospectus, all employees eligible to participate in the ESPP are eligible to participate in the 423 Component.

ESPP TERMS

The ESPP permits our eligible employees and employees of our designated subsidiaries, which we refer to each as a “Participating Company”, to purchase our Class A Common Stock at a purchase price not less than 85% of the lesser of (i) the “fair market value” of a share on the first day of a purchase period, rounded up to the nearest whole cent per share and (ii) the “fair market value” of a share on the purchase date of such purchase period, rounded up to the nearest whole cent per share, subject to limits set by the Code and the ESPP. Subject to the preceding limitations, the administrator will determine the actual amount of the discounted purchase price. Sales of shares under the ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Code.

Administration

The ESPP is administered by the Compensation Committee of our Board, or one or more subcommittees appointed by the Compensation Committee. Subject to the provisions of the ESPP, the administrator of the ESPP has full authority and discretion to adopt, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP, and its decisions are final, binding and conclusive upon all parties. Generally, the ESPP will be administered in such a manner so as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Code.

Eligibility and Participation

The ESPP allows individuals (i) who are employees, including officers and certain directors, of the Participating Companies for at least 30 days ending on the first day of a purchase period (or on such other date determined by the administrator), or such longer period determined by the administrator, not to exceed two years, (ii) who do not, and as a result of their participation in the ESPP would not, own stock or hold options for 5% or more of the total combined voting power or value of all classes of our stock or the stock of a “parent corporation” or “subsidiary corporation” within the meaning of Sections 423(b)(3) and 424(d) of the Code, (iii) who are not employed in a jurisdiction outside the United States in which, as of the offering date, participation in the offering would not be in compliance with applicable laws of the jurisdiction in which such individual resides or is employed, and (iv) whose customary employment with us is not 20 hours per week or less or five months per calendar year or less.

ESPP participants may authorize payroll deductions as long as payroll deductions do not exceed 15% of the participant’s earnings for such calendar year. All payroll deductions will be applied toward the purchase of our Class A Common Stock. Participants may increase or decrease their participation level at any time, with such change to be effective commencing as of the next purchase period, however participants may decrease their participation level only to zero percent during a purchase period.

Offerings

The ESPP provides for separate offering periods lasting one year in duration. Each offering period is comprised of two six-month purchase periods. The administrator selects the date for an offering period and the corresponding purchase periods. Our initial offering period commenced on January 1, 2021 and consists of two purchase periods from January 1 through June 30, 2021 and from July 1 through December 31, 2021. Notwithstanding the foregoing, the administrator of the ESPP may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months.

Payroll Deductions, Purchase Price, and Shares Purchased

An eligible employee generally must authorize a payroll deduction at least seven days prior to the start of a purchase period in which he or she will begin participation. Once an eligible employee becomes a participant, the participant will automatically be enrolled in subsequent purchase periods at the same payroll deduction percentage unless the participant withdraws from the ESPP, changes its contribution level or becomes ineligible to participate.

On the last business day of each purchase period, the participant will be deemed to have exercised the option to purchase as many shares as the employee’s payroll deduction will allow at the applicable purchase price. The purchase price will be established by the administrator in accordance with the ESPP and will not be less than 85% of the lesser of (i) the “fair market value” of a share on the offering date of such purchase period, rounded up to the nearest whole cent per share and (ii) the “fair market value” of a share on the purchase date of such purchase period, rounded up to the nearest whole cent per share. No employee will be permitted to purchase any shares under the ESPP (i) if such employee, immediately after such purchase, owns stock or hold options for 5% or more of the total combined voting power or value of all classes of our stock or the stock of a “parent corporation” or “subsidiary corporation” within the meaning of Sections 423(b)(3) and 424(d) of the Code or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which the purchase right is outstanding.

Withdrawal and Termination of Employment

A participant may withdraw from an offering, in whole but not in part, at any time during the offering for which such withdrawal is to be effective, or by any other date specified by the administrator of the ESPP for a future offering. Upon withdrawal, generally the amount in the participant’s account will be refunded. A participant who has withdrawn from or suspended participation in an offering may not participate again in that same offering. In order to participate in a subsequent offering, the participant must re-enroll in the ESPP in accordance with the ESPP’s enrollment procedures. Upon termination of employment for any reason, a participant’s participation in the ESPP will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her and such participant’s purchase rights will automatically terminate.

Transferability

No participant is permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her account or any rights granted under the ESPP other than by will or the laws of descent and distribution. During the participant’s lifetime, only the participant can make decisions regarding the participation in or withdrawal from an offering under the ESPP.

Change of Control, Dissolution or Liquidation; Adjustments upon Changes in Capitalization

If we issue additional securities to raise capital, no adjustments will be made to rights to purchase stock under the ESPP. However, if a change is made in our capital structure, such as a stock split or a stock dividend, that results in an increase or decrease in the number of shares of Class A Common Stock outstanding without receipt of additional consideration by us, appropriate adjustment will be made in the number of shares available under the ESPP, the number of shares subject to outstanding rights to purchase stock at the next purchase date, and in the purchase price per share, subject to any required action by our Board of Directors, the administrator or stockholders.

In the event of a proposed dissolution or liquidation, ten business days prior to such dissolution or liquidation each participant’s accumulated contributions will be used to purchase shares of Class A Common Stock and the offering period will terminate immediately following such purchase.

In the event of a change in control, either (a) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue purchase rights outstanding under the ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the change in control) for those outstanding under the ESPP, or (b) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for purchase rights outstanding under the ESPP, then each participant’s accumulated contributions shall be used to purchase shares of Class A Common Stock within ten business days prior to the change in control under any ongoing offerings, and each participant’s purchase rights under the ongoing offerings shall terminate immediately after such purchase.

A change in control will be deemed not to have occurred if any Family Member or any of their respective affiliates beneficially own or acquire more than 50% of our total combined voting power (or any successor to substantially all of our assets and the assets of our subsidiaries) or any direct or indirect parent company. “Family Member” means any of (a) Michael Rice, (b) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (c) any spouse of any lineal descendants of Michael Rice, (d) a trust solely for the benefit of any individuals described in the foregoing clauses (a) through (c), and (e) any entity in which the persons described in the foregoing clauses (a) through (d) own more than 50% of the voting interests.

The administrator will have full and final authority, which may be exercised in its discretion, to determine conclusively whether a change in control has occurred pursuant to the above definition, the date of the occurrence of such change in control and any incidental matters relating thereto.

Amendment and Termination of the ESPP

Our Compensation Committee of the Board of Directors may amend the ESPP in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, stockholder approval will be required for any amendment that (i) materially increases the number of shares of Class A Common Stock available for issuance under the ESPP, (ii) materially expands the class of individuals eligible to become participants and receive purchase rights under the ESPP, (iii) materially increases the benefits accruing to participants under the ESPP or materially reduces the price at which shares of Class A Common Stock may be purchased under the ESPP, (iv) materially extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP.

The administrator may at any time and for any reason suspend or terminate the ESPP. During any period of suspension or upon termination of the ESPP, no purchase rights may be granted.

Except as provided above in the event of any change in the structure of our Class A Common Stock, no such termination of the ESPP may impair purchase rights previously granted except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with the laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable, tax, listing or regulatory treatment.

Federal Income Tax Consequences

The following discussion is a summary of the general U.S. federal income tax rules applicable to purchases offered by us and certain of its designated subsidiaries under the ESPP offerings that are intended to comply with Section 423 of the Code. Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply. The ESPP and the right of participants to make purchases under it are intended to qualify under the provisions of Code Sections 421 and 423. Under those provisions, no income will be taxable to a participant at the time of grant of the purchase right or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the ESPP, and the tax consequences will depend on how long a participant has held the shares prior to disposition. If the shares are disposed of (a) more than two years after the date of the beginning of the offering period and (b) more than one year after the stock is purchased in accordance with the ESPP (or if the employee dies while holding the shares), the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “purchase price”), or (b) the excess of the fair market value of the shares at the time the purchase right was granted over the purchase price (which purchase price will be computed as of the offering date) will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at capital gain rates. If the shares are sold and the sales price is less than the purchase price, there is no ordinary income and the participant has a capital loss equal to the difference. If an employee holds the shares for the holding periods described above, no deduction in respect of the disposition of such shares will be allowed to us.

If the shares are sold or disposed of (including by way of gift but not death, bequest or inheritance) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the purchase right is exercised (which is the last business day of the offering period and which is hereafter referred to as the “termination date”) exceeds the purchase price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the purchase right. If the shares are sold for an amount that is less than their fair market value as of the termination date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the termination date over the purchase price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the termination date. We, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

This summary of the ESPP is qualified in its entirety by reference to the actual text of the ESPP, which is filed as exhibit to the registration statement of which this prospectus is part.

Covenants and Clawback

Each of the executives who is granted an option or a performance share unit is subject to restrictive covenants related to non-competition and non-solicitation for six months following any termination of employment (or, if longer, the period in respect of which the executive receives severance benefits) and covenants for an indefinite period of time covering confidentiality and non-disparagement. Under the award agreements, if the Compensation Committee determines in good faith that the participant has breached or threatened to breach any restrictive covenant, the participant will be required to pay us an amount equal to the proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof.

Employment Arrangements

Except as described below, we have not entered into employment offer letters or employment agreements with our named executive officers. Except as described below and in “— Severance, Change of Control and Other Programs —  Change in Control, Severance and Retirement Benefits,” each of the named executive officers is employed on an at-will basis. The summaries below are qualified in their entirety by reference to the actual text of the applicable offer letter, which are filed as exhibits to the registration statements of which this prospectus is part.

Dylan Lissette Offer Letter

Upon the consummation of the Business Combination, Mr. Lissette accepted an offer letter to serve as our Chief Executive Officer (the “Lissette Offer Letter”). Following the Closing of the Business Combination, Mr. Lissette’s service to us commenced on an at-will basis, subject to the terms and conditions set forth in the Lissette Offer Letter. Mr. Lissette’s initial base salary following the Business Combination is $750,000 and subject to annual review by the Compensation Committee. Mr. Lissette is also eligible to participate in our ABP, subject to the terms and conditions approved by the Compensation Committee. The target bonus is 100% of Mr. Lissette’s annual base salary, with a maximum bonus equal to 200% of his annual base salary. Mr. Lissette is also eligible to participate in the Equity Incentive Plan. Mr. Lissette’s initial grant under the Equity Incentive Plan consisted of a stock option to purchase up to 149,204 shares of Class A Common Stock and performance share units, which settle into 49,735 shares of Class A Common Stock at 50th percentile performance. See “— Long Term Incentives — 2020 Omnibus Equity Incentive Plan.” In addition, Mr. Lissette is eligible to participate in the Utz Brands, Inc. Change in Control Severance Benefit Plan, which provides for severance in connection with certain qualifying terminations, including qualifying terminations in connection with a change in control, as described in greater detail under “— Severance, Change of Control and Other Termination-Related Programs —  Change in Control, Severance and Retirement Benefits.” Mr. Lissette is also able to participate in other Utz benefit programs consistent with other associates.

Mark Schreiber Offer Letter

Pursuant to an offer letter, effective April 12, 2017, Mr. Schreiber joined Utz Quality Foods as Chief Customer Officer. Mr. Schreiber became the Executive Vice President & Chief Customer Officer, Sales and Marketing in October 2020. Mr. Schreiber’s offer letter sets forth the principal terms and conditions of his employment, including his initial annual base salary of $375,000 for the period beginning on his hire date. Mr. Schreiber’s offer letter also provides for a one-time signing bonus of $250,000, reimbursement of reasonable relocation expenses up to $130,000, and eligibility to participate in our annual bonus program. Mr. Schreiber’s offer letter also provides that he is eligible to participate in the 2018 LTIP. See “ — Long Term Incentives — 2020 Long-Term Incentive Plan” for a description of awards initially granted under the 2018 LTIP. Mr. Schreiber is also eligible to receive severance in certain circumstances. See “— Severance, Change of Control and Other Programs —  Change in Control, Severance and Retirement Benefits.” We also permit Mr. Schreiber to participate in the Utz Quality Foods, LLC Profit Sharing/401(k) Plan — see “— Severance, Change of Control and Other Programs — Profit Sharing/401(k) Plan” — under which we match 20% of Mr. Schreiber’s salary deferrals up to a limit of 6% of his wages and may make discretionary profit sharing contributions.

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan, the Utz Quality Foods, Inc. Nonqualified Deferred Compensation Plan, which became effective January 1, 2008, and amends and restates a prior plan, which became effective March 24, 1998. The plan permits each associate selected by us to participate in the plan to defer from base salary up to the lesser of $999,999 or 50% of the participant’s base salary, and the full annual bonus, if any, paid to such associate. We may, in our sole discretion, make contributions to a participant’s deferred compensation account. We may make contributions to the plan to the extent contributions to our profit sharing/ 401(k) plan exceed the limits set forth in Section 401(a)(17) of the Internal Revenue Code, see “— Severance, Change of Control and Other Programs  —  Profit Sharing/401(k) Plan.” During fiscal year 2020, we did not make any excess contributions to the plan for our named executive officers. Amounts contributed to the plan by either the participant or us are fully vested at the time of contribution. The contributed amounts are held in a grantor trust by us and invested pursuant to instruction by the participants. Except in connection with an unforeseeable emergency, death, disability, or if we decide to distribute all amounts credited to a participant’s account in connection with a change in control, the amounts credited to such participant’s account will not be distributed until either a date specified by the participant or the participant’s separation from service from our company. Distributions from the participant’s account may be made either in a lump sum or monthly payments over a period that may be between one year and five years.

Severance, Change of Control and Other Programs

Profit Sharing/401(k) Plan

We maintain a contributory 401(k) retirement plan, the Utz Quality Foods, LLC Profit Sharing/401(k) Plan, which was amended and restated October 16, 2019. The plan covers most of our associates, including our named executive officers. Eligible associates may contribute up to 50% of their salary to the plan, subject to limitations under applicable federal tax laws. In fiscal year 2020, the plan provided for matching contributions of up to 20% of deferrals made by most participants, not to exceed 6% of the participant’s wages. The matching contribution formula is applied on a payroll-to-payroll basis. In addition, we may make discretionary, or profit sharing, contributions to the plan. The aggregate contributions, both matching contributions and discretionary contributions in 2020 were $7.8 million, of which $1.6 million represented matching contributions and $6.2 million represented discretionary contributions.

Change in Control, Severance and Retirement Benefits

Our severance plans provide benefits in the form of a temporary source of income in the event an executive officer is involuntarily separated from service. We believe our severance benefits are generally consistent with competitor companies of comparable size and provide a bridge of pay and benefits to assist displaced executives in finding future employment. The summary of the plans described below are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to this registration statement of which this prospectus is a part.

Utz Brands, Inc. Executive Severance Benefit Plan

Upon the consummation of the Business Combination, we implemented the Utz Brands, Inc. Executive Severance Benefit Plan. Under the plan, we provide severance benefits to our Executive Leadership Team (generally, consisting of each of our Executive Officers — see “Management” — in this instance, other than the Chief Executive Officer) and each member of the Executive Officer Team with the title of Senior Vice President. Subject to the execution and non-revocation of a release and non-competition agreement by an eligible employee, upon a qualifying termination and satisfaction of each of the other conditions set forth in the plan, (x) an eligible employee who is a member of the Executive Leadership Team will receive in equal installments 100% of his or her annual base salary in the form of payroll continuation payments beginning on the first day of the payroll period immediately following the termination date and the date on which the release and non-competition agreement becomes effective and non-revocable (the “Payment Commencement Date”) and ending on the one-year anniversary of the Payment Commencement Date, and (y) an eligible employee who is a member of the Executive Officer Team with a title of Senior Vice President will receive in equal installments 50% of his or her annual base salary in the form of payroll continuation payments beginning on the Payment Commencement Date and ending on the six-month anniversary of the Payment Commencement Date or the termination date.

In addition, if an eligible employee experiences a termination qualifying under the plan and on the termination date was eligible to earn a performance based annual cash bonus in respect of the fiscal year in which the termination date occurs, the eligible employee will receive a payment equal to the annual bonus, calculated based on actual performance during the applicable performance period as though the eligible employee continued in our employment. Such payment will be prorated based on the number of days during the applicable performance period that the eligible employee was employed by us, and paid at the time that annual bonuses are paid to our active employees. Eligible employees will also receive outplacement services during the severance period and are permitted to continue certain health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months following the termination date.

Only members of our Executive Leadership Team who terminate their employment with good reason or any eligible employee whose employment is terminated by us or our affiliates (other than for cause and other than during an eligible employee’s disability) will receive severance under the plan, unless the eligible employee is offered comparable employment by us or any of our affiliates.

In the event that an eligible employee becomes entitled to receive or receives any payments, options, awards or benefits under the plan or any other plan, agreement, or arrangement with us, or with any person whose actions result in a change in control or an affiliate of such person that may separately or in the aggregate constitute a “parachute payment” within the meaning of Section 280G of the Code and it is determined that, but for the terms of the plan , any of the payments will be subject to an excise tax pursuant to Section 4999 of the Code, we will pay to the eligible employee either (i) the full amount of the payment or (ii) an amount equal to the payments reduced by the minimum amount necessary to prevent any portion of the payments from being an “excess parachute payment,” which ever of the foregoing amounts results in the receipt by the eligible employee, on an after-tax basis, of the greatest amount of payment, notwithstanding that all or some portion of the payments may be subject to the excise tax.

Utz Brands, Inc. Change in Control Severance Benefit Plan

Upon the consummation of the Business Combination, we implemented the Utz Brands, Inc. Change In Control Severance Plan. Under the plan, we will provide severance benefits to the Chief Executive Officer and each other member of our Executive Leadership Team and other executives selected on an individual basis. Subject to the execution and non-revocation of a release and non-competition agreement by an eligible employee upon a termination of employment of an eligible employee (a) either (i) by us (other than for cause and other than during an eligible employee’s disability), (ii) by such eligible employee for good reason, in each case within the 90 days prior or two years following a change in control, or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a change in control (a “Change in Control Termination”), provided, that, any termination of the employment of such eligible employee will not be considered a Change in Control Termination if the eligible employee is offered comparable employment by us or any of our affiliates, and satisfaction of each of the other conditions set forth in the plan, (x) the Chief Executive Officer will receive in equal installments 200% of the sum of his or her annual base salary and target annual cash bonus in the form of payroll continuation payments, beginning on the Payment Commencement Date and ending on the two-year anniversary of the Payment Commencement Date, and (y) an eligible employee who is a member of the Executive Leadership Team will receive in equal installments 150% of the sum of his or her annual base salary and target annual cash bonus in the form of payroll continuation payments beginning on the Payment Commencement Date and ending on the 18-month anniversary of the Payment Commencement Date. Other participants, if any, will receive such amounts as determined by the Compensation Committee. In addition, in the event the Chief Executive Officer experiences a good reason termination or experiences a termination of employment by us other than for cause and other than during the Chief Executive Officer’s disability, that is not a Change in Control Termination (a “Chief Executive Officer Non-Change in Control Termination”), then beginning on the Payment Commencement Date and ending on the last day of the 18-month anniversary of the Payment Commencement Date, the Chief Executive Officer will be entitled to receive in equal installments 150% of his or her annual base salary in the form of payroll continuation payments.

In addition, if an eligible employee experiences a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination and on the termination date was eligible to earn a performance based annual cash bonus in respect of the fiscal year in which the termination date occurs, the eligible employee will receive a payment equal to the annual bonus, calculated based on actual performance during the applicable performance period as though the eligible employee continued in our employment. Such payment will be prorated based on the number of days during the applicable performance period that the eligible employee was employed by us, and paid at the time that annual bonuses are paid to our active employees. Upon a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination, eligible employees will also receive outplacement services during the severance period and continuation of welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months following the termination date.

In the event that an eligible employee becomes entitled to receive or receives any payments, options, awards or benefits under the plan or any other plan, agreement, or arrangement with us, or with any person whose actions result in a change in control or an affiliate of such person that may separately or in the aggregate constitute a “parachute payment” within the meaning of Section 280G of the Code and it is determined that, but for the terms of the plan , any of the payments will be subject to an excise tax pursuant to Section 4999 of the Code, we will pay to the eligible employee either (i) the full amount of the payment or (ii) an amount equal to the payments reduced by the minimum amount necessary to prevent any portion of the payments from being an “excess parachute payment,” which ever of the foregoing amounts results in the receipt by the eligible employee, on an after-tax basis, of the greatest amount of payment, notwithstanding that all or some portion of the payments may be subject to the excise tax.

Stock Ownership

One of the principles driving our corporate governance structure is the alignment of the interests of our directors, including our Chief Executive Officer, with the long-term interests of our stockholders. We believe that an effective way of achieving this alignment is to ensure that each of our directors is a stockholder and has a significant financial interest in our business. Our Board of Directors adopted Stock Ownership Guidelines which require our Chief Executive Officer and our directors to own our securities having a value equal to the amounts set forth below:

Chief Executive Officer	6 times the CEO’s annual base salary
Chairman	6 times the annual Board retainer
Non-employee Director	5 times the annual Board retainer

In the event a director has not reached his or her ownership guidelines, he or she will be required to retain 100% of net shares realized upon the vesting of equity awards until he or she has reached the required ownership level.

Restrictions on Short Sales or Speculative Transactions by All Directors and Associates.

See “Corporate Governance — Corporate Governance Policies — Restrictions on Short Sales or Speculative Transactions by All Directors and Associates” for a description of our restrictions on short sales or speculative transactions by all of our Directors and associates.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us, or any of our subsidiaries, for the last two completed fiscal years.

Name and Principal Position	Fiscal Year	Salary		Bonus(1)	Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
Dylan B. Lissette Chief Executive Officer	2020	$1,295,844	(5)	$365		$2,999,856		$2,383,056	$12,565	$6,691,686
	2019	$1,512,469	(5)	$625,030	$	―	$	―	$98,844	$2,236,343
Cary Devore Executive Vice President, Chief Financial Officer	2020	$501,923		$365		$1,528,959		$738,750	$11,400	$2,781,397
	2019	$387,366		$481,610		$843,955	$	―	$33,673	$1,746,604
Mark Schreiber Executive Vice President, Chief Customer Officer, Sales & Marketing	2020	$421,597		$365		$1,193,247		$472,079	$14,323	$2,101,611
(1)	In accordance with the SEC’s rules, the amount disclosed reflects bonus compensation earned with respect to such fiscal year, whether or not actually paid in such fiscal year. The bonus amount listed in the bonus column for fiscal year 2020 with respect to each named executive officer reflects a broad-based bonus paid to our employees episodically across fiscal year 2020. The bonus amount listed in the bonus column for fiscal year 2019 with respect to each named executive officer for 2019 includes (i) a bonus paid in the discretion of our management team in recognition of the named executive officer’s contribution to several company factors, including our annual Adjusted

EBITDA, Adjusted Net Sales, and acquisition and integration efforts, and personal performance factors, including leadership, strategic planning, execution and contribution to financial goals, (ii) a discretionary bonus paid to each such named executive officer in recognition of consummating the acquisition of each of Kennedy and Kitchen Cooked and (iii) a broad-based bonus paid to our associates episodically across fiscal year 2019.
(2)	Amounts set forth in this column represent the aggregate grant date fair value of equity awards granted to each named executive officer, in accordance with Accounting Standards Codification Topic No. 718. For fiscal year 2020, such amounts also include the stock-based compensation modification expense associated with the conversion of the Phantom Units under the 2018 LTIP into 2020 LTIP RSUs. For a discussion of the assumptions made in such valuation of the equity awards reported in this column with respect to fiscal year 2020, see Note 1. “Operations and Summary of Significant Accounting Policies” to our audited financial statements for the fiscal year ended January 3, 2021, included elsewhere in this prospectus. The assumptions used in calculating the aggregate grant date fair value of the equity awards reported in this column with respect to fiscal year 2019 are set forth under the heading “ — Valuation of Phantom Units.” For details regarding the vesting conditions of these equity awards, see the “— Outstanding Equity Awards at Fiscal Year-End” table below.
(3)	Represents annual performance-based cash incentives. For a discussion of the determination of these amounts, please see the section below entitled “— Annual Cash Incentive Award Program (“Annual Bonus Plan” or “ABP”).”
(4)	The amounts listed under “All other Compensation” column for fiscal 2020 include: (i) matching contributions by us under the Utz Quality Foods, LLC Profit Sharing/401(k) Plan and (ii) other perquisites and personal benefits and details about these amounts are set forth in the table below:

Name	Contributions Under Profit Sharing/401(K) Plan ($)(a)	Other ($)		Total ($)
Dylan B. Lissette	$15,292	$1,328	(b)	$16,620
Cary Devore	11,400	―		11,400
Mark Schreiber	15,302	4,059	(c)	19,361
(a)	Amounts listed in this column reflect matching contributions by us under the Utz Quality Foods, LLC Profit Sharing/401(k) Plan.
(b)	Goods or services provided to the named executive officers are perquisites or personal benefits only if they confer a personal benefit on the executive; however, goods or services that are directly and integrally related to the executive’s job duties, or are offered generally to all employees, or for which the executive fully reimburses Utz, are not perquisites or personal benefits. Generally it has been our historical practice that goods or services that provide personal benefit that are not directly and integrally related to the executive’s job duties, and not offered generally to all employees, have been fully reimbursed to us by the executive. If they exist, perquisites and other personal benefits are reported at Utz’s aggregate incremental cost. Oxford Hill, LLC, an entity controlled by Michael W. Rice, a member of the Company Board, and owns an aircraft. In fiscal 2020, occasionally Mr. Lissette and guests were permitted to use for non-business travel aircraft leased by us from Oxford Hill. Such use was subject to availability and Mr. Lissette reimbursing us for the aggregate incremental cost of such flights. Nevertheless on such occasions, Mr. Lissette was imputed income for such use at the rates applicable under the standard industry fare level (“SIFL”) rules for any such fringe-benefit flights of $1,328. We do not provide tax gross-ups for such imputed income. Except for imputed income under SIFL rules, Mr. Lissette fully reimbursed us for personal use of any aircraft leased by us. After the Business Combination, Mr. Lissette no longer uses the aircraft for personal use through the Company.
(c)	Mr. Schreiber was subject to income recognition for personal use of a company automobile.
(5)	Reflects (a) annual base salary of $1,500,000 through the Closing Date of the Business Combination and an annual base salary of $750,000 following the Closing Date of the Business Combination, and (b) aggregate cash fees of

$2,400 and $4,800 per annum paid by us prior to the Business Combination to each member of the Boards of Managers of the Continuing Members as total combined fees for service on both boards of managers during fiscal years 2020 and 2019, respectively.

Valuation of Phantom Units

In the absence of a public trading market for our securities prior to the consummation of the Business Combination, the administrator of the 2018 LTIP determined the estimated fair value of the equity-based compensation awards at the date of grant based upon several factors, including its consideration of input from management and contemporaneous third-party valuations.

The assumptions we used in the valuation models are highly complex and subjective. We base our assumptions on future expectations combined with management judgment and considered numerous objective and subjective factors to determine the fair value of the Phantom Units as of the grant date including, but not limited to, the following factors:

●	Lack of marketability;
●	Our actual operating and financial performance;
●	Current business conditions and projections;
●	The U.S. capital market conditions; and
●	Likelihood of achieving a liquidity event, such as the Business Combination, given prevailing market conditions.

The valuation of the equity-based compensation awards involved a two-step process. First, we determined our business enterprise value using a total enterprise value based on the income approach, specifically a discounted cash flow, or DCF, analysis, and two variations of the market approach, specifically the guideline publicly traded company method and the merged and acquired company method. The values determined by the income and the market approaches were comparable and were accorded weights of 45%, 45% and 10%, respectively. Second, the business total equity value was allocated among the securities that comprised our capital structure using the Option-Pricing Method, or “OPM”. See below for a description of the valuation and allocation methods.

The DCF analysis required the development of forecasted future cash flows, including our sales, expenses, depreciation, capital expenditure and working capital needs. Since prior to the Closing of the Business Combination we did not pay corporate level income tax, we valued the business from an exit perspective of a market participant and applied a 30.0% effective cash tax rate in the analysis. The discrete forecast period analyzed extends to the point at which we will be expected to have an annual long-term growth rate of 2.0%, roughly commensurate with analyst U.S. gross domestic product growth expectations. We computed the debt-free cash flow for each projected fiscal year by adjusting the projected financial information for depreciation, capital expenditures and incremental working capital. The projected cash flows of the discrete forecast period are discounted to a present value employing a discount rate that properly accounts for the estimated market weighted average cost of capital. Finally, an assumption is made regarding the sustainable long-term rate of growth beyond the discrete forecast period, and a residual value is estimated and discounted to a present value. The sum of the present value of the discrete cash flows and the residual, or “terminal” value represents the estimated fair value of our total enterprise value. This value is then adjusted for non-operational assets, liabilities and interest bearing debt to conclude our total equity value.

The financial forecasts prepared took into account our past results and expected future financial performance. There is inherent uncertainty in these estimates as the assumptions used are highly subjective and may change as a result of new operating data and economic and other conditions that may impact our business.

Once our total equity value is estimated, it is then allocated among our various classes of securities to arrive at the fair value of the awards. For this allocation, the OPM was used for all grants of Phantom Units. The OPM entails allocating the total equity value to the various equity classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. A Black-Scholes option pricing model is employed to value the call options.

The following table summarizes the key assumptions used in the OPM allocation as of December 29, 2019:

Assumptions:
Time to liquidity event	2 years
Volatility	35.00%
Risk-free rate	1.60%
Dividend yield	0.00%
Lack of marketability discount	10.00%

The expected term of two years represents management’s expected time to a liquidity event as of the valuation date. The volatility assumption is based on the estimated stock price volatility of a peer group of comparable public companies over a similar term. The risk-free rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term. As of December 29, 2019, we used an expected dividend yield of zero, as we did not plan to pay cash dividends with respect to the Phantom Units in the foreseeable future.

The value derived from the OPM model was reduced by a 10.00% lack of marketability discount in the determination of fair values of the awards at the grant date. A discount for lack of marketability was applied to reflect the increased risk arising from the inability to readily sell the equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding awards made to our named executive officers as of our most recent fiscal year end.

	Option Awards						Stock Awards
				Equity					Equity	Equity
				Incentive					incentive plan	Incentive
				Plan					awards:	plan awards:
				Awards:				Market	Number of	Market or payout
		Number of	Number of	Number of			Number of	value of	unearned	value of
		securities	securities	securities			shares or	shares of	shares, units	unearned
		underlying	underlying	underlying	Option		units of	units of	or other rights	shares, units or
	Grant	unexercised	unexercised	unexercised	exercise	Option	stock that	stock that	that have not	other rights that
	Date for	options (#)	options (#)	unearned	price	Expiration	have not	have not	vested	have not vested
Name	Options	exercisable	unexercisable	options (#)	($/Share)	Date	vested (#)(2)	vested ($)(3)	(#)	($)(3)
Dylan B. Lissette	8/29/2020(1)	—	149,204	—	$16.34	8/28/2030	119,454	$2,635,155	49,735	$1,097,154
Cary Devore	8/29/2020(1)	—	37,301	—	$16.34	8/28/2030	134,011	$2,956,283	12,434	$274,294
Mark Schreiber	8/29/2020(1)	—	30,893	—	$16.34	8/28/2030	119,454	$2,635,155	10,298	$227,174
(1)	The shares of Class A Common Stock subject to the stock options granted on August 29, 2020 vest and become exercisable under the following schedule: 50% of the shares subject to the stock option vest and become exercisable on December 31, 2022 and 50% of the shares subject to the stock option vest and become exercisable on December 31, 2023, subject to the participant’s continuous employment through such dates and subject to certain conditions as detailed in the Equity Incentive Plan.
(2)	Each 2020 LTIP RSU granted to the named executive officers will be forfeited upon his or her termination by us for cause or voluntarily by the participant without our consent other than for good reason, or violation of certain restrictive covenants by the participant. If a change in control of Utz Quality Foods under the terms of the 2020 LTIP occurs prior to December 31, 2021, the 2020 LTIP RSUs will become 100% vested, subject to forfeiture as described above.
(3)	Market value is based upon the closing market price of our Class A Common Stock on December 31, 2020, the last trading day prior to the last day of fiscal year 2020.
(4)	Reflects performance share units granted on November 2, 2020 Our performance share units provide the participant with the opportunity to earn shares of our Class A Common Stock if we achieve certain thresholds with respect to relative total shareholder return. The performance share units granted on November 2, 2020 consist of two performance periods, each with respect to 50% of the target shares subject to the performance share unit. The first performance period is from August 31, 2020 through December 31, 2022 and the second performance period is from August 31, 2020 to December 31, 2023. See “Compensation Discussion and Analysis (Narrative to the Summary Compensation Table — Long-Term Incentives — 2020 Omnibus Equity Incentive Plan — Performance Share Units” for further information.

DIRECTOR COMPENSATION IN FISCAL 2020

In fiscal year 2020, we adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our securities to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors:

●	An annual cash retainer of $75,000;
●	An annual cash retainer of $40,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Nominating and Corporate Governance Committee; and
●	An equity retainer with a value of $125,000 upon such director’s election to office, payable in the form of restricted stock units, granted in connection with each annual meeting of stockholders that vests on the earlier of the one-year anniversary of the grant and the next annual meeting of stockholders. The first equity retainer grant (annual value of $125,000) will occur promptly following Closing and vest at the first regularly scheduled annual meeting of our stockholders of (targeted for May 2021) and will be pro-rated for the period from the Closing through our first regularly scheduled annual meeting of the stockholders.

All cash retainers will be payable quarterly in arrears.

For 2020 and 2021, Messrs. Deromedi and Giordano have agreed to waive their director compensation with respect to their service as non-employee directors. As our employees, Messrs. Rice and Lissette will not be eligible for such retainer and other compensation paid to non-employee directors so long as they remain employed by us.

The table below sets forth information regarding director compensation for the fiscal year ended January 3, 2021.

Name	Fees earned or paid in cash ($)			Stock awards ($)(1)		All other compensation ($)		Total ($)
Roger K. Deromedi	$	―		$	―	$	―	$	―
Michael W. Rice		$206,246	(2)	$	―	$	―		$206,246
John W. Altmeyer		$29,247			$86,000	$	―		$115,247
Timothy P. Brown		$28,206	(3)		$86,000	$	―		$114,206
Christina Choi		$25,806			$86,000	$	―		$111,806
Antonio F. Fernandez		$25,806			$86,000	$	―		$111,806
Jason K. Giordano	$	―		$	―	$	―	$	―
B. John Lindeman		$25,806			$86,000	$	―		$111,806
Craig D. Steeneck		$39,570			$86,000	$	―		$125,570
(1)	Amounts set forth in this column represent the aggregate grant date fair value of equity awards granted to each director, in accordance with Accounting Standards Codification Topic No. 718. For a discussion of the assumptions made in such valuation of the equity awards reported in this column with respect to fiscal year 2020, see Note 1. “Operations and Summary of Significant Accounting Policies” to our audited financial statements for the fiscal year ended January 3, 2021, included elsewhere in this prospectus.
(2)	Mr. Rice received an annual salary of $203,846 for his service as Executive Chairman and special advisor to Utz during the period before the Closing Date of the Business Combination, and as Chairman Emeritus and Special Advisor of the Company following the Closing Date of the Business Combination. In connection with the Business Combination, Mr. Rice retired as Executive Chairman and became a member of the Company Board, Chairman Emeritus and Special Advisor. In addition, during fiscal 2020, Mr. Rice received a $2,400 fee in connection with his services as a manager of the Continuing Members. Goods or services provided to Mr. Rice are perquisites or personal benefits only if they confer a personal benefit on him; however, goods or services that are directly and integrally related to his job duties, or are offered generally to all employees, or for which Mr. Rice fully reimburses us, are not perquisites or personal benefits. Generally it has been our historical practice that goods or services that provide personal benefit that are not directly and integrally related to Mr. Rice’s job duties, and not offered generally to all employees, have been fully reimbursed to us by him or entities he controls. If they exist, perquisites and other personal benefits are reported at our aggregate incremental cost. Oxford Hill, LLC, an entity controlled by Mr. Rice, owns certain aircraft. In fiscal 2020, occasionally Mr. Rice and guests were permitted to use for non-business travel aircrafts leased by us from Oxford Hill. Such use was subject to availability and Mr. Rice reimbursing us for the aggregate incremental cost of such flights. Nevertheless on such occasions, Mr. Rice was imputed income for such use subject to income at the SIFL rates for any such fringe-benefit flights of $4,492. In addition we made profit sharing contributions of $8,645 to the Utz Quality Foods, LLC Profit Sharing/401(k) Plan on behalf of Mr. Rice. We do not provide tax gross-ups for such imputed income. Except for imputed income under SIFL rules, Mr. Rice fully reimbursed us for personal use of any aircraft leased by us. After the Business Combination, Mr. Rice no longer uses the aircraft for personal use through the Company.
(3)	Includes a $2,400, total combined director fee paid to Mr. Brown in connection with his services on both boards of managers of the Continuing Members.

MANAGEMENT

Board of Directors and Management

Board of Directors

The Company Board is comprised of the following ten directors: Roger K. Deromedi, Dylan B. Lissette, Michael W. Rice, John W. Altmeyer, Timothy P. Brown, Christina Choi, Antonio F. Fernandez, Jason K. Giordano, B. John Lindeman and Craig D. Steeneck.

The following table sets forth certain information, as of March 31, 2021, concerning each of our directors.

Name	Age	Position(s)
Roger K. Deromedi	67	Chairman; Director
Dylan B. Lissette	49	Chief Executive Officer; Director
Michael W. Rice	78	Director; Chairman Emeritus; Special Advisor
John W. Altmeyer	62	Director; Chair, Nominating and Corporate Governance Committee
Timothy P. Brown	58	Director
Christina Choi	43	Director
Antonio F. Fernandez	61	Director
Jason K. Giordano	42	Director; Chair, Compensation Committee
B. John Lindeman	51	Director
Craig D. Steeneck	63	Director; Chair, Audit Committee

John W. Altmeyer, has served as a member of the Board of Directors of the Company since August 2020. Since January 2021, Mr. Altmeyer has served as executive chairman of GAF Materials LLC, a roofing and waterproofing manufacturer. Mr. Altmeyer served as the President and Chief Executive Officer of Carlisle Construction Materials, a division of Carlisle Companies Incorporated, from July 1997 to September 2018. Carlisle Construction Materials is principally engaged in the manufacture and sale of rubber and thermoplastic roofing systems and other products with roofing applications for commercial and residential buildings. Mr. Altmeyer also has served as a Member of the Board of Directors of EMCOR Group, Inc. (NYSE: EME), a mechanical and electrical construction, industrial and energy infrastructure and facilities services company, since 2014. As part of his service on the EMCOR Board of Directors, Mr. Altmeyer currently serves on the governance committee of EMCOR and has served as the Chair of the Compensation Committee of EMCOR since 2018. Mr. Altmeyer also served on the audit committee of EMCOR from 2014 through 2018. Additionally, Mr. Altmeyer served as a member of the Board of Directors of Berkshire Hills Bancorp, a bank holding company, from 2012 to 2014. Mr. Altmeyer also served on the Board of Directors of Tecta America, a roofing contracting and services business, from March 2019 until January 2021. Mr. Altmeyer earned his Bachelor of Science degree from Cornell University and his MBA from Harvard Business School. Mr. Altmeyer’s qualifications to serve on our board of directors include his substantial financial, operations, investment and acquisition experience, and his experience serving as a public company director.

Timothy P. Brown, has served as a member of the Board of Directors of the Company since August 2020. Mr. Brown is a Member of the Board of Managers of the Continuing Members, having served in this role since June 1999. Mr. Brown is the Founder and CEO of Sageworth, an entity comprised of Sageworth Holdings, LLC (“Sageworth Holdings”), Sageworth Trust Company and Sageworth Trust Company of South Dakota that provides investment management, fiduciary and planning services to highly successful individuals and families, and has served as its President and Chief Executive Officer since January 2001. As an attorney, accountant and the Founder, President and Chief Executive Officer of Sageworth, Mr. Brown brings extensive business, financial, legal and accounting knowledge to his position on the Board of Managers of the Continuing Members. Mr. Brown also serves on the Board of Directors of Penn State Health, a large hospital system, as the Chair of Penn State Health’s Finance Committee, Chair of Penn State Health’s Investment Committee, and member of Penn State Health’s Executive Committee. Mr. Brown also serves on the Board of Directors of Chief Executives Organization, as International Chair-elect, and member of Chief Executives Organization’s Executive Committee, and as a former Chair of Chief Executives Organization’s Finance and Administration Committee. Mr. Brown is a member of Young Presidents Organization and has served as its chair emeritus, chair, education officer and finance officer of the Pennsylvania chapter. Mr. Brown helped found the S. Dale High Family Business Center at Elizabethtown College, is a founding director of Music for Everyone, former trustee of the Pennsylvania Academy of Music, past general counsel and secretary of The Lancaster Alliance, past president of the Lancaster Museum of Art, past director of Harb-Adult, a homeless shelter, and a co-founder and manager of The Churchill Society. Mr. Brown received his Juris Doctor degree from the Georgetown University Law Center in Washington, D.C., and a Bachelor of Science in accounting from Penn State, graduating with highest distinction. Mr. Brown’s qualifications to serve on our board of directors include his historical understanding of our Company coupled with his extensive financial and investment experience.

Christina Choi, has served as a member of the Board of Directors of the Company since August 2020. Ms. Choi is currently Senior Vice President of Marketing and a member of the North America marketing leadership team for Diageo, a global leader in alcoholic beverages. Ms. Choi joined Diageo in January 2019 to lead the Gin, Rum & Tequila categories across North America, including consumer brands such as Tanqueray Gin, Captain Morgan Rum, and Don Julio Tequila. Ms. Choi is responsible for category strategy, brand marketing, and commercialization activities across this portfolio. Prior to Diageo, Ms. Choi served as Global Marketing Vice President for Anheuser-Busch InBev, the world’s largest brewer, from March 2013 to January 2019. In this role, Ms. Choi developed the global launch strategy for Michelob Ultra, delivered double digital global sales growth for Stella Artois including leading two Super Bowl marketing campaigns, and oversaw the development and commercialization of several emerging brands. From 2006 to 2012, Ms. Choi held various marketing and innovation roles within the personal care business of Unilever plc, based in the U.S. and Singapore. Ms. Choi led multiple brands, and innovation launches globally, including across the U.S., Southeast Asia, Middle East, and Africa, among others. Ms. Choi began her career in financial services at Goldman Sachs in the Credit Risk Management and Advisory group and Goldman Sachs Asset Management. Ms. Choi holds an MBA from Harvard Business School and a BA in Economics from Vassar College. Ms. Choi’s qualifications to serve on our board of directors include her substantial marketing, commercialization and leadership experience, in each case as it applies to product campaigns and launches.

Roger K. Deromedi, has served as a member of the Board of Directors of the Company since June 2018. Mr. Deromedi serves as the Chairman of Utz and was Co-Executive Chairman of Collier Creek from June 1, 2018 through the Closing of the Business Combination. Mr. Deromedi has over 40 years of operational experience in the consumer goods sector, overseeing multiple businesses and iconic consumer brands. Mr. Deromedi was Independent Chairman and Lead Director of Pinnacle Foods from April 2016 to October 2018 and was Non-Executive Chairman from July 2009 to April 2016 and Executive Chairman from April 2007 to July 2009. Mr. Deromedi also was an advisor to Blackstone in relation to their acquisition of the company in April 2007. Pinnacle Foods was a manufacturer and marketer of consumer branded food products, whose key brands include Birds Eye (frozen vegetables, meals, and sides), Duncan Hines (desserts), Vlasic (pickles), Wishbone (salad dressings), Aunt Jemima (breakfast products), Mrs. Butterworth and Log Cabin (syrups), Udi’s and Glutino (gluten-free products), and Gardein (plant-based entrees and meat substitutes), among others. During Mr. Deromedi’s tenure, the company acquired and successfully integrated multiple businesses including Birds Eye Foods, Wishbone, Gardein, and Boulder Brands. From July 2013 to June 2015, Mr. Deromedi was an Executive Advisor for Blackstone in the consumer goods sector, and was an independent advisor to Blackstone from 2007 to 2013. From 2003 to 2006, Mr. Deromedi was Chief Executive Officer of Kraft, at the time one of the world’s largest food companies, with iconic brands such as Kraft, Maxwell House, Nabisco, Oscar Mayer and Philadelphia. During this time, Mr. Deromedi integrated Kraft’s separate North American and International businesses. Prior to this, Mr. Deromedi was Co-CEO of Kraft from 2001 to 2003 during which time there was an initial public offering of the company, raising approximately $8.7 billion in gross proceeds. Mr. Deromedi was previously President of Kraft Foods International, President of the company’s Asia Pacific business, and President of Kraft’s Western European business, based in Zurich. Mr. Deromedi also served as Area Director of the company’s business in France, Iberia and Benelux, based in Paris, and was General Manager of Kraft’s cheese and specialty products businesses in the United States. Mr. Deromedi began his career with General Foods, Kraft’s predecessor company, in 1977 where he held various marketing positions. Mr. Deromedi previously served on the board of directors of Pinnacle Foods from 2007 to 2018, Kraft from 2001 to 2006 and The Gillette Company, Inc. from 2003 to 2005 (when the company was merged with The Procter & Gamble Company). Mr. Deromedi earned an M.B.A. from the Stanford Graduate School of Business and a B.A. in economics and mathematics from Vanderbilt University. Mr. Deromedi’s qualifications to serve on our board of directors include his experience as a senior executive officer and/or director of multiple businesses in the consumer sector, his track record of building significant shareholder value, his experience in evaluating, executing, and integrating acquisitions, and his history of serving as a director for several public and private companies.

Antonio F. Fernandez, has served as a member of the Board of Directors of the Company since October 2018. Mr. Fernandez served as Executive Vice President and Chief Supply Chain Officer of Pinnacle Foods, a packaged foods company, from February 2011 to June 2016, where he was responsible for managing all aspects of the supply chain including procurement, manufacturing, distribution, product quality, innovation and sustainability. Mr. Fernandez also led Pinnacle Foods’s “maximizing value through productivity” continuous improvement initiatives, realizing gross savings of approximately 4% of cost of products sold annually. Mr. Fernandez was a key leader and closely involved in Pinnacle Foods’s acquisition, integration and synergy realization efforts. Prior to Pinnacle Foods, Mr. Fernandez was Senior Vice President, Operations Excellence at Kraft Foods, Inc., an American food manufacturing and processing conglomerate, from 2010 to 2011. Prior to Kraft, Mr. Fernandez was Chief Supply Chain Officer at Cadbury plc, or Cadbury, a British multinational confectionery company, from 2008 to 2010, where he managed a supply chain with total costs of approximately $7 billion, 67 manufacturing facilities and over 20,000 employees. From 2000 to 2010, Mr. Fernandez held several senior supply chain roles within Cadbury. Prior to Cadbury, Mr. Fernandez held various supply chain and related roles at Dr. Pepper, an American multinational soft drink company, PepsiCo, Inc., an American multinational food, snack, and beverage corporation, and Procter & Gamble Co., an American multinational consumer goods corporation, Mr. Fernandez is President of AFF Advisors, LLC, an independent consulting firm focused on improving supply chain performance, supporting acquisition due diligence and merger integrations. Mr. Fernandez was also a Senior Advisor with McKinsey & Company, an American worldwide management consulting firm, from July 2017 to August 2019. Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. Mr. Fernandez served on the board of directors of Liberty Property Trust (NYSE: LPT), a leading industrial real estate investment trust, from November 2014 until its recent merger with Prologis, Inc. (NYSE: PLD), a real estate investment trust headquartered in San Francisco, CA, in February 2020. Mr. Fernandez has served on the Board of Directors with Americold Realty Trust (NYSE: COLD), the world’s largest publicly traded REIT, since May 2019, Green Rabbit, a leading e-commerce cold chain logistics provider to the food industry, since February 2021, and as a Trustee of Lafayette College since May 2017. Mr. Fernandez’s qualifications to serve on our board of directors include his substantial supply chain and operations experience at several publicly-traded consumer companies; his record of realizing cost efficiencies and integrating acquisitions; and his experience serving as a director of a public company.

Jason K. Giordano, has served as a member of the Board of Directors of the Company since June 2018. Mr. Giordano was the Co-Executive Chairman, principal executive officer and principal financial and accounting officer of Collier Creek from June 1, 2018 until the Closing of the Business Combination. Mr. Giordano has over 18 years of investment and acquisition experience, with a focus in the consumer goods and related sectors. Mr. Giordano has been a Senior Managing Director at CC Capital Partners, LLC (affiliates of whom are indirect owners of Utz Brands securities through CC Collier Holdings LLC), a private investment firm, since November 2018. Mr. Giordano has been EVP Corporate Development for CC Neuberger Principal Holdings II, a special purpose acquisition company, since July 2020 and EVP Corporate Development for CC Neuberger Principal Holdings III, a special purpose acquisition company, since August 2020. Previously, Mr. Giordano was a Managing Director in the private equity group at Blackstone where he oversaw investments in the consumer, education, packaging and chemicals sectors. During his tenure at Blackstone from 2006 to October 2017, Mr. Giordano was involved in 12 initial and follow-on acquisitions representing over $10 billion of transaction value, including several investments in consumer, retail and related businesses. Prior to Blackstone, Mr. Giordano was a private equity investment professional at Bain Capital, LP, one of the world’s leading multi-asset alternative investment firms, and an investment banker with Goldman, Sachs, & Co., a leading global investment banking, securities and investment management firm. Mr. Giordano previously served on the board of directors of Pinnacle Foods, Inc., a U.S.-based manufacturer and marketer of branded food products, from 2007 to September 2015, Crocs, Inc. (Nasdaq: CROX), a global supplier of branded footwear, from January 2015 to October 2017, AVINTIV, a global supplier of specialty materials primarily sold to consumer goods manufacturers, from January 2011 to October 2015, Outerstuff LLC, a leading U.S. supplier of licensed children’s sports apparel, from May 2014 to October 2017, Ascend Learning, LLC, a provider of online professional training tools and educational software, from July 2017 to October 2017, and HealthMarkets, Inc., a direct-to-consumer provider of health, life, supplemental, and other insurance and related products, from February 2009 to October 2017. Mr. Giordano earned an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar, and an A.B. with high honors in economics from Dartmouth College. Mr. Giordano’s qualifications to serve on our board of directors include his substantial investment and acquisition experience at blue chip financial institutions; his in-depth knowledge and strong network of relationships in consumer and related sectors; and his experience serving as a director for various public and private companies.

B. John Lindeman, has served as a member of the Board of Directors of the Company since August 2020. Mr. Lindeman has served as the Chief Financial Officer of Hydrofarm Holdings Group, Inc. (Nasdaq: HYFM), a wholesaler and manufacturer of hydroponics equipment and commercial horticultural products, since March 2020. From August 2015 until assuming his current role at Hydrofarm Holdings in March 2020, Mr. Lindeman served as Chief Financial Officer and Corporate Secretary at Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of valued-added fresh food, where he was responsible for the finance, accounting, IT and human resource functions. Prior to joining Calavo, Mr. Lindeman held various leadership positions within the finance and investment banking industries, including serving as managing director at Sageworth Trust Company, a provider of investment management, fiduciary and planning services to highly successful individuals and families, from March 2015 to July 2015, managing director and co-head of the consumer and retail group at Janney Montgomery Scott, a financial advisory firm, from August 2009 to March 2015, managing director at Stifel Nicolaus, a full service brokerage and investment banking firm, from December 2005 to August 2009, and principal at Legg Mason, a global asset management leader, from October 1999 to December 2005. Prior to joining Legg Mason, Mr. Lindeman was a Manager at PricewaterhouseCoopers LLP, a global network of firms delivering assurance, tax, and consulting services, from August 1996 to October 1999. Mr. Lindeman is a Chartered Financial Analyst, and holds a Bachelor of Science in Business Administration from the University of Mary Washington. Mr. Lindeman’s qualifications to serve on our board of directors include his significant financial and operational experience, including experience as chief financial officer of various public companies.

Dylan B. Lissette, has served as a member of the Board of Directors of the Company since August 2020. Mr. Lissette is the Chief Executive Officer of Utz. Mr. Lissette has served as the Vice Chairman, President and Chief Executive Officer of the Utz companies since assuming the role in January 2013 and upon the Closing of the Business Combination, Mr. Lissette was appointed our Chief Executive Officer. Mr. Lissette also served as the sole manager of UBH from September 2016 through the Closing of the Business Combination. In addition, Mr. Lissette has served as a member of the Board of Managers of the Continuing Members since June 2004. Prior to serving as Chief Executive Officer, Mr. Lissette served as Chief Operating Officer from January 2011 to January 2013 and Executive Vice President of Sales and Marketing from January 2008 to January 2011. Prior to his service as an executive officer of the Utz companies, Mr. Lissette served the Utz companies in several capacities since joining in 1995, including serving as Retail Sales Manager, Key Account Director, and Director of Marketing. In 2007, Mr. Lissette was promoted to the position of Senior Vice President — Sales Operations where he had direct responsibility for route sales development in our Mid-Atlantic core markets and system-wide administration of the company’s DSD operations. Mr. Lissette represents the fourth generation of family leadership and involvement at the family-owned company, and is the son-in-law of Michael W. Rice, who serves as our Chairman Emeritus and is a member of our Board of Directors. Mr. Lissette also served on the Board of Directors of Hanover Hospital from August 2011 until August 2018. Mr. Lissette holds a Bachelor of Science degree in Business Economics and Public Policy from The George Washington University. Mr. Lissette’s extensive institutional knowledge and executive experience as the Chief Executive Officer of Utz qualifies him to serve as a director of the Company.

Michael W. Rice, has served as a member of the Board of Directors of the Company since August 2020. Mr. Rice serves as our Chairman Emeritus and prior to the Closing of the Business Combination, was Executive Chairman of UBH, having assumed this position in December 2012 following his role as Chairman of the Board and Chief Executive Officer of the Utz companies from 1992 until 2012. Mr. Rice served as President and Chief Executive Officer of the Utz companies from 1978 until 1992. Prior to serving as Chief Executive Officer, Mr. Rice served as Executive Vice President of the Utz companies from 1970 to 1978. Mr. Rice also serves as a Member of the Board of Managers of the Continuing Members. Mr. Rice is a graduate of Mount St. Mary’s University and holds a law degree from George Washington University School of Law. Mr. Rice is the father-in-law of Dylan Lissette, who serves as our Chief Executive Officer and is a member of our Board of Directors. Mr. Rice’s qualifications to serve on our board of directors include his extensive knowledge of our Company, including as the former Chief Executive Officer, coupled with substantial industry knowledge.

Craig D. Steeneck, has served as a member of the Board of Directors of the Company since November 2018. Mr. Steeneck served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods, a packaged foods company, from July 2007 to January 2019, where he oversaw the company’s financial operations, treasury, tax, investor relations, corporate development and information technology functions and was an integral part of Pinnacle Foods’s integration team for several of its acquisitions. From 2005 to 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improve financial performance. From 2003 to 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Destinations, Inc.), an American timeshare company, playing key roles in wide-scale organization of internal processes and staff management. From 2001 to 2003, he served as Chief Financial Officer of Resorts Condominiums International (now Wyndham Destinations, Inc.), an American timeshare exchange company. From 1999 to 2001, Mr. Steeneck was the Chief Financial Officer of International Home Foods, Inc., a manufacturer of packaged food products acquired by ConAgra Foods in 2000. Mr. Steeneck has served on the board of directors and as chairman of the audit committee of Freshpet, Inc. (Nasdaq: FRPT), an American pet food company, since November 2014, as a director and chairman of the audit committee of Hostess Brands, Inc. (Nasdaq: TWNK), an American sweet baked goods company, since November 2016, and as a director of KIND Inc., a snack food company, from May 2019 to June 2020. Mr. Steeneck was the lead independent director of Hostess Brands, Inc. from January 2019 to December 2019. Mr. Steeneck received his Bachelor of Science in Accounting from the University of Rhode Island. Mr. Steeneck’s qualifications to serve on our board of directors include his substantial financial operations, investment and acquisition experience, and his experience serving as a director for public companies.

Executive Officers

The following table set forth certain information, as of March 31, 2021, concerning each member of our management team:

Name	Age	Position(s)
Dylan B. Lissette	49	Chief Executive Officer
Eric Aumen	44	Vice President, Chief Accounting Officer
Cary Devore	48	Executive Vice President, Chief Financial Officer
Ajay Kataria	44	Executive Vice President, Finance & Accounting
Thomas Lawrence	53	Executive Vice President, Chief Supply Chain Officer
Mark Schreiber	57	Executive Vice President, Chief Customer Officer, Sales & Marketing
James Sponaugle	44	Senior Vice President, Human Resources & Personnel Development
Todd Staub	55	Executive Vice President, Chief Administrative Officer

Eric Aumen, serves as the Vice President, Chief Accounting Officer of Utz, having served in this role since May 2020. Prior to joining Utz, Mr. Aumen served as Vice President and Controller of Element Fleet Management Corporation (TSX: EFN), a commercial motor vehicle management company from May 2016 until May 2020. Prior to Element Fleet, from May 2014 until October 2015, Mr. Aumen served as Chief Accounting Officer of Apex Tool Group, LLC, a hand and power tools manufacturer and marketer. Prior to his role at Apex Tool Group, Mr. Aumen served as Vice President, Corporate Controller for Colfax Corporation (NYSE: CFX), an American corporation manufacturing welding, air and gas handling equipment, and medical devices, and began his career with Deloitte & Touche LLP, an accounting organization and the largest professional services network in the world by revenue and number of professionals, most recently as Audit Manager. From 2012 until 2020, Mr. Aumen served as a member of the Advisory Board of Pennsylvania State University, Mont Alto Campus. Mr. Aumen is a Certified Public Accountant and earned his Bachelor of Science in Accounting with a minor in Supply Chain Management from The Pennsylvania State University.

Cary Devore, serves as Executive Vice President, Chief Financial Officer of Utz, having served in this role since July 2019. Mr. Devore joined the Utz companies in November 2016 as the lead representative of Metropoulos & Co. on the Board of Managers of the Continuing Members, where he worked alongside Dylan Lissette to drive our acquisition and value creation efforts, and became Executive Vice President and Chief Financial Officer in July 2019. Prior to serving as Chief Financial Officer, Mr. Devore served as Executive Vice President since December 2017 and as Senior Vice President from November 2016 until December 2017. From November 2014 until August 2017, Mr. Devore was a

Managing Director of Metropoulos & Co., a private equity firm, where he focused on direct equity investments in the food and beverage sector. Prior to his service at Metropoulos, from October 2009 through August 2014, Mr. Devore was Co-Founder and Managing Director of SilverStream Capital, LLC, a family office focused on investments in healthcare and technology. From October 2005 through June 2009, Mr. Devore co-founded and led HBK Private Equity, LLC, the private equity arm of the hedge fund HBK Capital Management. Earlier in his career, Mr. Devore worked for Jordan Industries, Inc., an affiliate of The Jordan Company from May 1996 to July 2002, focusing on middle market buy and build strategies, as well as at UBS Investment Bank, an investment bank, from August 2004 to October 2005 and Price Waterhouse LLP, a multinational professional services network of firms, from August 1994 to May 1996. Mr. Devore graduated from the University of Illinois with a Bachelor of Science in Accounting, Magna Cum Laude, and received his MBA from the University of Michigan with High Honors.

Ajay Kataria, serves as Executive Vice President, Finance & Accounting at Utz, having served in this role since July 2019. Mr. Kataria joined the Utz companies in July 2017 as Senior Vice President of Finance and Treasury to support our financial planning, analytics and business transformation efforts, and became Executive Vice President in July 2019. Prior to joining the Utz companies, from April 2016 until July 2017, Mr. Kataria served as Vice President of Global Finance and Strategy at Armstrong Flooring, Inc., a producer of residential and commercial flooring products. Prior to his time at Armstrong, from August 2014 until April 2016, Mr. Kataria served as Vice President of Supply Chain Finance at Chobani, Inc., a producer of Greek yogurt and dairy products. Prior to Chobani, Mr. Kataria worked for ten years at PepsiCo, an American multinational food, snack, and beverage corporation, in various supply chain and finance roles of increasing responsibility. Mr. Kataria holds a Bachelor of Technology from the National Institute of Technology, India and earned his MBA from Southern Methodist University, Cox School of Business.

Thomas Lawrence, serves as Executive Vice President, Chief Supply Chain Officer for Utz, having served in this role since January 2015. Mr. Lawrence was a member of the Board of Managers of the Continuing Members from June 2014 until August 2020. Mr. Lawrence joined the Utz companies in September 2004, holding various positions, including roles in Manufacturing and Strategic Planning. Prior to joining the Utz companies, Mr. Lawrence served as Director of Operations for Glatfelter, a global supplier of specialty paper, where he was employed from June 1993 to September 2004. Mr. Lawrence started his career in the paper and packaging industry, working for Westvaco (now part of WestRock), an American corrugated packaging company, from June 1990 to June 1993. Mr. Lawrence holds a Bachelor of Science in Chemical Engineering from The Pennsylvania State University.

Mark Schreiber, serves as Executive Vice President, Chief Customer Operating Officer, Sales & Marketing at Utz, having served in this role since October 2020, and as Chief Customer Officer from April 2017 until October 2020. Prior to his service at the Utz companies, Mr. Schreiber served as the Senior Vice President of Sales and Operations for Pepperidge Farm, Inc., a commercial bakery that was acquired by Campbell Soup Company, and on the Global Sales Leadership team for Campbell Soup Company, a processed food and snack company, from January 2008 to April 2017. Mr. Schreiber also worked at Pepperidge Farm, Inc., an American commercial bakery, as Customer Vice President from January 2002 until January 2008, and as Vice President Customer Trade Marketing from January 1999 until January 2002. Prior to Pepperidge Farm, from January 1987 to January 1999, Mr. Schreiber began his career at Frito-Lay, a manufacturer of corn chips, potato chips and other snack foods, performing various roles in sales, strategic accounts, supply chain, marketing and DSD strategic operations. Mr. Schreiber is a current member of the Food Industry Association and has served as a Sales Executive Board Member of the Grocery Manufacturers Association from 2010 until 2016. Mr. Schreiber holds a Bachelor of Science in Marketing from The Pennsylvania State University.

James Sponaugle, serves as the Senior Vice President, Human Resources & Personnel Development at Utz, having served in this role since February 2020. Prior to joining the Utz companies, from January 2009 until January 2020, Mr. Sponaugle worked at the Stewart Companies family of businesses, a company handling the entire range of construction-related services. Starting with Poole Construction from January 2009 to June 2010, and then moving to Riley Welding and Fabricating, a metal fabrication division of Stewart Companies, a full-service construction-related services company, serving as General Manager and Vice President from June 2010 until March 2018. Mr. Sponaugle was promoted to Executive Vice President and added the responsibility of running Stewart & Tate Construction Industrial Division starting March 2018 through January 2020, while also maintaining his responsibilities at Riley Welding and Fabricating. Mr. Sponaugle started his career with Cintas Corporation in January of 1999, and for close to a decade held various leadership roles in Sales and Operations, finishing his career as a General Manager overseeing approximately 55 routes and Service Sales Representatives. Cintas is a public company operating nearly 500 facilities in North America — including five manufacturing facilities and eleven distribution centers. Mr. Sponaugle serves on the Board of Directors of the Hanover Area Chamber of Commerce and serves as the Chairman of the Board of Directors of the YMCA of Hanover. Mr. Sponaugle earned his Bachelor of Science in Business Management from Cornell University.

Todd Staub, serves as Executive Vice President, Chief Administration Officer at Utz, having served in these roles since April 2017. Mr. Staub was a member of the Board of Managers of the Continuing Members from March 2008 until August 2020. Mr. Staub joined the Utz companies in February 1997 and has held financial positions with increasing responsibility including Controller from March 1999 to July 2002, Vice President — Finance from July 2002 to July 2012, and Executive VP & Chief Financial Officer from July 2012 to April 2017. Prior to joining the Utz companies, Mr. Staub served as an Account Supervisor for United Defense, a government contractor, from March 1996 until February 1997 and as an Accountant at Glatfelter Paper Company, a paper and packaging company, from September 1988 until March 1996. Mr. Staub holds a Bachelor of Arts in Mathematics from Western Maryland College and earned his MBA from York College of Pennsylvania.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interests of Utz and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of NYSE. Our current Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters for the standing committees of the Board are available on our investor website at investors.utzsnacks.com under the heading “Governance — Governance Documents.”

Set forth below is information regarding the meetings of the Board during 2020, a description of the Board’s standing committees and additional information about our corporate governance policies and procedures.

Committees and Meetings of the Board

Board Composition. Our business affairs are managed under the direction of the Company Board. The Company Board consists of ten members, divided into three classes of staggered three-year terms. If a new Chief Executive Officer is named to replace Dylan B. Lissette, such person is anticipated to join the Company Board as the eleventh member.

Pursuant to the Investor Rights Agreement, the Continuing Members have the right to nominate five Continuing Member Nominees to the Company Board and the Sponsor or Sponsor Representative, as applicable, have the right to nominate five Sponsor Nominees to the Company Board for so long as each of them and their respective affiliates and specified family members beneficially own certain specified percentages of the certain economic interests in us and Utz Brands Holdings.

At each annual meeting of our stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

●	The Class I directors are B. John Lindeman, John W. Altmeyer and Jason K. Giordano;
●	The Class II directors are Michael W. Rice, Craig D. Steeneck and Antonio F. Fernandez; and
●	The Class III directors are Timothy P. Brown, Dylan B. Lissette, Roger K. Deromedi and Christina Choi.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our Board may have the effect of delaying or preventing changes in control of us.

Each of our officers serve at the discretion of our Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. Except with respect to Messrs. Rice and

Lissette, who are related as set forth in their biographies above, there are no family relationships among any of our directors or officers.

Meetings of the Board.  Our Corporate Governance Guidelines provide that directors should make every effort to attend all meetings of the Board, meetings of the committees of which they are members, and the annual meeting of stockholders, and be prepared to participate in discussions of issues presented. Prior to the Closing of the Business Combination, the Collier Creek Board met five times in 2020.

Following the Business Combination and through the end of our fiscal year, the Company Board met four time. In 2020, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served during his or her tenure on the Board.

Board Committees.  Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, consisting of the following directors:

•	Audit Committee: Craig D. Steeneck (Chair), Antonio F. Fernandez and B. John Lindeman;
•	Compensation Committee: Jason K. Giordano (Chair), John W. Altmeyer and Craig D. Steeneck; and
•	Nominating and Corporate Governance Committee: John W. Altmeyer (Chair), Christina Choi and Jason K. Giordano.

All of the committee members are “independent” under the listing standards of NYSE. Members will serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee.  Craig D. Steeneck, Antonio F. Fernandez and B. John Lindeman serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our Board of Directors has determined that each of Messrs. Steeneck, Fernandez and Lindeman are independent under the NYSE listing standards and applicable SEC rules. Mr. Steeneck serves as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board of Directors has determined that Mr. Steeneck qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Our Audit Committee is responsible for, among other things:

●	Selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	Helping to ensure the independence and performance of the independent registered public accounting firm;
●	Discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;
●	Developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	Reviewing and overseeing our policies on risk assessment and risk management, including enterprise risk management;
●	Reviewing related person transactions;
●	Reviewing the adequacy and effectiveness of internal control policies and procedures and our disclosure controls and procedures; and
●	Approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Board of Directors adopted a written charter for the Audit Committee which is available on our investor website at investors.utzsnacks.com under the heading “Governance — Governance Documents.”

Prior to the Closing of the Business Combination, the Audit Committee of the Collier Creek Board of Directors met three times during 2020. Following the Closing of the Business Combination and through the end of our fiscal year, the Audit Committee of the Company Board met twice.

Compensation Committee.  Jason K. Giordano, John W. Altmeyer and Craig D. Steeneck serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of Messrs. Giordano, Altmeyer and Steeneck are independent. Mr. Giordano serves as Chairman of the Compensation Committee. For more information on the Compensation Committee, see “— Corporate Governance Policies — Consideration and Determination of Executive and Director Compensation.”

Our Compensation Committee is responsible for, among other things:

●	Reviewing, approving and determining the compensation of our officers and key employees;
●	Reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on our Board of Directors or any committee thereof;
●	Administering our equity compensation plans;
●	Reviewing, approving and making recommendations to our Board of Directors regarding incentive compensation and equity compensation plans; and
●	Establishing and reviewing general policies relating to compensation and benefits of our employees.

Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our investor website at investors.utzsnacks.com under the heading “Governance — Governance Documents.”

Prior to the Closing of the Business Combination, the Compensation Committee of the Collier Creek Board of Directors met three times in 2020. Following the Closing of the Business Combination and through the end of our fiscal year the Compensation Committee of the Company Board Directors met once.

Nominating and Corporate Governance Committee.  John W. Altmeyer, Christine Choi and Jason K. Giordano serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of Messrs. Altmeyer and Giordano and Ms. Choi are independent. Mr. Altmeyer serves as Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

●	Identifying, evaluating and selecting, or making recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;
●	Evaluating the performance of our Board of Directors and of individual directors;
●	Considering, and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
●	Reviewing developments in corporate governance practices;
●	Evaluating the adequacy of the corporate governance practices and reporting; and
●	Developing, and making recommendations to our Board of Directors regarding, corporate governance guidelines and matters.

Our Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our investor website at investors.utzsnacks.com under the heading “Governance — Governance Documents.”

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for conducting all necessary and appropriate inquiries into the background and qualification of each potential director candidate and recommend to our Board of Directors those candidates to be nominated for election to our Board of Directors, subject to the Investor Rights Agreement or any other stockholder agreement setting forth procedures or requirements governing the nomination of directors to our Board of Directors. In identifying, evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the terms of the Investor Rights

Agreement (or any other stockholder agreement applicable to us from time to time), as well as the qualifications set forth in our Corporate Governance Guidelines. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of experience, technical skills, industry knowledge and experience, financial expertise, local or community ties. Each director is expected to be an individual of high character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers matters relating to the retirement of members, including any term limits or age limits, as well as the performance of such directors and any other qualifications and characteristics set forth in the committee’s charter.

The Nominating and Corporate Governance Committee may retain and obtain the advice of any advisor to conduct or assist with this evaluation. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to our Board those nominees whose specific experience, qualifications, attributes, diversity and skills to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure and the environment in which the Company is operating. In particular, the Nominating and Corporate Governance Committee will seek nominees who will: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; (ii) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (iii) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (iv) adhere to our Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders on a substantially similar basis as it considers other nominees. If any stockholder wishes to recommend candidates directly to our Nominating and Corporate Governance Committee, such stockholder may do so by sending timely notice to the Secretary and otherwise in accordance with the terms of our bylaws. To be timely, a stockholder’s notice shall be delivered to the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Such stockholder’s notice shall set forth certain information about the stockholder giving the notice and the nominee and other representations and certifications as set forth in our bylaws.

Prior to the Closing of the Business Combination, the Nominating and Corporate Governance Committee of the Collier Creek Board of Directors met three times in 2020. Following the Closing of the Business Combination through the end of our fiscal year, the Nominating and Corporate Governance of the Company Board met once.

Director Independence

Our Class A Common Stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each of our directors has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, seven of our directors are considered “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Corporate Governance Policies

In addition to corporate governance matters described throughout this prospectus, some additional information about our corporate governance policies and procedures is set forth below:

Code of Ethics.  Our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our associates, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Business Conduct and Ethics is available on our investor website at investors.utzsnacks.com under the heading “Corporate Governance.” We intend to post any amendments to, or any waivers from a provision of, our Code of Business Conduct and Ethics on the same website.

Corporate Governance Guidelines.  Our Board of Directors adopted Corporate Governance Guidelines, which address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable. The Corporate Governance Guidelines reflect the Board’s commitment to effective corporate governance of Utz, with a view to enhancing long-term stockholder value. Topics addressed in the Corporate Governance Guidelines include, without limitation:

●	Role and responsibility of the Board;
●	Independence of directors;
●	Director qualification standards;
●	Director orientation and continuing education;
●	Conduct of Board meetings;
●	Committees of the Board;
●	Expectations of directors;
●	Limitations on other board service;
●	Management succession planning;
●	Evaluation of Board performance; and
●	Communications with stockholders and communications with non-management directors.

A copy of the Corporate Governance Guidelines is available on our investor website at investors.utzsnacks.com under the heading “Corporate Governance.”

Risk Management.  Utz’s management is responsible for day-to-day risk management of the company, subject to oversight by the Board and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.

The Board receives regular reports concerning our risk assessment and risk management from the Audit Committee, which meets periodically with our independent auditors, with our legal counsel and with management, to discuss the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to receiving regular reports from the Audit Committee related to financial risk exposures, the Board also reviews information regarding other risks through regular reports of its other committees, including information regarding compensation related risk from the Compensation Committee, and governance related risk from the Nominating and Corporate Governance Committee.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks that we face.

Executive Sessions of Independent Directors.  In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session for a portion of most Board meetings with no members of management present. The Board believes that executive sessions foster free and open communication among the non-management directors, which will ultimately add to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation.  The Compensation Committee has the primary authority to establish and review our overall compensation philosophy and to establish compensation for our executive officers, subject to such further action of our Board of Directors as our Board of Directors shall determine with respect to compensation for our Chief Executive Officer. In establishing executive officer compensation, the Compensation Committee uses its evaluation of the executives’ performance and responsibilities, our overall performance and our Chief Executive Officer’s recommendations with respect to the other executive officers. In addition, the Compensation Committee has engaged an independent compensation consultant to advise regarding the status of Utz’s executive officer and director compensation in relation to comparable companies.

Management plays a significant role in the executive compensation-setting process. The most significant aspects of management’s role are:

●	Evaluating employee performance;
●	Preparing information for Compensation Committee meetings;
●	Establishing business performance targets and objectives;
●	Providing background information regarding our strategic objectives; and
●	Recommending salary levels and equity awards.

From time to time, the Compensation Committee may invite to its meetings any director, member of management and such other persons as it deems appropriate in order to carry out its responsibilities. Typically, Mr. Lissette reviews the performance of senior management and make recommendations on compensation levels. In addition, our executive officers answer questions posed by the committee.

Under our Corporate Governance Guidelines, the compensation of non-employee directors is determined by the Board upon recommendation of the Compensation Committee. The guidelines further provide that non-employee directors are expected to receive a portion of their annual retainer in the form of equity. Employee directors are not paid additional compensation for their services as directors.

Restrictions on Short Sales or Speculative Transactions by All Directors and Associates.  The Board believes that it is undesirable for our directors, officers and associates to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of the Company and our securityholders or otherwise give the appearance of impropriety. Therefore, our directors, officers, and associates and our affiliates, whether or not in possession of material non-public information, are generally prohibited from: (i) selling our securities that are of the same class during the six months following the purchase (or vice versa), (ii) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), (iii) transacting in put options, call options or other derivative securities, on an exchange or in any other organized market, (iv) engaging in hedging or monetization transactions, such as the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, (v) certain other transactions set forth in our Insider Trading Policy.

Committee Authority to Retain Independent Advisors.  The charters of each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee provide that each committee has the authority to retain independent advisors, counsel, experts and consultants, with all fees and expenses paid by us.

Board Leadership Structure.  Our current Board leadership structure separates the positions of Chief Executive Officer and Chairperson of the Board, although we do not have a corporate policy requiring such structure. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board, is primarily responsible for our operations and strategic direction, while our Board Chairperson, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight and strategic guidance. The Board believes that this is the most appropriate structure at this time but will make future determinations regarding whether or not to separate the roles of Chair and Chief Executive Officer based on then-current circumstances.

Under our Corporate Governance Guidelines, when the Chairperson of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” a “Lead Director” shall be elected annually by plurality vote of the independent directors, pursuant to a secret ballot, following nomination by the Nominating and Corporate Governance Committee. The Lead Director would help coordinate efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. A description of the position of Lead Director is set forth in Annex A to our Corporate Governance Guidelines, which is available on our investor website at investors.utzsnacks.com under the heading “Corporate Governance.” Currently, Dylan B. Lissette serves as our Chief Executive Officer, and the independent Chairman position is held by Roger K. Deromedi. Therefore, we do not currently have a Lead Director. We believe that the structure of our Board and its committees provides strong overall management of the Company.

Policy for Director Attendance at Annual Meetings.  Under our Corporate Governance Guidelines, each director is strongly encouraged to attend each Annual Meeting of Stockholders.

Process for Securityholders to Send Communications to the Board.  Our Corporate Governance Guidelines provide that any stakeholder, including our stockholders, who wishes to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Corporate Secretary of the Company, 900 High Street, Hanover, Pennsylvania 17331, who will forward such communications to the appropriate party, or (2) sending an e-mail to Jeremiah Garvey at jgarvey@cozen.com. Such communications may be done confidentially or anonymously.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities made as of the date of this prospectus does not purport to be complete. You should refer to our Organizational Documents and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 1,064,249,000 shares, consisting of:

●	1,000,000 shares of Preferred Stock, par value $0.0001 per share;
●	1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;
●	1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share;
●	1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share; and
●	61,249,000 shares of Class V Common Stock, par value $0.0001 per share.

As of May 10, 2021, our issued and outstanding capital stock consisted of: (i) 76,516,051 shares of Class A Common Stock held of record by approximately 33 holders, (ii) 60,349,000 shares of Class V Common Stock held of record by two holders, (iii) no shares of Series B-1 Common Stock or Series B-2 Common Stock, (iv) no shares of Preferred Stock, and (v) 7,200,000 Private Placement Warrants held of record by three holders. Such numbers do not include DTC participants of beneficial owners holding securities through nominee names.

Class A Common Stock

All shares of Class A Common Stock are fully paid and non-assessable.

Voting rights.  Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights.  Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.

Other rights.  The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of our Preferred Stock may issue in the future.

Class B Common Stock

All of the shares of Class B Common Stock immediately converted into shares of our Class A Common Stock upon completion of the Business Combination.

Voting rights.  Except as required by law, holders of Class B Common Stock are not entitled to any voting rights with respect to such Class B Common Stock.

Dividend rights.  Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor; provided, however, that the record date with respect to any share of Class B Common Stock for any such dividend or other distribution so declared shall be the day prior to the date of such Class B Common Stock being converted into Class A Common Stock in accordance with the Sponsor Side Letter Agreement, and such dividend or other distribution will be paid in accordance with the Sponsor Side Letter Agreement.

Rights upon liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are not entitled to receive any of our assets (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event (as defined in the Sponsor Side Letter Agreement), in which case such Class B Common Stock shall, in accordance with the Certificate of Incorporation, automatically convert to Class A Common Stock and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock).

Other rights.  The Class B Common Stock automatically converts into shares of our Class A Common Stock on a one-to-one basis upon the occurrence of any Conversion Event (as defined in the Sponsor Side Letter Agreement), which occurred upon the Closing of the Business Combination.

Class V Common Stock

All shares of Class V Common Stock are fully paid and non-assessable.

Voting rights.  Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). Holders of shares of Class V Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Common Stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.  The holders of the Class V Common Stock may not participate in any dividends declared by the Company Board.

Rights upon liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.

Other rights.  The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class V Common Stock.

Issuance and Retirement of Class V Common Stock.  In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of a Common Company Units, such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V Common Stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of Common Company Units in accordance with the governing documents of Utz Brands Holdings.

Preferred Stock

The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.

Private Placement Warrants

Each whole Private Placement Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Founder Holders or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Founder Holders or their permitted transferees is because the period during which they will be affiliated with us following the Business Combination is not known. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have adopted an Insider Trading Policy and other policies that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) did not become transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under “Business Combination with Collier Creek — Related Agreements — Sponsor Side Letter Agreement,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they are not redeemable by us so long as they are held by the Founder Holders or their permitted transferees. Pursuant to the Warrant Agreement, a holder of a Private Placement Warrant may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Private Placement Warrants may be exercised at a given time by a Warrant holder. The Private Placement Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, to occur on August 28, 2025, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Private Placement Warrant and will have no obligation to settle the exercise of such Private Placement Warrant unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Private Placement Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Private Placement Warrant will be exercisable and we will not be obligated to issue a Class A Common Stock upon exercise of a Private Placement Warrant unless the Class A Common Stock issuable upon the exercise of such Private Placement Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Private Placement Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Private Placement Warrant, the holder of such Private Placement Warrant will not be entitled to exercise such Private Placement Warrant and such Private Placement Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Private Placement Warrant.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. The registration statement of which this prospectus is part is intended to register such shares of Class A Common Stock under the Securities Act. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.

The Private Placement Warrants, generally, are not redeemable by us.

Anti-dilution Adjustments

If the number of outstanding Class A Common Stock is increased by a share capitalization payable in Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of   (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Private Placement Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Private Placement Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants is adjusted, as described above, the Private Placement Warrants exercise price will be adjusted by multiplying the Private Placement Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Private Placement Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Placement Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Placement Warrants would have received if such holder had exercised their Private Placement Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Private Placement Warrants properly exercises the Private Placement Warrant within thirty days following public disclosure of such transaction, the Private Placement Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Private Placement Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Private Placement Warrants when an extraordinary transaction occurs during the exercise period of the Private Placement Warrants pursuant to which the holders of the Private Placement Warrants otherwise do not receive the full potential value of the Private Placement Warrants.

The Private Placement Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Private Placement Warrants to make any change with respect to the Private Placement Warrants.

The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Private Placement Warrants being exercised. The Private Placement Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Private Placement Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Private Placement Warrants. If, upon exercise of the Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Private Placement Warrant holder.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition after the completion of the Business Combination subject to the discretion of the Company Board. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividends will be declared. Our ability of to declare dividends may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.

We are a holding company with no material assets other than our interest in Utz Brands Holdings. We intend to cause Utz Brands Holdings to make distributions to holders of Common Company Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The Third Amended and Restated Limited Liability Company Agreement provides that pro rata cash distributions be made to holders of Common Company Units (including us) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Business Combination with Collier Creek  — Related Agreements  — Third Amended and Restated Limited Liability Company Agreement.” We anticipate that the distributions we will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We has no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Company Units, to maintain one-for-one parity between Common Company Units held by us and shares of our Class A Common Stock. See the risk factor entitled “Risk Factors — Risks Related to Ownership of our Securities — We are a holding company and our only material asset after the Closing of the Business Combination are our interest in Utz Brands Holdings, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.”

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or Stockholders Meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Company Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. See also “Risk Factors — Risks Related to the Ownership of Our Securities  — Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the Company Board. Under the Certificate of Incorporation, the Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.

In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock. For more information on the Investor Rights Agreement, see the section entitled “Business Combination with Collier Creek — Related Agreements  — Investor Rights Agreement.”

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

●	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding shares of our voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of our stockholders with whom we entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be August 27 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2/3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

●	The provision requiring a 66-2/3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;
●	The provisions providing for a classified Company Board (the election and term of directors);
●	The provisions regarding filling vacancies on the Company Board and newly created directorships;
●	The provisions regarding resignation and removal of directors;
●	The provisions regarding calling special meetings of stockholders;
●	The provisions regarding stockholder action by written consent;
●	The provisions eliminating monetary damages for breaches of fiduciary duty by a director;
●	The provisions regarding the election not to be governed by Section 203 of the DGCL;
●	The provisions regarding the selection of forum (See “— Exclusive Forum”); and
●	The amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees or employees of our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for us if it is a business opportunity that (i) we are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of our business or is of no practical advantage to us, (iii) is one in which we have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

At the Closing, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor’s successors, the Continuing Members and Collier Creek’s independent directors have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock and Warrants to purchase Class A Common Stock issued in connection with the Domestication. The registration statement of which this prospectus is part was filed, in part, to satisfy our obligations under the Investor Rights Agreement. See the section entitled “Business Combination with Collier Creek — Related Agreements — Investor Rights Agreement.”

Transfer Agent.

The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our Class A Common Stock is listed on NYSE under the symbol “UTZ”.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Private Placement Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Class A Common stock then outstanding (as of May 10, 2021, we have 76,516,051 shares of our Class A Common Stock outstanding); or
●	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

Registration Rights

For a further description of our obligation to register our securities, see the sections entitled “Business Combination with Collier Creek — Related Agreement — Investor Rights Agreement — Registration Rights” and “Certain Relationships and Related Party Transactions — Collier Creek Related Party Transactions — Registration Rights.”

Contractual Limitations on Transfers

The Third Amended and Restated Limited Liability Company Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Company Units for Class A Common Stock. In addition, the Continuing Members will, up to twice per calendar quarter in the aggregate, be able to exchange all or any portion of their Common Company Units, together with the surrender and cancellation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Company Units by delivering a written notice to Utz Brands Holdings, with a copy to us; provided that no holder of Common Company Units may exchange less than 100,000 Common Company Units in any single exchange unless exchanging all of the Common Company Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the Third Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, we may, at our sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Company Units surrendered for exchange, pay an amount in cash per Common Company Unit equal to the 5-day VWAP of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.

In addition, the restrictions on transfer set forth in the Third Amended and Restated Limited Liability Company Agreement, as applicable, do not apply to a transfer of our equity securities or Utz Brands Holdings’s equity securities to an affiliate of the Rice Family that is a tax exempt entity or an amount of equity securities not to exceed four percent of the aggregate number of Common Company Units held by the Continuing Members immediately after the Closing to The Rice Family Foundation.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our Class A Common Stock and Class V Common Stock as of May 10, 2021 by:

●	each person known by us to be the beneficial owner of more than 5% of the shares of any class of our Common Stock;
●	each of our named executive officers and directors; and
●	all of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of our Common Stock is based on the following outstanding shares as of May 10, 2021: (i) an aggregate of 76,516,051 shares of Class A Common Stock and (ii) 60,349,000 shares of our Class V Common Stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 900 High Street, Hanover, PA 17331.

	Beneficial Ownership
Name and Address of Beneficial Owner	Class A Common Stock	% of Class	Class V Common Stock(1)	% of Class	% of Total Voting Power(2)
Directors and Named Executive Officers:
John Altmeyer	20,703	*	—	—	*
Timothy P. Brown	15,703	*	—	—	*
Christina Choi	5,703	*	—	—	*
Roger K. Deromedi(3)	7,003,666	8.87%	—	—	5.03%
Antonio F. Fernandez	184,036	*	—	—	*
Jason K. Giordano(4)	5,602,934	7.14%	—	—	4.04%
B. John Lindeman	11,283	*	—	—	*
Dylan B. Lissette(5)	900,000	1.18%	—	—	*
Michael W. Rice	—	—	—	—	—
Craig D. Steeneck	258,203	*	—	—	*
Cary Devore	—	—	—	—	—
Mark Schreiber	—	—	—	—	—
All Directors and Executive Officers as a Group (17 persons)(6)	14,003,731	17.32%	—	—	9.92%
Greater than Five Percent Holders:
CC Collier Holdings, LLC(7)	8,404,400	10.59%	—	—	6.01%
Morgan Stanley(8)	4,284,777	5.60%	—	—	3.13%
T. Rowe Price Associates, Inc.(9)	8,042,340	10.51%	—	—	5.88%
Neuberger Berman Group, LLC(10)	4,891,714	6.39%	—	—	3.57%
Series R of UM Partners, LLC(11)	—	—	9,052,350	15.00%	6.61%
Series U of UM Partners, LLC(11)	—	—	51,296,650	85.00%	37.48%
The Vanguard Group(12)	4,077,104	5.33%	—	—	2.98%
*	Less than one percent.

(1)

Class V Common Stock entitles the holder thereof to one vote per share. Subject to the terms of the Third Amended and Restated Limited Liability Company Agreement, the Common Company Units, together with an equal number of shares of Class V Common Stock, are exchangeable for shares of Class A Common Stock on a one-for-one basis.

(2)

Represents percentage of voting power of the holders of our Class A Common Stock and Class V Common Stock voting together as a single class. See the disclosure in this prospectus in the section titled “Description of Securities — Class V Common Stock — Voting Rights.”

(3)

Represents (i) 4,243,666 shares of Class A Common Stock and 2,400,000 shares of Class A Common Stock issuable up exercise of Private Placement Warrants (as defined below) held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011 (the “Revocable Trust”) and (ii) 360,000 shares of Class A Common Stock held by the Roger K. Deromedi Irrevocable Generation Skipping Trust dated October 1, 2020, Sandra E. Deromedi, Trustee, FBO Sandra E. Deromedi (the “Irrevocable Trust”). Mr. Deromedi is the trustee of the Revocable Trust and has voting and dispositive power of the securities held by such entity and Mr. Deromedi’s spouse is the trustee of the Irrevocable Trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities.

(4)

Represents 3,682,934 shares of Class A Common Stock (including 766,067 shares of Class A Common Stock held jointly with his spouse) and 1,920,000 shares of Class A Common Stock issuable upon exercise of Private Placement Warrants. Does not include any indirect interest in securities held by CC Collier Holdings, LLC.

(5)

Represents 900,000 shares of Class A Common Stock held by The Rice Family Foundation, a 501(c)(3) nonprofit organization, of which Stacie R. Lissette is the Trustee. Stacie R. Lissette is the spouse of the Mr. Lissette, and is the daughter of Michael W. Rice, a member of the Company Board. The business address of the Rice Family Foundation is P.O. Box 229, Hanover, PA 17331.

(6)	Represents 8,783,731 shares of Class A Common Stock and, 4,320,000 shares of Class A Common Stock subject to Private Placement Warrants.
(7)

Represents 5,524,400 shares of Class A Common Stock and 2,880,000 Private Placement Warrants held by CC Collier Holdings, LLC. CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Collier Creek Board until the closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(8)

Represents shares of Class A Common Stock beneficially held by Morgan Stanley, on behalf of itself and certain of its affiliates (collectively, “Morgan Stanley”), based solely on the Schedule 13G filed by Morgan Stanley with the SEC on February 12, 2021, indicating that Morgan Stanley had sole voting power with respect to no shares of Class A Common Stock, shared voting power with respect to 4,284,777 shares of Class A Common Stock, sole dispositive power with respect to no shares of Class A Common Stock, and shared dispositive power with respect to 4,284,777 shares of Class A Common Stock as of December 31, 2020. The business address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(9)

Represents shares of Class A Common Stock beneficially held by T. Rowe Price Associates, Inc. (“Price Associates”), based solely on the Schedule 13G filed by Price Associates with the SEC on February 16, 2021, indicating that Price Associates had sole voting power with respect to 1,857,819 shares of Class A Common Stock, shared voting power with respect to no shares of Class A Common Stock, sole dispositive power with respect to 8,042,340 shares of Class A Common Stock, and shared dispositive power with respect to no shares of Class A Common Stock as of December 31, 2020. The business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(10)

Represents shares of Class A Common Stock beneficially owned by Neuberger Berman Group LLC, on behalf of itself and certain of its affiliates (collectively, “Neuberger Berman”), based solely on the Schedule 13G filed by Neuberger Berman with the SEC on February 11, 2021, indicating that Neuberger Berger had sole voting power with respect to no shares of Class A Common Stock, shared voting power with respect to 4,845,699 shares of Class A Common Stock, sole dispositive power with respect to no shares of Class A Common Stock, and shared dispositive power with respect to 4,891,714 shares of Class A Common Stock as of December 31, 2020. The business address of Neuberger Berman is 1290 Avenue of the Americas, New York, NY 10104.

(11)

Represents shares of Class A Common Stock issuable upon the conversion of certain Common Company Units retained by the Continuing Members at the closing of the Business Combination and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(12)

Represents shares of Class A Common Stock beneficially owned by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, “Vanguard”), based solely on the Schedule 13G filed by Vanguard with the SEC on February 10, 2021, indicating that Vanguard had sole voting power with respect to no shares of Class A Common Stock, shared voting power with respect to 22,338 shares of Class A Common Stock, sole dispositive power with respect to 4,018,934 shares of Class A Common Stock, and shared dispositive power with respect to 58,170 shares of Class A Common Stock as of December 31, 2020. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Utz Related Person Transactions

Sageworth Holdings LLC Transaction Advisory Services

On November 22, 2019, Utz Quality Foods entered into a letter agreement with Sageworth Holdings, which was modified by the parties on May 29, 2020, for certain advisory services related to the Business Combination. Timothy P. Brown, a member of the Company Board and member of the Boards of Managers of the Continuing Members, is the Founder and Chief Executive Officer of Sageworth Holdings. Under the engagement letter, Sageworth Holdings advised Utz Brands Holdings with respect to the structure, financial terms and negotiations of the Business Combination. Pursuant to the engagement letter, upon the Closing of the Business Combination, Utz Brands Holdings paid Sageworth Holdings a cash transaction fee equal to $5,000,000 (excluding reimbursement for certain expenses incurred on behalf of Utz Quality Foods). Upon the Closing of the Business Combination, the engagement letter terminated by its terms.

Sageworth Trust Company Profit Sharing/401(k) Plan Advisory Services

On January 1, 2011, Utz Quality Foods, Inc. entered into an engagement letter with Sageworth Trust Company (“Sageworth Trust”) for fiduciary services in connection with the Utz Quality Foods, Inc. Profit Sharing/401(k) Plan (the “Profit Sharing Plan”). Timothy P. Brown is the Founder and Chief Executive Officer of Sageworth Trust. Sageworth Trust provided plan design, investment and similar services under the engagement letter. On July 31, 2019, Utz Quality Foods and Sageworth Trust entered into a new engagement letter (“2019 Engagement Letter”), which became effective October 1, 2019 and replaced a January 1, 2011 engagement letter. Under the 2019 Engagement Letter, the services provided by Sageworth Trust to the Profit Sharing Plan and its sponsor remained substantially the same as under the 2011 engagement letter. Under the 2019 Engagement Letter, Utz Brands Holdings is required to pay Sageworth Trust $35,000 each calendar quarter during the term, plus out-of-pocket expenses. On May 4, 2021, Sageworth Trust and UQF entered into a new engagement letter for fiduciary services in connection with the Profit Sharing Plan, effective July 1, 2021 (the “2021 Engagement Letter”) at which time the 2019 Engagement Letter will terminate. Under the 2021 Engagement Letter, UQF will pay Sageworth Trust a fee equal to 0.01% of the assets under management of the Profit Sharing Plan per calendar quarter, plus out-of-pocket expenses. The term of the 2021 Engagement Letter continues until terminated at will by either party. In connection with the services provided by Sageworth Trust with respect to the Profit Sharing Plan during fiscal years 2017, 2018 and 2019, Utz paid Sageworth Trust $126,961, $148,920, and $148,260, respectively. Fees for fiscal year 2020 under the 2019 Engagement Letter were equal to $161,000, which included out-of-pocket expenses.

Collier Creek Related Party Transactions

Class B Ordinary Shares

On May 2, 2018, Collier Creek issued 2,875,000 Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, Collier Creek effected a share capitalization resulting in the Sponsor holding an aggregate of 10,937,500 Class B Ordinary Shares. On September 10, 2018, the Sponsor transferred 45,000, 45,000, 52,500 and 52,500 Class B Ordinary Shares to each of its independent directors. On October 4, 2018, Collier Creek effected a share capitalization resulting in an aggregate of 12,375,000 Class B Ordinary Shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and an aggregate of 500,000 Class B Ordinary Shares were subsequently surrendered to Collier Creek by the Sponsor for no consideration on October 19, 2018. Of the 11,875,000 shares outstanding as of immediately prior to the Closing of the Business Combination, the Sponsor owned an aggregate of 11,680,000 Class B Ordinary Shares and the independent directors owned an aggregate of 195,000 Class B Ordinary Shares.

Upon the Closing of the Business Combination, the Class B Ordinary Shares automatically converted into shares of Class A Common Stock on a one-for-one basis, after giving effect to the conversion of Class B Common Stock upon the Closing of the Business Combination. Such shares of Class A Common Stock are subject to the Related Agreements. See “ — Related Agreements”).

Private Placement

Simultaneously with the closing of the IPO, Collier Creek consummated the private placement of 7,200,000 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $10.8 million. Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Administrative Service Fee

Collier Creek agreed, commencing on the effective date of the IPO through the earlier of Collier Creek’s consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. Collier Creek recorded $120,000 in general and administrative expenses in connection with this administrative services agreement during the year ended December 31, 2019. As of December 31, 2019, Collier Creek had accrued approximately $147,000 for services in connection with such agreement.

Forward Purchase Agreements

On September 7, 2018, Collier Creek entered into the Forward Purchase Agreements with the Sponsor and Collier Creek’s independent directors which provide for the purchase of an aggregate of 3,500,000 Forward Purchase Shares, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A Ordinary Share, in a Private Placement to close concurrently with the closing of the initial business combination. The Forward Purchase Warrants had the same terms as the Public Warrants. In connection with the Closing of the Business Combination, the Forward Purchase Shares and Forward Purchase Warrants were issued. The proceeds from the sale of Forward Purchase Securities were used as part of the consideration to the Continuing Members in the Business Combination.

Registration Rights

Prior to the Closing of the Business Combination, the holders of the Class B Ordinary Shares of Collier Creek and Private Placement Warrants (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants) were entitled to registration rights pursuant to the Original Registration Rights Agreement entered into on the effective date of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. We were required to bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreements, Collier Creek agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a business combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A Ordinary Shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (a) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by Collier Creek.

In connection with the Business Combination, the Original Registration Rights Agreement terminated upon the execution of the Investor Rights Agreement. (See the section entitled “Business Combination with Collier Creek — Related Agreements — Investor Rights Agreement”).

Related Arrangements

In connection with the Business Combination, certain Related Agreements and other documents were entered into pursuant to the Business Combination Agreement. The Related Agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

●	Third Amended and Restated Limited Liability Company Agreement (see the section entitled “Business Combination with Collier Creek — Related Agreements — Third Amended and Restated Limited Liability Company Agreement”);
●	Tax Receivable Agreement (see the section entitled “Business Combination with Collier Creek — Related Agreements — Tax Receivable Agreement”);
●	Sponsor Side Letter Agreement (see the section entitled “Business Combination with Collier Creek — Related Agreements — Sponsor Side Letter Agreement”);
●	Investor Rights Agreement (see the section entitled “Business Combination with Collier Creek — Related Agreements — Investor Rights Agreement”);
●	Equity Incentive Plan (see the section entitled “Executive and Director Compensation — Key Compensation Actions in 2020 — Equity Incentive Plan”); and
●	Offer Letter of Dylan Lissette (see the section entitled “Executive and Director Compensation of Utz — Narrative Disclosure to Summary Compensation Table — Dylan Lissette Offer Letter”).

Statement of Policy Regarding Transactions with Related Persons

Upon the Closing of the Business Combination, we adopted a formal written policy, which provides that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our Audit Committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of shares of Class A Common Stock (including shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, shares of Class A Common Stock underlying the 2020 LTIP RSUs (including shares of Class A Common Stock we may issue, in our discretion, to satisfy tax gross-up obligations) and shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock)); and (ii) Private Placement Warrants, in each case up to the amounts set forth below.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 76,516,051 shares of Class A Common Stock, 60,349,000 shares of Class V Common Stock, and  7,200,000 Private Placement Warrants, in each case as of March 31, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Private Placement Warrants, if any, and did not assume the exercise of any other Selling Holder’s Private Placement Warrants. With respect to each Selling Holder who holds 2020 LTIP RSUs, each of whom is, or was, a member of our management team, the beneficial ownership of shares of Class A Common Stock reported below assumes the vesting and settlement of the shares of Class A Common Stock subject to the 2020 LTIP RSUs held by such Selling Holder.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 900 High Street, Hanover, PA 17331.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Roger K. Deromedi(2)	7,003,666	8.9%	7,003,666	8.9%	—	—
Jason K. Giordano(3)	5,602,934	7.1%	5,602,934	7.1%	—	—
CC Collier Holdings, LLC(4)	8,404,400	10.6%	8,404,400	10.6%
Antonio Fernandez(5)	184,036	*	178,333	*	5,703	*
Matthew M. Mannelly(6)	178,333	*	178,333	*	—	—
Craig D. Steeneck(7)	258,203	*	252,500	*	5,703	*
William D. Toler(8)	252,500	*	252,500	*	—	—
Series U of UM Partners, LLC(9)	51,296,650	37.5%	51,296,650	37.5%	—	—
Series R of UM Partners, LLC(9)	9,052,350	6.6%	9,052,350	6.6%	—	—
Dylan B. Lissette(10)	1,019,454	1.3%	1,019,454	1.3%	—	—
Todd Staub(11)(12)	97,063	*	95,563	*	1,500	*
Thomas Lawrence(11)(12)	119,454	*	119,454	*	—	—
Mark Schreiber(11)(12)	119,454	*	119,454	*	—	—
Ajay Kataria(11)(12)	94,193	*	94,193	*	—	—
Cary Devore(11)(12)	134,011	*	134,011	*	—	—
Brian Greth(11)	47,782	*	47,782	*	—	—
Andrew Miller(11)	39,890	*	39,818	*	72	*
Steven Liantonio(11)	47,782	*	47,782	*	—	—
Ethan Berblinger(11)	39,818	*	39,818	*	—	—
Charles Tullis(11)	39,818	*	39,818	*	—	—
Stephen Toth(11)	39,818	*	39,818	*	—	—
James Sponaugle(11)(12)	15,927	*	15,927	*	—	—
Eric Aumen(11)(12)	22,298	*	22,298	*		—
Additional Selling Holders (12 persons)(13)	374,742	*	371,242	*	3,500	*

*Less than 1%.

(1)	Based upon 76,516,051 shares of Class A Common Stock outstanding as of May 10, 2021.
(2)

Represents (i) 4,243,666 shares of Class A Common Stock and Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011 (the “Revocable Trust”) and (2) 360,000 shares of Class A Common Stock held by the Roger K. Deromedi Irrevocable Generation Skipping Trust dated October 1, 2020, Sandra E. Deromedi, Trustee, FBO Sandra E. Deromedi (the “Irrevocable Trust”). Mr. Deromedi is the trustee of the Revocable Trust and has voting and dispositive power of the securities held by such entity and Mr. Deromedi’s spouse is the trustee of the Irrevocable Trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(3)

Represents 3,682,934 shares of Class A Common Stock (including 766,067 shares of Class A Common Stock held jointly with his spouse) and Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(4)

CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents 5,524,400 shares of Class A Common Stock held by CC Collier Holdings, LLC and Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Collier Creek Board until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(5)	Represents 184,036 shares of Class A Common Stock. Mr. Fernandez is a member of the Company Board.
(6)	Represents 178,333 shares of Class A Common Stock. Mr. Mannelly served as a member of the Collier Creek Board until the Closing of the Business Combination.
(7)	Represents 258,203 shares of Class A Common Stock. Mr. Steeneck is a member of the Company Board.
(8)	Represents 252,500 shares of Class A Common Stock. Mr. Toler served as a member of the Collier Creek Board until the Closing of the Business Combination.
(9)

Represents shares of Class A Common Stock issuable upon the conversion of the Retained Company Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(10)

Represents (x) 119,454 shares of Class A Common Stock issuable upon settlement of 2020 LTIP RSUs including shares of Class A Common Stock we may deliver, in our discretion, to satisfy certain tax gross-up obligation and (y) 900,000 shares of Class A Common Stock held by The Rice Family Foundation. Mr. Lissette is our Chief Executive Officer and member of the Company Board. The Rice Family Foundation is a 501(c)(3) nonprofit organization and Stacie R. Lissette is the Trustee. Stacie R. Lissette is the spouse of the Company’s Chief Executive Officer, Dylan B. Lissette, and is the daughter of Michael W. Rice, a member of the Company Board.  The business address of the Rice Family Foundation is P.O. Box 229, Hanover, PA 17331.

(11)

Represents shares of Class A Common Stock issuable upon settlement of 2020 LTIP RSUs including shares of Class A Common Stock we may deliver, in our discretion, to satisfy certain tax gross-up obligations.

(12)	Selling Holder is our executive officer. See “Management” contained elsewhere in this prospectus.
(13)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock.

Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
Roger K. Deromedi(2)	2,400,000	33.3%	2,400,000	33.3%	—	—
Jason K. Giordano(3)	1,920,000	26.7%	1,920,000	26.7%	—	—
CC Collier Holdings, LLC(4)	2,880,000	40.0%	2,880,000	40.0%	—	—

*Less than one percent.

(1)	Based upon 7,200,000 Private Placement Warrants outstanding as of May 10, 2021.
(2)	Represents, Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011. Mr. Deromedi is the trustee of this trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.
(3)Represents Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.
(4)CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Collier Creek Board until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Business Combination with Collier Creek,” “Management” “Certain Relationships and Related Party Transactions” and “Executive and Director Compensation.”

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,200,000 shares of our Class A Common Stock that may be issued upon exercise of Private Placement Warrants to purchase Class A Common Stock. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 84,468,098 shares of Class A Common Stock and (ii) up to 7,200,000 Private Placement Warrants.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

●	On the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
●	In privately negotiated transactions;
●	In underwritten transactions;
●	In a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
●	Through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
●	In ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	Through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
●	Through the distribution of the securities by any Selling Holder to its partners, members or stockholders;
●	In short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	By pledge to secured debts and other obligations;
●	To or through underwriters or agents;
●	“At the market” or through market makers or into an existing market for the securities; or
●	Any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

Subject to certain contractual restrictions between us and the Selling Holders, including any restrictions included in the Related Agreements, the Selling Holders may enter into various transactions with respect to our securities. The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to the Investor Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Private Placement Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A Common Stock or Private Placement Warrants as part of a straddle, hedge, constructive sale, conversion, or other integrated or risk reduction transaction for U.S. federal income tax purposes, investors who acquired Class A Common Stock or Private Placement Warrants as a result of the exercise of employee stock options or otherwise as compensation or through a tax qualified retirement plan, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under Code. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

●	An individual who is a United States citizen or resident of the United States;
●	A corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
●	An estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
●	A trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost (that is, the investment cost of a share of Class A Common Stock or, as discussed below, the U.S. Holder’s initial basis for Class A Common Stock received upon exercise of a Warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” above. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders — Taxation of Distributions”. Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Warrants) both before and after the redemption. The redemption of Class A Common Stock will generally be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the

U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders — Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other stock constructively owned by it.

Exercise of a Private Placement Warrant

Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Private Placement Warrants will generally be an amount equal to the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Private Placement Warrants and the exercise price of such Private Placement Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Private Placement Warrants would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Placement Warrants.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the holder’s tax basis in the Private Placement Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Private Placement Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Private Placement Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock represented by the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in the Private Placement Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Private Placement Warrants exercised and the exercise price of such Private Placement Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Private Placement Warrant or the day following the date of exercise of the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange or Expiration of a Private Placement Warrant

Upon a sale, exchange (other than by exercise) or expiration of a Private Placement Warrant, a U.S. Holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Private Placement Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Private Placement Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Private Placement Warrants provide for an adjustment to the number of shares of Class A Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned Private Placement “Description of Securities — Private Placement Warrants — Anti-dilution Adjustment” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Placement Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Private Placement Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Private Placement Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Private Placement Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would generally be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration of our Private Placement Warrants, unless:

●	The gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
●	The non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	We are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Private Placement Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Private Placement Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Private Placement Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Private Placement Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Holders — Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants,” as applicable.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

Cozen O’Connor P.C., Philadelphia, Pennsylvania has passed upon the validity of the Class A Common Stock and Private Placement Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements of Utz Brands, Inc. included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated balance sheet of Truco Holdco Inc. as of December 31, 2019, and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended December 31, 2019, included in this prospectus have been so included in reliance upon the report of RSM US LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On August 28, 2020, the Audit Committee of the Company Board approved the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended January 3, 2021. Grant Thornton served as the independent registered public accounting firm of Utz Brands Holdings prior to the Business Combination. Accordingly, Withum, the independent registered public accounting firm of Collier Creek, was informed on August 28, 2020 that it would be replaced by Grant Thornton as our independent registered public accounting firm following the completion of our review of the quarter ended June 30, 2020, which consist only of the accounts of the pre-Business Combination special purpose acquisition company, Collier Creek.

The reports of Withum on Collier Creek’s balance sheet as of December 31, 2019 and 2018 and the consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act between us and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements for such periods.

During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, we did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of Collier Creek or us, and no written report or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

We have provided Withum with a copy of the foregoing disclosures and Withum has furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of Withum’s letter, dated September 3, 2020, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part through incorporation by reference to our Current Report on Form 8-K filed with the SEC on September 3, 2020.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.utzsnacks.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-Page No.
Audited Financial Statements of Utz Brands, Inc. and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 3, 2021 and December, 29, 2019	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the fiscal period ended January 3, 2021 and August 28, 2020 and the years ended December 29, 2019 and December 30, 2018	F-4
Consolidated Statements of Equity (Deficit) for the fiscal periods ended January 3, 2021 and August 28, 2020 and the years ended December 29, 2019 and December 30, 2018	F-5
Consolidated Statements of Cash Flows for the fiscal periods ended January 3, 2021 and August 28, 2020 and the years ended December 29, 2019 and December 30, 2018	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Financial Statements of Utz Brands, Inc. and Subsidiaries
Consolidated Balance Sheets as of April 4, 2021 and January 3, 2021	F-43
Consolidated Statements of Operations and Comprehensive Income (Loss) for the thirteen weeks ended April 4, 2021 and March 29, 2020	F-44
Consolidated Statements of Equity (Deficit) for the thirteen weeks ended April 4, 2021 and March 29, 2020	F-45
Consolidated Statements of Cash Flows for the thirteen weeks ended April 4, 2021 and March 29, 2020	F-46
Notes to Consolidated Financial Statements (Unaudited)	F-47
Audited Financial Statements of Truco Holdco Inc. and Subsidiaries
Independent Auditor’s Report	F-68
Consolidated Balance Sheet as of December 31, 2019	F-69
Consolidated Statement of Income for the year ended December 31, 2019	F-70
Consolidated Statement of Stockholder’s Equity for the year ended December 31, 2019	F-71
Consolidated Statement of Cash Flows for the year ended December 31, 2019	F-72
Notes to Consolidated Financial Statements	F-73
Unaudited Financial Statements of Truco Holdco Inc. and Subsidiaries
Condense Consolidated Balance Sheet as of September 30, 2020 (Unaudited)	F-85
Condensed Consolidated Statement of Income for the Nine Months Ended September 30, 2020 (Unaudited)	F-86
Condensed Consolidated Statement of Stockholder’s Equity for the Nine Months Ended September 30, 2020 (Unaudited)	F-87
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 (Unaudited)	F-88
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-89

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Utz Brands, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Utz Brands, Inc. (a Delaware corporation) and subsidiaries as of January 3, 2021 (successor) and Utz Brands Holdings, LLC (a Delaware limited liability company) (formerly UM-U Intermediate, LLC; collectively with Utz Brands, Inc., the “Company”) and subsidiaries and affiliates as of December 29, 2019 (predecessor), the related consolidated statements of operations and comprehensive income (loss), equity (deficit), and cash flows for the period from August 29, 2020 to January 3, 2021 (successor), the period from December 30, 2019 to August 28, 2020 (predecessor), and the years ended December 29, 2019 and December 30, 2018 (predecessor) and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 2021 (successor) and December 29, 2019 (predecessor) and the results of its operations and its cash flows for the period from August 29, 2020 to January 3, 2021 (successor), the period from December 30, 2019 to August 28, 2020 (predecessor), and the years ended December 29, 2019 and December 30, 2018 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

Restatement of previously issued financial statements

As discussed in Note 1 of the consolidated financial statements, the consolidated financial statements, as of and for the period ended January 3, 2021, have been restated to correct a misstatement.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2011.

Philadelphia, Pennsylvania

March 18, 2021 (except for the effect of the restatement disclosed in Notes 1 and 17 as to which the date is May 13, 2021)

Utz Brands, Inc.

CONSOLIDATED BALANCE SHEETS

January 3, 2021 and December 29, 2019

(In thousands, except share information)

	Successor	Predecessor
	As of January 3, 2021	As of December 29, 2019
	(as restated)
ASSETS
Current Assets
Cash and cash equivalents	$46,831	$15,053
Accounts receivable, less allowance of $239 and $1,353, respectively	118,305	106,816
Inventories	59,810	50,894
Prepaid expenses and other assets	11,573	4,563
Current portion of notes receivable	7,666	6,754
Total current assets	244,185	184,080
Non-current Assets
Property, plant and equipment, net	270,416	171,717
Goodwill	862,183	202,407
Intangible assets, net	1,171,709	184,014
Non-current portion of notes receivable	20,000	28,636
Other assets	15,671	7,693
Total non-current assets	2,339,979	594,467
Total assets	$2,584,164	$778,547
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Current portion of term debt	$469	$6,299
Current portion of other notes payable	9,018	7,984
Accounts payable	57,254	49,028
Accrued expenses and other	80,788	44,206
Current portion of warrant liability	52,580	—
Total current liabilities	200,109	107,517
Non-current portion of term debt	778,000	633,826
Non-current portion of other notes payable	24,564	31,800
Non-current accrued expenses and other	37,771	19,633
Non-current warrant liability	85,032	—
Deferred tax liability	73,786	19,123
Total non-current liabilities	999,153	704,382
Total liabilities	1,199,262	811,899
Commitments and contingencies
Equity (Deficit)
Members’ equity (deficit)		(27,446)
Shares of Class A Common Stock (Successor), $0.0001 par value; 1,000,000,000 shares authorized; 71,094,714 shares issued and outstanding at January 3, 2021	7
Shares of Class V Common Stock (Successor), $0.0001 par value; 61,249,000 shares authorized; 60,349,000 issued and outstanding at January 3, 2021	6
Additional paid-in capital (Successor)	793,461
Accumulated deficit (Successor)	(241,490)
Accumulated other comprehensive income	924	1,408
Total stockholders’ equity and members’ equity (deficit)	552,908	(26,038)
Noncontrolling interest	831,994	(7,314)
Total equity (deficit)	1,384,902	(33,352)
Total liabilities and equity (deficit)	$2,584,164	$778,547

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the fiscal periods ended January 3, 2021 and August 28, 2020, and years ended December 29, 2019 and December 30, 2018

(In thousands, except share information)

	Successor	Predecessor
	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
	(as restated)
Net sales	$325,648	$638,662	$768,228	$772,035
Cost of goods sold	219,977	411,595	514,430	505,330
Gross profit	105,671	227,067	253,798	266,705
Selling and administrative expenses
Selling	63,616	131,579	163,589	183,374
Administrative	43,871	64,050	64,723	68,018
Total selling and administrative expenses	107,487	195,629	228,312	251,392
Gain on sale of assets
Gain (loss) on disposal of property, plant and equipment	109	79	6,028	(2,312)
Gain on sale of routes, net	749	1,264	7,232	6,382
Total gain on sale of assets	858	1,343	13,260	4,070
(Loss) income from operations	(958)	32,781	38,746	19,383
Other (expense) income
Interest expense	(13,301)	(26,659)	(48,388)	(45,715)
Other (expense) income	(2,058)	1,271	(576)	607
Loss on remeasurement of warrant liability	(91,851)	—	—	—
Other (expense) income, net	(107,210)	(25,388)	(48,964)	(45,108)
(Loss) income before taxes	(108,168)	7,393	(10,218)	(25,725)
Income tax (benefit) expense	(267)	3,973	3,146	1,919
Net (loss) income	(107,901)	3,420	(13,364)	(27,644)
Net loss (income) attributable to noncontrolling interest	7,971	—	(2,808)	(2,856)
Net (loss) income attributable to controlling interest	$(99,930)	$3,420	$(16,172)	$(30,500)
Earnings per share of Class A Common Stock: (in dollars)
Basic and Diluted	$(1.64)
Weighted-average shares of Class A Common Stock outstanding
Basic and Diluted	61,085,943
Other comprehensive income (loss):
Change in fair value of interest rate swap	$924	$(7,463)	$1,408	$—
Comprehensive (loss) income	$(99,006)	$(4,043)	$(14,764)	$(30,500)

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

For the fiscal periods ended January 3, 2021 and August 28, 2020, and years ended December 29, 2019 and December 30, 2018

(In thousands, except share information)

Predecessor	Members’ (Deficit) Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total (Deficit) Equity
Balance at January 1, 2018	$(79,310)	$—	$(12,251)	$(91,561)
Net (loss) income	(30,500)	—	2,856	(27,644)
Distributions to members and noncontrolling interest	(10,161)	—	(1,950)	(12,111)
Balance at December 30, 2018	(119,971)	—	(11,345)	(131,316)
Net (loss) income	(16,172)	—	2,808	(13,364)
Other comprehensive income	—	1,408	—	1,408
Contributions from members and noncontrolling interest	120,158	—	3,750	123,908
Distributions to members and noncontrolling interest	(11,461)	—	(2,527)	(13,988)
Balance at December 29, 2019	(27,446)	1,408	(7,314)	(33,352)
Net income	3,420	—	—	3,420
Other comprehensive loss	—	(7,463)	—	(7,463)
Merger of noncontrolling interest	(7,314)	—	7,314	—
Distributions to members	(6,415)	—	—	(6,415)
Balance at August 28, 2020	$(37,755)	$(6,055)	$—	$(43,810)

	Class A Common Stock		Class V Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’	Non- controlling	Total
Successor	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity	Interest	Equity
Balance at August 29, 2020 (as restated)	57,369,050	$6	57,765,978	$6	$472,329	$(134,331)	$—	$338,010	$950,768	$1,288,778
Conversion of Restricted Sponsor Shares	2,000,000	—	—	—	—	—	—	—	—
Conversion of Continuing Members’ Retained Restricted Units		—	3,483,022	—	—	—	—	—	—	—
Conversion of warrants	10,825,664	1		—	299,867	—	—	299,868	(88,255)	211,613
Share-based compensation	—		—	—	6,790	—		6,790	—	6,790
Exchange	900,000	—	(900,000)	—	13,724	—	—	13,724	(13,724)	—
Tax impact arising from exchanges and conversion of warrants, net of valuation allowance of $45,993		—		—	751	—	—	751	741	1,492
Net loss		—		—	—	(99,930)	—	(99,930)	(7,971)	(107,901)
Other comprehensive income		—		—	—	—	924	924	—	924
Dividends declared ($0.11 per share of Class A Common Stock)		—		—	—	(7,229)	—	(7,229)	—	(7,229)
Distribution to noncontrolling interest		—		—	—	—	—	—	(9,565)	(9,565)
Balance at January 3, 2021 (as restated)	71,094,714	$7	60,349,000	$6	$793,461	(241,490)	$924	$552,908	$831,994	$1,384,902

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal periods ended January 3, 2021 and August 28, 2020, and years ended December 29, 2019 and December 30, 2018

(In thousands)

	Successor	Predecessor	Predecessor
	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	For the year ended December 29, 2019	For the year ended December 30, 2018
	(as restated)
Cash flows from operating activities
Net (loss) income	$(107,901)	$3,420	$(13,364)	$(27,644)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment and other charges	—	—	3,880	2,900
Depreciation and amortization	20,688	24,055	29,290	30,358
Amortization of step-up of inventory	5,795	—	—	—
(Gain) loss on disposal of property and equipment	(109)	(79)	(6,028)	2,312
Gain on sale of routes	(749)	(1,264)	(7,232)	(6,382)
Stock based compensation	6,790	—	—	—
Loss on remeasurement of warrant liabilities	91,851	—	—	—
Loss on debt extinguishment	2,500	—	4,336	—
Deferred income taxes	(958)	3,583	1,949	900
Deferred financing costs	(2,639)	1,742	955	2,355
Changes in assets and liabilities:
Accounts receivable, net	16,611	(11,786)	11,542	(76)
Inventories, net	887	(6,883)	3,476	2,926
Prepaid expenses and other assets	(7,064)	(3,456)	(1,993)	583
Accounts payable and accrued expenses and other	(26,634)	21,295	1,181	7,515
Net cash (used in) provided by operating activities	(932)	30,627	27,992	15,747
Cash flows from investing activities
Acquisition of Utz Brands Holdings, LLC, net of cash acquired	(185,448)	—	—	—
Acquisitions, net of cash acquired	(406,485)	(8,816)	(137,845)	—
Purchases of property and equipment	(9,892)	(11,828)	(19,996)	(13,038)
Purchases of intangibles	(79,013)	(650)	—	—
Proceeds on sale of property and equipment	1,344	615	12,059	4,740
Proceeds from sale of routes	2,082	2,774	3,008	4,326
Proceeds on the sale of IO notes	—	—	33,204	—
Notes receivable, net	(4,470)	(3,611)	(6,312)	1,803
Net cash used in investing activities	(681,882)	(21,516)	(115,882)	(2,169)
Cash flows from financing activities
Borrowings on term debt and notes payable	370,000	2,650	121,250	1,356
Repayments on term debt and notes payable	(239,989)	(6,686)	(135,141)	(5,611)
Contribution from member and noncontrolling interest	—	—	123,908	—
Exercised warrants	124,495	—	—	—
Dividends paid	(2,968)	—	—	—
Distributions to members	—	(6,415)	(11,461)	(10,161)
Distribution to noncontrolling interest	(9,565)	—	(2,527)	(1,950)
Net cash provided by (used in) financing activities	241,973	(10,451)	96,029	(16,366)
Net (decrease) increase in cash and cash equivalents	(440,841)	(1,340)	8,139	(2,788)
Cash and cash equivalents at beginning of period	487,672	15,053	6,914	9,702
Cash and cash equivalents at end of period	$46,831	$13,713	$15,053	$6,914

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements comprise the financial statements of Utz Brands, Inc. (“UBI”, the “Company”, or “Successor”, formerly Collier Creek Holdings (“CCH”)) and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial statements and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

CCH was incorporated in the Cayman Islands on April 30, 2018 as a blank check company. CCH was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company had not then identified. CCH’s sponsor was Collier Creek Partners LLC, a Delaware limited liability company (the “Sponsor”).

On August 28, 2020, CCH domesticated into a Delaware corporation and changed its name to “Utz Brands, Inc.” (the “Domestication”) and consummated the acquisition of certain limited liability company units of UBH, the parent of Utz Quality Foods, LLC (“UQF”), as a result of a new issuance by UBH and purchases from UBH’s existing equity holders pursuant to a Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”) among CCH, UBH and Series U of UM Partners, LLC (“Series U”) and Series R of UM Partners, LLC (“Series R” and together with Series U, the “Continuing Members”) (the Domestication and the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”), following the approval at the extraordinary general meeting of the shareholders of CCH held on August 27, 2020. The Noncontrolling interest represents the common limited liability company units of UBH held by the Continuing Members.

The financial statements include the accounts of the Predecessor, prior to the Business Combination, which was determined to be consolidated UBH, which includes the accounts of its wholly-owned subsidiary, Utz Quality Foods, LLC (“UQF”). UQF is consolidated with its wholly-owned subsidiaries: UTZTRAN, LLC; Heron Holding Corporation (“Heron”), with its wholly-owned subsidiaries Golden Flake Snack Foods, Inc. (“Golden Flake”), Inventure Foods, Inc. and its subsidiaries (“Inventure Foods”), and Kitchen Cooked Inc. (“Kitchen Cooked”); Kennedy Endeavors, LLC (“Kennedy”); and GH Pop Holdings, LLC, with its wholly-owned subsidiaries Good Health Natural Products, LLC (“Good Health”), Condor Snack Foods, LLC, and Snikiddy, LLC (“Snikiddy”).

SRS Leasing LLC and its subsidiaries (“SRS”) were companies formed to acquire, hold and lease real estate to UQF. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, UQF was determined to be the primary beneficiary of SRS, an entity under common ownership. The accounts of SRS have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019, the first day of the fiscal year of 2020, SRS was merged into UQF, with UQF surviving the transaction. The accumulated (deficit) equity of SRS was presented on the noncontrolling interest line of the consolidated balance sheet as of December 29, 2019 and was reclassified to members’ (deficit) equity on December 30, 2019, the date of the merger.

Rice Investments, L.P. (“RILP”) was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act on January 30, 2004 for the purpose of acquiring, owning, managing, and selling or otherwise disposing of intellectual property (namely trade names) that are used by UQF. RILP had one general partner, UQF, and one limited partner, UM-R Intermediate, LLC (“Intermediate R”). UQF, in accordance with ASC 810, was determined to be the primary beneficiary of RILP, an entity under common ownership. The accounts of RILP have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019 Intermediate R was merged into Intermediate U with Intermediate U surviving the transaction. Finally, and immediately following that merger, RILP merged into UQF, with UQF being the surviving entity and Intermediate U remaining the sole member of UQF. Prior to these mergers the statements of SRS, RILP, and Intermediate R were combined within the financial statements of Intermediate U.

On March 18, 2020, Intermediate U changed its name to Utz Brands Holdings, LLC upon filing a Certificate of Amendment with the Secretary of State of the State of Delaware.

All intercompany transactions and balances have been eliminated in combination/consolidation.

Operating Entities	Holding Entities
Utz Quality Foods, LLC	Utz Brands, Inc.
UTZTRAN, LLC	Utz Brands Holdings, LLC
Golden Flake Snack Foods, Inc.	GH Pop Holdings, LLC
Inventure Foods, Inc. and its subsidiaries	Heron Holding Corporation
Kennedy Endeavors, LLC	Truco Holdco, Inc.
Good Health Natural Products, LLC
Condor Snack Foods, LLC
Snikiddy, LLC
Kitchen Cooked, Inc.
Truco Enterprises, LP

Restatement of Previously Issued Financial Statements - On April 12, 2021, the SEC issued a statement titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”) on the accounting for warrants issued by special purpose acquisition companies. The Staff Statement referenced the guidance included in U.S. GAAP that entities must consider in determining whether to classify contracts that may be settled in its own stock, such as warrants, as equity or as an asset or liability.

The Company historically presented the following within equity in the Successor period: the public warrants (the “Public Warrants”) issued in connection with the initial public offering of CCH; the forward purchase warrants (the “Forward Purchase Warrants”) issued pursuant to those certain Forward Purchase Agreements entered into by CCH, the Sponsor, and the independent directors of CCH (the “Forward Purchase Agreements”) that were issued at the closing of the Business Combination of CCH and UBH as part of the Forward Purchase Agreements; and the private placement warrants initially sold to the Sponsor simultaneously with the closing of CCH’s initial public offering (the “Private Placement Warrants” and collectively with the Public Warrants and Forward Purchase Warrants, the “Warrants”). The Company announced the redemption of the Public Warrants and Forward Purchase Warrants on December 14, 2020 and on January 14, 2021 completed the redemption of any Public Warrants or Forward Purchase Warrants that remained outstanding on such date.

Following consideration of the guidance in the Staff Statement and in ASC 815, Derivatives and Hedging, the Company has concluded that the Warrants do not meet the conditions to be classified within equity. Rather, the Company determined that the Warrants should be classified as a liability and marked to fair value through earning in the consolidated statements of operations and comprehensive income (loss) each reporting period. As a result, the Company has restated its consolidated annual financial statements for the fiscal year ended January 3, 2021 and its unaudited quarterly financial data of the Successor period for the fiscal quarters ended September 27, 2020 and January 3, 2021. The Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Warrants recognized. The restatement was a non-cash impact and thus did not have an impact on our historically reported cash and cash equivalents, or cash flows from operating, investing or financing activities.

The restatement resulted in an impact to additional paid-in capital of $(5.6) million and to accumulated deficit of $127.2 million as of the beginning of the Successor period on August 29, 2020. The impact of the correction on the applicable financial statement line items in the consolidated balance sheet that were originally reported as of January 3, 2021 is as follows:

	Successor
	As of January 3, 2021
(in thousands)	As Reported	Restated Impact	As Restated
Current portion of warrant liabilities	$—	$52,580	$52,580
Total current liabilities	147,529	52,580	200,109
Non-current warrant liabilities	—	85,032	85,032
Total non-current liabilities	914,121	85,032	999,153
Total liabilities	1,061,650	137,612	1,199,262
Additional paid-in capital	623,729	169,732	793,461
Accumulated deficit	(22,401)	(219,089)	(241,490)
Total stockholders’ equity	602,265	(49,357)	552,908
Noncontrolling interest	920,249	(88,255)	831,994
Total equity	1,522,514	(137,612)	1,384,902

The impact of the correction on the applicable financial statement line items in the consolidated statement of operations and comprehensive income (loss) that were originally reported for the Successor period in the fiscal year ended January 3, 2021 is as follows:

	Successor
	From August 29, 2020 through January 3, 2021
(in thousands, except share data)	As Reported	Restated Impact	As Restated
Loss on remeasurement of warrant liabilities	$—	$(91,851)	$(91,851)
Other (expense) income, net	(15,359)	(91,851)	(107,210)
(Loss) income before taxes	(16,317)	(91,851)	(108,168)
Net (loss) income	(16,050)	(91,851)	(107,901)
Net loss (income) attributable to controlling interest	(8,079)	(91,851)	(99,930)
Comprehensive (loss) income	(7,155)	(91,851)	(99,006)
Earnings per share of Class A Common Stock — Basic and Diluted (in dollars)	(0.13)	(1.51)	(1.64)

Additionally, as a result of the Warrants being classified as liabilities, the Forward Purchase Agreements has been deemed to be a derivative liability that should have been fair valued at inception and marked to market at each reporting period under CCH. Therefore, the Company has determined there to be an immaterial correction in its opening statement of equity and has reclassified $26.1 million from additional paid-in-capital to accumulated deficit as of August 29, 2020.

See Note. 23 “Unaudited Quarterly Financial Data” for restatement changes for the unaudited quarterly financial statements for the Successor periods from August 29, 2020 through September 27, 2020 and from September 28, 2020 through January 3, 2021.

The impacts of the restatement have been reflected throughout the consolidated financial statements, including the applicable footnotes, as appropriate.

Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is either not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Operations — The Company through its wholly owned subsidiary UQF, is a premier producer, marketer and distributor of snack food products since 1921. The Company has steadily expanded its distribution channels to where it now sells products to supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels in most regions of the United States through routes to market that include direct-store-delivery, direct to warehouse, and third-party distributors.

With the acquisition of Golden Flake in September 2016, Inventure Foods in December 2017, Kennedy in October 2019 and Truco in December 2020, the Company expanded its national production and distribution capabilities. The Company manufactures and distributes a full line of high-quality salty snack items, such as potato chips, tortilla chips, pretzels, cheese balls, pork skins, party mixes, and popcorn. The Company also sells dips, crackers, dried meat products and other snack food items packaged by other manufacturers.

Segment Reporting — The Company operates in one reportable segment: the manufacturing, distribution, marketing and sale of snack food products. The Company defines reporting segments as components of an organization for which discrete financial information is available and operating results are evaluated on a regular basis by the chief operating decision maker (“CODM”) in order to assess performance and allocate resources. The CODM is the Chief Executive Officer of the Company. Characteristics of the organization which were relied upon in making the determination that the Company operates in one reportable segment include the similar nature of all of the products that the Company sells, the functional alignment of the Company’s organizational structure, and the reports that are regularly reviewed by the CODM for the purpose of assessing performance and allocating resources.

Cash and Cash Equivalents — The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The majority of the Company’s cash is held in financial institutions with insurance provided by the Federal Deposit Insurance Corporation (“FDIC”) of $250,000 per depositor. At various times, account balances may exceed federally insured limits.

Accounts Receivables — Accounts receivable are reported at net realizable value. The net realizable value is based on management’s estimate of the amount of receivables that will be collected based on analysis of historical data and trends, as well as review of significant customer accounts. Accounts receivable are considered to be past due when payments are not received within the customer’s credit terms. Accounts are written off when management determines the account is uncollectible. Finance charges are not usually assessed on past-due accounts.

Inventories — Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Inventory write-downs are recorded for shrinkage, damaged, stale and slow-moving items.

Property, Plant and Equipment — Property, plant and equipment are stated at cost net of accumulated depreciation. Major additions and betterments are recorded to the asset accounts, while maintenance and repairs, which do not improve or extend the lives of the assets, are charged to expense accounts as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the disposal period. Depreciation is determined utilizing the straight-line method over the estimated useful lives of the various assets, which generally range from 2 to 20 years for machinery and equipment, 3 to 10 years for transportation equipment and 8 to 40 years for buildings. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell. The Company assesses for impairment on property, plant and equipment upon the occurrence of a triggering event.

Income Taxes — The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of January 3, 2021 and December 29, 2019, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next fiscal year.

Distribution Route Acquisition and Sale Transactions — The Company acquires and sells distribution routes as a part of the Company’s maintenance of its direct-store delivery (“DSD”) network. As new independent operators (“IOs”) are identified, the Company either sells its newly-created or existing Company-managed routes to IOs or sells routes that were previously acquired by the Company to IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction, and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. The Company records intangible assets for distribution routes that it purchases based on the payment that the Company makes to acquire the route, and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles — Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.

Goodwill and Other Identifiable Intangible Assets — The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, certain master distribution rights and certain trademarks. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

Goodwill and other indefinite-lived intangible assets (including certain trade names, certain master distribution rights and company-owned sales routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. The Company has identified the existing snack food operations as its sole reporting unit.

As the Company has early adopted the FASB Accounting Standards Update (“ASU”) No. 2017-04, Intangibles — Goodwill and Other (“Topic 350”): Simplifying the Test for Goodwill Impairment, the Company is required to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value.

ASU No. 2017-04, Topic 350, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that the fair value of goodwill or an indefinite-lived intangible asset exceeds its carrying value then a quantitative impairment test is not required.

For the qualitative analysis performed, which took place on the first day of the fourth quarter, we have taken into consideration all the events and circumstances listed in FASB ASC 350, Intangibles — Goodwill and Other, in addition to other entity-specific factors that have taken place from the period of the business combination, which assessed goodwill, on August 28, 2020. We have determined that there was no significant impact that affected the fair value of the reporting unit. Therefore, we have determined that it was not necessary to perform a quantitative goodwill impairment test for the reporting unit.

Share-Based Compensation — Share-based compensation is rewarded to employees and directors of the Company and accounted for in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”). Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. During the Successor period, the Company uses various forms of long-term incentives including, but not limited to, Stock Options, Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”), provided that the exercise and issuance of such stock options was contingent upon the Company filing a Registration Statement on Form S-8 (“Form S-8”) with the SEC, which occurred on November 2, 2020. The fair value of stock options is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Stock options can generally be exercised over a maximum term of ten years. The grant date fair value of the PSUs is determined using the Monte Carlo simulation model. The grant date fair value of the RSUs is determined using the Company’s share price on the grant date. Share-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported. The Company accounts for forfeitures as they occur.

Fair Value of Financial Instruments — Financial instruments held by the Company include cash and cash equivalents, accounts receivable, hedging instruments, purchase commitments on commodities, accounts payable and debt. The carrying value of all cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term nature. The carrying value of the debt is also estimated to approximate its fair value based upon current market conditions and interest rates. The fair value of the hedging instruments are revalued at each reporting period.

Self-Insurance — The Company is primarily self-insured, up to certain limits, for employee group health claims. The Company purchases stop-loss insurance, which will reimburse the Company for individual and aggregate claims in excess of certain annual established limits. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported. Total health care expense under the program was $6.5 million and $9.9 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $16.6 million and $15.8 million for the years ended December 29, 2019 and

December 30, 2018, respectively. The reserve for unpaid claims, which includes an estimate of claims incurred but not reported, was $1.5 million and $1.4 million at January 3, 2021 and December 29, 2019, respectively.

The Company is primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. The Company has utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle/program. The expense associated with automobile, general liability and workers’ compensation insurance programs totaled $1.5 million and $6.5 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $9.0 million and $8.6 million for the years ended December 29, 2019 and December 30, 2018, respectively. The Company also records reserves for unpaid claims and an estimate for claims incurred but not yet reported, including an estimate for the development of any such claim. As of January 3, 2021 and December 29, 2019, the Company had reserves totaling $5.0 million and $5.7 million, respectively, for these insurance programs.

Shipping and Handling — The Company records shipping and handling expenses within selling expenses. Shipping and handling expenses for products shipped to customers totaled $12.6 million and $22.0 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $27.7 million and $26.2 million for the years ended December 29, 2019 and December 30, 2018, respectively.

Advertising Costs — Advertising costs are charged to operations when incurred. The Company had no significant direct response advertising. Advertising expenses totaled $6.0 million and $5.1 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $8.0 million and $5.9 million for the years ended December 29, 2019 and December 30, 2018, respectively.

Employee Benefits — The Company maintains several contributory 401(k) retirement plans (the “Plans”) for its employees. Profit sharing contributions are made at the discretion of the Board of Directors and expenses recognized related to the profit sharing contribution was $1.8 million and $3.5 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $4.9 million and $5.1 million for fiscal years 2019 and 2018, respectively. The Plans provide employees with matching contributions primarily at 20% of their contributions as defined in the Plans. The expense related to the matching contributions was $0.6 million and $1.1 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively and totaled $1.4 million and $1.3 million for fiscal years 2019 and 2018, respectively.

Revenue Recognition — The Company’s revenues primarily consist of the sale of salty snack items to customers, including supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels. The Company sells its products in most regions of the United States primarily through its DSD network, direct to warehouse shipments, and third-party distributors. These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as accounts receivables and require payment on a short-term basis and, therefore, the Company does not have any significant financing components.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as the products’ control is transferred to customers. The Company assesses the goods promised in customer purchase orders and identifies a performance obligation for each promise to transfer a good that is distinct.

The Company offers various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The Company’s promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The Company has reserves in place of $17.6 million as of January 3, 2021 and $17.6 million as of December 29, 2019. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as actual redemptions are incurred.

Business Combinations — The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

The Company uses the acquisition method of accounting for acquired businesses. Under the acquisition method, the Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Use of Estimates — Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Some examples, but not a comprehensive list, include sales and promotional allowances, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, hedge transactions, goodwill and intangible asset valuations and impairments, incentive compensation, income taxes, self-insurance, contingencies, litigation, and inputs used to calculate deferred tax liabilities, tax valuation allowances, tax receivable agreements, and warrant liabilities related to the Private Placement Warrants further described in Note 17. “Warrants”. Actual results could vary materially from the estimates that were used.

Recently Issued Accounting Standards — In December 2019, the FASB issued “ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“Topic 740”). This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. For non-public business entities or emerging growth companies, ASU 2019-12 is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private or emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements, but believes that there will be assets and liabilities recognized on the Company’s consolidated balance sheet and an immaterial impact on the Company’s consolidated statements of operations.

In June 2016, ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”) was issued. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivables, based on expected losses rather than incurred losses. For non-public business entities or emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments of this ASU should be applied on a prospective basis. The Company is currently evaluating the effects adoption of this guidance will have on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). For non-public business entities or emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company adopted Subtopic 350-40 on the first day of fiscal 2020, and the adoption of this standard did not have a material impact on the consolidated financial statements.

2.    ACQUISITIONS

Utz Brands Holdings, LLC

On June 5, 2020, UBH entered into a definitive Business Combination Agreement with CCH and the Continuing Members. At the closing of the Business Combination (the “Closing”) on August 28, 2020 (the “Closing Date”), the Company domesticated into a Delaware corporation and changed its name to “Utz Brands, Inc.” At the Closing, the Company (i) acquired certain common and preferred interests of the Continuing Members from third party members (“UPA Seller”), and the Continuing Members then redeemed such common and preferred interests for, and the Company received, an equivalent value of common limited liability company units of UBH, (ii) contributed cash in exchange for additional common limited liability company units of UBH, and (iii) purchased additional common limited liability company units and 100% of the managing interests of UBH from the Continuing Members. As part of the Business Combination, the Continuing Members (a) received certain cash considerations for the common limited liability company units that they sold to the Company, (b) received such number of shares of newly issued non-economic Class V Common Stock in the Company equal to the common limited liability company units that the Continuing Members retained in UBH, and a unit of limited liability company units of UBH and a share of Class V Common Stock are exchangeable for one share of Class A Common Stock of the Company, (c) were entitled to receive certain restricted common limited liability company units in UBH (the “Retained Restricted Units”) that would be vested under certain market conditions, which vested as of the Closing, and (d) entered into a Tax Receivable Agreement (“TRA”) that requires the Company to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax determined based on certain attributes as defined in the TRA. In connection with the Closing, UBH and the Company converted all of the outstanding phantom unit awards issued under the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (“2018 LTIP”) into restricted stock units (“2020 LTIP RSUs”) issued by the Company under the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the “2020 LTIP”). Further discussion of the purchase consideration of the Business Combination is disclosed later in this footnote.

The Company was determined to be the accounting acquirer and UBH was determined to be the accounting acquiree, in accordance with ASC 810, as the Company is considered to be the primary beneficiary of UBH after the Business Combination. In accordance with the ASC 805, Business Combinations, acquisition method of accounting, the purchase price allocation of assets acquired and liabilities assumed of UBH are presented based on their estimated fair values as of the Closing. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

As a result of the Business Combination, the Company’s financial statement presentation distinguishes UBH as the “Predecessor” through the Closing Date. The Company, which includes consolidation of UBH subsequent to the Business Combination, is the “Successor” for periods after the Closing Date. As a result of the application of the acquisition method of accounting in the Successor period, the financial statements for the Successor period are presented on a full step-up basis as a result of the Business Combination, and are therefore not comparable to the financial statements of the Predecessor period that are not presented on the same full step-up basis due to the Business Combination.

The following table summarizes the provisional total business enterprise value, comprised of the fair value of certain purchase consideration paid by the Company to the Continuing Members, the fair value of the noncontrolling interest and the fair value of certain net debt assumed by the Company at Closing:

(in thousands)
Total cash consideration	$199,161
Tax Receivable Agreement obligations to the Continuing Members(1)	28,690
Replaced Awards(2)	11,175
Continuing Members’ Retained Restricted Units in UBH(3)	54,067
Total purchase consideration	293,093
Noncontrolling interest(4)	896,701
Net debt assumed	648,150
Total business enterprise value	$1,837,944
(1)	Under the terms of the TRA, the Company generally will be required to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax based on its ownership in UBH that the Company is deemed to realize in certain circumstances as a result of the increases in tax basis and certain tax attributes resulting from the Business Combination. The fair value of these contingent payments at the Closing was $28.7 million which has been recorded as a non-current accrued expense. Refer to Note 15. “Income Taxes” for additional information on the TRA.
(2)	Represents the fair value of the Phantom Units associated with the pre-combination requisite service period and issued under the 2018 LTIP that were converted into 2020 LTIP RSUs of the Company issued under the 2020 LTIP at the Closing. The difference between the fair value of the Phantom Units and the fair values of the 2020 LTIP RSUs represents the fair value of the compensation expenses for the post-combination requisite service period for the replacement awards. Compensation expenses will be recorded evenly during the post-combination requisite service period through the end of fiscal 2021, which is the cliff vest date of the replacement awards. Refer to Note 11. “Share Based Compensation” for additional information on the 2020 LTIP RSUs.
(3)	A total of 3,483,022 common limited liability company units that were initially subject to certain restrictions (the “Retained Restricted Units”) in UBH were received by the Continuing Members at the Closing. These Retained Restricted Units were vested and converted to common limited liability company units of UBH at the Closing, as the vesting conditions were all met as of the Closing. The fair value of the Retained Restricted Units was calculated based on the stock price of the Company at the August 28, 2020 Closing, less a 5% lack of marketability discount due to a restriction on the exchange of the Continuing Members’ common limited liability company units to Class A Common Stock of the Company for a period not to exceed 12 months from the Closing.

(4)	The noncontrolling interest represents the common limited liability company units of UBH held by the Continuing Members. The fair value of these units was determined based on the Class A Common Stock price of the Company at the August 28, 2020 Closing, less a 5% lack of marketability discount due to a restriction on the exchange of the Continuing Members’ common limited liability company units to Class A Common Stock of the Company for a period not to exceed 12 months from the Closing.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed of UBH at Closing:

(in thousands)
Assets acquired:
Cash and cash equivalents	$13,713
Accounts receivable	119,339
Inventory	63,862
Prepaid expenses and other assets	6,116
Notes receivable	29,453
Property, plant and equipment	269,951
Identifiable intangible assets(1)	871,150
Other assets	7,086
Total assets acquired:	1,380,670
Liabilities assumed:
Accounts payable	49,531
Accrued expenses	78,223
Notes payable	34,547
Deferred tax liability	25,381
Total liabilities assumed:	187,682
Net identifiable assets acquired	1,192,988
Goodwill(2)	$644,956
(1)	The Company has determined that certain of the acquired trade names included in intangible assets will be amortized over a period of 15 years, and the customer relationships intangible asset will be amortized over a period of 25 years on a straight-line basis commensurate with the acquisition date expectations for the economic value (i.e. net cash flow generating capability) that is to be provided by the trade names and customer relationships, respectively.

The provisional fair values allocated to identifiable intangible assets and their estimated useful lives are as follows:

	Fair Value	Useful Life
	(In Thousands)	(In Years)
Indefinite lived trade names	$355,500	Indefinite
Finite lived trade names	56,000	15
Customer relationships	443,500	25
Technology	43	5
Master distribution rights	2,221	15
Company owned routes	13,886	Indefinite
Total	$871,150
(2)	The goodwill of $645.0 million represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the strong market position and the assembled workforce of UBH. A portion of the goodwill recognized is expected to be deductible for income tax purposes. As of January 3, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

The predecessor financial statements of UBH include $25.0 million of transaction costs from December 30, 2019 to August 28, 2020. These transaction costs are recorded within administrative expenses within the consolidated statements of operations and comprehensive income. Prior to the Closing Date, CCH incurred $13.4 million of transaction costs related to the Business Combination, which are not reported in the predecessor consolidated statements of operations and comprehensive income as CCH is not the predecessor. UBH contributed revenues of $325.6 million and net loss of $13.8 million in the consolidated statement of operations for the period from the acquisition date of August 28, 2020 to January 3, 2021.

Kitchen Cooked

On November 19, 2019 UBH entered into a stock purchase agreement to acquire all of the outstanding shares of common stock ("Kitchen Cooked Acquisition") of Kitchen Cooked, an Illinois corporation. UBH acquired Kitchen Cooked to expand its distribution and production capacity in Illinois and the surrounding area.

UBH closed the acquisition of Kitchen Cooked on December 30, 2019. At the closing, UBH made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations. The $2.0 million in deferred payments were payable in installments of $1.0 million each on the first two anniversaries following the closing, with $1.0 million paid at the end of fiscal 2020 and $1.0 million payable towards the end of fiscal year 2021. The purchase consideration was primarily allocated between trademarks $1.6 million, customer relationships $2.1 million, and other assets totaling $2.3 million and liabilities assumed of $1.2 million, which resulted in goodwill of $4.1 million. The Company has determined that all the acquired customer relationships and trademarks will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economics that are to be provided by the trademarks and customer relationships. The goodwill of $4.1 million arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations and intangible assets that do not qualify for separate recognition. None of the goodwill recognized is expected to be deductible for income tax purposes.

H.K. Anderson

On November 2, 2020, the Company, through its subsidiary UQF acquired certain assets of the H.K. Anderson business ("HKA Acquisition"), a leading brand of peanut butter-filled pretzels, from subsidiaries of Conagra Brands, Inc. for approximately $8.0 million. The acquisition, which includes certain intangible assets is intended to broaden the Company’s product offering to include peanut butter filled pretzels. The provisional fair values to which the purchase price was allocated were $1.8 million to trademarks, $2.7 million to customer relationships, and $3.5 million to goodwill. The trademarks and customer relationships are being amortized over a period of 15 years. As of January 3, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

Truco Holdco Inc. Acquisition and OTB Brand Purchase

On November 11, 2020 the Company caused its subsidiaries, UQF and Heron, to enter into a Stock Purchase Agreement among UQF, Heron, Truco and Truco Holdings LLC. On December 14, 2020, pursuant to the Stock Purchase Agreement, the Company caused its subsidiary, Heron, to consummate the Truco Acquisition. Upon completion of the Truco Acquisition, Truco became a wholly owned subsidiary of Heron. At the closing of the Truco Acquisition, the Company paid the aggregate cash purchase price of approximately $404.0 million to Truco Holdings LLC, including payments of approximately $3.0 million for cash on hand at Truco at the closing of the Truco Acquisition, less estimated working capital adjustments, subject to customary post-closing adjustments.

In addition, on December 14, 2020, UQF consummated the IP Purchase pursuant to which it purchased and acquired from OTB Acquisition, LLC the OTB IP pursuant to an Asset Purchase Agreement, dated November 11, 2020, among UQF, Truco Seller and OTB Acquisition, LLC. The IP Purchase was determined to be an asset acquisition under the provisions of ASC Subtopic 805-50. The IP Purchase is accounted for separately from the Truco Acquisition, as Truco and the OTB IP were acquired from two different selling parties that were not under common control and the two acquisitions are separate transactions. The OTB IP was initially recognized and measured by the Company based on its purchase price of $79.0 million since it was acquired in an asset purchase and is treated as an indefinite lived intangible assets.

For the Truco Acquisition, the Company was determined to be the accounting acquirer and Truco was determined to be the accounting acquiree, in accordance with ASC 805. In accordance with the ASC 805 acquisition method of accounting, the purchase price allocation of assets acquired and liabilities assumed of Truco are presented based on their estimated fair values as of the closing date of the acquisition. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed by the Company at the date of the acquisition:

(in thousands)
Purchase consideration	$403,963
Tax consideration (1)	4,468
Total consideration	408,431
Assets acquired:
Cash	5,811
Accounts receivable	15,609
Inventory, net	2,629
Prepaid expenses and other assets	5,090
Property, plant and equipment	461
Other assets	1,219
Customer relationships (2)	225,000
Total assets acquired:	255,819
Liabilities assumed:
Accounts payable	5,702
Accrued expenses	4,492
Other liabilities	26
Deferred tax liability	50,855
Total liabilities assumed:	61,075
Net identifiable assets acquired	194,744
Goodwill (3)	$213,687
(1)	The Stock Purchase Agreement provided that Truco Holdings LLC is entitled to receive any tax refunds received by the Company after the closing date for any pre-closing date tax period of Truco. The Company estimated an income tax refund receivable in the amount of $4.5 million related to the pre-acquisition tax periods, which was reflected on the Company’s consolidated balance sheet as of January 3, 2021. The Company recorded a corresponding payable of $4.5 million to Truco Holdings LLC.
(2)	The identifiable intangible assets represent the existing customer relationships of Truco that were valued using a discounted cash flow model using projected sales growth, attrition and a useful life of 15 years. Truco’s provisional customer relationship fair value is $225.0 million. The Company has determined that all the acquired customer relationships will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economics that are to be provided by the customer relationships.
(3)	The goodwill of $213.7 million represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the strong market position and the assembled workforce of Truco. As of January 3, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

The Company incurred $5.6 million of transaction costs directly related to the acquisition. These transaction costs are recorded within administrative expenses within the consolidated statements of operations and comprehensive income. Truco contributed revenues of $9.7 million and net income of $0.8 million in the consolidated statement of operations and comprehensive income (loss) for the period from the acquisition date of December 14, 2020 to January 3, 2021.

Kennedy

On September 10, 2019, UQF entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Kennedy (the "Kennedy Acquisition") from Conagra Brands, Inc. (“Conagra”), a Delaware corporation. Kennedy was previously wholly owned by the Conagra subsidiary, Peak Finance Holdings LLC (“the Seller”). Kennedy consists of two divisions: Tim’s Cascade Snacks and Snyder of Berlin, which are snack food manufacturers. Kennedy was acquired to expand the Company’s national footprint and capture significant synergies. The acquisition provided UQF with the second-largest DSD network for branded salty snacks in the Pacific Northwest; a leased, regional production facility outside of Seattle, WA; and increased scale with retailers in the Western U.S. The Company also acquired regional DSD routes and a production facility in Berlin, PA, which are highly complementary with its existing business in that region.

The acquisition was closed on October 21, 2019 when UQF commenced a cash acquisition to purchase all of the outstanding shares of common stock of Kennedy. UQF made a cash payment of $141.4 million for the acquisition on the closing date, which included cash paid for the acquisition of the outstanding shares of Kennedy, settlement of insurance for the transaction incurred by UQF, transfer of $1.6 million in operating cash to Kennedy, and settlement of certain professional fees totaling $1.8 million incurred by UQF.

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of the Kennedy Acquisition:

(in thousands)
Purchase consideration	$138,072
Assets acquired:
Cash	227
Accounts receivable	12,331
Inventory	7,443
Prepaid expenses and other assets	129
Property, plant and equipment	19,175
Trademarks	20,810
Customer relationships	13,200
Favorable and unfavorable lease intangibles	(85)
Total assets acquired:	73,230
Liabilities assumed:
Accounts payable	4,996
Accrued expenses and other	1,644
Other non-current liabilities	18
Total liabilities assumed:	6,658
Net identifiable assets acquired	66,572
Goodwill	$71,500

As of January 3, 2021, the purchase price allocation has been finalized.

UQF has determined that all the acquired trademarks included in Intangible assets, net will be amortized over a period of 15-20 years, and the customer relationship asset will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economic value (i.e. net cash flow generating capability) that is to be provided by the trademarks and relationships, respectively. The transaction included the recognition of a liability of $0.1 million for unfavorable leases acquired which shall be amortized over three years. The goodwill of $71.5 million arising from the acquisition of Kennedy consists largely of the synergies and economies of scale expected from combining the operations, and intangible assets that do not qualify for separate recognition, including assembled workforce acquired through the acquisition. The goodwill recognized is expected to be deductible for income tax purposes.

The results of operations of Kennedy are reported in the Company’s combined financial statements from the date of acquisition and include $20.6 million of total net sales and $0.1 million of net income for fiscal year 2019. During fiscal year 2020 Kennedy was integrated into the Company to the point where Kennedy revenue and net income is not separable.

The following unaudited pro forma financial information presents the results of operations as if the Business Combination, Truco Acquisition, IP Purchase, HKA Acquisition, Kitchen Cooked Acquisition, and the Kennedy Acquisition had occurred on January 1, 2019. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations. The unaudited pro forma information reflects the step-up depreciation and amortization adjustments for the fair value of the assets acquired, the adjustment in interest expense due to the reduction in long term debt as a result of the Business Combination, and the related adjustment to the income tax provision. In addition, the pro forma net income is not adjusted to exclude transaction expenses and other non-recurring costs.

	For the year ended January 3, 2021	For the year ended December 29, 2019
(in thousands)	(unaudited)	(unaudited)
	(as restated)	(as restated)
Pro forma net sales	$1,154,229	$1,014,223
Pro forma net loss	(203,491)	(25,875)
Pro forma net loss attributable to controlling interest	(197,849)	(10,927)
Pro forma net loss attributable to noncontrolling interest	(5,642)	(14,948)

3.    INVENTORIES

Inventories consisted of the following:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Finished goods	$28,935	$24,447
Raw materials	25,150	22,122
Maintenance parts	5,746	4,575
	59,831	51,144
Less: inventory reserve	(21)	(250)
Total inventories	$59,810	$50,894

4.   PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Land	$22,750	$14,970
Buildings	83,780	104,736
Machinery and equipment	157,513	297,666
Land improvements	2,228	1,174
Building improvements	1,047	3,561
Construction-in-progress	15,518	7,341
	282,836	429,448
Less: accumulated depreciation	(12,420)	(257,731)
Property, plant and equipment, net	$270,416	$171,717

In the fourth quarter of fiscal year 2018 as a result of the expected shutdown of the Oracle ERP system associated with the Inventure Foods acquisition, the Company performed a detailed review of the computer hardware and software acquired in this acquisition. As a result of this review, the Company determined that certain assets with a cost of $0.8 million and a net book value of $0.5 million had become impaired with no realizable or salvage value and, accordingly, were written off at the end of fiscal year 2018.

During 2018, based on a plant optimization study, management made a determination to close its Denver plant. The plant was officially closed at the end of July 2018. All production at the Denver plant was transferred to other facilities owned by the Company. The Denver plant assets were depreciated through July 2018 when operations ceased. The carrying amount of the assets in the Denver plant at December 30, 2018 was $3.6 million. On March 4, 2019, the Company entered into an agreement for the sale of the property, subject to inspection by the buyer and other customary closing conditions. Based on the existing agreement for sale, the fair value less cost to sell of the assets exceeded the carrying amount of the assets. Accordingly, the Company measured the Denver plant assets at the carrying amount and classified these assets as “assets held for sale” on the combined balance sheet at December 30, 2018. In July 2019, the Company sold the Denver plant for $8.2 million, realizing a gain of $4.6 million in other income, net.

There were no material fixed asset impairments for the fiscal year 2019 or fiscal year 2020.

Depreciation expense was $12.4 million and $19.0 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $23.6 million and $24.6 million for the years ended December 29, 2019 and December 30, 2018, respectively. Depreciation expense is classified in cost of goods sold, selling expenses, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).

5.    GOODWILL AND INTANGIBLE ASSETS, NET

A rollforward of goodwill is as follows:

Predecessor
(in thousands)
Balance as of Balance as of December 30, 2018	$130,907
Acquisition of Kennedy	71,500
Balance as of December 29, 2019	202,407
Acquisition of Kitchen Cooked	4,060
Kennedy acquisition adjustment	989
August 28, 2020	$207,456

Successor
(in thousands)
Balance as of August 29, 2020	$644,956
Acquisition of H.K. Anderson	3,540
Acquisition of Truco	213,687
January 3, 2021	$862,183

For the Predecessor period, the change to goodwill was attributable to the acquisition of Kitchen Cooked and a measurement period adjustment to the Kennedy opening balance sheet. For the successor period, the opening balance of goodwill was attributable to the business combination with CCH as described in the Note 1. "Operations and Summary of Significant Accounting Policies" and Note 2. "Acquisitions". The change to goodwill in the successor period was attributable to the acquisitions of H.K. Anderson and Truco.

Intangible assets, net, consisted of the following:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Subject to amortization:
Distributor/customer relationships	$671,150	$107,100
Technology	43	1,250
Trademarks	57,810	22,610
Master distribution rights	2,221	—
Unfavorable lease	—	(85)
Amortizable assets, gross	731,224	130,875
Accumulated amortization	(8,268)	(20,425)
Amortizable assets, net	722,956	110,450
Not subject to amortization
Trade names	434,513	66,580
Master distribution rights	—	4,677
IO routes	14,240	2,307
Intangible assets, net	$1,171,709	$184,014

Amortizable trademark intangible assets increased by $1.6 million and distributor/customer relationships increased by $2.1 million during fiscal year 2020 due to the acquisition of Kitchen Cooked. Trade names increased by $0.7 million due to the purchase of the rights for certain intellectual property. For the successor period, the balance of the intangible assets were recorded at fair value and the historical accumulated amortization was derecognized as a result of the business combination with CCH as described in the Note 1. "Operations and summary of Significant Accounting Policies" and Note 2. "Acquisitions". These changes resulted in additional amortization of $4.7 million in the successor period from August 29, 2020 to January 3, 2021. Amortizable trademark intangible assets increased by $1.8 million, indefinite life trade names assets increased by $79.0 million and distributor/customer relationships increased by $227.7 million during the fourth quarter of fiscal 2020 due to the acquisition of H.K. Anderson and Truco. There were no other changes to intangible assets during the year ended January 3, 2021 other than that which arises from the regular buying and selling of Company owned routes and amortization.

Amortization of the distributor/customer relationships, technology, and trademarks amounted to $8.3 million and $5.1 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $5.7 million and $5.8 million for the years ended December 29, 2019 and December 30, 2018, respectively.

Amortization expense is classified in administrative expenses on the consolidated statements of operations and comprehensive income (loss). Estimated future amortization expense is as follows:

Successor
(in thousands)	As of January 3, 2021
2021	$36,919
2022	36,919
2023	36,919
2024	36,919
2025	36,919
Thereafter	538,361
Total	$722,956

6.    NOTES RECEIVABLE

The Company has undertaken a program in recent years to sell company-managed DSD distribution routes to IOs. Contracts are executed between the Company and the IO for the sale of the product distribution route, including a note in favor of the Company, in certain cases. The notes bear interest at rates ranging from 0.00% to 8.55% with terms ranging generally from one to ten years. The notes receivable balances due from IOs at January 3, 2021 and December 29, 2019 totaled $27.1 million and $34.0 million, respectively, and are collateralized by the routes for which the loans are made. Of the balance at January 3, 2021 and December 29, 2019, $23.1 million and $33.7 million, respectively, relates to a corresponding notes payable, as discussed in further detail within Note 8. “Long-Term Debt”.

Other notes receivable totaled $0.6 million and $1.4 million as of January 3, 2021 and December 29, 2019, respectively.

7.    ACCRUED EXPENSES AND OTHER

Current Accrued expenses and other consisted of the following:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Accrued compensation and benefits	$36,968	$14,198
Insurance liabilities	8,100	7,880
Accrued freight and manufacturing related costs	6,972	4,930
Truco acquisition tax consideration (1)	4,468	—
Accrued dividends	4,261	—
Short term interest rate hedge liability	3,048	—
Accrued sales tax	1,300	1,300
Accrued interest	1,220	4,184
Other accrued expenses	14,451	11,714
Total accrued expenses and other	$80,788	$44,206
(1)	The Stock Purchase Agreement provided that Truco Holdings LLC is entitled to receive any tax refunds received by the Company after the closing date for any pre-closing date tax period of Truco as described in Note 2. "Acquisitions".

As of January 3, 2021, the long term accrued expenses and other primarily consists of $28.7 million related to the TRA, described in Note 2. "Acquisitions", $6.9 million related to supplemental retirement and salary continuation plans, $2.1 million related the long term portion of an interest rate hedge liability and $0.1 million of other long term accrued expenses. As of December 29, 2019, the long term accrued expenses and other primarily consists of $14.4 million related to the 2018 LTIP, $5.2 million related to supplemental retirement and salary continuation plans.

8.    LONG-TERM DEBT

Revolving Credit Facility

On November 21, 2017, UBH entered into an asset based revolving credit facility (the “ABL facility”) in an initial aggregate principal amount of $100.0 million. The ABL facility was set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, the ABL facility was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. On July 23, 2020 the ABL facility was amended to add language around the public structure. On December 18, 2020, the ABL facility was amended to increase the credit limit up to $161.0 million. No amounts were outstanding under this facility as of January 3, 2021 or December 29, 2019. Availability under the ABL facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of January 3, 2021 and December 29, 2019, $106.4 million and $83.0 million, respectively, was available for borrowing, net of letters of credit. The facility bears interest at an annual rate based on LIBOR plus an applicable margin of 1.50% (ranging from 1.50% to 2.00% based on availability) or the prime rate plus an applicable margin of 0.50% (ranging from 0.50% to 1.00%). Under the Prime rate, had there been outstanding balances, the interest rate on the facility as of January 3, 2021 and December 29, 2019 would have been 3.75% and 5.25%, respectively. Had there been outstanding balances and the Company elected to use the LIBOR rate, the interest rate on the ABL facility as of January 3, 2021 and December 29, 2019 would have been 1.64% and 3.30%, respectively. The ABL facility is also subject to unused line fees (0.5% at January 3, 2021) and other fees and expenses.

Standby letters of credit in the amount of $14.1 million have been issued as of January 3, 2021 and December 29, 2019. The standby letters of credit are primarily issued for insurance purposes.

Term Loans

On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure Foods and the repurchase of the Predecessor membership units held by a minority investor.

The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. On August 28, 2020, as part of the Business Combination (as described in Note 1. "Operations and Summary of Significant Accounting Policies" and Note 2. "Acquisitions") an advance payment of principal was made on the First Lien Term Loan of $111.6 million, as such no principal payments are due until November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on either LIBOR plus an applicable margin of 3.50%, or prime rate plus an applicable margin of 2.50%. The interest rate on the First Lien Term Loan as of January 3, 2021 and December 29, 2019 was 3.65% and 5.20%, respectively.

The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the consolidated balance sheets for the Predecessor periods. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017 and other deferred financing fees were derecognized as a result of the Business Combination as described in the Note 1. “Operations and Summary of Significant Accounting Policies” and Note 2. “Acquisitions”.

On October 1, 2019, the Company repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. The Company accounted for the repayment of the Second Lien Term

Loan as a debt extinguishment as the investors who purchased the preferred units and common units were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, and resulted in a loss on early extinguishment of approximately $4.3 million. On January 20, 2021, the First Lien Term Loan was refinanced. See Note 24. "Subsequent Event" for further details.

Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy Acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on 3 month LIBOR plus an applicable margin of 5.25%. The interest rate on the Secured First Lien Note on August 28, 2020, prior to payoff was 6.7%. On August 28, 2020, as part of the Business Combination Agreement with CCH (as described in Note 1. "Operations and Summary of Significant Accounting Policies" and Note 2. "Acquisitions", the Secured First Lien Note was paid off. The total repayment was $128.8 million, which includes a $2.5 million early termination fee included within other expense (income), net in the Successor period and $1.3 million of interest expense which had been accrued in the Predecessor period.

On December 14, 2020, the Company entered into a Bridge Credit Agreement with a syndicate of banks, led by Bank of America, N.A (the “Bridge Credit Agreement”). The proceeds of the Bridge Credit Agreement were used to fund the Company’s acquisition of Truco and the IP Purchase from OTB Acquisition, LLC, in which the Company withdrew $490.0 million to finance the Truco Acquisition and IP Purchase. The Bridge Credit Agreement bears interest at an annual rate based on 4.25% Base plus 1 month LIBOR with scheduled incremental increases to the base rate, as defined in the Bridge Credit Agreement. The loan converts into an Extended Term Loan if the Loan remains open 365 days after the closing date. As of January 3, 2021, the outstanding balance of the Bridge Credit Agreement was $370.0 million, with $120.0 million being repaid from the redemption of the Company’s warrants. Commitment fees and deferred financing costs on the Bridge Credit Agreement totaled $7.2 million, of which $2.6 million remained on the books as of January 3, 2021. On January 20, 2021, the Bridge Credit Agreement was repaid in full by the refinancing of term debt. See Note 24. “Subsequent Events” for further details.

The First Lien Term Loan, the Secured First Lien Note, the Bridge Credit Agreement and the ABL facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenant as of January 3, 2021.

Aggregate principal maturities of debt as of January 3, 2021 are as follows:

(in thousands)
2021	$469
2022	242
2023	204
2024	410,193
2025	370,000
Thereafter	—
Total	$781,108

Other Notes Payable and Capital Leases

During the first fiscal quarter of 2020, the Company closed on the acquisition of Kitchen Cooked, as described in Note 2. "Acquisitions" and the acquisition included a deferred purchase price of $2.0 million, of which $1.0 million is still outstanding as of January 3, 2021. Additionally, during the first fiscal quarter of 2020, the Company purchased intellectual property that include a deferred purchase price of $0.5 million, which is outstanding as of January 3, 2021.

Amounts outstanding under notes payable consisted of the following:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Note payable — IO notes	$23,106	$33,700
Capital lease	8,967	6,055
Other	1,509	29
Total notes payable	33,582	39,784
Less: current portion	(9,018)	(7,984)
Long term portion of notes payable	$24,564	$31,800

During fiscal 2019, the Company sold $33.2 million of notes receivable from IOs on its books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and the Company has recorded the notes payable obligation owed by the IOs to the financial institution on its balance sheet; the corresponding notes receivable also remained on the Company’s balance sheet. The Company services the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. The Company partially guarantees the outstanding loans, as discussed in further detail within Note 12. “Contingencies”. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Interest expense for the Successor period from August 29, 2020 to January 3, 2021 was $13.3 million, $7.9 million of which was related to the Company’s ABL facility and other long-term debt and $4.7 million of which was related to amortization of deferred financing fees, and $0.7 million of which was related to IO loans. Interest expense for the Predecessor period from December 30, 2019 to August 28, 2020 was $26.7 million, $23.3 million of which was related to the Company’s ABL facility and other long-term debt, $1.7 million of which was related to amortization of deferred financing fees, and $1.7 million of which was related to IO loans. Interest expense for the year ended December 29, 2019 was $48.4 million, $43.7 million of which was related to the Company’s ABL facility and other long-term debt, $2.1 million of which was related to amortization of deferred financing fees, and $2.6 million of which was related to IO loans. Interest expense for the year ended December 30, 2018 was $45.7 million, $42.3 million of which was related to the Company’s ABL facility and other long-term debt, $2.4 million of which was related to amortization of deferred financing fees, and $0.7 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).

9.    DERIVATIVE FINANCIAL INSTRUMENTS AND PURCHASE COMMITMENTS

Derivative Financial Instruments

To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At January 3, 2021, the effective fixed interest rate on the long-term debt hedged by this contract was 4.4%. For further treatment of the Company’s interest rate swap, refer to Note 10. “Fair Value Measurements” and Note 13. “Accumulated Other Comprehensive (Loss) Income.”

Warrant Liabilities

The Company has outstanding warrants which are accounted for as derivative liabilities pursuant to ASC 815-40. See Note 17. "Warrants” for additional information on our warrant liabilities. A reconciliation of the changes in the warrant liability during the Successor period ended January 3, 2021 is as follows:

(in thousands)
Fair value of warrant liabilities as of the Closing of the Business Combination on August 29, 2020	$132,879
Loss on remeasurement of warrant liability	91,851
Reclassification of warrant liability to equity for exercised warrants	(87,118)
Fair value of warrant liabilities as of January 3, 2021	$137,612

Purchase Commitments

The Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $33.2 million as of January 3, 2021. The Company accrues for losses on firm purchase commitments in a loss position at the end of each reporting period to the extent that there is an active observable market. The Company has recorded purchase commitment gain (losses) totaling $0.9 million and $(0.7) million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively. The Company has recorded purchase commitment gain (losses) totaling $0.9 million and $(1.1) million for the years ended December 29, 2019 and December 30, 2018, respectively.

10.    FAIR VALUE MEASUREMENTS

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;

Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The fair values of the Company’s Level II derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level II primarily represent commodity and interest rate swap contracts.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of January 3, 2021 (as restated):

(in thousands)	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$46,831	$—	$—	$46,831
Total assets	$46,831	$—	$—	$46,831
Liabilities:
Commodity contracts	$—	$248	$—	$248
Interest rate swaps	—	5,163	—	5,163
Public warrants	52,580	—	—	52,580
Private placement warrants	—	85,032	—	85,032
Debt	—	778,469	—	778,469
Total liabilities	$52,580	$868,912	$—	$921,492

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of December 29, 2019:

(in thousands)	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$15,053	$—	$—	$15,053
Interest rate swaps	—	1,486	—	1,486
Total assets	$15,053	$1,486	$—	$16,539
Liabilities:
Commodity contracts	$—	$494	$—	$494
Debt	—	640,125	—	640,125
Total liabilities	$—	$640,619	$—	$640,619

11.    SHARE-BASED COMPENSATION

2020 Omnibus Equity Incentive Plan

In August 2020, CCH’s shareholders approved the Company’s 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). The 2020 Plan provides for the grant of various equity-based incentive awards to eligible employees and directors of the Company and its subsidiaries. The types of equity-based awards currently outstanding under the 2020 Plan include RSUs, PSUs, and stock options.

There are 9,500,000 shares of Class A Common Stock reserved for issuance under the 2020 Plan. All awards currently issued under the 2020 Plan may be settled only in shares of Class A Common Stock.

Restricted Stock Units

2020 LTIP RSUs

In connection with the Business Combination, the Phantom Units issued under the 2018 LTIP were converted into the 2020 LTIP RSUs issued under the 2020 LTIP, with each RSU vesting on December 31, 2021, provided that if a change in control of Utz, under the terms of the 2020 LTIP occurs prior to December 31, 2021, the 2020 LTIP RSUs will become 100% vested, unless earlier forfeited under their terms, and representing an unfunded, unsecured promise by the Company to issue a participant one share of Class A Common Stock. Holders of 2020 LTIP RSUs are subject to substantially similar terms to the holders of Phantom Units, including requisite service period and vesting conditions.

The conversion of the 2018 LTIP Phantom Units was accounted for as a modification under ASC 718. The 2020 LTIP RSUs are equity-classified due to settlement being in shares.

As a result of the Business Combination, the Company converted the Phantom Units under the 2018 LTIP into 2020 LTIP RSUs, which may settle into up to 1,479,445 shares of Class A Common Stock plus such number of shares the Company may deliver, in its discretion, to satisfy certain gross-up obligations, under the 2020 LTIP at a fair value of $16.34 per unit to holders of the Phantom Units. The fair value of the Phantom Units being replaced was approximately $11.2 million at the Closing, which was attributable to the pre-combination service period and was included in the purchase price of the Business Combination. The fair value of the 2020 LTIP RSUs at the Closing of the Business Combination in excess of the fair value of the replaced Phantom Units attributable to the pre-combination period was approximately $13.9 million and is attributable to the post-combination requisite service period. Unrecognized compensation expense related to the 2020 LTIP RSUs was $8.2 million at January 3, 2021, which is expected to be recognized as expense over the remaining post-combination service period of approximately 1.0 year. The Company incurred $5.7 million of share-based compensation expense from August 29, 2020 through January 3, 2021. There were no forfeitures of 2020 LTIP RSUs during the Successor period.

Initial Grant RSUs

Under the 2020 Plan, the Company has granted certain employees and directors RSUs as a result of their significant contributions. These grants will settle upon vesting into shares of the Company’s Class A Common Stock, subject to continued employment. The Initial Grant RSUs for directors will vest on May 6, 2021, while the Initial Grant RSUs for certain employees will vest in equal installments on December 31, 2022 and December 31, 2023. Subject to the vesting of such awards, the Initial Grant RSUs will participate in dividends of the Company beginning with the fiscal 2020 end-of-year dividend declaration, which was paid out in the first quarter of fiscal 2021.

During the period from August 29, 2020 through January 3, 2021, the Company granted 128,935 Initial Grant RSUs at a grant date fair value of $18.40 per unit, which is the closing share price of the Company’s Class A Common Stock on the grant date (August 31, 2020), provided that the issuance of the Initial Grant RSUs was contingent upon the Company filing a Form S-8 with the SEC, which occurred on November 2, 2020. All such RSUs remained unvested at January 3, 2021. Unrecognized compensation expense related to unvested Initial Grant RSUs was $1.9 million at January 3, 2021, which is expected to be recognized as expense over the weighted-average period of 2.0 years. The Company incurred $0.5 million of share-based compensation expense from August 29, 2020 through January 3, 2021. There were no forfeitures of Initial Grant RSUs during the Successor period.

Performance Share Units

The Company issued PSUs as part of the 2020 Plan, which settle into shares of the Company’s Class A Common Stock subject to the continued employment of the grantees and achievement of certain performance criteria, provided that the issuance of the PSUs was contingent upon the Company filing a Form S-8 with the SEC, which occurred on November 2, 2020. The number of PSUs that will vest is determined by the Company’s Class A Common Stock achieving a certain Total Shareholder Return (“TSR”) for the Company, relative to the TSR of a specified peer group. Depending on the Company’s TSR relative to the peer group TSR, the actual number of shares that will be vested can range from zero and up to 200% of the initial grant. The awards will vest 50% on December 31, 2022 and 50% on December 31, 2023, subject to the market condition described above. Subject to the vesting of such awards, the PSUs will participate in dividends of the Company beginning with the fiscal 2020 end-of-year dividend declaration, which was paid out in the first quarter of fiscal 2021. Since the PSUs vest based on market conditions, a Monte Carlo simulation model was used to determine the grant-date fair value of the PSUs. The assumptions used in the Monte Carlo simulation model included a weighted average expected term of 2.8 years, weighted average expected volatility of 53.6%, and weighted average risk-free rate of 0.2%.

During the period from August 29, 2020 through January 3, 2021, the Company granted 140,076 PSUs at a weighted average grant date fair value of $23.67 per unit, all of which remained unvested at January 3, 2021. As of January 3, 2021, the Company had $2.9 million of total unrecognized compensation cost related to PSUs that will be recognized over a weighted average period of 2.3 years. The Company incurred $0.4 million in share-based compensation expense from August 29, 2020 through January 3, 2021 related to the PSUs. There were no forfeitures of PSUs during the Successor period.

Stock Options

The Company granted its Executive Leadership Team stock options exercisable for Class A Common Stock of the Company, provided that the exercise of such stock options was contingent upon the Company filing a Form S-8 with the SEC, which occurred on November 2, 2020. Subject to continued employment, 50% of these options will vest on December 31, 2022 and 50% on December 31, 2023. The Company granted 286,268 stock options on August 28, 2020 and the exercise price of the options is the Company’s closing share price of $16.34 on August 28, 2020. The stock options have a maximum contractual life of 10 years from the grant date. No options were exercised or forfeited during the Successor period, and no stock options were granted prior to the Business Combination.

The fair value of each stock option granted was determined to be $7.38 using the Black-Scholes Option Pricing Model based on an expected volatility of 46.8%, expected option term of approximately 6.4 years, and risk-free rate of return of 0.4%. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The expected option term was determined based on the simplified method as allowable under ASC 718 due to a lack of sufficient trading history for the Company’s common stock. The use of this method effectively assumes that exercise occurs evenly over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award.

As of January 3, 2021, the Company had $1.5 million of total unrecognized compensation cost related to stock options that will be recognized over a weighted average period of 2.0 years. For the period from August 29, 2020 through January 3, 2021, the stock compensation expense related to the stock options was $0.2 million.

Utz Quality Foods, LLC 2018 Long-Term Incentive Plan

UBH recorded a reserve for the estimated fair value of vested Phantom Units under the 2018 LTIP of $14.4 million as of December 29, 2019 and $11.2 million as of August 28, 2020, the Closing Date of the Business Combination. The 2018 LTIP liability is included in non-current accrued expenses and other on the consolidated balance sheets of the Predecessor. In connection with the Business Combination, these awards were replaced by the 2020 LTIP, a sub-plan under the 2020 Plan.

Employee Stock Purchase Plan

On December 10, 2020, the Board of Directors approved the 2021 Employee Stock Purchase Plan (“ESPP”), subject to stockholder approval. The ESPP will be effective January 1, 2021, and purchase rights may be granted under the ESPP prior to stockholder approval, but no purchase rights may be exercised unless and until stockholder approval is obtained.

The maximum number of shares of the Company’s Class A Common Stock available for sale under the ESPP shall not exceed in the aggregate 1,500,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the ESPP.

Under the ESPP, employees are offered the option to purchase discounted shares of Class A Common Stock during offering periods designated by the administrator. Each offering period will be one year, consisting of two six-month purchase periods, commencing on each January 1 and July 1 following the effective date of the ESPP. The initial offering under the ESPP will commence on January 1, 2021 and end on December 31, 2021. Shares are purchased on the applicable exercise dates, which is the last trading day of each purchase period with initial purchase dates of June 30, 2021 and December 31, 2021.

12.    CONTINGENCIES

Litigation Matters

The Company is involved in litigation and other matters incidental to the conduct of its business, the results of which, in the opinion of management, are not likely to be material to the Company’s financial condition, results of operations or cash flows.

Tax Matters

The Company received an assessment from the Commonwealth of Pennsylvania pursuant to a sales and use tax audit for the period from January 1, 2014 through December 31, 2016. As of January 3, 2021 and December 29, 2019, the Company had a reserve of $1.3 million to cover the assessment.

Guarantees

The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $4.1 million and $5.1 million at January 3, 2021 and December 29, 2019, respectively, all of which was recorded by the Company as an off balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $7.1 million and $0.7 million at January 3, 2021 and December 29, 2019, respectively, which are off balance sheet. As discussed in Note 8. “Long-Term Debt”, the Company also sold notes receivable on its books to Bank of America during fiscal 2019, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at January 3, 2021 and December 29, 2019 was $16.5 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its balance sheet; the corresponding note receivable also remained on the Company’s balance sheet. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company guarantees loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 so that the Company guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $6.6 million and $8.6 million at January 3, 2021 and December 29, 2019, respectively, all of which was on balance sheet. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Unclaimed Property

The Company was notified in September 2016 that several states requested an audit of the Company’s unclaimed property practices. The states initiating the audit include Connecticut, Idaho, Maryland, Massachusetts, New Hampshire, New York, South Dakota, and Tennessee but was later expanded to include a total of 22 states. The audit is limited to UQF and does not include any other legal entities. The audit consists of three components including accounts payable, payroll, and accounts receivable customer over-payments. The Company estimates that the potential liability for the accounts payable and payroll components is approximately $0.2 million, which has been included in the other accrued expenses section of the balance sheet as of January 3, 2021 and December 29, 2019. As of the date of these financial statements, the Company is not able to reasonably estimate the potential liability for the accounts receivable customer over-payments.

13.    ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

Total accumulated other comprehensive income was $0.9 million as of January 3, 2021 and $1.4 million as of December 29, 2019. Total accumulated other comprehensive (loss) income consists solely of unrealized gains (losses) from the Company’s derivative financial instruments accounted for as cash flow hedges.

Changes to the balance in accumulated other comprehensive (loss) income were as follows:

Predecessor
(in thousands)	Gains/(Losses) on Cash Flow Hedges
Balance as of December 30, 2018	$—
Unrealized gain on cash flow hedges	1,408
Balance as of December 29, 2019	1,408
Unrealized loss on cash flow hedges	(7,463)
Balance as of August 28, 2020	$(6,055)

Successor
(in thousands)	Gain on Cash Flow Hedges
Balance as of August 29, 2020	$—
Unrealized gain on cash flow hedges	924
Balance as of January 3, 2021	$924

14.    SUPPLEMENTARY CASH FLOW INFORMATION

Cash paid for interest was $9.2 million and $28.8 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $45.7 million and $40.9 million for the years ended December 29, 2019 and December 30, 2018, respectively. Refunds related to income related taxes were $0.1 million and $0.2 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $0.1 million and $0.0 million for the years ended December 29, 2019 and December 30, 2018, respectively. Payments made for income-related taxes were $0.5 million and $0.5 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $1.7 million and $0.7 million for the years ended December 29, 2019 and December 30, 2018, respectively. The following non cash considerations were part of the Business Combination Agreement with CCH: Continuing Members’ retained restricted units totaling $54.1 million, TRA totaling $28.7 million, and LTIP RSU awards totaling $11.2 million. Dividends declared but not paid were $4.3 million as of January 3, 2021 and are included within the "accrued expense and other" of the Consolidated Balance Sheet. There were no accrued dividends as of December 29, 2019.

15.    INCOME TAXES

The Company is subject to federal and state income taxes with respect to our allocable share of any taxable income or loss of Utz Brands Holdings, LLC, as well as any standalone income or loss the Company generates. Utz Brands Holdings, LLC is treated as a partnership for federal income tax purposes, and for most applicable state and local income tax purposes, and generally does not pay income taxes in most jurisdictions. Instead, Utz Brands Holdings, LLC taxable income or loss is passed through to its members, including the Company. Despite its partnership treatment, Utz Brands Holdings, LLC is liable for income taxes in those states not recognizing its pass-through status and for certain of its subsidiaries not taxed as pass-through entities. The Company has acquired various domestic entities taxed as corporations, which are now wholly-owned by us or our subsidiaries. Where required or allowed, these subsidiaries also file and pay tax as a consolidated group for federal and state income tax purposes. The Company anticipates this structure to remain in existence for the foreseeable future.

The provision (benefit) for income taxes was as follows:

	Successor	Predecessor
(in thousands)	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Current:
Federal	$—	$—	$140	$(142)
State	(219)	1,301	1,057	1,161
Total current	(219)	1,301	1,197	1,019
Deferred:
Federal	(528)	3,197	1,650	412
State	480	(525)	299	488
Total deferred	(48)	2,672	1,949	900
Total	$(267)	$3,973	$3,146	$1,919

A reconciliation of the expected statutory federal tax and the total income tax expense (benefit) was as follows:

	Successor	Predecessor
(in thousands)	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Federal statutory rate (21%)	$(22,715)	$1,552	$(2,146)	$(5,402)
State income taxes, net of federal benefit	393	641	1,755	1,045
Pre-transaction loss of Utz Brands Holdings, LLC	—	1,752	4,204	5,650
Investment in Utz Brands Holdings, LLC	(23,844)	—	—	—
Noncontrolling interest in Utz Brands Holdings, LLC	1,497	—	—	—
Valuation allowance	25,121	—	(683)	257
Remeasurements of warrant liability	19,288	—	—	—
Nondeductible expenses	—	8	6	11
Other	(7)	20	10	358
	$(267)	$3,973	$3,146	$1,919

The tax effect of temporary differences that gave rise to significant components of deferred tax assets and liabilities consisted of the following at January 3, 2021 and December 29, 2019:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Deferred Tax Assets:
Accrued expenses	$279	$171
Pension, retirement and other benefits	532	548
Inventories, including uniform capitalization	201	19
Investment in Utz Brands Holdings, LLC	50,371	—
Acquisition costs	985	—
Net operating losses	18,887	18,915
Credits	108	105
Charitable contributions	—	101
Other deferred tax assets	509	—
Total gross deferred tax assets	71,872	19,859
Valuation allowance	(57,177)	(1,563)
Net deferred tax assets	14,695	18,296
Deferred Tax Liabilities:
Plant and equipment, accelerated depreciation	(12,560)	(11,117)
Intangibles	(75,681)	(26,301)
Other deferred tax liabilities	(240)	(1)
Total deferred tax liabilities	(88,481)	(37,419)
Net deferred tax liabilities	$(73,786)	$(19,123)

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) and on December 27, 2020 enacted the Consolidated Appropriations Act, 2021, neither of which had a material impact on our provision for income taxes.

Net Operating Loss and Tax Credit Carryforward

As of January 3, 2021 and December 29, 2019, the Company and certain subsidiaries have federal net operating loss ("NOL") carryforwards of $77.7 million and $77.5 million, respectively. Of these, $59.1 million will expire, if not utilized, by 2037.

As of January 3, 2021 and December 29, 2019, the Company and certain subsidiaries also have state NOL carryforwards in the amount of $44.2 million and $51.8 million, respectively. The state NOL carryforwards begin to expire in 2021, however, some state NOL’s are able to be carried forward indefinitely.

As of January 3, 2021 and December 29, 2019, certain subsidiaries have state tax credit carryforwards in the amount of $0.1 million and $0.1 million, respectively. If not utilized, the state tax credit carryforwards begin to expire between 2022 and 2034.

Utilization of some of the federal and state net operating loss and credit carryforwards are subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization.

Valuation Allowance

The Company recorded a valuation allowance of $57.2 million and $1.6 million at January 3, 2021 and December 29, 2019, respectively. The $55.6 million change in the valuation allowance was the result of a charge to deferred tax expense of $25.1 million from operations and a charge to additional paid in capital of $30.5 million related to warrant transactions and the December 22, 2020 exchange of UBH units for UBI common stock described in Note 21.

"Equity.” In determining the need for a valuation allowance, the Company assessed the available positive and negative evidence to estimate whether future taxable income would be generated to permit use of the existing deferred tax assets (“DTA’s”). As of January 3, 2021, a significant piece of objective negative evidence evaluated was the three-year cumulative loss before taxes. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. The Company determined that there is uncertainty regarding the utilization of certain DTA’s such as the investment in Utz Brands Holdings, LLC and state net operating losses where the Company does not expect to continue to have nexus. Therefore, a valuation allowance has been recorded against the DTA’s for which it is more-likely-than-not they will not be realized. The amount of DTA considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as projections for growth. If or when recognized, the tax benefits related to any reversal of the valuation allowance on DTA’s as of January 3, 2021 would be accounted for as follows: approximately $15.7 million would be recognized as a reduction of income tax expense and $37.6 million would be recognized as an increase to equity.

As of January 3, 2021, tax years 2017 through 2020 remain open and subject to examination by the Internal Revenue Service and the majority of the states where the Company has nexus, and tax years 2016 through 2020 remain open and subject to examination in selected states that have a four year statute of limitations.

Upon audit, tax authorities may challenge all or part of a tax position. A tax position successfully challenged by a taxing authority could result in an adjustment to our provision for income taxes in the period in which a final determination is made. The Company did not maintain any unrecognized tax benefits as of January 3, 2021 and December 29, 2019.

Tax receivable agreement liability

Pursuant to an election under section 754 of the Internal Revenue Code, the Company obtained an increase in its share of the tax basis in the net assets of UBH when it was deemed to purchase UBH units from the UPA Seller and purchased UBH units from the Continuing Members per the Business Combination. The Continuing Members have the option to exchange UBH units for UBI common stock post-Business Combination. The Company intends to treat any such exchanges as direct purchases for U.S. federal income tax purposes, which is expected to further increase its share of the tax basis in the net assets of UBH. The increases in tax basis may reduce the amounts the Company would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

Pursuant to the Business Combination Agreement, the Company entered into the TRA, which provides for the payment by the Company of 85% of the amount of any tax benefits realized as a result of (i) increases in the share of the tax basis in the net assets of UBH resulting from the Business Combination and any future exchanges by the Continuing Members of UBH units for UBI common stock; (ii) tax basis increases attributable to payments made under the TRA; and (iii) tax amortization deductions attributable to the acquisition of Kennedy and the election to treat the transaction as an asset deal for tax purposes (the "TRA Payments"). The rights of each party under the TRA other than the Company are assignable, subject to certain restrictions. The timing and amount of aggregate payments due under the TRA may vary based on a number of factors, including the timing and amount of taxable income generated by the Company each year, as well as the tax rate then applicable, among other factors.

As of January 3, 2021, the Company recorded a TRA liability of $28.7 million, but it has a total liability of $37.6 million related to its projected obligations under the TRA. The total TRA liability includes $28.7 million that relates to payments that originated with the Business Combination and the acquisition of Kennedy and $8.9 million that relates to equity transactions that occurred during the 4th quarter 2020. The Company recorded a valuation allowance on its DTA, including the tax basis that originated with the 4th quarter 2020 equity transactions as they are not more likely than not to be realized based on the positive and negative evidence that the Company considered. The Company has not recorded the $8.9 million of TRA liability that relates to the 4th quarter equity transactions as the liability is not probable under ASC 450 since the related DTA is not more likely than not to be realized as evidenced by the valuation allowance. The Company will continue to monitor positive and negative evidence to analyze its valuation allowance and it believes that sufficient positive evidence may arise to permit the release of a significant portion of its valuation allowance. If that were to occur, it would result in the need to record $8.9 million of additional TRA liability for 4th quarter equity transactions, which would result in a non-cash charge to pretax results.

16.    LEASES

The Company leases certain vehicles, equipment and distribution centers under operating leases expiring in various years through 2031. Lease terms range from one month to twelve years.

Capital leases, net, are included in Property, Plant and Equipment as follows:

	Successor	Predecessor
(in thousands)	As of January 3, 2021	As of December 29, 2019
Leases	$9,335	$9,200
Less: accumulated depreciation	526	1,600
Leases, net	$8,809	$7,600

Charges resulting from the depreciation of assets held under capital leases are recognized within depreciation expense in the consolidated statements of operations and comprehensive income. Rental expense for leases to third parties totaled $3.6 million and $7.7 million for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively, and was $8.2 million and $12.7 million for the years ended December 29, 2019 and December 30, 2018, respectively. On December 31, 2018, the Company amended certain vehicle lease arrangements that resulted in capital lease classification for these leases.

Future minimum payments, to third parties, by year and in the aggregate, consisted of the following at January 3, 2021:

(in thousands)
2021	$10,106
2022	8,674
2023	6,756
2024	5,325
2025	3,880
Thereafter	2,928
Total	$37,669

17.    WARRANTS

Prior to the Business Combination, CCH issued 15,833,332 Warrants that were initially sold by CCH in its initial public offering of securities, including 1,166,666 Forward Purchase Warrants issued pursuant to the Forward Purchase Agreements, and 7,200,000 Private Placement Warrants initially sold to the Sponsor simultaneously with the closing of CCH’s initial public offering (the “Private Placement Warrants”) As a result of the Business Combination, the Company assumed the Warrants and each such warrant is now exercisable for one share of the Company’s Class A Common Stock. All other features of the Warrants remain unchanged. On December 14, 2020, the Company provided notice to the holders of the Public Warrants and Forward Purchase Warrants that their Warrants would be redeemed, in accordance with the original terms of the warrant agreement applicable to such Warrants, on January 14, 2021. Prior to January 3, 2021, 10,825,664 Warrants were exercised. As of January 3, 2021, there were 4,575,645 Public Warrants, 432,000 Forward Purchase Warrants, and 7,200,000 Private Placement Warrants outstanding. See Note 24. “Subsequent Events” for further details.

The Private Placement Warrants and the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants were not transferable, assignable or salable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis, at the holder’s option, and are non-redeemable by the Company so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

We account for the Public Warrants, Forward Purchase Warrants, and Private Warrants as derivative liabilities in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), due to certain settlement provisions in the corresponding warrant agreement that do not meet the criteria to be classified in stockholders’ equity. Pursuant to ASC 815-40, the warrants are now classified as a liability at fair value on the Company’s consolidated balance sheet, and the change in the fair value of such liability in each period is recognized as a non-cash gain or loss in the Company’s consolidated statements of operations and comprehensive income (loss). The Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Warrants recognized.

The change in remeasurement of the warrant liability resulted in a loss of $91.9 million for the Successor period from August 29, 2020 to January 3, 2021. The Predecessor did not have any warrants and as such no remeasurement of warrant liability is recorded in the Predecessor period from December 30, 2019 to August 28, 2020.

18.    SIGNIFICANT CUSTOMERS

The sales to three customers represented 20% and 21% of net sales for the Successor period from August 29, 2020 to January 3, 2021 and for the Predecessor period from December 30, 2019 to August 28, 2020, respectively. Accounts receivable for these three customers represented 20% of total accounts receivable at January 3, 2021. For fiscal year 2019, sales to three customers represented 16% of net sales. Accounts receivable for these three customers represented 22% of total accounts receivable at December 29, 2019. For fiscal year 2018, sales to three customers represented 18% of net sales.

Net sales concentrations:

	Successor	Predecessor
Customer	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	Year Ended December 29, 2019	Year Ended December 30, 2018
Customer A	11%	12%	9%	9%
Customer B	4	5	2	2
Customer C	5	4	5	7
Total net sales concentrations	20%	21%	16%	18%

Accounts receivable concentrations:

	Successor	Predecessor
Customer	As of January 3, 2021	As of December 29, 2019	As of December 30, 2018
Customer A	11%	14%	14%
Customer B	4	3	3
Customer C	5	5	4
Total accounts receivable concentrations:	20%	22%	21%

19.    VARIABLE INTEREST ENTITIES

Prior to the merger of SRS and UQF described in Note 1. "Operations and Summary of Significant Accounting Policies”, UQF held a variable interest in SRS, a commonly controlled entity, for which UQF is the primary beneficiary since UQF had the power to direct the activities of SRS and the obligation to absorb losses and the right to receive benefits. UQF leased properties owned by SRS. The acquisitions of these properties were funded by UQF through notes receivable. As the primary beneficiary of this variable interest entity, the assets, liabilities and results of operations are included in UQF’s consolidated financial statements. The equity holders’ interests were reflected in “Net income attributable to noncontrolling interest” in the consolidated statements of operations and comprehensive income (loss) and “Noncontrolling interest” in the consolidated balance sheets. The total amount of lease expense/income between SRS and UQF for the year ended December 29, 2019 was $4.0 million, which was eliminated in consolidation. When SRS merged with UQF, UQF assumed all assets and liabilities of SRS and any notes receivable or payable between the two companies were relieved.

20.    BUSINESS RISK

The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. The Company continues to experience higher demand for its products versus the prior year, and we are servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and DSD distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is continuing to evaluate the financial impact.

21.    EQUITY

Class A Common Stock

The Company is authorized to issue 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 71,094,714 shares of UBI were issued and outstanding on January 3, 2021. Upon the Closing of the Business Combination, all shares of CCH Class A ordinary shares, including 3,500,000 Forward Purchase Class A Ordinary Shares of CCH that were issued at the Closing of the Business Combination as part of the Forward Purchase Agreement discussed below, and Class B ordinary shares, less shareholder redemptions, were converted on a one-for-one basis into shares of Class A Common Stock, including 2,000,000 shares of Class B Common Stock initially issued to the Sponsor, which immediately vested upon the Closing of the Business Combination and converted into shares of Class A Common Stock of the Company.

Class V Common Stock

The Company is also authorized to issue 61,249,000 shares of Class V Common Stock, par value of $0.0001 all of which were issued to the Continuing Members in connection with the Closing of the Business Combination, as described in Note 2. “Acquisitions”. Each of the Continuing Members’ common limited liability company units of UBH along with a share of Class V Common Stock may be exchanged for one share of Class A Common Stock of the Company upon certain restrictions being satisfied, as described in Note 2. “Acquisitions”. On December 22, 2020, 900,000 shares of Class V Common Stock were exchanged for Class A Common Stock. As of January 3, 2021, there were 60,349,000 shares of Class V Common Stock outstanding.

Forward Purchases

In connection with the Closing of the Business Combination and pursuant to a Forward Purchase Agreement entered into between CCH, CCH’s Sponsor, and CCH’s independent directors, CCH consummated the sale and issuance of 3,500,000 shares issued pursuant to the Forward Purchase Agreements and Forward Purchase Warrants to acquire up to 1,166,666 Class A ordinary shares of CCH at $11.50 per share, for aggregate proceeds of $35,000,000 that were used to fund the Business Combination.

22.    EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding during the Successor period. Diluted earnings per share is based on the weighted average number shares of Class A Common Stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive share-based awards outstanding during the Successor period. For the Successor period, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position. The potentially dilutive securities that would be anti-dilutive due to the Company’s net loss are not included in the calculation of diluted net loss per share attributable to controlling interest. The anti-dilutive securities are included in the table below. Refer to Note 11. "Share-Based Compensation" for further information on the share based awards considered in the diluted EPS computation.

Given the historical partnership equity structure of UBH, the Company determined that the calculation of earnings per membership unit results in values that are not a valuable metric to users of these consolidated financial statements. Therefore, EPS information is omitted for the Predecessor periods.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

Successor
(in thousands, except share data)	From August 29, 2020 through January 3, 2021
(as restated)
Basic and diluted earnings per share:
Numerator:
Net loss attributable to controlling interest	$(99,930)
Dividends related to participating share-based compensation awards	(110)
Net loss attributable to common stockholders	$(100,040)
Denominator:
Weighted average Class A Common Stock shares, basic and diluted	61,085,943
Basic and diluted earnings per share	$(1.64)
Anti-dilutive securities excluded from diluted earnings per share calculation:
Warrants	8,095,866
2020 LTIP RSUs	1,151,262
Initial grant RSUs	26,923
PSUs	140,076
Stock options	34,680
Total	9,448,807
Class V Common Stock not subject to earnings per share calculation	60,349,000
Net loss attributable to noncontrolling interest	$7,971

The diluted earnings per share computation excludes the effect of certain RSUs granted to Directors and Management which convert to Class A Common Stock upon vesting 50% at December 31, 2022 and 50% at December 31, 2023, as their inclusion would have been anti-dilutive.

Shares of the Company’s Class V Common Stock do not participate in earnings or losses of the Company and, therefore, are not participating securities. The PSUs, Initial Grant RSUs, and 2020 LTIP RSUs were participating securities in the Successor period because the holders of these stock-based compensation awards are entitled to participate in dividends declared on Class A Common Stock, if and when declared, on a one-to-one per-share basis. As such, earnings per share calculations were completed under the two-class method. At January 3, 2021, the Continuing Members held all 60,349,000 shares of Class V Common Stock issued and outstanding and also held an equal number of common limited liability company units of UBH, which comprise the noncontrolling interest. The net loss attributable to the noncontrolling interest was $8.0 million for the Successor period from August 29, 2020 through January 3, 2021.

23.    UNAUDITED QUARTERLY FINANCIAL DATA

	Successor		Predecessor
(in thousands, except share data)	From September 28, 2020 through January 3, 2021	From August 29, 2020 through September 27, 2020	From June 29, 2020 through August 28, 2020	From March 30, 2020 through June 28, 2020	From December 30, 2019 through March 29, 2020
	(as restated)	(as restated)
Net revenue	$246,276	$79,372	$168,656	$241,977	$228,029
Operating income (loss)	221	(1,179)	3,117	17,451	12,213
Net (loss) income	(87,462)	(20,439)	(4,824)	6,552	1,692
Net (loss) income attributable to controlling interest	(81,811)	(18,119)	(4,824)	6,552	1,692
Earnings per common share attributable to:
Basic and Diluted Class A share	$(1.32)	$(0.31)

	Predecessor
	Thirteen weeks ended
(in thousands)	December 29, 2019	September 29, 2019	June 30, 2019	March 31, 2019
Net revenue	$201,756	$199,628	$188,432	$178,412
Operating (loss) income	(13,803)	24,882	18,494	9,173
Net (loss) income	(23,989)	10,323	2,917	(2,615)
Net (loss) income attributable to controlling interest	(24,654)	9,600	2,202	(3,320)

The restatement also impacted the Company’s unaudited quarterly financial statements for the Successor periods from August 29, 2020 through September 27, 2020 and from September 28, 2020 through January 3, 2021. The following tables depict the impacts of the restatement on the consolidated balance sheet and consolidated statements of operations and comprehensive income (loss) for the relevant periods:

	Successor
	As of September 27, 2020
(in thousands)	As Reported	Restated Impact	As Restated
Warrant liabilities	$—	$150,887	$150,887
Total non-current liabilities	520,496	150,887	671,383
Total liabilities	647,000	150,887	797,887
Additional paid-in capital	479,028	(5,641)	473,387
Accumulated deficit	(10,172)	(145,246)	(155,418)
Total stockholders’ equity	469,120	(150,887)	318,233
Total equity	1,414,479	(150,887)	1,263,592

	Successor			Successor
	From September 28, 2020 through January 3, 2021			From August 29, 2020 through September 27, 2021
(in thousands, except share data)	As Reported	Restated Impact	As Restated	As Reported	Restated Impact	As Restated
Loss on remeasurement of warrant liabilities	$—	$(73,843)	$(73,843)	$—	$(18,008)	$(18,008)
(Loss) income before taxes	(10,997)	(73,843)	(84,840)	(5,320)	(18,008)	(23,328)
Net (loss) income	(13,619)	(73,843)	(87,462)	(2,431)	(18,008)	(20,439)
Net (loss) income attributable to controlling interest	(7,968)	(73,843)	(81,811)	(111)	(18,008)	(18,119)
Comprehensive (loss) income	(7,296)	(73,843)	(81,139)	141	(18,008)	(17,867)
Earnings per share of Class A Common Stock – Basic and Diluted (in dollars)	(0.13)	(1.19)	(1.32)	—	(0.31)	(0.31)

The impacts of the restatement have been reflected throughout the consolidated financial statements, including the applicable footnotes, as appropriate.

24.    SUBSEQUENT EVENTS

On January 11, 2021, the Company announced that its subsidiary, UQF, entered into a definitive agreement with Snak-King Corp. to acquire certain assets of the C.J. Vitner’s business, a leading brand of salty snacks in the Chicago, IL area. The Company closed this transaction on February 8, 2021 and the purchase price of approximately $25 million was funded from current cash-on-hand.

On December 14, 2020, the Company announced the redemption of all of its outstanding Public Warrants and Forward Purchase Warrants to purchase shares of its Class A Common Stock that were issued under the Warrant Agreement on the redemption date of January 14, 2021 (the “Redemption Date”). Prior to the Redemption Date, an aggregate of 15,802,379 Public Warrants and Forward Purchase Warrants were exercised, resulting in gross proceeds to the Company of $181.7 million, including 4,976,717 Public Warrants and Forward Purchase Warrants which were exercised during fiscal year 2021, resulting in gross proceeds of $57.2 million. 30,928 Public Warrants remained unexercised on the Redemption Date and were redeemed for $0.01 per warrant.

On January  20, 2021, the Company entered into Amendment No. 2 to the Credit Agreement, dated November  21, 2017 with Bank of America, N.A. Pursuant to the terms of Amendment No. 2, the Company refinanced, in full, outstanding term loans under the Credit Agreement pursuant to refinancing term loans having a principal amount of $410 million and borrowed an additional $310 million in incremental term loans. The Company will use the proceeds from the 2021 New Term Loans to prepay term loans in full, repay a portion of its borrowings under that certain Bridge Credit Agreement, dated December 14, 2020. For the New Term Loans, the interest rate applicable is the Eurocurrency loan rate, which varies from 3.50% to 3.00% and the federal funds rate, which varies from 2.50% to 2.00%, and extend the maturity date of the term loans under the Amended Credit Agreement by approximately three years, to January  20, 2028.

Utz Brands, Inc.

CONSOLIDATED BALANCE SHEETS

April 4, 2021 and January 3, 2021

(In thousands)

	As of	As of
	April 4, 2021	January 3, 2021
	(Unaudited)	(as restated)
ASSETS
Current Assets
Cash and cash equivalents	$4,020	$46,831
Accounts receivable, less allowance of $739 and $239, respectively	130,599	118,305
Inventories	67,584	59,810
Prepaid expenses and other assets	12,276	11,573
Current portion of notes receivable	5,918	7,666
Total current assets	220,397	244,185
Non-current Assets
Property, plant and equipment, net	262,999	270,416
Goodwill	880,063	862,183
Intangible assets, net	1,167,268	1,171,709
Non-current portion of notes receivable	22,348	20,000
Other assets	14,160	15,671
Total non-current assets	2,346,838	2,339,979
Total assets	$2,567,235	$2,584,164
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	7,500	469
Current portion of other notes payable	8,142	9,018
Accounts payable	64,214	57,254
Accrued expenses and other	49,585	80,788
Current warrant liability	—	52,580
Total current liabilities	129,441	200,109
Non-current portion of term debt and revolving credit facility	718,443	778,000
Non-current portion of other notes payable	25,418	24,564
Non-current accrued expenses and other	37,483	37,771
Deferred tax liability	74,847	73,786
Non-current warrant liability	104,400	85,032
Total non-current liabilities	960,591	999,153
Total liabilities	1,090,032	1,199,262
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 76,481,833 and 71,094,714 shares issued and outstanding as of April 4, 2021 and January 3, 2021, respectively.	7	7
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 60,349,000 shares issued and outstanding as of April 4, 2021 and January 3, 2021.	6	6
Additional paid-in capital	941,003	793,461
Accumulated deficit	(264,019)	(241,490)
Accumulated other comprehensive income	1,746	924
Total stockholders' equity	678,743	552,908
Noncontrolling interest	798,460	831,994
Total equity	1,477,203	1,384,902
Total liabilities and equity	$2,567,235	$2,584,164

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the thirteen weeks ended April 4, 2021 and March 29, 2020

(In thousands, except share information)

(Unaudited)

	Successor	Predecessor
		Thirteen
	Thirteen	weeks ended
	weeks ended	March 29,
	April 4, 2021	2020
Net sales	$269,182	228,029
Cost of goods sold	173,941	148,015
Gross profit	95,241	80,014
Selling, general and administrative expenses
Selling	56,728	48,333
General and administrative	29,933	19,940
Total selling, general and administrative expenses	86,661	68,273
Gain on sale of assets
Gain on disposal of property, plant and equipment	297	68
Gain on sale of routes, net	422	404
Total gain on sale of assets	719	472
Income from operations	9,299	12,213
Other (expense) income
Interest expense	(10,861)	(9,643)
Other income	718	580
Loss on remeasurement of warrant liability	(21,501)	—
Other (expense) income, net	(31,644)	(9,063)
(Loss) income before taxes	(22,345)	3,150
Income tax expense	1,004	1,458
Net (loss) income	(23,349)	1,692
Net loss attributable to noncontrolling interest	820	—
Net (loss) income attributable to controlling interest	$(22,529)	$1,692
Earnings per Class A Common stock: (in dollars)
Basic & diluted	$(0.30)
Weighted-average shares of Class A Common stock outstanding
Basic & diluted	75,927,005
Other comprehensive income (loss):
Interest rate swap	$822	$(7,208)
Comprehensive loss	$(21,707)	$(5,516)

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

For the thirteen weeks ended April 4, 2021 and March 29, 2020

(In thousands, except share data)

(Unaudited)

		Accumulated
		Other
	Members’ (Deficit)	Comprehensive	Noncontrolling	Total (Deficit)
Predecessor	Equity	(Loss) Income	Interest	Equity
Balance at December 29, 2019	$(27,446)	$1,408	$(7,314)	$(33,352)
Net income	1,692	—	—	1,692
Other comprehensive loss	—	(7,208)	—	(7,208)
Merger of noncontrolling interest	(7,314)	—	7,314	—
Distributions to members	(2,657)	—	—	(2,657)
Balance at March 29, 2020	$(35,725)	$(5,800)	$—	$(41,525)

							Accumulated
	Class A Common		Class V Common		Additional		Other	Total	Non-
	Stock		Stock		Paid-in	Accumulated	Comprehensive	Stockholders	controlling	Total
Successor	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity	Interest	Equity
Balance at January 3, 2021 (as restated)	71,094,714	$7	60,349,000	$6	$793,461	$(241,490)	$924	$552,908	$831,994	$1,384,902
Conversion of warrants	4,976,717	—		—	144,659	—	—	144,659	(32,714)	111,945
Share-based compensation	410,402	—		—	2,883	—	—	2,883	—	2,883
Net loss		—		—	—	(22,529)	—	(22,529)	(820)	(23,349)
Other comprehensive income		—		—	—	—	822	822	—	822
Balance at April 4, 2021	76,481,833	$7	60,349,000	$6	$941,003	$(264,019)	$1,746	$678,743	$798,460	$1,477,203

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the thirteen weeks ended April 4, 2021 and March 29, 2020

(In thousands)

(Unaudited)

	Successor	Predecessor
		Thirteen
	Thirteen	weeks ended
	weeks ended	March 29,
	April 4, 2021	2020
Cash flows from operating activities
Net (loss) income	$(23,349)	$1,692
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	19,407	8,912
Loss on remeasurement of warrant liability	21,501	—
Gain on disposal of property and equipment	(297)	(68)
Gain on sale of routes	(422)	(404)
Stock based compensation	2,883	—
Deferred taxes	1,061	975
Deferred financing costs	2,870	653
Changes in assets and liabilities:
Accounts receivable, net	(11,176)	(15,374)
Inventories	(7,040)	2,676
Prepaid expenses and other assets	866	(618)
Accounts payable and accrued expenses and other	(19,487)	(1,217)
Net cash used in operating activities	(13,183)	(2,773)
Cash flows from investing activities
Acquisitions, net of cash acquired	(25,189)	(8,789)
Purchases of property and equipment	(2,134)	(3,556)
Purchases of intangibles	(1,200)	(650)
Proceeds from sale of property and equipment	391	152
Proceeds from sale of routes	1,450	1,159
Proceeds from the sale of IO notes	2,295	—
Notes receivable, net	(924)	(2,780)
Net cash used in investing activities	(25,311)	(14,464)
Cash flows from financing activities
Line of credit borrowings, net	15,000	10,000
Borrowings on term debt and notes payable	720,000	2,650
Repayments on term debt and notes payable	(783,735)	(2,178)
Payment of debt issuance cost	(8,372)	—
Exercised warrants	57,232	—
Dividends	(4,261)	—
Distributions to members	—	(2,657)
Distribution to noncontrolling interest	(181)	—
Net cash (used in) provided by financing activities	(4,317)	7,815
Net decrease in cash and cash equivalents	(42,811)	(9,422)
Cash and cash equivalents at beginning of period	46,831	15,053
Cash and cash equivalents at end of period	$4,020	$5,631

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements comprise the financial statements of Utz Brands, Inc. ("UBI", the "Company", or "Successor", formerly Collier Creek Holdings ("CCH")) and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). They do not include all information and notes required by US GAAP for annual financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the Notes to Consolidated Financial Statements included in the Company’s financial statements, as amended for the year ended January 3, 2021. The balance sheet as of January 3, 2021 has been derived from the audited combined financial statements as of and for the year ended January 3, 2021. In the opinion of management, such financial information reflects all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with the US GAAP. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period or for the full year. The consolidated interim financial statements, including our significant accounting policies, should be read in conjunction with the audited combined financial statements, as amended and notes thereto for the year ended January 3, 2021.

CCH was incorporated in the Cayman Islands on April 30, 2018 as a blank check company. CCH was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company had not then identified. CCH’s sponsor was Collier Creek Partners LLC, a Delaware limited liability company (the "Sponsor").

On August 28, 2020, CCH domesticated into a Delaware corporation and changed its name to "Utz Brands, Inc." (the “Domestication”) and consummated the acquisition of certain limited liability company units of UBH, the parent of Utz Quality Foods, LLC (“UQF”), as a result of a new issuance by UBH and purchases from UBH’s existing equity holders pursuant to a Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”) among CCH, UBH and Series U of UM Partners, LLC (“Series U”) and Series R of UM Partners, LLC (“Series R” and together with Series U, the “Continuing Members”) (the Domestication and the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”), following the approval at the extraordinary general meeting of the shareholders of CCH held on August 27, 2020. The Noncontrolling interest represents the common limited liability company units of UBH held by the Continuing Members.

The financial statements include the accounts of the Predecessor, prior to the Business Combination, which was determined to be consolidated UBH, which includes the accounts of its wholly-owned subsidiary, Utz Quality Foods, LLC (“UQF”). UQF is consolidated with its wholly-owned subsidiaries: UTZTRAN, LLC; Heron Holding Corporation (“Heron”), with its wholly-owned subsidiaries Golden Flake Snack Foods, Inc. (“Golden Flake”), Inventure Foods, Inc. and its subsidiaries (“Inventure Foods”), and Kitchen Cooked Inc. (“Kitchen Cooked”); Kennedy Endeavors, LLC (“Kennedy”); and GH Pop Holdings, LLC, with its wholly-owned subsidiaries Good Health Natural Products, LLC (“Good Health”), Condor Snack Foods, LLC, and Snikiddy, LLC (“Snikiddy”).

All intercompany transactions and balances have been eliminated in consolidation.

Restatement of Previously Issued Condensed Consolidated Financial Statements — The notes included herein should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus.

We restated the Company’s previously issued consolidated financial statements as of and for the fiscal year ended January 3, 2021, as well as the fiscal quarter ended September 27, 2020 to make the necessary accounting corrections related to warrant accounting. We have also restated related amounts within the accompanying footnotes to the condensed consolidated financial statements. Since the Warrants were not part of the Predecessor, and therefore no warrant liability or expense due to the remeasurement of the warrant liability is shown in such periods, we have not restated herein our condensed consolidated financial statements as of and for the fiscal quarter ended March 29, 2020.

Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is either not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Operations — The Company through its wholly owned subsidiary UQF, is a premier producer, marketer and distributor of snack food products since 1921. The Company has steadily expanded its distribution channels to where it now sells products to supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels in most regions of the United States through routes to market that include direct-store-delivery, direct to warehouse, and third-party distributors. The Company manufactures and distributes a full line of high-quality salty snack items, such as potato chips, tortilla chips, pretzels, cheese balls, pork skins, party mixes, and popcorn. The Company also sells dips, crackers, dried meat products and other snack food items packaged by other manufacturers.

Cash and Cash Equivalents — The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The majority of the Company’s cash is held in financial institutions with insurance provided by the Federal Deposit Insurance Corporation (“FDIC”) of $250,000 per depositor. At various times, account balances may exceed federally insured limits.

Accounts Receivables — Accounts receivable are reported at net realizable value. The net realizable value is based on management’s estimate of the amount of receivables that will be collected based on analysis of historical data and trends, as well as review of significant customer accounts. Accounts receivable are considered to be past due when payments are not received within the customer’s credit terms. Accounts are written off when management determines the account is uncollectible. Finance charges are not usually assessed on past-due accounts.

Inventories — Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Inventory write-downs are recorded for shrinkage, damaged, stale and slow-moving items.

Property, Plant and Equipment — Property, plant and equipment are stated at cost net of accumulated depreciation. Major additions and betterments are recorded to the asset accounts, while maintenance and repairs, which do not improve or extend the lives of the assets, are charged to expense accounts as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the disposal period. Depreciation is determined utilizing the straight-line method over the estimated useful lives of the various assets, which generally range from 2 to 20 years for machinery and equipment, 3 to 10 years for transportation equipment and 8 to 40 years for buildings. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell. The Company assesses for impairment on property, plant and equipment upon the occurrence of a triggering event.

Income Taxes — The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of April 4, 2021 and January 3, 2021, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next fiscal year.

Goodwill and Other Identifiable Intangible Assets — The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, certain master distribution rights and certain trademarks. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

Goodwill and other indefinite-lived intangible assets (including certain trade names, certain master distribution rights and company-owned sales routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. The Company has identified the existing snack food operations as its sole reporting unit.

As the Company has early adopted the FASB Accounting Standards Update (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (“Topic 350”): Simplifying the Test for Goodwill Impairment, the Company is required to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value.

ASU No. 2017-04, Topic 350, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that the fair value of goodwill or an indefinite-lived intangible asset exceeds its carrying value then a quantitative impairment test is not required.

For the latest qualitative analysis performed, which took place on the first day of the fourth quarter of 2020, we had taken into consideration all the events and circumstances listed in FASB ASC 350, Intangibles—Goodwill and Other, in addition to other entity-specific factors that had taken place from the period of the business combination, which assessed goodwill, on August 28, 2020. We have determined that there was no significant impact that affected the fair value of the reporting unit through April 4, 2021. Therefore, we have determined that it was not necessary to perform a quantitative goodwill impairment test for the reporting unit.

Fair Value of Financial Instruments — Financial instruments held by the Company include cash and cash equivalents, accounts receivable, hedging instruments, purchase commitments on commodities, accounts payable and debt. The carrying value of all cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term nature. The carrying value of the debt is also estimated to approximate its fair value based upon current market conditions and interest rates. The fair value of the hedging instruments are revalued at each reporting period.

Revenue Recognition — The Company’s revenues primarily consist of the sale of salty snack items to customers, including supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels. The Company sells its products in most regions of the United States primarily through its DSD network, direct to warehouse shipments, and third-party distributors. These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as accounts receivables and require payment on a short-term basis and, therefore, the Company does not have any significant financing components.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as the products’ control is transferred to customers. The Company assesses the goods promised in customer purchase orders and identifies a performance obligation for each promise to transfer a good that is distinct.

The Company offers various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The Company’s promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The Company has reserves in place of $26.0 million as of April 4, 2021 and $17.6 million as of January 3, 2021. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as actual redemptions are incurred.

Business Combinations — The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

The Company uses the acquisition method of accounting for acquired businesses. Under the acquisition method, the Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Use of Estimates — Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Some examples, but not a comprehensive list, include sales and promotional allowances, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, hedge transactions, goodwill and intangible asset valuations and impairments, incentive compensation, income taxes, self-insurance, contingencies, litigation, and inputs used to calculate deferred tax liabilities, tax valuation allowances, tax receivable agreements, and warrant liabilities related to the private placement warrants further described in Note 16 "Warrants". Actual results could vary materially from the estimates that were used.

Recently Issued Accounting Standards — In December 2019, the FASB issued "ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes" ("Topic 740"). This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. For non-public business entities or emerging growth companies, ASU 2019-12 is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private or emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements, but believes that there will be assets and liabilities recognized on the Company’s consolidated balance sheet and an immaterial impact on the Company’s consolidated statements of operations.

In June 2016, ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”) was issued. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivables, based on expected losses rather than incurred losses. For non-public business entities or emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments of this ASU should be applied on a prospective basis. The adoptions of ASU No. 2020-04 did not have a material impact to the Company.

2.   ACQUISITIONS

Utz Brands Holdings, LLC

On June 5, 2020, UBH entered into a definitive Business Combination Agreement with CCH and the Continuing Members. At the closing of the Business Combination (the "Closing") on August 28, 2020 (the "Closing Date"), the Company domesticated into a Delaware corporation and changed its name to "Utz Brands, Inc." At the Closing, the Company (i) acquired certain common and preferred interests of the Continuing Members from third party members (“UPA Seller”), and the Continuing Members then redeemed such common and preferred interests for, and the Company received, an equivalent value of common limited liability company units of UBH, (ii) contributed cash in exchange for additional common limited liability company units of UBH, and (iii) purchased additional common limited liability company units and 100% of the managing interests of UBH from the Continuing Members. As part of the Business Combination, the Continuing Members (a) received certain cash considerations for the common limited liability company units that they sold to the Company, (b) received such number of shares of newly issued non-economic Class V Common Stock in the Company equal to the common limited liability company units that the Continuing Members retained in UBH, and a unit of limited liability company units of UBH and a share of Class V Common Stock are exchangeable for one share of Class A Common

Stock of the Company, (c) were entitled to receive certain restricted common limited liability company units in UBH (the "Retained Restricted Units") that would be vested under certain market conditions, which vested as of the Closing, and (d) entered into a Tax Receivable Agreement (“TRA”) that requires the Company to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax determined based on certain attributes as defined in the TRA. In connection with the Closing, UBH and the Company converted all of the outstanding phantom unit awards issued under the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan ("2018 LTIP") into restricted stock units (“2020 LTIP RSUs”) issued by the Company under the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the "2020 LTIP"). Further discussion of the purchase consideration of the Business Combination is disclosed later in this footnote.

The Company was determined to be the accounting acquirer and UBH was determined to be the accounting acquiree, in accordance with ASC 810, as the Company is considered to be the primary beneficiary of UBH after the Business Combination. In accordance with the ASC 805, Business Combinations, acquisition method of accounting, the purchase price allocation of assets acquired and liabilities assumed of UBH are presented based on their estimated fair values as of the Closing. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

As a result of the Business Combination, the Company’s financial statement presentation distinguishes UBH as the “Predecessor” through the Closing Date. The Company, which includes consolidation of UBH subsequent to the Business Combination, is the “Successor” for periods after the Closing Date. As a result of the application of the acquisition method of accounting in the Successor period, the financial statements for the Successor period are presented on a full step-up basis as a result of the Business Combination, and are therefore not comparable to the financial statements of the Predecessor period that are not presented on the same full step-up basis due to the Business Combination.

The following table summarizes the provisional total business enterprise value, comprised of the fair value of certain purchase consideration paid by the Company to the Continuing Members, the fair value of the noncontrolling interest and the fair value of certain net debt assumed by the Company at Closing:

(in thousands)
Total cash consideration	$199,161
Tax Receivable Agreement obligations to the Continuing Members(1)	28,690
Replaced Awards(2)	11,175
Continuing Members’ Retained Restricted Units in UBH(3)	54,067
Total purchase consideration	293,093
Noncontrolling interest(4)	896,701
Net debt assumed	648,150
Total business enterprise value	$1,837,944
(1)	Under the terms of the TRA, the Company generally will be required to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax based on its ownership in UBH that the Company is deemed to realize in certain circumstances as a result of the increases in tax basis and certain tax attributes resulting from the Business Combination. The fair value of these contingent payments at the Closing was $28.7 million which has been recorded as a non-current accrued expense. Refer to Note 14. "Income Taxes" for additional information on the TRA.
(2)	Represents the fair value of the Phantom Units associated with the pre-combination requisite service period and issued under the 2018 LTIP that were converted into 2020 LTIP RSUs of the Company issued under the 2020 LTIP at the Closing. The difference between the fair value of the Phantom Units and the fair values of the 2020 LTIP RSUs represents the fair value of the compensation expenses for the post-combination requisite service period for the replacement awards. Compensation expenses will be recorded evenly during the post-combination requisite service period through the end of fiscal 2021, which is the cliff vest date of the replacement awards.
(3)	A total of 3,483,022 common limited liability company units that were initially subject to certain restrictions (the "Retained Restricted Units") in UBH were received by the Continuing Members at the Closing. These Retained Restricted Units were vested and converted to common limited liability company units of UBH at the Closing, as the vesting conditions were all met as of the Closing. The fair value of the Retained Restricted Units was calculated based on the stock price of the Company at the August 28, 2020 Closing, less a 5% lack of marketability discount due to a restriction on the exchange of the Continuing Members’ common limited liability company units to Class A Common Stock of the Company for a period not to exceed 12 months from the Closing.

(4)	The noncontrolling interest represents the common limited liability company units of UBH held by the Continuing Members. The fair value of these units was determined based on the Class A Common Stock price of the Company at the August 28, 2020 Closing, less a 5% lack of marketability discount due to a restriction on the exchange of the Continuing Members’ common limited liability company units to Class A Common Stock of the Company for a period not to exceed 12 months from the Closing.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed of UBH at Closing:

(in thousands)
Assets acquired:
Cash and cash equivalents	$13,713
Accounts receivable, net	119,339
Inventory, net	63,862
Prepaid expenses and other assets	6,116
Notes receivable	29,453
Property, plant and equipment, net	269,951
Identifiable intangible assets(1)	871,150
Other assets	7,086
Total assets acquired:	1,380,670
Liabilities assumed:
Accounts payable	49,531
Accrued expenses	78,223
Notes payable	34,547
Deferred tax liability	25,381
Total liabilities assumed:	187,682
Net identifiable assets acquired	1,192,988
Goodwill(2)	$644,956
(1)	The Company has determined that certain of the acquired trade names included in Intangible assets, net will be amortized over a period of 15 years, and the customer relationships asset will be amortized over a period of 25 years on a straight-line basis commensurate with the acquisition date expectations for the economic value (i.e. net cash flow generating capability) that is to be provided by the trade names and customer relationships, respectively.

The provisional fair values allocated to identifiable intangible assets and their estimated useful lives are as follows:

	Fair Value	Useful Life
	(In Thousands)	(In Years)
Indefinite lived trade names	$355,500	Indefinite
Finite lived trade names	56,000	15
Customer relationships	443,500	25
Technology	43	5
Master distribution rights	2,221	15
Company owned routes	13,886	Indefinite
Total	$871,150
(2)	The goodwill of $645.0 million represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the strong market position and the assembled workforce of UBH. A portion of the goodwill recognized is expected to be deductible for income tax purposes. As of April, 4, 2021, the purchase price allocation has not been finalized.

H.K. Anderson

On November 2, 2020, the Company, through its subsidiary UQF, acquired certain assets of the H.K. Anderson business ("HKA Acquisition"), a leading brand of peanut butter-filled pretzels, from subsidiaries of Conagra Brands, Inc. for approximately $8.0 million. The acquisition, which includes certain intangible assets, is intended to broaden the Company’s product offering to include peanut butter filled pretzels. The provisional fair values to which the purchase price was allocated were $1.8 million to trademarks, $2.7 million to customer relationships, and $3.5 million to goodwill. The trademarks and customer relationships are being amortized over a period of 15 years. As of April 4, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

Truco Holdco Inc. Acquisition and OTB Brand Purchase

On November 11, 2020, the Company caused its subsidiaries, UQF and Heron, to enter into a Stock Purchase Agreement among UQF, Heron, Truco Holdco Inc. (“Truco”) and Truco Holdings LLC ("Truco Seller"). On December 14, 2020, pursuant to the Stock Purchase Agreement, the Company caused its subsidiary, Heron, to purchase and acquire from Truco Holdings LLC all of the issued and outstanding shares of common stock of Truco (the “Truco Acquisition”). Upon completion of the Truco Acquisition, Truco became a wholly owned subsidiary of Heron. At the closing of the Truco Acquisition, the Company paid the aggregate cash purchase price of approximately $404.0 million to Truco Holdings LLC, including payments of approximately $3.0 million for cash on hand at Truco at the closing of the Truco Acquisition, less estimated working capital adjustments, subject to customary post-closing adjustments.

In addition, on December 14, 2020, UQF purchased and acquired from OTB Acquisition, LLC certain intellectual property (“OTB IP”) assets (the “IP Purchase”) pursuant to an Asset Purchase Agreement, dated November 11, 2020, among UQF, Truco Holdings LLC and OTB Acquisition LLC. The IP Purchase was determined to be an asset acquisition under the provisions of ASC Subtopic 805-50. The IP Purchase is accounted for separately from the Truco Acquisition, as Truco and the OTB IP were acquired from two different selling parties that were not under common control and the two acquisitions are separate transactions. The OTB IP was initially recognized and measured by the Company based on its purchase price of $79.0 million since it was acquired in an asset purchase and is treated as an indefinite lived intangible asset.

For the Truco Acquisition, the Company was determined to be the accounting acquirer and Truco was determined to be the accounting acquiree, in accordance with ASC 805. In accordance with the ASC 805 acquisition method of accounting, the purchase price allocation of assets acquired and liabilities assumed of Truco are presented based on their estimated fair values as of the closing date of the acquisition. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed by the Company at the date of the acquisition:

(in thousands)
Purchase consideration	$403,963
Tax consideration (1)	4,468
Total consideration	408,431
Assets acquired:
Cash	5,811
Accounts receivable	15,609
Inventory, net	2,629
Prepaid expenses and other assets	5,090
Property, plant and equipment	461
Other assets	1,219
Customer relationships (2)	225,000
Total assets acquired:	255,819
Liabilities assumed:
Accounts payable	5,702
Accrued expenses	4,492
Other liabilities	26
Deferred tax liability	50,855
Total liabilities assumed:	61,075
Net identifiable assets acquired	194,744
Goodwill (3)	$213,687
(1)	The Stock Purchase Agreement provided that Truco Holdings LLC is entitled to receive any tax refunds received by the Company after the closing date for any pre-closing date tax period of Truco. The Company estimated an income tax refund receivable in the amount of $4.5 million related to the pre-acquisition tax periods, which was reflected on the Company’s consolidated balance sheet as of January 3, 2021. The Company recorded a corresponding payable of $4.5 million to Truco Holdings LLC.
(2)	The identifiable intangible assets represent the existing customer relationships of Truco that were valued using a discounted cash flow model using projected sales growth, attrition and a useful life of 15 years. Truco’s provisional customer relationship fair value is $225.0 million. The Company has determined that all the acquired customer relationships will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economics that are to be provided by the customer relationships.
(3)	The goodwill of $213.7 million represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the strong market position and the assembled workforce of Truco. As of January 3, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

The Company incurred $5.6 million of transaction costs directly related to the acquisition. These transaction costs are recorded within administrative expenses within the consolidated statements of operations and comprehensive income (loss). Truco contributed revenues of $44.3 million and net income of $4.7 million in the consolidated statement of operations and comprehensive income (loss) for the for the first fiscal quarter of 2021.

Vitner’s

On January 11, 2021, the Company announced that its subsidiary, UQF entered into a definitive agreement with Snak-King Corp. to acquire certain assets of the C.J. Vitner business ("Vitner’s acquisition" or "acquisition of Vitner’s"), a leading brand of salty snacks in the Chicago, IL area. The Company closed this transaction on February 8, 2021 and the purchase price of approximately $25 million was funded from current cash-on-hand. The provisional fair values to which the purchase price was allocated were $2.9 million to trademarks, $0.8 million to customer relationships, $1.7 million to DSD routes, and $17.8 million to goodwill. The trademarks and customer relationships are being amortized over a period of 15 years. As of April 4, 2021, the purchase price allocation has not been finalized. We expect to finalize the valuation report and complete the purchase price allocation no later than one-year from the acquisition date.

3.   INVENTORIES

Inventories consisted of the following:

		As of
	As of	January 3,
(in thousands)	April 4, 2021	2021
Finished goods	$33,981	$28,935
Raw materials	27,544	25,129
Maintenance parts	6,059	5,746
Total inventories	$67,584	$59,810

4.   PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

		As of
	As of	January 3,
(in thousands)	April 4, 2021	2021
Land	$22,674	$22,750
Buildings	83,996	83,780
Machinery and equipment	165,670	157,513
Land improvements	2,226	2,228
Building improvements	1,057	1,047
Construction-in-progress	9,685	15,518
	285,308	282,836
Less: accumulated depreciation	(22,309)	(12,420)
Property, plant and equipment, net	$262,999	$270,416

Depreciation expense was $9.9 million and $7.0 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Depreciation expense is classified in cost of goods sold, selling expenses, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).

5.   GOODWILL AND INTANGIBLE ASSETS, NET

A rollforward of goodwill is as follows:

Successor

(in thousands)
Balance as of Balance as of January 3, 2021	$862,183
Acquisition of Vitner's	17,880
Balance as of April 4, 2021	$880,063

For the first fiscal quarter of 2021, the change to goodwill was attributable to the acquisition of Vitner’s.

Intangible assets, net, consisted of the following:

		As of
	As of	January 3,
(in thousands)	April 4, 2021	2021
Subject to amortization:
Distributor/customer relationships	$671,940	$671,150
Technology	43	43
Trade names	60,750	57,810
Master distribution rights	2,221	2,221
Amortizable assets, gross	734,954	731,224
Accumulated amortization	(17,739)	(8,268)
Amortizable assets, net	717,215	722,956
Not subject to amortization:
Trade names	434,513	434,513
Company owned routes	15,540	14,240
Intangible assets, net	$1,167,268	$1,171,709

Amortizable trademark intangible assets increased by $2.9 million and distributor/customer relationships increased by $0.8 million during the first quarter of fiscal 2021 due to the acquisition of Vitner’s. Company owned routes increased by $1.7 million related to routes acquired in the acquisition of Vitner’s and $1.2 million related to the purchase of certain distribution rights in the Central Florida region from an existing third party distributor. There were no other changes to intangible assets during the thirteen weeks ended April 4, 2021 other than those which arise from the normal course of business of buying and selling of Company owned routes and amortization.

Amortization of the distributor/customer relationships, technology, and trade names amounted to $9.5 million and $1.9 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Amortization expense is classified in administrative expenses on the consolidated statements of operations and comprehensive income (loss).

6.   NOTES RECEIVABLE

The Company has undertaken a program in recent years to sell company-managed DSD distribution routes to IOs. Contracts are executed between the Company and the IO for the sale of the product distribution route, including a note in favor of the Company, in certain cases. The notes bear interest at rates ranging from 0.00% to 8.55% with terms ranging generally from one to ten years. The notes receivable balances due from IOs at April 4, 2021 and January 3, 2021 totaled $27.9 million and $27.1 million, respectively, and are collateralized by the routes for which the loans are made. Of the balance at April 4, 2021 and January 3, 2021, $23.6 million and $23.1 million, respectively relates to corresponding notes payable, as discussed in further detail within Note 8. “Long-Term Debt”.

Other notes receivable totaled $0.4 million and $0.6 million as of April 4, 2021 and January 3, 2021, respectively.

7.   ACCRUED EXPENSES AND OTHER

Accrued expenses and other consisted of the following:

	As of April 4,	As of January 3,
(in thousands)	2021	2021
Accrued compensation and benefits	$17,789	$36,968
Accrued freight and manufacturing related costs	7,013	6,972
Insurance liabilities	7,256	8,100
Short term interest rate hedge liability	3,009	3,048
Accrued interest	576	1,220
Accrued sales tax	1,300	1,300
Truco acquisition tax consideration	4,468	4,468
Accrued distributions	—	4,261
Other accrued expenses	8,174	14,451
Total accrued expenses and other	$49,585	$80,788

As of April 4, 2021, the long term accrued expenses and other primarily consists of $28.7 million related to the TRA, described in Note 2. "Acquisitions", $7.1 million related to supplemental retirement and salary continuation plans, $1.3 million related the long term portion of an interest rate hedge liability and $0.4 million of other long term accrued. As of January 3, 2021, the long term accrued expenses and other primarily consists of $28.7 million related to the TRA, described in Note 2. "Acquisitions", $6.9 million related to supplemental retirement and salary continuation plans, $2.1 million related the long term portion of an interest rate hedge liability and $0.1 million of other long term accrued expenses.

8.   LONG-TERM DEBT

Revolving Credit Facility

On November 21, 2017, UBH entered into an asset based revolving credit facility (the “ABL facility”) in an initial aggregate principal amount of $100.0 million. The ABL facility was set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, the ABL facility was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. On December 18, 2020 the ABL facility was amended to increase the credit limit up to $161.0 million and as of April 4, 2021, the outstanding balance of the ABL facility was $15.0 million. No amounts were outstanding under this facility as of January 3, 2021. Availability under the ABL facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of April 4, 2021 and January 3, 2021, $93.4 million and $106.4 million, respectively, was available for borrowing, net of letters of credit. The facility bears interest at an annual rate based on LIBOR plus an applicable margin of 1.50% (ranging from 1.50% to 2.00% based on availability) or the prime rate plus an applicable margin of 0.50% (ranging from 0.50% to 1.00%). Had the Company elected to use the Prime rate, the interest rate on the facility as of April 4, 2021 and March 29, 2020, would have been 3.75% and 3.75%, respectively. The Company elected to use the LIBOR rate, the interest rate on the ABL facility as of April 4, 2021 was 1.61%. The Company elected to use the LIBOR rate as of March 29, 2020 and the interest rate was 2.36%. The ABL facility is also subject to unused line fees (0.5% at April 4, 2021) and other fees and expenses.

Standby letters of credit in the amount of $14.1 million have been issued as of April 4, 2021 and January 3, 2021. The standby letters of credit are primarily issued for insurance purposes.

Term Loans

On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure Foods and the repurchase of the predecessor membership units held by a minority investor.

The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. On August 28, 2020, as part of the Business Combination (as described in Note 1. "Operations and Summary of Significant Accounting Policies" and Note 2.

"Acquisitions") an advance payment of principal was made on the First Lien Term Loan of $111.6 million. The First Lien Term Loan bears interest at an annual rate based on either LIBOR plus an applicable margin of 3.50%, or prime rate plus an applicable margin of 2.50%. The interest rate on the First Lien Term Loan as of March 29, 2020 was 5.10%. In connection with Amendment No. 2 to the Credit Agreement, dated November  21, 2017 with Bank of America, N.A., as further described within this note, the outstanding balance of $410 million was repaid in full the interest rate on this instrument was 3.64% at the time of payoff.

The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the consolidated balance sheets for the predecessor periods. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017 and deferred financing fees were derecognized as a result of the Business Combination as described in the Note 1. "Operations and Summary of Significant Accounting Policies" and Note 2. "Acquisitions".

Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on 3 month LIBOR plus an applicable margin of 5.25%.

On December 14, 2020, the Company entered into a Bridge Credit Agreement with a syndicate of banks, led by Bank of America, N.A. (the “Bridge Credit Agreement”). The proceeds of the Bridge Credit Agreement were used to fund the Company’s acquisition of Truco and the IP Purchase from OTB Acquisition, LLC, in which the Company withdrew $490.0 million to finance the Truco Acquisition and IP Purchase. The Bridge Credit Agreement bears interest at an annual rate based on 4.25% Base plus 1 month LIBOR with scheduled incremental increases to the base rate, as defined in the Bridge Credit Agreement. The loan converts into an Extended Term Loan if the Loan remains open 365 days after the closing date. As of January 3, 2021, the outstanding balance of the Bridge Credit Agreement was $370.0 million, with $120.0 million being repaid from the redemption of the Company’s warrants. Commitment fees and deferred financing costs on the Bridge Credit Agreement totaled $7.2 million, of which $2.6 million remained on the books as of January 3, 2021. In connection with Amendment No. 2 to the Credit Agreement, and a $12.0 million repayment in the first quarter of 2021, the outstanding balance of $370.0 million was repaid in full.

On January  20, 2021, the Company entered into Amendment No. 2 to the Credit Agreement ("Amendment No. 2") which provided additional operating flexibility and revisions to certain restrictive covenants. Pursuant to the terms of Amendment No. 2, the Company raised $720 million in aggregate principal of Term Loan B ("Term Loan B") which bears interest at LIBOR plus 3.00%, and extended the maturity of the Credit Agreement to January 20, 2028. The proceeds were used, together with cash on hand and proceeds from our exercised warrants, to redeem the outstanding principal amount of existing Term Loan B and Bridge Credit Agreement of $410 million and $358 million, respectively. The refinancing was accounted for as an extinguishment. The Company incurred debt issuance costs and original issuance discounts of $8.4 million. The interest rate on this instrument was 3.11% as of April 4, 2021.

The First Lien Term Loan, the Secured First Lien Note Term Loan B, and the ABL facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenant as of April 4, 2021.

Other Notes Payable and Capital Leases

During the first fiscal quarter of 2020, the Company closed on the acquisition of Kitchen Cooked and the acquisition included a deferred purchase price of $2.0 million, of which $1.0 million is still outstanding as of April 4, 2021 and January 3, 2021. Additionally, during the first fiscal quarter of 2020, the Company purchased intellectual property that include a deferred purchase price of $0.5 million, of which $0.4 million and $0.5 million is outstanding as of April 4, 2021 and January 3, 2021, respectively.

Amounts outstanding under notes payable consisted of the following:

		As of
	As of	January 3,
(in thousands)	April 4, 2021	2021
Note payable – IO notes	$23,567	$23,106
Capital lease	8,448	8,967
Other	1,545	1,509
Total notes payable	33,560	33,582
Less: current portion	(8,142)	(9,018)
Long term portion of notes payable	$25,418	$24,564

During fiscal 2019, the Company sold $33.2 million of notes receivable from IOs on its books for $34.1 million in a series of transactions to a financial institution. During the first quarter of fiscal 2021, the Company sold an additional $2.3 million of notes receivable from IOs on its books for $2.5 million to a financial institution. Due to the structure of the transactions, the sale did not qualify for sale accounting treatment and the Company has recorded the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding notes receivable also remained on the Company’s books. The Company services the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. The Company partially guarantees the outstanding loans, as discussed in further detail within Note 11. "Contingencies”. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Interest expense for the thirteen weeks ended April 4, 2021 (Successor) was $10.9 million, $7.6 million of which was related to the Company’s credit facility and other long-term debt, of which $2.9 million was related to amortization of deferred financing fees, and $0.4 million of which was related to IO loans. Interest expense for the thirteen weeks ended March 29, 2020 (Predecessor) was $9.6 million, $8.3 million of which was related to the Company’s credit facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other (expense) income.

9.   DERIVATIVE FINANCIAL INSTRUMENTS AND PURCHASE COMMITMENTS

Derivative Financial Instruments

To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At April 4, 2021, the effective fixed interest rate on the long-term debt hedged by this contract was 3.47%. For further treatment of the Company’s interest rate swap, refer to Note 10. "Fair Value Measurements” and Note 12. "Accumulated Other Comprehensive Income (Loss).”

Warrant Liabilities

The Company has outstanding warrants which are accounted for as derivative liabilities pursuant to ASC 815-40. See Note 16. "Warrants” for additional information on our warrant liabilities. A reconciliation of the changes in the warrant liability during the thirteen weeks ended April 4, 2021 (Successor) is as follows:

(in thousands)
Fair value of warrant liabilities as of January 3, 2021	$137,612
Loss on remeasurement of warrant liability	21,501
Reclassification of warrant liability to equity for exercised or cancelled warrants	(54,713)
Fair value of warrant liabilities as of April 4, 2021	$104,400

Purchase Commitments

Additionally, the Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $81.2 million as of April 4, 2021.

The Company has recorded purchase commitment losses totaling $0.0 million and $0.3 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively.

10.   FAIR VALUE MEASUREMENTS

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;

Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The fair values of the Company’s Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and interest rate swap contracts.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of April 4, 2021:

(in thousands)	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$4,020	$—	$—	$4,020
Total assets	$4,020	$—	$—	$4,020
Liabilities
Commodity contracts	$—	$220	$—	$220
Interest rate swaps	—	4,351	—	4,351
Private placement warrants	—	104,400	—	104,400
Debt	—	725,943	—	725,943
Total liabilities	$—	$834,914	$—	$834,914

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of January 3, 2021 (as restated):

(in thousands)	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$46,831	$—	$—	$46,831
Total assets	$46,831	$—	$—	$46,831
Liabilities
Commodity contracts	$—	$248	$—	$248
Interest rate swaps	—	5,163	—	5,163
Public warrants	52,580	—	—	52,580
Private placement warrants	—	85,032	—	85,032
Debt	—	778,469	—	778,469
Total liabilities	$52,580	$868,912	$—	$921,492

11.   CONTINGENCIES

Litigation Matters

The Company is involved in litigation and other matters incidental to the conduct of its business, the results of which, in the opinion of management, are not likely to be material to the Company’s financial condition, results of operations or cash flows.

Tax Matters

The Company received an assessment from the Commonwealth of Pennsylvania pursuant to a sales and use tax audit for the period from January 1, 2014 through December 31, 2016. As of April 4, 2021 and January 3, 2021, the Company had a reserve of $1.3 million, to cover the assessment.

Guarantees

The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $3.3 million and $4.1 million at April 4, 2021 and January 3, 2021, respectively, all of which was recorded by the Company as an off balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $8.4 million and $7.1 million at April 4, 2021 and January 3, 2021, respectively, which are off balance sheet. As discussed in Note 8. "Long-Term Debt”, the Company also sold notes receivable on its books to Bank of America during fiscal 2019 and fiscal 2021, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at April 4, 2021 and January 3, 2021 was $17.4 million and $16.5 million, respectively. Due to the structure of the transactions, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its Consolidated Balance Sheets; the corresponding note receivable also remained on the Company’s Consolidated Balance Sheets. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company guarantees loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 so that the Company guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $6.2 million and $6.6 million at April 4, 2021 and January 3, 2021, respectively, all of which was the Company’s consolidated balance sheets. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

12.   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Total accumulated other comprehensive income (loss) was $1.7 million as of April 4, 2021 and $0.9 million as of January 3, 2021. Total accumulated other comprehensive income (loss) consists solely of unrealized gains (losses) from the Company’s derivative financial instruments accounted for as cash flow hedges.

During the periods ended April 4, 2021 and March 29, 2020, changes to the balance in accumulated other comprehensive income (loss) were as follows:

Successor
Gain on
Cash Flow
(in thousands)	Hedges
Balance as of January 3, 2021	$924
Unrealized gain on cash flow hedges	822
Balance as of April 4, 2021	$1,746

Predecessor
Loss on
Cash Flow
(in thousands)	Hedges
Balance as of December 29, 2019	$1,408
Unrealized loss on cash flow hedges	(7,208)
Balance as of March 29, 2020	$(5,800)

13.   SUPPLEMENTARY CASH FLOW INFORMATION

Cash paid for interest was $9.8 million and $9.5 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Refunds related to income related taxes were $0.2 million and $0.2 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Payments made for income-related taxes were $0.0 million and $0.0 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively. Dividends paid during the thirteen weeks ended April 4, 2021 (Successor) were $4.3 million and were included within the "accrued expense and other" of the Consolidated Balance Sheet as of January 3, 2021. There were no accrued dividend as of April 4, 2021.

14.   INCOME TAXES

The Company is subject to federal and state income taxes with respect to our allocable share of any taxable income or loss of UBH, as well as any standalone income or loss the Company generates. UBH is treated as a partnership for federal income tax purposes, and for most applicable state and local income tax purposes, and generally does not pay income taxes in most jurisdictions. Instead, UBH taxable income or loss is passed through to its members, including the Company. Despite its partnership treatment, UBH is liable for income taxes in those states not recognizing its pass-through status and for certain of its subsidiaries not taxed as pass-through entities. The Company has acquired various domestic entities taxed as corporations, which are now wholly-owned by us or our subsidiaries. Where required or allowed, these subsidiaries also file and pay tax as a consolidated group for federal and state income tax purposes. The Company anticipates this structure to remain in existence for the foreseeable future.

The Company recorded income tax expense of $1.0 million and $1.5 million for the thirteen-week periods ended April 4, 2021 and March 29, 2020, respectively. The effective tax rates for the thirteen-week periods ended April 4, 2021 and March 29, 2020 were (4.5)% and 46.3%, respectively. The Company’s effective tax rates differ from the federal statutory rate of 21% primarily due to the impact of UBH, which is a partnership, is not taxed at the Company level, and is required to allocate some of its taxable results to the Continuing Members, as well as state taxes and the fair value impact of warrant liabilities. The Company’s effective tax rate for the thirteen-week period ended April 4, 2021 is 6.5% before consideration of any discrete items. During the thirteen-week period ended April 4, 2021, the effective tax rate was impacted by statutory state tax rate changes during the quarter which resulted in a discrete tax expense of $1.1 million.

The Company regularly evaluates valuation allowances established for deferred tax assets ("DTA's") for which future realization is uncertain. The Company assessed the available positive and negative evidence to estimate whether future taxable income would be generated to permit use of the existing DTA's. As of April 4, 2021, a significant piece of objective negative evidence evaluated was the twelve-quarter cumulative loss before taxes. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. The Company determined that there is uncertainty regarding the utilization of certain DTA's such as the investment in Utz Brands Holdings, LLC and state net operating losses where the Company does not expect to continue to have nexus. Therefore, a full valuation allowance has been recorded against the DTA's for which it is more-likely-than-not they will not be realized. The amount of DTA considered realizable; however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as projections for growth.

As of April 4, 2021, tax years 2017 through 2021 remain open and subject to examination by the Internal Revenue Service and the majority of the states where the Company has nexus, and tax years 2016 through 2021 remain open and subject to examination in selected states that have a longer statute of limitations.

Upon audit, tax authorities may challenge all or part of a tax position. A tax position successfully challenged by a taxing authority could result in an adjustment to our provision for income taxes in the period in which a final determination is made. The Company did not maintain any unrecognized tax benefits as of April 4, 2021 and January 3, 2021, respectively.

Tax receivable agreement liability

Pursuant to an election under section 754 of the Internal Revenue Code, the Company obtained an increase in its share of the tax basis in the net assets of UBH when it was deemed to purchase UBH units from the UPA Seller and purchased UBH units from the Continuing Members per the Business Combination. The Continuing Members have the option to exchange UBH units for UBI common stock post-Business Combination. The Company intends to treat any such exchanges as direct purchases for U.S. federal income tax purposes, which is expected to further increase its share of the tax basis in the net assets of UBH. The increases in tax basis may reduce the amounts the Company would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

Pursuant to the Business Combination Agreement, the Company entered into the TRA, which provides for the payment by the Company of 85% of the amount of any tax benefits realized as a result of (i) increases in the share of the tax basis in the net assets of UBH resulting from the Business Combination and any future exchanges by the Continuing Members of UBH units for UBI common stock; (ii) tax basis increases attributable to payments made under the TRA; and (iii) tax amortization deductions attributable to the acquisition of Kennedy and the election to treat the transaction as an asset deal for tax purposes (the "TRA Payments"). The rights of each party under the TRA other than the Company are assignable, subject to certain restrictions. The timing and amount of aggregate payments due under the TRA may vary based on a number of factors, including the timing and amount of taxable income generated by the Company each year, as well as the tax rate then applicable, among other factors.

As of April 4, 2021 and January 3, 2021, the Company had a liability of $28.7 million related to its projected obligations under the TRA, which is reflected as a non-current accrued expense in the consolidated balance sheet.

15.   LEASES

The Company leases certain vehicles, equipment and distribution centers under operating leases expiring in various years through 2031. Lease terms range from one month to twelve years.

Capital leases, net, are included in Property, Plant and Equipment as follows:

	As of April 4,	As of January 3,
(in thousands)	2021	2021
Leases	$9,423	$9,335
Less: accumulated depreciation	1,113	526
Leases, net	$8,310	$8,809

Charges resulting from the depreciation of assets held under capital leases are recognized within depreciation expense in the consolidated statements of operations and comprehensive income (loss). Rental expense for leases to third parties totaled was $2.6 million and $2.9 million for the thirteen weeks ended April 4, 2021 (Successor), and the thirteen weeks ended March 29, 2020 (Predecessor), respectively.

Future minimum payments, to third parties, by year and in the aggregate, consisted of the following at April 4, 2021:

(in thousands)
2021 Remaining	$11,848
2022	10,750
2023	8,292
2024	5,761
2025	4,285
Thereafter	5,005
Total	$45,941

16.   WARRANTS

Prior to the Business Combination, CCH issued 15,833,332 warrants that were initially sold by CCH in its initial public offering of securities (the “Public Warrants”), including 1,166,666 warrants issued pursuant to those certain Forward Purchase Agreements entered into by CCH, the Sponsor, and the independent directors of CCH (the “Forward Purchase Agreements”) that were issued at the Closing of the Business Combination as part of the Forward Purchase Agreement discussed below (the “Forward Purchase Warrants”), and 7,200,000 warrants initially sold to the Sponsor simultaneously with the closing of its initial public offering (the “Private Placement Warrants," collectively, with the Public Warrants and Forward Purchase Warrants, the "Warrants"). As a result of the Business Combination, the Company assumed the CCH warrants and such warrants are now exercisable for shares of UBI Class A Common Stock instead of Class A ordinary shares of CCH. All other features of the warrants remain unchanged. On December 14, 2020, the Company provided notice to the holders of the Public Warrants and Forward Purchase Warrants that their warrants would be redeemed in accordance with the original terms on January 14, 2021. As of April 4, 2021, all Public Warrants of 7,466,666 and Forward Purchase Warrants of 1,166,666 have been exercised. Prior to January 3, 2021, 10,825,664 Public Warrants and Forward Purchase Warrants were exercised. As of April 4, 2021, there were 7,200,000 Private Placement Warrants outstanding. As of January 3, 2021, there were 4,575,645 Public Warrants, 432,000 Forward Purchase Warrants, and 7,200,000 Private Placement Warrants outstanding.

The Private Placement Warrants and the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants were not transferable, assignable or salable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis, at the holder’s option, and are non-redeemable by the Company so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

We account for the Warrants as derivative liabilities in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), due to certain settlement provisions in the corresponding warrant agreement that do not meet the criteria to be classified in stockholders’ equity. Pursuant to ASC 815-40, the Warrants are now classified as a liability at fair value on the Company’s consolidated balance sheet, and the change in the fair value of such liability in each period is recognized as a non-cash gain or loss in the Company’s consolidated statements of operations and comprehensive income (loss). The Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Warrants recognized.

The remeasurement of the warrant liability resulted in a loss of $21.5 million for the thirteen weeks ended April 4, 2021 (Successor). The Predecessor did not have warrants and as such no remeasurement of warrant liability is recorded in the thirteen week period ended March 29, 2020 (Predecessor).

17.   BUSINESS RISK

The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact.

18.   EQUITY

Class A Common Stock

The Company is authorized to issue 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 76,481,833 and 71,094,714 shares of UBI were issued and outstanding on April 4, 2021 and January 3, 2021, respectively. Upon the Closing of the Business Combination, all shares of CCH Class A ordinary shares, including 3,500,000 Forward Purchase Class A Ordinary Shares of CCH that were issued at the Closing of the Business Combination as part of the Forward Purchase Agreement discussed below, and Class B ordinary shares, less shareholder redemptions, were converted on a one-for-one basis into shares of Class A Common Stock, including 2,000,000 shares of Class B Common Stock initially issued to the Sponsor, which immediately vested upon the Closing of the Business Combination and converted into shares of Class A Common Stock of the Company.

Class V Common Stock

The Company is also authorized to issue 61,249,000 shares of Class V Common Stock, par value of $0.0001 all of which were issued to the Continuing Members in connection with the Closing of the Business Combination, as described in Note 2, “Acquisitions”. Each of the Continuing Members’ common limited liability company units of UBH along with a share of Class V Common Stock may be exchanged for one share of Class A Common Stock of the Company upon certain restrictions being satisfied, as described in Note 2. “Acquisitions”. As of April 4, 2021 and January 3, 2021, there were 60,349,000 shares of Class V Common Stock outstanding.

Forward Purchases

In connection with the Closing of the Business Combination and pursuant to a Forward Purchase Agreement entered into between CCH, CCH’s Sponsor, and CCH’s independent directors, CCH consummated the sale and issuance of 3,500,000 shares issued pursuant to the Forward Purchase Agreements and Forward Purchase Warrants to acquire up to 1,166,666 Class A ordinary shares of CCH at $11.50 per share, for aggregate proceeds of $35,000,000 that were used to fund the Business Combination.

19.   EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding during the Successor period. Diluted earnings per share is based on the weighted average number shares of Class A Common Stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive share-based awards outstanding during the Successor period.

Given the historical partnership equity structure of UBH, the Company determined that the calculation of earnings per membership unit results in values that are not a valuable metric to users of these consolidated financial statements. Therefore, EPS information is omitted for the Predecessor periods.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

Successor
Thirteen weeks ended
(in thousands, except share data)	April 4, 2021
Basic and diluted earnings per share:
Numerator:
Net loss attributable to common stockholders	$(22,529)
Denominator:
Weighted average Class A Common Stock shares, basic	75,927,005
Basic and diluted earnings per share	$(0.30)
Anti-dilutive securities excluded from diluted earnings per share calculation:
Warrants	4,092,590
2020 LTIP RSUs	1,307,549
Initial Grant RSUs	57,742
PSUs	142,541
Stock options	93,211
Total	5,693,633
Class V Common Stock not subject to earnings per share calculation	60,349,000
Net loss attributable to noncontrolling interest	$(820)

The diluted earnings per share computation excludes the effect of certain RSUs granted to Directors and Management which convert to Class A Common Stock upon vesting 50% at December 31, 2022 and 50% at December 31, 2023, as their inclusion would have been anti-dilutive.

Shares of the Company’s Class V Common Stock do not participate in earnings or losses of the Company and, therefore, are not participating securities. Additionally, none of the share based compensation awards participated in earnings or losses of the Company the thirteen weeks ended April 4, 2021 (Successor). As such, basic and diluted earnings per share calculations under the two-class method were not required. At April 4 2021, the Continuing Members held 60,349,000 shares of Class V Common Stock issued and outstanding and also held an equal number of common limited liability company units of UBH, which comprise the noncontrolling interest. The net loss attributable to the noncontrolling interest was $0.8 million for the thirteen weeks ended April 4, 2021 (Successor).

20.   SUBSEQUENT EVENTS

On April 8, 2021, our Board of Directors declared a cash dividend of $0.05 per share on our Class A Common Stock, to the stockholders of record on April 19, 2021. Payment of the dividend was executed on May 10, 2021.

On May 11, 2021, the Company announced that it entered into a definitive agreement with Great Lakes Festida Holdings, Inc., to acquire all of the assets including real estate related to the operation of Festida Foods, a manufacturer of tortilla chips, corn chips, and pellet snacks, and the largest manufacturer of tortilla chips for the Company’s ON THE BORDER® brand. The Company expects to close on the deal in the second quarter of 2021, with the purchase price of approximately $41 million that will be funded from the revolving credit facility.

Independent Auditor’s Report

Board of Directors

Truco Holdco Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Truco Holdco Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2019, the related consolidated statements of income, stockholder’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Truco Holdco Inc. and its subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Dallas, Texas

February 23, 2021

Truco Holdco Inc.

Consolidated Balance Sheet

December 31, 2019

December 31, 2019
Assets
Current assets:
Cash	$573,893
Accounts receivable, net	14,018,925
Inventories, net	2,897,350
Prepaid expenses and other current assets	540,067
Total current assets	18,030,235
Leasehold improvements and equipment, net	672,448
Goodwill	38,342,678
Intangible assets, net	48,868,334
Other receivables	445,117
Other assets, net	226,845
Total assets	$106,585,657
Liabilities and Stockholder’s Equity
Current liabilities:
Current maturities of long-term debt	$5,602,500
Accounts payable – trade	4,816,734
Accrued expenses and other liabilities	5,383,758
Income taxes payable	97,018
Total current liabilities	15,900,010
Long-term debt, less current maturities and unamortized debt issuance costs of $770,492 in 2019	76,646,072
Deferred income taxes	9,264,562
Total liabilities	101,810,644
Commitments and contingencies (Note 16)
Stockholder’s Equity
Common stock, 30,000,000 shares authorized; 25,917,198 shares issued and outstanding as of December 31, 2019	25,917
Additional paid-in capital	3,738,455
Retained earnings	1,010,641
Total stockholder’s equity	4,775,013
Total liabilities and stockholder’s equity	$106,585,657

See notes to consolidated financial statements.

Truco Holdco Inc.

Consolidated Statement of Income

Year Ended December 31, 2019

2019
Net sales	$148,223,441
Cost of sales	90,781,865
Gross profit	57,441,576
Operating expenses:
Direct selling expenses	20,858,073
General and administrative expenses	15,174,317
Depreciation and amortization	8,392,566
44,424,956
Operating income	13,016,620
Other expense:
Other expense, net	74,289
Interest expense	7,590,561
7,664,850
Income before taxes	5,351,770
Income tax expense	1,415,734
Net income	$3,936,036

See notes to consolidated financial statements.

Truco Holdco Inc.

Consolidated Statement of Stockholder’s Equity

Year Ended December 31, 2019

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit)	Equity
Balance, December 31, 2018	25,917,198	$25,917	$3,376,675	$(2,925,395)	$477,197
Share-based compensation	—	—	519,494	—	519,494
Exercise and repurchase of options	—	—	(157,714)	—	(157,714)
Net income	—	—	—	3,936,036	3,936,036
Balance, December 31, 2019	25,917,198	$25,917	$3,738,455	$1,010,641	$4,775,013

See notes to consolidated financial statements.

Truco Holdco Inc.

Consolidated Statement of Cash Flows

Year Ended December 31, 2019

2019
Cash flows from operating activities:
Net income	$3,936,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,392,566
Write-off and amortization of debt issuance costs	511,477
Allowance for doubtful accounts	29,907
Allowance for excess and obsolete inventory	330,659
Share-based compensation	519,494
Deferred taxes	(2,185,291)
Changes in assets and liabilities:
Accounts receivable	1,526,957
Inventories	(801,822)
Prepaid expenses and other current assets	156,274
Other receivables	192,106
Other assets	(106,948)
Accounts payable – trade	(1,639,516)
Accrued expenses and other liabilities	851,212
Income tax payable	(377,197)
Net cash provided by operating activities	11,335,914
Cash flows from investing activities:
Payments received from supplier for note receivable	330,000
Purchases of leasehold improvements and equipment	(114,566)
Net cash provided by investing activities	215,434
Cash flows from financing activities:
Principal payments on long-term debt	(12,852,500)
Debt issuance costs	(101,871)
Repurchase of shares of common stock	(157,714)
Net cash used in financing activities	(13,112,085)
Net (decrease) in cash	(1,560,737)
Cash:
Beginning of year	2,134,630
End of year	$573,893
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,079,084
Income taxes	$3,988,183

See notes to consolidated financial statements.

Truco Holdco Inc.

Notes to Consolidated Financial Statements

Note 1.   Nature of Business and Summary of Significant Accounting Policies

Nature of business:   Truco Holdco Inc. is a Delaware corporation and is primarily engaged in the development and wholesale marketing of food products throughout the United States of America and Canada. The Company is a developer and marketer of tortilla chips, salsa, queso, and dips under the “On The Border” brand with products sold through grocery retailers, club stores, mass merchandisers, and convenience channels. The Company is the exclusive licensee of the “On The Border” brand for food products sold through retail and produces its products primarily through co-manufacturing relationships located through the United States.

A summary of the significant accounting policies follows:

Principles of consolidation:   The consolidated financial statements reflect the accounts of Truco Holdco Inc. and its wholly owned subsidiaries, Meridian Distribution Company, Meridian Brands, Inc., Truco Enterprises, LP, and Truco GP, Inc. (collectively, the “Company”). The Company is a wholly owned subsidiary of Truco Holdings LLC (“Holdings”). The consolidated financial statements reflect the accounts of the Company as of and for the year ended December 31, 2019. All significant intercompany transactions and balances have been eliminated. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of estimates:   The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

Cash:   The Company maintains cash with a financial institution insured by the FDIC. At times the balances on deposit exceed federally insured limits; however, the Company has not experienced any losses due to such concentration.

Accounts receivable:   Accounts receivable are carried at original invoice amount, less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis and an estimate made for promotional allowances. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written-off when deemed uncollectible. Recoveries of trade receivables previously written-off are recorded when received. The allowance for doubtful accounts was $17,120 at December 31, 2019. Management calculates an accrual for promotional programs by identifying the promotions given to customers based on the actual sales transactions that occurred and promotional allowances that were not settled with customers as of the end of the fiscal year. The accrual for promotional programs was $1,062,272 at December 31, 2019, which is netted against accounts receivable.

Inventories:   The Company accounts for inventories, consisting of food for resale and the related packaging, at the lower of cost or net realizable value. The Company determines cost using the average cost method. Provisions for excess or obsolete inventory have been established to ensure that inventory is carried at amounts less than or equal to net realizable value.

Leasehold improvements and equipment:   Leasehold improvements and equipment are stated at cost. Depreciation is provided for using the straight-line methods over the following estimated lives:

Computer equipment	3 – 5 years
Computer software	3 years
Furniture and fixtures	5 – 7 years
Machinery and equipment	5 – 7 years

Leasehold improvements are amortized over the term of the lease or the life of the asset, whichever is shorter.

Goodwill and Intangible assets:   The Company has recognized goodwill and certain intangible assets due to a historical acquisition. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections,

Truco Holdco Inc.

Notes to Consolidated Financial Statements

anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Goodwill is not amortized but is tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. Accounting Standards Codification (ASC) 350, Goodwill and Other Intangible Assets, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill is not impaired, a quantitative impairment test is not required.

The Company amortizes intangible assets with lives restricted by contractual, legal, or other means over their useful lives using the straight-line method. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

During the fiscal year 2019, management tested impairment and concluded that it is more likely than not that goodwill and intangible assets were not impaired as of December 31, 2019.

Long-lived assets:   The Company reviews its long-lived assets, including definite lived intangible assets and leasehold improvements and equipment, for potential impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The impairment evaluation is performed by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. No such impairment occurred for the year ended December 31, 2019.

Fair Value of Financial Instruments:   Financial instruments held by the Company include cash, accounts receivable, accounts payable, and debt. The carrying value of all cash, accounts receivable, and accounts payable approximate their fair value due to their short-term nature. The carrying value of the debt is also estimated to approximate its fair value based upon current market conditions and interest rates.

Debt issuance costs:   The Company accounts for debt issuance costs as a direct deduction from the carrying amount of the associated debt liability, consistent with debt discounts. Debt issuance costs are being amortized using the straight-line method over the term of the related debt, which approximates the effective interest rate method. Amortization expense included in interest expense for the year ended December 31, 2019 was $511,477. See Note 8 for additional information.

Other assets:   Other assets consist primarily of the cost of packaging material, which includes artwork used in the production process of new products. Costs are amortized over a three-year period once production commences. Amortization expense charged to operations for the year ended December 31, 2019 was $243,017.

Income taxes:   The Company is a C corporation and subject to federal income taxes at the corporate level.

Deferred income taxes are provided in accordance with the liability method whereby deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows guidance from the Financial Accounting Standards Board (FASB) on accounting for uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company recognizes interest

Truco Holdco Inc.

Notes to Consolidated Financial Statements

accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. At December 31, 2019, the Company has no liability for unrecognized tax benefits.

Share-based compensation:   Time vested and performance target share-based payments to employees and non-employee directors are recognized in the financial statements as compensation expense based on their fair values at the grant date. Until a measurement date has been reached, share-based payments to non-employee contractors are revalued each reporting period based on the fair value at the end of the reporting period. Compensation expense for time vested share-based payments is recognized over the vesting period based on the fair value of awards that actually vest. Compensation expense for performance target share-based payments is recognized based on the probability that performance targets will be met.

The fair value of change in control share-based payments is determined at the grant date using a weighted-average probability calculation based on various exit events that could occur. Compensation expense for change in control share-based payments is not recognized in the financial statements until certain performance and market conditions are met.

Revenue recognition:   The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer

●	Identify the performance obligations in the contract

●	Determine the transaction price

●	Allocate the transaction price to the performance obligations in the contract

●	Recognize revenue when or as performance obligations are satisfied

The Company utilizes third parties to produce food products under co-manufacturing agreements. The Company directly sells its food products to both grocery stores and distributors within the United States and Canada. The Company records revenue from sales of food products upon delivery of the goods to the customer, which is when the performance obligation is satisfied. The Company recognizes revenue at a point in time, which is upon delivery of products.

Payment terms on invoiced amounts for products are typically 30 days. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity to not recognize a significant financing component if the time between the transfer of a good or services and payment is one year or less.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods to the customer. Revenue on sales of food products is recorded based on the transaction price, which includes fixed consideration less an estimate of variable consideration for payment discounts and promotional allowances given to customers at the end of each reporting period.

Promotional allowances earned by customers are recorded as a reduction of gross sales.

Shipping and handling:   Shipping and handling charges to customers are included in net sales. Shipping and handling costs incurred by the Company are included in direct selling expenses. Total shipping and handling costs were $10,434,078 for the year ended December 31, 2019.

Advertising costs:   The Company’s policy is to expense all advertising costs in the period in which the advertising first takes place. Advertising expense was $1,168,101 during the year ended December 31, 2019 and is included in direct selling expenses.

Pending accounting pronouncements:   In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is

Truco Holdco Inc.

Notes to Consolidated Financial Statements

intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).   The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2019, the FASB deferred the adoption of ASC 842. The new standard is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, (“Topic 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in U.S. GAAP. The effective date for ASC 606 is for fiscal years beginning after December 15, 2018, and the Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach and noted the impact to the Company’s business processes, systems, and controls from the adoption of ASC 606 is de minimis. The Company adopted the expanded disclosure requirement under ASC 606 in these financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (“Topic 350”), Simplifying the Test for Goodwill Impairment. This update simplifies the subsequent measurement of goodwill. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairments will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. For non-public business entities, the accounting standard will be effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company early adopted the requirements of the standard in the first quarter of 2019 and it did not have a material impact on the Company’s financial condition, results of operations and related disclosures.

Subsequent events:   On March 24, 2020, the Board of Directors of the Company approved, at its discretion, the vesting of 195,215 performance-based stock options for which performance targets had not been met.

On December 14, 2020, the Company was acquired by a subsidiary of Utz Brands, Inc. (“Utz”), pursuant to a Stock Purchase Agreement in which Utz purchased from Holdings all of the issued and outstanding shares of common stock of the Company. In conjunction with the acquisition by Utz, the Company’s outstanding term loan was repaid and the change in control stock options were vested as all performance and market conditions were met. In addition, the management services agreement between Truco Enterprises, LP and the majority owner of Holdings was terminated (see Note 13).

The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. The Company continues to experience higher demand for its products versus the prior year, and the Company is servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact of COVID-19 on the Company.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law making several changes to the Internal Revenue Code. The changes include, but are not limited to: increasing the limitation on the amount of

Truco Holdco Inc.

Notes to Consolidated Financial Statements

deductible interest expense, allowing companies to carryback certain net operating losses, and increasing the amount of net operating loss carryforwards that corporations can use to offset taxable income. Some of the tax law changes included in the CARES Act are retroactive, however, the Company’s provision for income taxes will not reflect these effects until the financial statement period that includes the date of enactment.

The Company has evaluated events and transactions for potential recognition or disclosure through February 23, 2021.

Note 2.   Inventories

Inventories consisted of the following at December 31, 2019:

December 31,
2019
Raw Materials	$701,509
Finished Goods	2,406,661
3,108,170
Less: Inventory Reserves	(210,820)
Total Inventories	$2,897,350

Note 3.   Leasehold Improvements and Equipment

The cost of leasehold improvements and equipment and the related accumulated depreciation are as follows at December 31, 2019:

December 31,
2019
Computer equipment	$786,232
Computer software	2,469,993
Furniture and fixtures	360,695
Machinery and equipment	396,199
Leasehold improvements	212,957
4,226,076
Less accumulated depreciation	(3,553,628)
Total leasehold improvements and equipment	$672,448

Depreciation expense charged to operations during the year ended December 31, 2019 was $582,882.

Note 4.   Goodwill

For fiscal year 2019, there were no changes to the balance of goodwill from prior to current year. Goodwill at December 31, 2019 was $38,342,678.

Truco Holdco Inc.

Notes to Consolidated Financial Statements

Note 5.   Intangible Assets, Net

Intangible assets consist of the following at December 31, 2019:

		Gross
		Carrying	Accumulated	Net
December 31, 2019:	Life (Years)	Amount	Amortization	Amount
Tradename	Indefinite	$10,000	$—	$10,000
License agreement	12	67,000,000	(30,708,333)	36,291,667
Customer relationships	12	19,000,000	(8,708,333)	10,291,667
Supplier relationships	12	100,000	(45,833)	54,167
Recipes	12	4,100,000	(1,879,167)	2,220,833
Noncompete agreements	5	500,000	(500,000)	—
		$90,710,000	$(41,841,666)	$48,868,334

Amortization expense was $7,566,667 for the year ended December 31, 2019.

Estimated annual amortization expense for each of the next five years is as follows:

2020	$7,516,667
2021	7,516,667
2022	7,516,667
2023	7,516,667
2024	7,516,667

Note 6.   Other Receivables

In 2018, the Company entered into a settlement agreement with a supplier for the reimbursement of costs associated with a salsa product withdrawal. The settlement required an initial payment to the Company of $1,200,000, with equal monthly installments of $30,000 beginning February 1, 2019. As of December 31, 2019, the Company has a balance due from the supplier of $770,000, the current portion of $330,000 has been included in accounts receivable with the remaining amount included in other receivables in the consolidated balance sheet.

Note 7.   Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities as of December 31, 2019 were as follows:

December 31,
2019
Employee-related costs	$1,919,907
Royalties	1,633,168
Accrued Freight	1,126,759
Other	703,924
Total	$5,383,758

Note 8.   Revolving Line of Credit and Long-Term Debt

Revolving line of credit and term loan:   On April 26, 2016, the Company entered into a Credit and Guaranty Agreement (the “Credit Agreement”). The Credit Agreement included a $7,000,000 revolving line of credit and a $93,000,000 term loan.

On April 25, 2018, the Company amended and restated the Credit Agreement (the “Amended Credit Agreement”) to provide for a term loan advance in the amount of $23,000,000. The proceeds were used to prepay in full the Subordinated Note (defined below).

Truco Holdco Inc.

Notes to Consolidated Financial Statements

The availability on the revolving line of credit is subject to a borrowing availability calculation, as defined in the Amended Credit Agreement. Interest is due monthly and is based on LIBOR plus an applicable margin, as defined in the Amended Credit Agreement (7.05% weighted average at December 31, 2019). The Company is also charged an unused commitment fee of 0.50% per annum. The revolving line of credit matures on April 26, 2021, at which time all principal and unpaid interest is due. There was no balance due on the revolving line of credit at December 31, 2019.

The term loan requires quarterly principal payments, plus monthly interest payments, through the maturity date of April 26, 2021. Interest is based on LIBOR plus an applicable margin, as defined in the Amended Credit Agreement (7.05% weighted average at December 31, 2019). The balance of the term loan was $83,019,064 at December 31, 2019. In association with the Amended Credit Agreement, the Company incurred additional debt issuance costs of $101,871 in 2019, which were capitalized and are being amortized over the remaining life of the term loan. The first amendment to the Amended Credit Agreement did not have any significant changes to the terms of the agreement.

Substantially all assets are pledged as collateral under the Amended Credit Agreement. The Company has certain required reporting and financial covenants related to the Amended Credit Agreement including a minimum fixed charge coverage ratio and a total debt to EBITDA ratio. In addition, the Amended Credit Agreement requires the acceleration of principal payments based on excess cash flow, as defined in the Amended Credit Agreement. There were no excess cash flows payments required as of December 31, 2019.

Senior subordinated note:   On April 26, 2016, Truco Holdco Inc. and Truco Enterprises, LP entered into a $23,000,000 Senior Subordinated Note (the “Subordinated Note”), which had a maturity on October 26, 2021. The interest rate was 11.5% per annum and was due quarterly. Principal and any unpaid interest were due in full at maturity. The Subordinated Note was repaid in full on April 25, 2018 as a result of the amendment and restatement of the Credit Agreement. As a result of the repayment of the Subordinated Note, the Company expensed $270,136 of unamortized debt issuance costs in 2018.

Maturities of long-term debt (excluding unamortized debt issuance costs) based on amounts currently outstanding at December 31, 2019 are as follows:

2020	$5,602,500
2021	77,416,564
$83,019,064

Note 9.   Income Taxes

Income tax expense (benefit) consists of the following for the year ended December 31, 2019:

2019
Current:
Federal	$3,059,795
State	541,230
3,601,025
Deferred:
Federal	(2,068,956)
State	(116,335)
(2,185,291)
$1,415,734

Truco Holdco Inc.

Notes to Consolidated Financial Statements

Income tax expense (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the year ended December 31, 2019 due to the following:

2019
Computed “expected” income tax expense	$1,123,871
State income taxes, net of federal tax expense	337,630
Other	(45,767)
$1,415,734

Deferred income taxes consist of the following at December 31, 2019:

2019
Deferred tax assets:
Receivable allowances	$92,474
Inventory	90,572
Accrued expenses	309,115
Share-based compensation	825,081
Section 163j interest limitation	1,070,236
Other	13,510
2,400,988
Deferred tax liabilities:
Intangible assets	(11,614,301)
Leasehold improvements and equipment	(51,249)
(11,665,550)
$(9,264,562)

Note 10.   Stockholder’s Equity

The Company has authorized 30 million shares of common stock, issuable in one class. All share authorizations are made at the discretion of the Board of Directors of the Company.

Note 11.   Equity-Based Compensation

Incentive unit plan:   Holdings has granted incentive units (which are considered profits interests) to various employees of the Company. These incentive units are comprised of two types:

●	Time based: These incentive units vest over periods from two to four years based on the anniversary of the grant date. All incentive units are valued as of the measurement date and are amortized on a straight-line basis over the requisite vesting period. Vesting of these incentive units would be accelerated in the event of a sale of Holdings or the Company.
●	Performance target: These incentive units vest based on the achievement of performance targets. Performance targets are established by the Board of Directors of the Company on a yearly basis. Once the Board of Directors establishes the performance targets, the grant date will occur, and the fair value of the award will be determined. Compensation expense will be recognized if management determines that it is probable that such performance targets will be met.

The total estimated fair value of the time based and performance target incentive units granted in 2019 was $242,220. Due to forfeitures in 2019, the Company recognized a reversal of accumulated expense, resulting in a gain. Total compensation gain for the incentive units was $193,423 for the year ended December 31, 2019. Compensation charges are reflected as a component of general and administrative expenses in the accompanying consolidated statement of income.

The incentive unit holders are entitled to receive distributions of available cash flows as determined by the Board of Directors or upon exit, after the satisfaction of distributions to Common Unit Holders of Holdings, in accordance with their capital contributions.

Truco Holdco Inc.

Notes to Consolidated Financial Statements

The following is a summary of the activity for incentive units during the year ended December 31, 2019:

	Time Based		Performance Target
	Number of Incentive Units	Weighted Average Exercise Price	Number of Incentive Units	Weighted Average Exercise Price
Balance, December 31, 2018	612,833	$3.57	130,020	$4.14
Granted	275,000	3.44	91,667	3.44
Exercised	—	—	—	—
Forfeited	(527,960)	4.14	(130,020)	4.14
Balance, December 31, 2019	359,873	$2.63	91,667	$3.44
Exercisable, December 31, 2019	84,873	$0.02	—	$—

At December 31, 2019, there is $174,937 of total unrecognized compensation cost related to time-based incentive units, which the Company expects to recognize over a weighted average period of approximately 2.20 years.

As of December 31, 2019, there are 183,333 performance target incentive units that have been awarded but have not yet been granted.

Stock option plan:   On July 1, 2014, Truco Holdco Inc. adopted the 2014 Equity Incentive Plan (the “Plan”), which authorized grants of nonqualified stock options to purchase up to 3,913,043 shares of common stock of the Company. Under this Plan, awards shall not have a term longer than 10 years.

The stock option awards are comprised of three types:

●	Time based: These options vest over periods from one to four years based upon anniversary from the date of grant and have terms of 10 years from grant. All options are valued as of the measurement date and are amortized on a straight-line basis over the requisite vesting period. Vesting of these options would be accelerated in the event of a sale of the Company.
●	Performance target: These options vest based on the achievement of performance targets. Performance targets are established by the Board of Directors of the Company on a yearly basis. Once the Board of Directors establishes the performance targets, the grant date will occur, and the fair value of the award will be determined. Compensation expense will be recognized if management determines that it is probable that such performance targets will be met. These options expire 10 years after the grant date.
●	Change in control: These options require both performance and market conditions to be met. The performance requirement is that options vest upon a sale of the Company. The market requirement is that upon a sale, a certain return must be met, as defined in each option grant agreement. The value for change in control options is determined by utilizing a weighted average probability calculation. These options expire 10 years after the grant date.

Truco Holdco Inc.

Notes to Consolidated Financial Statements

The following is a summary of the activity for stock option awards during the year ended December 31, 2019:

	Time Based		Performance Target		Change in Control
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Balance, December 31, 2018	1,147,659	$2.53	592,522	$1.57	337,297	$0.024
Granted	362,990	4.27	121,910	4.01	—	—
Exercised	(38,800)	1.85	(21,161)	0.35	—	—
Forfeited	(184,600)	4.15	(116,791)	3.84	(92,367)	0.024
Balance, December 31, 2019	1,287,249	$2.78	576,481	$2.03	244,930	$0.024
Exercisable, December 31, 2019	852,242	$2.10	472,433	$1.33	—	$—

Time based:   For the year ended December 31, 2019, the weighted-average grant date fair value of options awarded was $1.06 per share. The total fair value of options vested was approximately $2,156,012 as of December 31, 2019. At December 31, 2019, outstanding and exercisable options had a weighted average remaining contractual term of approximately 8.10 and 7.08 years, respectively. Compensation cost was $241,475 for the year ended December 31, 2019 and is reflected as a component of general and administrative expenses in the accompanying consolidated statement of income. At December 31, 2019, there is $407,647 of total unrecognized compensation cost related to these options, which the Company expects to recognize over a weighted average period of approximately 0.84 years. The intrinsic value of options exercised was $89,333.

Performance target:   On April 30, 2019, 190,170 of the performance target options eligible to vest based on 2018 performance were vested by the Company, resulting in a modification of the awards. In conjunction with this modification, compensation cost of $471,442 was recognized and is reflected as a component of general and administrative expenses in the accompanying consolidated statement of income. For the year ended December 31, 2019, the weighted-average grant date fair value of options granted was $3.28 per share.

The performance targets that were established for 2019 were not achieved and, as a result, no options were automatically vested, and no compensation cost was recognized. At December 31, 2019, outstanding and exercisable options had a weighted average remaining contractual term of approximately 5.62 and 5.62 years, respectively. The intrinsic value of options exercised was $68,382.

As of December 31, 2019, there are 140,955 performance target options that have been awarded but have not yet been granted.

Change in control:   At December 31, 2019, outstanding options have a weighted average remaining contractual term of approximately 4.91 years. No compensation cost for change in control options has been recorded since performance and market conditions have not been met as of December 31, 2019. At December 31, 2019, there is $327,414 of total unrecognized compensation cost related to these options, which the Company expects to recognize at the time that the performance and market conditions have been met.

The fair value of the time based and performance target incentive units and options granted was estimated on the date of grant using the Black-Scholes option-valuation model using the assumptions in the following table:

2019
Expected term	1 year
Estimated volatility	30.0%
Estimated dividend yield	0.0%
Risk-free interest rate	1.6% – 1.8%

The expected term represents the period of time that stock options granted are expected to be outstanding. Expected volatility is based on historical volatility using comparable industry companies. The estimated dividend yield is based upon the Company’s historical dividend practice. The risk-free interest rate is based on the U.S. treasury yield curve at the date of grant with maturity dates approximately equal to the expected term at the grant date.

Truco Holdco Inc.

Notes to Consolidated Financial Statements

Note 12.   Fair Value Measurements

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;

Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

Current assets and liabilities are reported at cost, which approximates fair value.

Note 13.    Related-Party Transactions

Truco Enterprises, LP has a management services agreement with the majority owner of Holdings. Under the terms of the agreement, the Company is required to pay fees plus out-of-pocket expenses in connection with the majority owner performing certain financial and management advisory services. The management services agreement terminates on the earlier of July 1, 2024 or a sale of the Company.

The Company paid $161,091 under this agreement for the year ended December 31, 2019 and these amounts are reflected as general and administrative expenses in the accompanying consolidated statement of income. Amounts due under this agreement of $4,397 were included in accrued expenses and other liabilities at December 31, 2019.

The Company paid $209,175 for the year ended December 31, 2019, to two portfolio investments of the majority owner of Holdings for tradeshow, rental, and consulting services. These amounts are reflected as components of general and administrative expenses in the accompanying consolidated statement of income. The Company also made payments totaling $213,196 on behalf of the portfolio investments for certain travel and payroll related expenses, for the year ended December 31, 2019. Of this amount $36,277 is due from the portfolio investments at December 31, 2019. This amount is recorded as accounts receivable in the accompanying consolidated balance sheet.

In the first quarter of 2018, the majority owner of Holdings created a shared services company as a means for allocating portfolio companies cross functional selling and marketing expenses. For the year ending December 31, 2019, the Company paid $63,235 of these shared expenses for consulting, salary, and project related travel. The amounts are reflected primarily as components of general and administrative expense in the accompanying consolidated statement of income.

Note 14.   Defined Contribution Plan

Employees of the Company participate in a group defined contribution 401(k) plan. All full-time employees are eligible to participate on the first plan entry date on the first day of the first full month after hire date and attaining 21 years of age. The Company

Truco Holdco Inc.

Notes to Consolidated Financial Statements

makes discretionary matching contributions as set by the partners. There were no employer contributions for the year ended December 31, 2019.

Note 15.   Major Customers

The Company derived approximately 67% of its net sales from two customers for the year ended December 31, 2019. The balances due to the Company from these customers represented approximately 76% of accounts receivable at December 31, 2019.

Note 16.   Commitments and Contingencies

Operating leases:   The Company has a lease for real property and certain equipment agreements requiring monthly payments. The lease for the property expires in December 2023, the equipment agreements expire at various dates through 2021.

At December 31, 2019, future minimum rental commitments under these leases are due as follows:

2020	$419,407
2021	401,735
2022	421,373
2023	421,373
$1,663,888

The total rent expense for the year ended December 31, 2019 totaled $579,696.

Litigation:   The Company may from time to time, be involved in certain legal matters arising within the normal course of business. Management believes the potential liability that may arise from these matters will not materially affect the Company’s financial position, results of operations and/or cash flows.

Truco Holdco Inc.

Condensed Consolidated Balance Sheet

September 30, 2020

(Unaudited)

September 30, 2020
Assets
Current assets:
Cash	$874,836
Accounts receivable, net of allowance for doubtful accounts of $19,034	17,763,241
Inventories, net	3,526,610
Prepaid expenses and other current assets	653,092
Income taxes receivable	268,638
Total current assets	23,086,417
Leasehold improvements and equipment, net	499,045
Goodwill	38,342,678
Intangible assets, net	43,230,834
Other receivables	507,824
Other assets, net	219,192
Total assets	$105,885,990
Liabilities and Stockholder’s Equity
Current liabilities:
Current maturities of long-term debt	$5,602,500
Accounts payable – trade	6,934,781
Accrued expenses and other liabilities	6,625,842
Total current liabilities	19,163,123
Long-term debt, less current maturities and unamortized debt issuance costs of $405,542	57,488,379
Deferred income taxes	8,066,391
Total liabilities	84,717,893
Commitments and contingencies (Note 14)
Stockholder’s Equity
Common stock, 30,000,000 shares authorized; 25,972,368 shares issued and outstanding at September 30, 2020	25,972
Additional paid-in capital	4,912,167
Retained earnings	16,229,958
Total stockholder’s equity	21,168,097
Total liabilities and stockholder’s equity	$105,885,990

See notes to condensed consolidated financial statements.

Truco Holdco Inc.

Condensed Consolidated Statement of Income

Nine Months Ended September 30, 2020

(Unaudited)

September 30, 2020
Net sales	$151,890,649
Cost of sales	90,794,092
Gross profit	61,096,557
Operating expenses:
Direct selling expenses	20,066,644
General and administrative expenses	11,723,118
Depreciation and amortization	6,133,964
37,923,726
Operating income	23,172,831
Other expense (income):
Other (income), net	(8,823)
Interest expense	4,259,103
4,250,280
Income before taxes	18,922,551
Income tax expense	3,703,234
Net income	$15,219,317

See notes to condensed consolidated financial statements.

Truco Holdco Inc.

Condensed Consolidated Statement of Stockholder’s Equity

Nine Months Ended September 30, 2020

(Unaudited)

	Common Stock		Additional Paid-in	Retained	Total Stockholder’s
	Shares	Amount	Capital	Earnings	Equity
Balance, December 31, 2019	25,917,198	$25,917	$3,738,455	$1,010,641	$4,775,013
Share-based compensation	—	—	1,319,766	—	1,319,766
Issuance of common stock	55,170	55	272,652	—	272,707
Exercise and repurchase of options	—	—	(418,706)	—	(418,706)
Net income	—	—	—	15,219,317	15,219,317
Balance, September 30, 2020	25,972,368	$25,972	$4,912,167	$16,229,958	$21,168,097

See notes to condensed consolidated financial statements.

Truco Holdco Inc.

Condensed Consolidated Statement of Cash Flows

Nine Months Ended September 30, 2020

(Unaudited)

September 30, 2020
Cash flows from operating activities:
Net income	$15,219,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,133,964
Write-off and amortization of debt issuance costs	364,950
Allowance for doubtful accounts	1,914
Allowance for excess and obsolete inventory	123,629
Share-based compensation	1,319,766
Deferred taxes	(1,198,171)
Changes in assets and liabilities:
Accounts receivable	(3,746,230)
Inventories	(752,889)
Prepaid expenses and other current assets	(113,025)
Other assets	(113,932)
Accounts payable – trade	2,118,047
Accrued expenses and other liabilities	1,242,084
Income tax receivable/payable	(365,656)
Net cash provided by operating activities	20,233,768
Cash flows from investing activities:
Payments received from supplier for note receivable	210,000
Purchases of leasehold improvements and equipment	(201,476)
Net cash provided by investing activities	8,524
Cash flows from financing activities:
Principal payments on long-term debt	(19,522,643)
Repurchase of shares of common stock	(418,706)
Net cash used in financing activities	(19,941,349)
Net increase in cash	300,943
Cash:
Beginning of year	573,893
End of year	$874,836
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,894,152
Income taxes	$5,274,045

See notes to condensed consolidated financial statements.

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1.   Nature of Business and Summary of Significant Accounting Policies

Nature of business:   Truco Holdco Inc. is a Delaware corporation and is primarily engaged in the development and wholesale marketing of food products throughout the United States of America and Canada. The Company is a developer and marketer of tortilla chips, salsa, queso, and dips under the “On The Border” brand with products sold through grocery retailers, club stores, mass merchandisers, and convenience channels. The Company is the exclusive licensee of the “On The Border” brand for food products sold through retail and produces its products primarily through co-manufacturing relationships located through the United States.

A summary of the significant accounting policies follows:

Basis of presentation:   The unaudited condensed consolidated financial statements reflect the accounts of Truco Holdco Inc. and its wholly owned subsidiaries, Meridian Distribution Company, Meridian Brands, Inc., Truco Enterprises, LP, and Truco GP, Inc. (collectively, the “Company”). The Company is a wholly owned subsidiary of Truco Holdings LLC (“Holdings”). The unaudited consolidated financial statements reflect the accounts of the Company as of and for the nine months ended September 30, 2020. All significant intercompany transactions and balances have been eliminated. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission. They do not include all information and notes required by U.S. GAAP for annual financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the Notes to Consolidated Financial Statements included in the Company’s financial statements for the year ended December 31, 2019. In the opinion of management, such financial information reflects all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with U.S. GAAP. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period or for the full year. The condensed consolidated interim financial statements, including our significant accounting policies, should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2019.

Use of estimates:   The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

Goodwill and Intangible assets:   The Company has recognized goodwill and certain intangible assets due to a historical acquisition. Goodwill is not amortized but is tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company amortizes intangible assets with lives restricted by contractual, legal, or other means over their useful lives using the straight-line method. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

The Company tests goodwill for impairment at the reporting unit level annually. Accounting Standards Codification (“ASC”) 350, Goodwill and Other Intangible Assets, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill is not impaired, a quantitative impairment test is not required.

As of September 30, 2020, no triggering events had occurred since the beginning of the fiscal year and it is more likely than not that goodwill and intangible assets were not impaired as of September 30, 2020.

Debt issuance costs:   The Company accounts for debt issuance costs as a direct deduction from the carrying amount of the associated debt liability, consistent with debt discounts. Debt issuance costs are being amortized using the straight-line method over the term of the related debt, which approximates the effective interest rate method. Amortization expense included in interest expense for the nine months ended September 30, 2020 was $364,950. See Note 7 for additional information.

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Other assets:   Other assets consist primarily of the cost of packaging material, which includes artwork used in the production process of new products. Costs are amortized over a three-year period once production commences. Amortization expense charged to operations for the nine months ended September 30, 2020 was $121,585.

Income taxes:   The Company is a C corporation and subject to federal income taxes at the corporate level. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. At September 30, 2020, the Company has no liability for unrecognized tax benefits.

Revenue recognition:   The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations in the contract
●	Recognize revenue when or as performance obligations are satisfied

The Company utilizes third parties to produce food products under co-manufacturing agreements. The Company directly sells its food products to both grocery stores and distributors within the United States and Canada. The Company records revenue from sales of food products upon delivery of the goods to the customer, which is when the performance obligation is satisfied. The Company recognizes revenue at a point in time, which is upon delivery of products.

Payment terms on invoiced amounts for products are typically 30 days. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity to not recognize a significant financing component if the time between the transfer of a good or services and payment is one year or less.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods to the customer. Revenue on sales of food products is recorded based on the transaction price, which includes fixed consideration less an estimate of variable consideration for payment discounts and promotional allowances given to customers at the end of each reporting period.

Promotional allowances earned by customers are recorded as a reduction of gross sales.

Pending accounting pronouncements:   In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

classification affecting the pattern of expense recognition in the income statement. In July 2019, the FASB deferred the adoption of ASC 842. The new standard is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

Subsequent events:   On December 14, 2020, the Company was acquired by a subsidiary of Utz Brands, Inc. (“Utz”), pursuant to a Stock Purchase Agreement in which Utz purchased from Holdings all of the issued and outstanding shares of common stock of the Company. In conjunction with the acquisition by Utz, the Company’s outstanding term loan was repaid and the change in control stock options were vested as all performance and market conditions were met. In addition, the management services agreement between Truco Enterprises, LP and the majority owner of Holdings was terminated (see Note 11).

The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. The Company continues to experience higher demand for its products versus the prior year, and the Company is servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact of COVID-19 on the Company.

The Company has evaluated events and transactions for potential recognition or disclosure through February 23, 2021.

Note 2.   Inventories

Inventories consisted of the following at September 30, 2020:

September 30, 2020
Raw Materials	$673,980
Finished Goods	3,187,079
3,861,059
Less: Inventory Reserves	(334,449)
Total Inventories	$3,526,610

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3.   Leasehold Improvements and Equipment

The cost of leasehold improvements and equipment and the related accumulated depreciation are as follows at September 30, 2020:

September 30, 2020
Computer equipment	$791,607
Computer software	2,477,299
Furniture and fixtures	360,695
Machinery and equipment	546,689
Leasehold improvements	251,262
4,427,552
Less accumulated depreciation	(3,928,507)
Total leasehold improvements and equipment	$499,045

Depreciation expense charged to operations during the nine months ended September 30, 2020 was $374,879.

Note 4.   Intangible Assets, Net

Intangible assets consist of the following at September 30, 2020:

September 30, 2020:	Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount
Tradename	Indefinite	$10,000	$—	$10,000
License agreement	12	67,000,000	(34,895,834)	32,104,166
Customer relationships	12	19,000,000	(9,895,833)	9,104,167
Supplier relationships	12	100,000	(52,083)	47,917
Recipes	12	4,100,000	(2,135,416)	1,964,584
Noncompete agreements	5	500,000	(500,000)	—
		$90,710,000	$(47,479,166)	$43,230,834

Amortization expense on intangible assets was $5,637,500 for the nine months ended September 30, 2020.

Note 5.   Other Receivables

In 2018, the Company entered into a settlement agreement with a supplier for the reimbursement of costs associated with a salsa product withdrawal. The settlement required an initial payment to the Company of $1,200,000, with equal monthly installments of $30,000 beginning February 1, 2019. As of September 30, 2020, the Company has a balance due from the supplier of $565,117; the current portion of $330,000 has been included in accounts receivable with the remaining amount included in other receivables in the condensed consolidated balance sheet.

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6.   Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities as of September 30, 2020 were as follows:

September 30,
2020
Employee-related costs	$2,028,621
Royalties	2,261,794
Accrued Freight	1,403,312
Other	932,115
Total	$6,625,842

Note 7.   Revolving Line of Credit and Long-Term Debt

Revolving line of credit and term loan:   On April 26, 2016, the Company entered into a Credit and Guaranty Agreement (the “Credit Agreement”). The Credit Agreement included a $7,000,000 revolving line of credit and a $93,000,000 term loan.

On April 25, 2018, the Company amended and restated the Credit Agreement (the “Amended Credit Agreement”) to provide for a term loan advance in the amount of $23,000,000. The proceeds were used to prepay in full an outstanding senior subordinated note.

The availability on the revolving line of credit is subject to a borrowing availability calculation, as defined in the Amended Credit Agreement. Interest is due monthly and is based on LIBOR plus an applicable margin, as defined in the Amended Credit Agreement (6.25% weighted average at September 30, 2020). The Company is also charged an unused commitment fee of 0.50% per annum. The revolving line of credit matures on April 26, 2021, at which time all principal and unpaid interest is due. There was no balance due on the revolving line of credit at September 30, 2020.

The term loan requires quarterly principal payments, plus monthly interest payments, through the maturity date of April 26, 2021. Interest is based on LIBOR plus an applicable margin, as defined in the Amended Credit Agreement (6.25% weighted average at September 30, 2020). The balance of the term loan was $63,496,421 at September 30, 2020. In association with the Amended Credit Agreement, the Company incurred no additional debt issuance costs in the nine months ended September 30, 2020. Unamortized debt issuance costs as of September 30, 2020 were $405,542. The first amendment to the Amended Credit Agreement did not have any significant changes to the terms of the agreement.

Substantially all assets are pledged as collateral under the Amended Credit Agreement. The Company has certain required reporting and financial covenants related to the Amended Credit Agreement including a minimum fixed charge coverage ratio and a total debt to EBITDA ratio. In addition, the Amended Credit Agreement requires the acceleration of principal payments based on excess cash flow, as defined in the Amended Credit Agreement.

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8.   Income Taxes

Income tax expense (benefit) consists of the following for the nine months ended September 30, 2020:

September 30,
2020
Current:
Federal	$4,644,945
State	256,460
4,901,405
Deferred:
Federal	(598,137)
State	(600,034)
(1,198,171)
$3,703,234

Income tax expense (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income primarily due to the impact of state taxes and computed “expected” income tax expense.

Note 9.   Equity-Based Compensation

Incentive unit plan:   Holdings has granted incentive units (which are considered profits interests) to various employees of the Company. These incentive units are comprised of two types:

Time based:   These incentive units vest over periods from two to four years based on the anniversary of the grant date. All incentive units are valued as of the measurement date and are amortized on a straight-line basis over the requisite vesting period. Vesting of these incentive units would be accelerated in the event of a sale of Holdings or the Company.

Performance target:   These incentive units vest based on the achievement of performance targets. Performance targets are established by the Board of Directors of the Company on a yearly basis. Once the Board of Directors establishes the performance targets, the grant date will occur, and the fair value of the award will be determined. Compensation expense will be recognized if management determines that it is probable that such performance targets will be met.

Total compensation expense for the incentive units was $809,096 for the nine months ended September 30, 2020. Compensation expense was recognized for the time based incentive units due to the passage of time. Compensation expense also was recognized for the 2019 performance target incentive units due to approval by the Board of Directors in 2020 of the vesting of such performance target awards for which performance targets otherwise were not probable of being met at December 31, 2019. Compensation expense was recognized for the 2020 performance target incentive units because it was probable as of September 30, 2020 that the Company would meet the performance targets set by the Board of Directors. Compensation charges are pushed down by Holdings to the Company and reflected as a component of general and administrative expenses in the accompanying condensed consolidated statement of income as such charges were incurred as a direct result of the operation of the Company.

The incentive unit holders are entitled to receive distributions of available cash flows as determined by the Board of Directors or upon exit, after the satisfaction of distributions to Common Unit Holders of Holdings, in accordance with their capital contributions.

Stock option plan:   On July 1, 2014, Truco Holdco Inc. adopted the 2014 Equity Incentive Plan (the Plan), which authorized grants of nonqualified stock options to purchase up to 3,913,043 shares of common stock. Under this Plan, awards shall not have a term longer than 10 years.

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The stock option awards are comprised of three types:

Time based:   These options vest over periods from one to four years based upon anniversary from the date of grant and have terms of 10 years from grant. All options are valued as of the measurement date and are amortized on a straight-line basis over the requisite vesting period. Vesting of these options would be accelerated in the event of a sale of the Company.

Performance target:   These options vest based on the achievement of performance targets. Performance targets are established by the Board of Directors of the Company on a yearly basis. Once the Board of Directors establishes the performance targets, the grant date will occur, and the fair value of the award will be determined. Compensation expense will be recognized if management determines that it is probable that such performance targets will be met. These options expire 10 years after the grant date.

Change in control:   These options require both performance and market conditions to be met. The performance requirement is that options vest upon a sale of the Company. The market requirement is that upon a sale, a certain return must be met, as defined in each option grant agreement. The value for change in control options is determined by utilizing a weighted average probability calculation. These options expire 10 years after the grant date.

Time based:   Compensation cost was $114,119 for the nine months ended September 30, 2020 and is reflected as a component of general and administrative expenses in the accompanying condensed consolidated statement of income.

Performance target:   Compensation cost was $396,551 for the nine months ended September 30, 2020 and is reflected as a component of general and administrative expenses in the accompanying condensed consolidated statement of income. Compensation expense was recognized for the 2019 performance target options due to approval by the Board of Directors in 2020 of the vesting of such awards for which performance targets otherwise were not probable of being met at December 31, 2019. Additionally, compensation expense was recognized for the 2020 performance target options because it was probable as of September 30, 2020 that the Company would meet the performance targets set by the Board of Directors.

In September 2020, certain time based and performance target options were exercised by an employee in exchange for a personal recourse note issued to the Company for the exercise price of the options. At September 30, 2020, the balance on the note was $272,707 and is included in Other receivables in the condensed consolidated balance sheet.

Change in control:   No compensation cost for change in control options has been recorded since performance and market conditions have not been met as of September 30, 2020.

Note 10.   Fair Value Measurements

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

●	Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;
●	Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Truco Holdco Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

●	Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

Current assets and liabilities are reported at cost, which approximates fair value, as of September 30, 2020.

Note 11.   Related-Party Transactions

Truco Enterprises, LP has a management services agreement with the majority owner of Holdings. Under the terms of the agreement, the Company is required to pay fees plus out-of-pocket expenses in connection with the majority owner performing certain financial and management advisory services. The management services agreement terminates on the earlier of July 1, 2024 or a sale of the Company.

The Company paid $37,568 under this agreement for the nine months ended September 30, 2020, and these amounts are reflected as general and administrative expenses in the accompanying condensed consolidated statement of income. Amounts due under this agreement of $13,286 were included in accrued expenses and other liabilities at September 30, 2020.

The Company made de minimis payments to two portfolio investments of the majority owner of Holdings for tradeshow, rental, and consulting services in the nine months ended September 30, 2020. These amounts are reflected as components of general and administrative expenses in the accompanying condensed consolidated statement of income. At September 30, 2020, $11,627 is due from the portfolio investments for certain travel and payroll related expenses. This amount is recorded as accounts receivable in the accompanying condensed consolidated balance sheet.

In the first quarter of 2018, the majority owner of Holdings created a shared services company as a means for allocating portfolio companies cross functional selling and marketing expenses. The Company paid $16,651 for the nine months ended September 30, 2020, of these shared expenses for consulting, salary, and project related travel. The amounts are reflected primarily as components of general and administrative expense in the accompanying condensed consolidated statement of income.

Note 12.   Defined Contribution Plan

Employees of the Company participate in a group defined contribution 401(k) plan. All full-time employees are eligible to participate on the first plan entry date on the first day of the first full month after hire date and attaining 21 years of age. The Company makes discretionary matching contributions as set by the partners. There were no employer contributions for the nine months ended September 30, 2020.

Note 13.   Major Customers

The Company derived approximately 63% of its net sales from two customers for the nine months ended September 30, 2020. The balances due to the Company from these customers represented approximately 79% of accounts receivable at September 30, 2020.

Note 14.   Commitments and Contingencies

Litigation:   The Company may from time to time, be involved in certain legal matters arising within the normal course of business. Management believes the potential liability that may arise from these matters will not materially affect the Company’s financial position, results of operations and/or cash flows.

Utz Brands, Inc.

Primary Offering of

7,200,000 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

84,468,098 Shares of Class A Common Stock

7,200,000 Warrants to Purchase Class A Common Stock

PROSPECTUS

   , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$232,438
FINRA filing fee	225,500
Accounting fees and expenses	82,550
Legal fees and expenses	100,000
Miscellaneous	17,062
Total	$657,550

The registrant will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The registrant’s Certificate of Incorporation provides that its officers and directors are indemnified by the registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the registrant or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The registrant’s Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the registrant against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

On May 2, 2018, the Registrant issued 2,875,000 Class B Ordinary Shares to its sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, the Registrant effected a share capitalization resulting in the sponsor holding an aggregate of 10,937,500 founder shares. On September 10, 2018, the sponsor transferred 45,000, 45,000, 52,500 and 52,500 founder shares to each of Antonio F. Fernandez, Matthew M. Mannelly, William D. Toler and Craig D. Steeneck, respectively. On October 4, 2018, the Registrant effected a share capitalization resulting in an aggregate of 12,375,000 founder shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and an aggregate of 500,000 founder shares were subsequently surrendered to the Registrant by the sponsor for no consideration on October 19, 2018. The founder shares automatically converted into Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis.

The sponsor purchased 7,200,000 Private Placement Warrants at a price of $1.50 per warrant in a private placement that occurred concurrently with the closing of the Registrant’s initial public offering and generated gross proceeds of $10.8 million. Following the Closing of the Business Combination, each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the initial public offering to be held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees.

On August 28, 2020, in connection with the Business Combination, we issued 3,500,000 Class A Ordinary Shares and 1,166,666 redeemable warrants to purchase Class A Ordinary Shares at a per share price of $11.50 per share, pursuant to certain forward purchase agreements, to the sponsor and certain independent directors of the Registrant for gross proceeds of $35.0 million. Upon the Closing of the Business Combination, all Class A Ordinary Shares and warrants to purchase Class A Ordinary Shares were converted into Class A Common Stock of the Registrant.

Upon the Closing of the Business Combination, the Registrant issued 61,249,000 shares of Class V Common Stock to the Continuing Members in connection with the Closing of the Business Combination.

In connection with the Business Combination and immediately prior to Closing, participants in the 2018 Long-Term Incentive Plan converted his or her phantom units into restricted stock units under the 2020 Long-Term Incentive Plan. Upon settlement of such restricted stock units, the Registrant will issue and aggregate of 1,479,445 shares of Class A Common Stock to such participants, plus such number of shares of Class A Common Stock the Registrant may deliver, in its discretion, to satisfy certain tax gross-up obligations. On January 21, 2021, 408,141 shares of Class A Common Stock subject to such restricted stock units settled into shares.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement
2.1†

Business Combination Agreement, dated as of June 5, 2020, by and among Collier Creek Holdings, Series U of UM Partners, LLC, Series R of UM Partners, LLC and Utz Brands Holdings, LLC (incorporated by reference to Exhibit 2.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on June 5, 2020.

2.2†

Stock Purchase Agreement by and among Truco Holdco, Inc., Truco Holdings LLC, Utz Quality Foods, LLC and Heron Holding Corporation , dated November 11, 2020 (incorporated by reference to Exhibit 2.1 to Utz Brands, Inc.’s Current Report on Form 8-K (File No. 001-38686) dated November 11, 2020 and filed with the SEC on November 12, 2020.

3.1	Certificate of Domestication of the Company (incorporated by reference to Exhibit 3.1 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
3.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.1	Specimen Warrant Certificate of Collier Creek (incorporated by reference to Exhibit 4.3 of Collier Creek’s Form S-1 (File No. 333-227295), filed with the SEC on September 12, 2018).
4.2

Warrant Agreement, dated October 4, 2018, between Continental Stock Transfer & Trust Company and Collier Creek (incorporated by reference to Exhibit 4.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on October 10, 2018).

5.1

Opinion of Cozen O’Connor P.C. (incorporated by reference to Exhibit 5.1 of Amendment No. 1 to the Utz Brands Inc.’s Registration Statement on Form S-1 (Fil No. 333-248954), filed with the SEC on October 1, 2020).

Exhibit No.	Description
10.1

Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, dated as of August 28, 2020, by and among Utz Brands Holdings, LLC, Utz Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC and each other person who is or at any time becomes a member of Utz Brands Holdings, LLC (incorporated by reference to Exhibit 10.1 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.2†

Tax Receivable Agreement, dated August 28, 2020, by and among Utz Brands, Inc., Utz Brands Holdings, LLC, Series U of UM Partners, LLC, Series R of UM Partners, LLC and the TRA Party Representative (incorporated by reference to Exhibit 10.2 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.3

Investor Rights Agreement, dated as of August 28, 2020, by and among Utz Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC, the Sponsor Parties and the Sponsor Representative (incorporated by reference to Exhibit 10.3 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.4

Standstill Agreement, dated as of August 28, 2020, by and among Utz Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC, Collier Creek Partners LLC, certain founder holders and certain beneficial owners and related parties of Series U of UM Partners, LLC and Series R of UM Partners, LLC (incorporated by reference to Exhibit 10.4 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.5

Sponsor Side Letter Agreement, dated June 5, 2020, by and among Collier Creek Holdings, Collier Creek Partners, LLC, Chinh E. Chu, Jason Giordano, Roger Deromedi and certain of their family members and affiliates and the independent directors of Collier Creek Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on June 5, 2020).

10.6

Unit Purchase Agreement, dated June 5, 2020, by and among Collier Creek Partners LLC, BSOF SN LLC, Series U of UM Partners, LLC and Series R of UM Partners, LLC (incorporated by reference to Exhibit 10.2 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on June 5, 2020).

10.7

Form of Forward Purchase Agreement between the Company and the investor named therein (incorporated by reference to Exhibit 10.9 of Collier Creek’s Form S-1 (File No. 333-227295), filed with the SEC on September 12, 2018).

10.8†

First Lien Term Loan Credit Agreement, dated November 21, 2017, entered into by and among Utz Quality Foods, LLC, Bank of America, N.A. and the other parties thereto as amended July 23, 2020 (incorporated by reference to Exhibit 10.10 of Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the SEC on August 3, 2020).

10.9†

ABL Credit Agreement, dated November 21, 2017, entered into by and among Utz Quality Foods, LLC, Bank of America, N.A. and the other parties thereto as amended September 3, 2019, April 1, 2020, and July 23, 2020 (incorporated by reference to Exhibit 10.11 to Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the SEC on August 3, 2020).

10.10+

Offer Letter dated August 28, 2020 by and between the Company and Dylan Lissette (incorporated by reference to Exhibit 10.10 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.11+

Offer Letter, dated June 27, 2017, entered into by and between Utz Quality Foods, LLC and Ajay Kataria (incorporated by reference to Exhibit 10.9 to Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the SEC on August 3, 2020).

10.12+

Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.12 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.13+

Utz Quality Foods, LLC 2020 Long-Term Incentive Plan and form of award agreement thereunder (incorporated by reference to Exhibit 10.13 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.14+	Utz Brands, Inc. Executive Severance Benefit Plan (incorporated by reference to Exhibit 10.14 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

Exhibit No.	Description
10.15+	Utz Brands, Inc. Change in Control Severance Benefit Plan (incorporated by reference to Exhibit 10.15 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.16+

Utz Quality Foods, Inc. Non-qualified deferred Compensation Plan, adopted April 15, 2008 (incorporated by reference to Exhibit 10.16 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

10.17

Bridge Credit Agreement, entered into as of December 14, 2020, among Utz Quality Foods, LLC, Utz Brands Holdings, LLC, Bank of America, N.A., and each lender from time to time party thereto (incorporated by reference to Exhibit 10.1 to Utz Brands, Inc.’s Current Report on Form 8-K (File No. 001-38686) dated December 14, 2020 filed with the SEC on December 14, 2020.

10.18+

Bridge Security Agreement, dated as of December 14, 2020, among Utz Quality Foods, LLC, Utz Brands Holdings, LLC, the other guarantors party thereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 to Utz Brands, Inc.’s Current Report on Form 8-K (File No. 001-38686) dated December 14, 2020 filed with the SEC on December 14, 2020.

10.19

Offer Letter, dated April 11, 2017, entered into by and between Utz Quality Foods, LLC and Mark Schreiber (incorporated by reference to Utz Brands, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021 (File No. 001-38686) filed with the SEC on March 18, 2021).

10.20

Amendment No. 2 to Credit Agreement, dated as of January 20, 2021, to the First Lien Credit Agreement, dated November 21, 2017, as amended, among Utz Quality Foods, LLC, Utz Brands Holdings, LLC, Bank of America, N.A., as Administrative Agent and Collateral Agent, and each lender from time to time party thereto (incorporated by reference to Utz Brands, Inc.’s. Current Report on Form 8-K (File No. 001-38686) filed with the SEC on January 20, 2021).

16.1

Letter of WithumSmith±Brown, PC to the SEC, dated September 3, 2020 (incorporated by reference to Exhibit 16.1 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of Utz Brands, Inc.’s Annual Report on Form 10-K (File No. 001-38686), filed with the SEC on March 18, 2021, as amended).
23.1***	Consent of Grant Thornton LLP, independent registered accounting firm for Utz Brands, Inc.
23.2***	Consent of RSM US LLP, independent auditors for Truco Holdco Inc. and Subsidiaries.
23.3**	Consent of Cozen O’Connor P.C. (included as part of Exhibit 5.1).
24.1**	Power of Attorney (contained on the signature page of the Registration Statement of Utz Brands Inc. (File Number 333-248954) filed with the SEC on September 21, 2020.
101.INS***	XBRL Instance Document
101.SCH***	XBRL Taxonomy Extension Schema
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase
101.DEF***	XBRL Taxonomy Extension Definition Linkbase
101.LAB***	XBRL Taxonomy Extension Label Linkbase
101.PRE***	XBRL Taxonomy Extension Presentation Linkbase

*

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

**	Previously filed.
***	Filed herewith.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

+	Indicates a management or compensatory plan.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post-effective amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hanover, Pennsylvania, on May 14, 2021.

UTZ BRANDS, INC.

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 2 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ Dylan B. Lissette	Chief Executive Officer and Director (Principal Executive Office)	May 14, 2021
Dylan B. Lissette

*	Chief Financial Officer (Principal Financial Officer)	May 14, 2021
Cary Devore

*	Chief Accounting Officer (Principal Accounting Officer)	May 14, 2021
Eric Aumen

*	Chairman and Director	May 14, 2021
Roger K. Deromedi

*	Director	May 14, 2021
Michael W. Rice

*	Director	May 14, 2021
Craig D. Steeneck

*	Director	May 14, 2021
John W. Altmeyer

*	Director	May 14, 2021
Timothy P. Brown

*	Director	May 14, 2021
Christina Choi

*	Director	May 14, 2021
Antonio F. Fernandez

*	Director	May 14, 2021
Jason K. Giordano

*	Director	May 14, 2021
B. John Lindeman

* By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: Attorney-in-Fact